As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-227577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINGSWAY FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Its Charter)

Ontario*	6331	Not applicable
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 St. Clair Avenue West, Suite 400

Toronto, Ontario, Canada M4V 1K9

(416) 848-1171

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

with copies to:

John T. Fitzgerald	Eric Orsic
President and Chief Executive Officer	McDermott Will & Emery LLP
Kingsway Financial Services Inc.	444 West Lake Street, Suite 4000
150 Pierce Road, 6th Floor	Chicago, IL 60606-0029
(847) 700-9154	(312) 372-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the Domestication transaction covered hereby.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

The Registrant intends, subject to shareholder approval, to effect domestication under Section 388 of the General Corporation Law of the State of Delaware, pursuant to which the Registrant’s state of incorporation will be Delaware.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 15, 2018

KINGSWAY FINANCIAL SERVICES INC.

PROPOSED DOMESTICATION — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

We are furnishing this management proxy circular to shareholders of Kingsway Financial Services Inc. in connection with the solicitation of proxies by our management for use at a Special Meeting of our shareholders. The meeting will be held on December 14, 2018 at 1:00 p.m. (Toronto time), at Norton Rose Fulbright Canada LLP, Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4.

The purpose of the meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the province of Ontario to the State of Delaware in the United States of America through the adoption of a certificate of corporate domestication and a new certificate of incorporation.

We believe that our Domestication will enable us to eliminate a number of potentially material income tax inefficiencies we believe we would inevitably encounter, particularly once we close our previously announced sale of our property-casualty insurance companies including the related distribution to Kingsway America Inc., a subsidiary of Kingsway Financial Services Inc., of the passive investments currently owned by our property-casualty insurance companies. We believe our Domestication will also reduce operating expenses and transactional inefficiencies that currently result from being subject to Canadian corporate laws despite having no operations in Canada.

We chose the State of Delaware to be our domicile because the more favourable corporate environment afforded by Delaware will help us compete effectively in raising the capital necessary for us to continue to implement our strategic plan, particularly our announced focus on growing our extended warranty segment with accretive acquisitions.

If we complete the Domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding Common Share of Kingsway Financial Services Inc. as an Ontario corporation will then represent one Common Share of Kingsway Financial Services Inc. as a Delaware corporation. Our Common Shares are currently traded on the New York Stock Exchange (“NYSE”) and on the Toronto Stock Exchange (“TSX”) under the symbol “KFS,” and our Series B Warrants are traded on the TSX under the symbol “KFS-WV”. In connection with the Domestication, we anticipate seeking to delist our Common Shares and Series B Warrants from the TSX. We also anticipate reduced listing fees in connection with delisting from the TSX. Following the completion of our Domestication, our Common Shares will continue to be listed on the NYSE under the symbol “KFS” and our Series B Warrants will continue to be listed on the OTC under the symbol “KFSYF.” Our Common Shares and Series B Warrants will no longer be listed on the TSX following the completion of the Domestication.

The proposal for Domestication is subject to approval by at least two-thirds of the votes cast by the holders of our Common Shares, voting together as a single class, whether in person or by proxy at a meeting. Dissenting shareholders have the right to be paid the fair value of their shares under Section 185 of the Ontario Business Corporations Act. Our Board of Directors has reserved the right to terminate or abandon our Domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our Domestication would be inadvisable or not in our and your best interests.

The Board may, in its sole discretion, decide not to act on this Resolution even if the Resolution is passed by shareholders. The Board’s determination in this regard may specifically include considering whether shareholders exercise dissent rights, and, if so, the number of shareholders that exercise such dissent rights, and the corresponding costs to the Corporation of effecting the Domestication with respect to the exercise of such dissent rights.

If approved by our shareholders, it is anticipated that the Domestication will become effective on or about December 14, 2018 or as soon as practicable after the meeting of our shareholders.

Direct Registration Statements (DRS) have been provided to holders of our Kingsway Financial Services Inc. Class A Preferred Shares, Series 1 non-voting shares and Common Shares voting shares. The DRS will represent the same number of the same class of shares of our capital stock after the Domestication without any action on your part. We will issue new stock certificates to you representing shares of capital stock of Kingsway Financial Services Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.

The accompanying management proxy circular provides a detailed description of our proposed Domestication and other information to assist you in considering the proposal on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

Our Board of Directors unanimously recommends that you vote FOR the approval of our Domestication as further described in this management proxy circular.

Your vote is very important. Whether or not you plan to attend the meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the meeting, even if you send in your proxy.

We appreciate your continued interest in our company.

Very truly yours,
/s/ Terence M. Kavanagh
Terence M. Kavanagh
Chairman of the Board of Directors

These securities involve a high degree of risk. See “Risk Factors” beginning on page 12 of this management proxy circular for a discussion of specified matters that should be considered.

Neither the Securities and Exchange Commission nor any state securities commission, or similar authority in any province of Canada, has approved or disapproved of these securities or determined if the management proxy circular is truthful or complete. Any representation to the contrary is a criminal offense.

This management proxy circular is dated November 15, 2018 and is first being mailed to shareholders on or about November 23, 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

KINGSWAY FINANCIAL SERVICES INC.

MANAGEMENT PROXY CIRCULAR

FOR THE MEETING TO BE HELD ON DECEMBER 14, 2018

DATED NOVEMBER 15, 2018

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT a special meeting (the “Meeting”) of the shareholders of Kingsway Financial Services Inc. (the “Corporation”) will be held at 1:00 pm (Toronto time) on December 14, 2018 at the offices of Norton Rose Fulbright Canada LLP, Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4, for the following purposes:

1)

To consider, and if deemed advisable, pass, with or without variation, a special resolution authorizing the board of directors to change the jurisdiction of incorporation of the Corporation from the province of Ontario to the State of Delaware, as described in greater detail in the accompanying management proxy circular (the “Resolution”); and

2)	To transact such other business as may properly come before the Meeting, and any postponements or adjournments thereof.

The accompanying management proxy circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting.

Only shareholders of record at the close of business on November 14, 2018 are entitled to notice of the Meeting and to vote at the Meeting or any adjournment or postponement thereof.

SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON SHOULD COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY, AND RETURN IT IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, OR VOTE BY TELEPHONE OR OVER THE INTERNET.

Registered shareholders have the right to dissent in respect of the Resolution pursuant to Section 185 of the Ontario Business Corporations Act (“OBCA”). It is recommended that any shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of Section 185 of the OBCA may prejudice any such rights. See the section entitled “Dissenting Rights of Shareholders” in the accompanying management proxy circular.

Proxies to be used at the Meeting must be deposited with Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, before 1:00 pm (Toronto time) on December 12, 2018, or if the Meeting is adjourned or postponed, no later than 5:00 p.m. (Toronto time) on the second business day preceding the day to which the Meeting is adjourned or postponed. The proxy voting cut-off may be waived or extended by the Chairman of the Board at his discretion without notice.

By Order of the Board of Directors

“Terence M. Kavanagh”

Terence M. Kavanagh

Chairman of the Board of Directors

Toronto, Ontario

November 15, 2018

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 14, 2018.

The management proxy circular and Annual Report on Form 10-K, including all amendments thereto, are available on our website, www.kingsway-financial.com.

REFERENCES TO ADDITIONAL INFORMATION

This management proxy circular constitutes part of a registration statement on Form S-4 that was filed with the SEC.

You may request copies of this management proxy circular or other information concerning Kingsway Financial Services Inc., without charge, by written request to Kingsway Financial Services Inc., Attention: Investor Relations, 45 St. Clair Avenue West, Suite 400, Toronto, Ontario, M4V 1K9 Canada.

In order for you to receive timely delivery of the documents in advance of the Meeting, you must request the information no later than five business days prior to the date of the Meeting, by December 7, 2018.

MANAGEMENT PROXY CIRCULAR

QUESTIONS AND ANSWERS ABOUT DOMESTICATION AND THE MEETING

The following are some questions that you, as a shareholder of Kingsway Financial Services Inc. may have regarding the Domestication (as defined below) and the Meeting of the Corporation’s shareholders (which is referred to as the Meeting in this management proxy circular), and brief answers to those questions. Unless otherwise provided in this management proxy circular (the “Circular”), references to the “Corporation,” “we,” “us,” and “our” refer to Kingsway Financial Services Inc., a corporation formed under the laws of Ontario, prior to the Domestication. References to “Kingsway Delaware” refer solely to Kingsway Financial Services Inc., a Delaware corporation, as of the effective time of the Domestication. We urge you to read carefully the remainder of this Circular because the information in this section may not provide all the information that might be important to you with respect to the Domestication being considered at the Meeting. Additional important information is also contained in the annexes to this Circular.

Set forth below in a question and answer format is general information regarding the Meeting, to which this Circular relates. This general information regarding the Meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation to which we refer in this Circular as the Domestication.

Q:	What am I voting on?

A:

Shareholders are voting on a special resolution authorizing us to change the jurisdiction of the Corporation from the province of Ontario to the State of Delaware and adopt a certificate of incorporation of Kingsway Financial Services Inc. to be effective as of the date of the Corporation’s Domestication.

Q.	Who is entitled to vote?

A:

Shareholders as of the close of business on the Record Date are entitled to vote. Each common share of the Corporation (a “Common Share”) is entitled to one (1) vote on those items of business identified in the Notice of Meeting. Holders of the currently outstanding class A convertible preferred shares, series 1 of the Corporation (the “Preferred Shares”) are not entitled to vote at the Meeting. The form of proxy you received indicates the number of Common Shares that you own and are entitled to vote.

Q:	How do I vote?

A:	If you are a registered shareholder there are a number of ways you can vote your Common Shares:

•	In Person: You may vote in person at the Meeting.

•

By Mail: You may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your Common Shares at the Meeting. Return the form of proxy by mail to:

Computershare Investor Services

100 University Avenue, 8th Floor

Toronto, Ontario

M5J 2Y1

•

By Telephone: Shareholders located in Canada or in the United States may vote by telephone by calling 1-866-732-8683. You will need to enter the 15-digit control number provided on the form of proxy to vote your Common Shares over the phone.

•

By Internet: You may vote over the Internet by going to www.investorvote.com. You will need to enter the 15-digit control number provided on the form of proxy to vote your Common Shares over the internet.

•

Voting by telephone or on the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or on the Internet, instructions to do so are set forth on the form of proxy. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a control number, which appears on the form of proxy. These procedures allow shareholders to appoint a proxy to vote their Common Shares and to confirm that their instructions have been properly recorded. If you vote by telephone, you will not be able to appoint a proxyholder. If you vote by telephone or on the Internet, your vote must be received by 1:00 pm (Toronto time), on December 12, 2018.

If you are a beneficial shareholder, the intermediary (usually a bank, trust company, broker, securities dealer or other financial institution) through which you hold your Common Shares will send you instructions on how to vote your Common Shares. Please follow the instructions on your voting instruction form.

Q:	What if I plan to attend the Meeting and vote in person?

A:

If you are a registered shareholder and plan to attend the Meeting on December 14, 2018 and wish to vote your Common Shares in person at the Meeting, do not complete or return the form of proxy. When you arrive to vote in person at the Meeting, please register with the transfer agent, Computershare Investor Services Inc. (“Computershare”), and your vote will be counted in person. If your Common Shares are held in the name of a nominee and you wish to attend the Meeting, refer to the answer to the question “If my Common Shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my Common Shares?” for voting instructions.

Q:	Who is soliciting my proxy?

A:

Your proxy is being solicited by or on behalf of management and the Board. The associated costs will be borne by the Corporation. The solicitations will be made primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Corporation, none of whom will receive additional compensation for assisting with the solicitation, and the estimated cost of which will be nominal. We encourage you to vote as soon as possible after carefully reviewing this Circular.

Q:	What happens if I sign the form of proxy enclosed with this Circular?

A:

Signing the enclosed form of proxy gives authority to Terence M. Kavanagh, Chairman of the Board, or failing him, John T. Fitzgerald, President and Chief Executive Officer of the Corporation, respectively, or to another person you have appointed, to vote your Common Shares at the Meeting.

Q:	Can I appoint someone other than these representatives to vote my Common Shares?

A:

Yes, you may appoint a person or company to represent you at the Meeting other than the persons assigned in the form of proxy. Write the name of this person or entity, who need not be a shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your Common Shares. Proxyholders should, upon arrival at the Meeting, register with Computershare.

Q:	What do I do with my completed proxy?

A:

Return it to Computershare in the envelope provided or at Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1. Your form of proxy must be received by Computershare by no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time and the date of the Meeting, or in the case of any adjournment or postponement thereof, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time and the date at which the Meeting is reconvened. This will ensure that your vote is recorded. The proxy voting cut-off may be waived or extended by the Chairman of the Board at his discretion without notice.

Q:	How will my Common Shares be voted if I give my proxy?

A:

On the form of proxy, you can indicate how you want your proxyholder to vote your Common Shares, or you can let your proxyholder decide for you. Your proxyholder must vote or withhold from voting in accordance with your instructions on any ballot that may be called for, and if you have specified on the form of proxy how you want your Common Shares to be voted on any matter to be acted upon, your Common Shares will be voted accordingly.

If you have not specified on the form of proxy how you want your Common Shares to be voted on a particular issue, then your proxyholder can vote your Common Shares as he or she sees fit in accordance with their best judgment.

In the absence of such directions, however, the management nominees will vote your Common Shares in favour of the Resolution.

Q:	If I change my mind, can I revoke or change my proxy once I have given it?

A:	Yes. You may revoke your proxy and change your vote at any time before the Meeting in one of four ways:

(i)

Send a written notice that is received by the deadline specified below stating that you revoke your proxy to the Corporation’s Executive Vice President & Chief Financial Officer at the following address: 45 St. Clair Avenue West, Suite 400, Toronto, Ontario, M4V 1K9 Canada. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, signed under its corporate seal or by a duly authorized officer or attorney of the corporation;

(ii)	If you sent a form of proxy by mail, complete a new form of proxy bearing a later date and properly submit it so that it is received before the deadline set forth below;

(iii)

Log onto the Internet website specified on the form of proxy in the same manner you would to submit your proxy electronically or call the toll-free number specified on the form of proxy prior to the Meeting, in each case if you are eligible to do so, and follow the instructions on the form of proxy; or

(iv)	Appear in person at the Meeting, declare your prior proxy to be revoked and then vote in person at the Meeting (although merely attending the Meeting will not revoke your proxy).

Any revocation of a proxy must be delivered either to the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement of the Meeting, or to the Chairman of the Board on the day of the Meeting, December 14, 2018, or any adjournment or postponement of the Meeting, prior to the time of the Meeting.

Q:	What if amendments are made to the matter to be voted upon or if other matters are brought before the Meeting?

A:

The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment or postponement thereof, whether or not the amendment, variation or other matter that comes before the Meeting is routine, and whether or not the amendment, variation or other matter that comes before the Meeting is contested.

As of the date of this Circular, management of the Corporation and the Board know of no such amendment, variation or other matter expected to come before the Meeting. If any other matter properly comes before the Meeting, the persons named in the accompanying form of proxy will vote on such matter in accordance with their best judgment.

Q:	What are the tax consequences of the Domestication?

A:	Canadian Income Tax Considerations

Under the Income Tax Act (Canada), the Domestication will cause the Corporation to cease to be resident in Canada and as a result the Corporation will be deemed to have a tax year end. The Corporation will also be deemed to have disposed of each of its properties immediately before its deemed year end for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost amount equal to fair market value. The Corporation will be subject to income tax on any income and net taxable capital gains realized as a result of the deemed dispositions of its properties. The Corporation will also be subject to an additional “emigration tax” on the amount by which the fair market value, immediately before its deemed year end resulting from the Domestication, of all of the property owned by the Corporation, exceeds the total of certain of its liabilities and the paid-up capital of all the issued and outstanding shares of the Corporation immediately before the deemed year end. Management of the Corporation has advised that, in its view and as of the date hereof, (i) the fair market value of the property of the Corporation does not exceed the adjusted cost base of such property and (ii) the aggregate of the paid-up capital of the shares and the liabilities of the Corporation is not less than the aggregate fair market value of all of the property of the Corporation. Accordingly, management of the Corporation expects that the deemed disposition of the Corporation’s properties that will occur on the Domestication will not result in any taxable income to the Corporation under Part I of the Income Tax Act (Canada) and that the Domestication will not result in any liability for emigration tax.

Shareholders who are resident in Canada for purposes of the Income Tax Act (Canada) will not be considered to have disposed of their Common Shares as a result of the Domestication. If a Canadian resident shareholder sells or otherwise disposes of Common Shares following the Domestication, such shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares and any reasonable costs of disposition.

The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in the “Canadian Income Tax Considerations” section of this Circular, which shareholders are urged to read. This summary does not discuss all aspects of Canadian tax consequences that may apply in connection with the Domestication. Shareholders should consult their own tax advisors as to the tax consequences of the Domestication applicable to them.

U.S. Federal Income Tax Considerations

As discussed more fully under “U.S. Federal Income Tax Considerations” below, it is intended that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of Common Shares will be subject to Section 367(b) of the Code and, as a result:

A U.S. Holder of Common Shares whose Common Shares have a fair market value of less than $50,000 USD on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Corporation’s earnings in income.

A U.S. Holder of Common Shares whose Common Shares have a fair market value of $50,000 USD or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Common Shares entitled to vote, will generally recognize gain (but not loss) on the deemed exchange of Common Shares for Kingsway Delaware Common Shares pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Common Shares provided certain other requirements are satisfied.

A U.S. Holder of Common Shares whose Common Shares have a fair market value of $50,000 USD or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Common Shares entitled to vote, will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Common Shares provided certain other requirements are satisfied.

The Corporation has calculated its earnings and profits for the tax years 2008 through 2017. Based on these calculations, the Corporation generated negative earnings and profits in the years 2011, 2013, 2014, 2016 and 2017 and positive earnings and profits in 2008, 2009, 2010, 2012 and 2015. However, there can be no assurance the Internal Revenue Service (“IRS”) would agree with our earnings and profits calculations. If the IRS does not agree with our earnings and profits calculations, a shareholder may owe additional U.S. federal income taxes as a result of the Domestication. The Corporation intends to provide on its website (kingsway-financial.com) information regarding the Corporation’s earnings and profits for the years 2008 through 2017, which will be updated to include 2018 (through the date of the Domestication) once the information is available. Currently, the Corporation does not anticipate that it will generate a positive earnings and profits in 2018 through the date of the Domestication. However, there can be no assurance that once all of the Corporation’s activities through the date of the Domestication are considered, the Corporation’s 2018 earnings and profits will remain negative.

As discussed further under “U.S. Federal Income Tax Considerations” below, the Corporation believes that it was not a passive foreign investment company (“PFIC”) before 2018 and it does not anticipate that it will be a PFIC in 2018, but there can be no assurance that the Corporation will not become a PFIC in 2019. Accordingly, the Domestication will likely not be a taxable event for any U.S. Holder under the PFIC rules if the Domestication occurs during 2018. The determination of whether a foreign corporation is a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination. Therefore, the IRS might not agree that the Corporation is not and has never been a PFIC. If the Corporation is considered a PFIC for U.S. federal income tax purposes, proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Common Shares to recognize gain on the deemed exchange of Common Shares for Kingsway Delaware Common Shares pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such holder’s Common Shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of the Corporation. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations” beginning on page 33 of this Circular.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s Kingsway Delaware Common Shares subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” beginning on page 33 of this Circular.

The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in the “U.S. Federal and Canadian Income Tax Considerations” section of this Circular, which shareholders are urged to read. This summary does not discuss all aspects of the United States and Canadian tax consequences that may apply in connection with the Domestication. Shareholders should consult their own tax advisors as to the tax consequences of the Domestication applicable to them.

Q.	How many Common Shares are entitled to vote?

A:

As of the Record Date, there were 21,787,728 Common Shares entitled to be voted at the Meeting. Each registered shareholder has one (1) vote for each Common Share held at the close of business on the Record Date.

Q:	What vote is required to approve the Domestication?

A:	Two-thirds of those votes cast at the Meeting by the holders of Common Shares.

Q:	How will the votes be counted?

A:

Approval of the Domestication requires two-thirds of votes cast at the Meeting by holders of Common Shares. In the case of equal votes, the Chairman of the Meeting is not entitled to a second or casting vote. Abstentions from voting and broker non-votes will not be counted and will have no effect on the approval of matters to be considered at the Meeting. A “broker non-vote” occurs when a broker does not vote on some matter on the form of proxy because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:	Who counts the votes?

A:	The Corporation’s transfer agent, Computershare, counts and tabulates the proxies.

Q:	If I need to contact the transfer agent, how do I reach them?

A:	You can contact the transfer agent as follows:

by mail:	by telephone or email:
Computershare Investor Services Inc. Proxy Department 100 University Avenue, 8th Floor Toronto, Ontario, M5J 2Y1	within Canada and the United States at 1-800-564-6253 all other countries at (416) 981-9633 or by email: service@computershare.com

Q:	If my Shares are not registered in my name but are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), how do I vote my Shares?

A:	Generally, your Common Shares may be voted in one of two ways:

(i)

Unless you have previously informed your nominee that you do not wish to receive material relating to the Meeting, you will have received this Circular from your nominee, together with a request for voting instructions for the number of Common Shares you hold. If you do not plan on attending the Meeting, or do not otherwise wish to vote in person at the Meeting, please follow the voting instructions provided by your nominee.

(ii)

If you wish to attend and vote your Common Shares at the Meeting, the Corporation will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the voting instruction form sent to you by your nominee. Then sign and return the voting instruction form by following the signing and returning instructions provided by your nominee. By doing so, you are instructing your nominee to appoint you as proxyholder. Do not otherwise complete the voting instruction form as your vote will be taken at the Meeting. Please register with the transfer agent, Computershare, upon arrival at the Meeting.

Notwithstanding the foregoing, shareholders must explicitly follow any instructions provided by their nominee.

Q:	How can I obtain additional information about the Corporation?

A:

Financial Information is provided in our Annual Report on Form 10-K for the year ended December 31, 2017, and all amendments thereto (the “Form 10-K”), can be found under the Corporation’s name on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, on the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis, and Retrieval System

(“EDGAR”) at www.sec.gov, or on our website at www.kingsway-financial.com. We will furnish to any shareholder, upon written request, any exhibit described in the list accompanying the Form 10-K without charge. Any such requests should include a representation that the shareholder was the beneficial owner of Common Shares on the Record Date, and should be directed to Kingsway Financial Services Inc., Attention: Investor Relations, 45 St. Clair Avenue West, Suite 400, Toronto, Ontario M4V 1K9 Canada. You may also access the exhibits described in the Form 10-K through the SEC website at www.sec.gov.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our Exchange Act filings, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549, upon payment of the SEC’s customary fees. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.

KINGSWAY FINANCIAL SERVICES INC.

MANAGEMENT PROXY CIRCULAR

SUMMARY

This summary highlights selected information appearing elsewhere in this the Circular, and does not contain all the information that you should consider in making a decision with respect to the proposal described in this Circular. You should read this summary together with the more detailed information, including our financial statements and the related notes, included elsewhere in this Circular, as well as the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this Circular. You should read this Circular in its entirety.

All of the dollar amounts in this Circular are expressed in U.S. dollars, except where otherwise indicated. References to “dollars” or “$” are to U.S. dollars, and any references to “CAD$” are to Canadian dollars.

Kingsway Financial Services Inc.

45 St. Clair Avenue West, Suite 400,

Toronto, Ontario, M4V 1K9 Canada

(416) 848-1171

Kingsway Financial Services Inc. is currently a Canadian holding company with operating subsidiaries located in the United States. We own or control subsidiaries primarily in the insurance, extended warranty, asset management and real estate industries. Kingsway Financial Services Inc. conducts its business through the following two reportable segments: Extended Warranty (formerly Insurance Services) and Leased Real Estate. Extended Warranty and Leased Real Estate conduct their business and distribute their products in the United States.

Quorum

A quorum is required in order for the Meeting to be properly constituted. Two (2) or more shareholders personally present and representing, either in their own right or by proxy, not less than twenty-five percent (25%) of the issued and outstanding Common Shares shall constitute a quorum of the Meeting.

Continuation of the Corporation from the Province of Ontario to the State of Delaware (see page 28)

The Board is proposing to change the Corporation’s jurisdiction of incorporation from the province of Ontario to the State of Delaware pursuant to a “continuance” effected in accordance with Section 181 of the Ontario Business Corporations Act (“OBCA”), also referred to as a “domestication” (the “Domestication”) under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation will become subject to the DGCL on the date of the Domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date the Corporation originally commenced its existence in Ontario. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The Board has unanimously approved the Corporation’s Domestication and the related certificate of incorporation, believes it to be in the Corporation’s best interests and in the best interests of its shareholders, and unanimously recommends approval of the Domestication to its shareholders.

The Domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, the Corporation will be subject to the certificate of incorporation filed in Delaware. Proposed forms of the certificate of corporate Domestication, the certificate of incorporation and amended and restated by-laws that will be adopted by the Corporation are set out in Exhibits B, C and D, respectively.

Risk Factors (see page 12)

In evaluating the Domestication, you should carefully read this Circular and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 12 of this Circular.

The Meeting; Shareholders Entitled to Vote; Required Vote (see page 26)

The Meeting of the Shareholders to be held on December 14, 2018 at 1:00 pm (Toronto time) at the offices of Norton Rose Fulbright Canada LLP, Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4. At the Meeting, the Corporation’s shareholders will be asked to:

1)

Consider and, if deemed advisable, pass, with or without variation, a special resolution authorizing the board of directors to change the jurisdiction of incorporation of the Corporation from the province of Ontario to the State of Delaware, as described herein; and

2)	Transact such other business as may properly come before the Meeting, and any postponements or adjournments thereof.

Only shareholders of record at the close of business on November 14, 2018 are entitled to notice of the Meeting and to vote at the Meeting or any adjournment or postponement thereof.

The authorized capital of the Corporation consists of an unlimited number of “Common Shares” and an unlimited number of Preferred Shares issuable in series. As of the close of business on November 14, 2018, the record date for the Meeting (the “Record Date”), 22,380,178 Common Shares were outstanding of which 592,450 Common Shares are currently restricted from voting (each a “Restricted Common Share”) pursuant to the Corporation’s 2013 Equity Incentive Plan, as amended (the “2013 Equity Incentive Plan”). The Restricted Common Shares represent 2.6% of the Common Shares; therefore, there are 21,787,728 Common Shares entitled to vote at the Meeting. Each Common Share is entitled to one (1) vote. The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “KFS.”

As of the close of business on November 24, 2018, there were 222,876 Preferred Shares issued and outstanding. Each Preferred Share is convertible into 6.25 Common Shares at a conversion price of $4.00 per Common Share at the option of the holder at any time prior to April 1, 2021. The currently outstanding Preferred Shares are not entitled to vote at the Meeting. Holders of Preferred Shares have no right to participate if a takeover bid is made for the Common Shares.

Stock Ownership of Directors and Executive Officers

As of the Record Date, the directors and executive officers of the Corporation beneficially owned and were entitled to vote 8,785,177 shares of the Corporation’s Common Shares, which represent approximately 39.3% of Corporation’s Common Shares outstanding on that date.

Regulatory Approvals; Canadian and US Securities Laws and Stock Exchange Implications.

We anticipate that we will file with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation pursuant to Section 388 of the DGCL, and that we will be domesticated in Delaware on the effective date of such filings.

Concurrently with the Domestication, the Corporation anticipates seeking to voluntarily delist its Common Shares and Series B Warrants from the Toronto Stock Exchange (“TSX”). After the Domestication, the Corporation will continue to be a reporting issuer in all provinces and territories of Canada and will remain subject to the securities laws applicable in such jurisdictions. Accordingly, the Corporation will remain subject to the securities laws applicable in such jurisdictions, including continuous disclosure requirements and requirements and timelines with respect to communications with beneficial owners of common stock.

The Domestication will not otherwise interrupt our corporate existence, our operations or the trading market of our Common Shares. Each outstanding Common Share, Preferred Share or Series B Warrant at the time of the Domestication will remain issued and outstanding as a Common Share, Preferred Share or Series B Warrant, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL. Following the completion of the Domestication, our Common Shares will continue to be listed on the NYSE, under the symbol “KFS.” The Corporation will continue to be subject to the rules and regulations of the NYSE and the obligations imposed by each securities regulatory authority in the United States, including the SEC. The Corporation will continue to file periodic reports with the SEC pursuant to the Exchange Act.

Effects of Change of Jurisdiction (see page 29)

The Domestication will not interrupt our corporate existence or operations. Each outstanding Common Share, Preferred Share or Series B Warrant at the time of the Domestication will remain issued and outstanding as Common Share, Preferred Share or Series B warrant, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL.

While the rights and privileges of shareholders of a Delaware corporation are, in many instances, comparable to those of shareholders of an OBCA corporation, there are certain differences. Attached as Exhibit F to this Circular is a summary of the most significant differences in shareholder rights. This summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the OBCA and the governing corporate instruments of the Corporation. Shareholders should consult their legal advisors regarding all of the implications of the transactions contemplated in the Resolution.

Principal Reasons for the Domestication (see page 28)

The Corporation believes that our Domestication will enable us to eliminate a number of potentially material income tax inefficiencies we believe we would inevitably encounter, particularly once we close our previously announced sale of our property-casualty insurance companies including the related distribution to Kingsway America Inc., a subsidiary of Kingsway Financial Services Inc., of the passive investments currently owned by our property-casualty insurance companies. We believe our Domestication will also reduce operating expenses and transactional inefficiencies that currently result from being subject to Canadian corporate laws despite having no operations in Canada. The Corporation chose the State of Delaware to be our domicile because the more favourable corporate environment afforded by Delaware will help us compete effectively in raising the capital necessary for us to continue to implement our strategic plan, particularly our announced focus on growing our extended warranty segment with accretive acquisitions. For many years, Delaware has followed a policy of encouraging public companies to incorporate in the state by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances. The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware’s corporate law. Coupled with an active bar known for continually assessing and recommending improvements to the DGCL, these factors add greater certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business.

In considering its recommendation in favour of the Domestication, our Board weighed our estimated tax liability, which we do not consider to be material, arising from this transaction against our potential tax liability, which we believe could be material, that might arise were we to not undertake the Domestication. See “U.S. Federal and Canadian Income Tax Considerations.”

For the reasons set forth above, our Board believes that the estimated benefits of Domestication outweigh any potential tax liability, which we do not consider to be material, resulting from the Domestication.

Tax Consequences of the Domestication (see page 33)

See “U.S. Federal and Canadian Income Tax Considerations” for important information regarding tax consequences relating to the Domestication.

Shareholders should consult their own tax advisors for advice with respect to the tax consequences to them of the Domestication in their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Accounting Treatment of the Domestication (see page 32)

There will be no accounting effect or change in the carrying amount of the assets and liabilities of the Corporation as a result of the Domestication. The business, capitalization, assets, liabilities and financial statements of the Corporation immediately following the Domestication will be the same as those immediately prior to the Domestication. There will also not be any accounting impact regarding the change in par value in the shares of the Corporation as a result of the Domestication.

Shareholder Approval of Domestication (see page 30)

Shareholders will be asked at the Meeting to pass a special resolution (the “Resolution”) authorizing the Corporation to effect the Domestication as described herein.

Shareholders are entitled to dissent from the Resolution. See “Dissenting Rights of Shareholders” for a discussion of such rights.

The Board may, in its sole discretion, decide not to act on this Resolution even if the Resolution is passed by shareholders. The Board’s determination in this regard may specifically include considering whether shareholders exercise dissent rights, and, if so, the number of shareholders that exercise such dissent rights, and the corresponding costs to the Corporation of effecting the Domestication with respect to the exercise of such dissent rights.

The persons named in the enclosed form of proxy intend to vote at the meeting in favour of the Resolution. The complete text of the Resolution is attached as Exhibit A.

Dissent Rights of Shareholders (see page 30)

Registered shareholders have the right to dissent to the Resolution pursuant to Section 185 of the OBCA. It is recommended that any shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of Section 185 of the OBCA may prejudice any such rights. This summary is expressly subject to Section 185 of the OBCA, the text of which is reproduced in its entirety in Exhibit E hereto. See “Dissenting Rights of Shareholders.”

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information and risks included in this Circular, including our consolidated financial statements and the related notes thereto before making a decision whether to vote for the proposal described in this Circular.

DOMESTICATION

The rights of our shareholders under Ontario law will differ from their rights under Delaware law, which will, in some cases, provide less protection to shareholders following the Domestication.

Upon consummation of the Domestication, our shareholders will become stockholders of a Delaware corporation. There are material differences between the OBCA and the DGCL and our current articles and proposed charter and by-laws. For example, under Ontario law, many significant corporate actions such as amending a corporation’s articles of incorporation, certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements and consummating a merger require the approval of at least two-thirds of the votes cast by shareholders, whereas under Delaware law, all that is required is a simple majority of the total voting power of all of those entitled to vote on the matter. Furthermore, shareholders under Ontario law are entitled to dissent with respect to a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s assets, whereas under Delaware law, stockholders are only entitled to appraisal rights for certain mergers or consolidations. As shown by the examples above, if the Domestication is approved, our shareholders, in certain circumstances, may be afforded less protection under the DGCL than they had under the OBCA.

The proposed Domestication will result in additional direct and indirect costs whether or not completed.

The Domestication will result in additional direct costs. We will incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, franchise taxes and financial printing expenses in connection with the Domestication. The Domestication may also result in certain indirect costs by diverting the attention of our management and employees from the day-to-day management of the business, which may result in increased administrative costs and expenses.

The Domestication may result in adverse U.S. federal income tax consequences for shareholders.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of Common Shares may be subject to U.S. federal income tax as a result of the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Common Shares with a fair market value of $50,000 USD or more, but less than 10% of the total combined voting power of all classes of Common Shares entitled to vote, generally will recognize gain (but not loss) in respect of the Domestication as if such holder exchanged its Common Shares for Kingsway Delaware Common Shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Common Shares held directly by such holder.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Common Shares entitled to vote, will generally be required to include in income, as a dividend, the “all earnings and profits amount” attributable to the Common Shares held directly by such holder.

The Corporation has calculated its earnings and profits for the tax years 2008 through 2017. Based on these calculations, the Corporation generated negative earnings and profits in the years 2011, 2013, 2014, 2016 and 2017 and positive earnings and profits in 2008, 2009, 2010, 2012 and 2015. However, there can be no assurance the IRS would agree with our earnings and profits calculations. If the IRS does not agree with our earnings and profits calculations, a shareholder may owe additional U.S. federal income taxes as a result of the Domestication.

The Corporation intends to provide on its website (kingsway-financial.com) information regarding the Corporation’s earnings and profits for the years 2008 through 2017, which will be updated to include 2018 (through the date of the Domestication) once the information is available. Currently, the Corporation does not anticipate that it will generate a positive earnings and profits in 2018 through the date of the Domestication. However, there can be no assurance that once all of the Corporation’s activities through the date of the Domestication are considered, the Corporation’s 2018 earnings and profits will remain negative.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a passive foreign investment company (“PFIC”) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. The Corporation believes that it was not a PFIC before 2018 and it does not anticipate that it will be a PFIC in 2018, but there can be no assurance that the Corporation will not become a PFIC in 2019. Accordingly, the Domestication will likely not be a taxable event for any U.S. Holder under the PFIC rules if the Domestication occurs during 2018. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Therefore, the IRS might not agree that the Corporation is not and has never been a PFIC. If the Corporation is considered a PFIC for U.S. federal income tax purposes, the proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Common Shares to recognize gain on the deemed exchange of Common Shares for Kingsway Delaware Common Shares pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such holder’s Common Shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of the Corporation. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of the Corporation’s Common Shares may become subject to withholding tax on any dividends paid on our stock subsequent to the Domestication.

All holders are strongly urged to consult a tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations” beginning on page 33 of this Circular.

FINANCIAL RISK

We have substantial outstanding recourse debt, which could adversely affect our ability to obtain financing in the future, react to changes in our business and satisfy our obligations.

As of September 30, 2018, we had $90.5 million principal value of outstanding recourse subordinated debt, in the form of trust preferred debt instruments, with redemption dates beginning in December, 2032. Because of our substantial outstanding recourse debt:

•	our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing could be limited;

•

our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our debt may be impaired in the future;

•	a large portion of our cash flow must be dedicated to the payment of interest on our debt, thereby reducing the funds available to us for other purposes;

•

we are exposed to the risk of increased interest rates because our outstanding subordinated debt, representing $90.5 million of principal value, bears interest directly related to the London interbank offered interest rate for three-month U.S. dollar deposits (“LIBOR”);

•	it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such debt;

•	we may be more vulnerable to general adverse economic and industry conditions;

•

we may be at a competitive disadvantage compared to our competitors with proportionately less debt or with comparable debt on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

•	our ability to refinance debt may be limited or the associated costs may increase;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited; and

•	we may be prevented from carrying out capital spending that is, among other things, necessary or important to our growth strategy and efforts to improve the operating results of our businesses.

Increases in interest rates would increase the cost of servicing our subordinated debt and could adversely affect our results of operation.

Our outstanding recourse debt of $90.5 million principal value bears interest directly related to LIBOR. As a result, increases in LIBOR would increase the cost of servicing our debt and could adversely affect our results of operations. As of September 30, 2018, each one hundred basis point increase in LIBOR would result in an approximately $0.9 million increase in our annual interest expense.

Our operations are restricted by the terms of our debt indentures, which could limit our ability to plan for or react to market conditions or meet our capital needs.

Our debt indentures contain numerous covenants that may limit our ability, among other things, to make particular types of restricted payments and pay dividends or redeem capital stock. The covenants under our debt agreements could limit our ability to plan for or react to market conditions or to meet our capital needs. No assurances can be given that we will be able to maintain compliance with these covenants.

If we are not able to comply with the covenants and other requirements contained in the debt indentures, an event of default under the relevant debt instrument could occur. If an event of default does occur, it could trigger a default under our other debt instruments, and the holders of the defaulted debt instrument could declare amounts outstanding with respect to such debt to become immediately due and payable. Upon such an event, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments. In addition, such a repayment under an event of default could adversely affect our liquidity and force us to sell assets to repay borrowings.

The Investment Committee of the Board of Directors closely monitors the debt and capital position and, from time to time, recommends capital initiatives based upon the circumstances of the Corporation.

The Real Property (as defined herein) is leased pursuant to a long-term triple net lease and the failure of the tenant to satisfy its obligations under the lease may adversely affect the condition of the Real Property or the results of the Leased Real Estate segment.

Because the Real Property is leased pursuant to a long-term triple net lease, we depend on the tenant to pay all insurance, taxes, utilities, common area maintenance charges, maintenance and repair expenses and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business, including any environmental liabilities. There can be no assurance that the tenant will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations to us under the lease. The inability or unwillingness of the tenant to meet its rent obligations to CMC Industries, Inc. (“CMC”) or to satisfy its other obligations, including indemnification obligations, could materially adversely affect the business, financial position or results of operations of our Leased Real Estate segment. Furthermore, the inability or unwillingness of the tenant to satisfy its other obligations under the lease, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the Real Property.

Our triple net lease agreement requires that the tenant maintain comprehensive liability and hazard insurance. However, there are certain types of losses (including losses arising from environmental conditions or of a catastrophic nature, such as earthquakes, hurricanes and floods) that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. In addition, if we experience a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the property as well as the anticipated future cash flows from the property.

We may not be able to realize our investment objectives, which could significantly reduce our earnings and liquidity.

We depend on our investments for a substantial portion of our liquidity. Our investments include fixed maturities, at fair value. General economic conditions can adversely affect the markets for interest rate-sensitive instruments, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the fair value of fixed maturities. In addition, changing economic conditions can result in increased defaults by the issuers of investments that we own. Interest rates are highly sensitive to many factors, including monetary policies, domestic and international economic and political conditions and other factors beyond our control. Given the low interest rate environment that exists for fixed maturities, a significant increase in investment yields or an impairment of investments that we own could have a material adverse effect on our business, results of operations and financial condition by reducing the fair value of the investments we own, particularly if we were forced to liquidate investments at a loss. The low interest rate environment for fixed maturities that has existed for years also exposes us to reinvestment risk as these investments mature because the funds may be reinvested at rates lower than those of the maturing investments.

Our investments also include limited liability investments and a limited liability investment, at fair value. These investments are less liquid than fixed maturities. We generally make these investments with long-term time horizons in mind. General economic conditions, stock market conditions and many other factors can adversely affect the fair value of the investments we own. If circumstances necessitated us disposing of our limited liability investments prematurely in order to generate liquidity for operating purposes, we would be exposed to realizing less than their carrying value.

Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control and our own liquidity needs for operating purposes. We may not be able to realize our investment objectives, which could adversely affect our results of operations, financial condition and available cash resources.

A difficult economy generally may materially adversely affect our business, results of operations and financial condition.

An adverse change in market conditions leading to instability in the global credit markets presents additional risks and uncertainties for our business. Depending on market conditions going forward, we could incur substantial realized and unrealized losses in future periods, which could have an adverse impact on our results of operations and financial condition. Certain trust accounts and letters of credit for the benefit of related companies and third-parties have been established with collateral on deposit under the terms and conditions of the relevant trust and/or letter of credit agreements. The value of collateral could fall below the levels required under these agreements putting the subsidiary or subsidiaries in breach of the agreements.

Market volatility may also make it more difficult to value certain of our investments if trading becomes less frequent. Disruptions, uncertainty and volatility in the global credit markets may also impact our ability to obtain financing for future acquisitions. If financing is available, it may only be available at an unattractive cost of capital, which would decrease our profitability. There can be no assurance that market conditions will not deteriorate in the near future.

Financial disruption or a prolonged economic downturn may materially and adversely affect our business.

Worldwide financial markets have recently experienced periods of extraordinary disruption and volatility, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. Moreover, many companies have experienced reduced liquidity and uncertainty as to their ability to raise capital during such periods of market disruption and volatility. In the event that these conditions recur or result in a prolonged economic downturn, our results of operations, financial position and/or liquidity could be materially and adversely affected. These market conditions may affect the Corporation’s ability to access debt and equity capital markets. In addition, as a result of recent financial events, we may face increased regulation. Many of the other risk factors discussed in this Risk Factors section identify risks that result from, or are exacerbated by, financial economic downturn. These include risks related to our investments portfolio, the competitive environment and regulatory developments.

We provided indemnity and hold harmless agreements to a third party, which could materially adversely affect our business, results of operations and financial condition.

We provided indemnity and hold harmless agreements to a third party for certain customs bonds reinsured by Lincoln General Insurance Company (“Lincoln General”) during a period of the time Lincoln General was a subsidiary of ours. These agreements may require us to compensate the third-party if Lincoln General is unable to fulfill its obligations relating to the customs bonds. Our potential exposure under these agreements is not determinable, and no liability has been recorded in our consolidated financial statements. No assurances can be given, however, that we will not be required to perform under these agreements in a manner that has a material adverse effect on our business, results of operations and financial condition.

We provided certain indemnifications to the buyer of our non-standard automobile businesses, which could materially adversely affect our business, results of operations and financial condition.

On July 16, 2018, we announced we had entered into a definitive agreement to sell our non-standard automobile insurance companies Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company (collectively “Mendota”). On October 18, 2018, we completed the previously announced sale of Mendota. The final aggregate purchase price of $28.6 million was redeployed primarily to acquire equity investments, limited liability investments, limited liability investment, at fair value and other investments, which were owned by Mendota at the time of the closing, and to fund $5.0 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive stock purchase agreement. As part of the transaction, we will indemnify the buyer for any loss and loss adjustment expenses with respect to open claims and certain specified claims in excess of Mendota’s carried unpaid loss and loss adjustment expenses at June 30, 2018. The maximum obligation to the Corporation with respect to the open claims is $2.5 million. There is no maximum obligation to the Corporation with respect to the specified claims. Our potential exposure under these indemnity obligations is not determinable, and no assurances can be given that we will not be required to perform under these indemnity obligations in a manner that has a material adverse effect on our business, results of operations and financial condition.

We have generated net operating loss carryforwards for U.S. income tax purposes, but our ability to use these net operating losses may be limited by our inability to generate future taxable income.

Our U.S. businesses have generated consolidated net operating loss carryforwards (“U.S. NOLs”) for U.S. federal income tax purposes in excess of $800 million as of September 30, 2018. These U.S. NOLs can be available to reduce income taxes that might otherwise be incurred on future U.S. taxable income. The utilization of these U.S. NOLs would have a positive effect on our cash flow. Our operations, however, remain challenged, and there can be no assurance that we will generate the taxable income in the future necessary to utilize these U.S. NOLs and realize the positive cash flow benefit. Also, our U.S. NOLs have expiration dates. There can be no assurance that, if and when we generate taxable income in the future from operations or the sale of assets or businesses, we will generate such taxable income before our U.S. NOLs expire.

We have generated U.S. NOLs, but our ability to preserve and use these U.S. NOLs may be limited or impaired by future ownership changes.

Our ability to utilize the U.S. NOLs after an “ownership change” is subject to the rules of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (“Section 382”). An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, five (5%) percent or more of the value of our shares or are otherwise treated as five (5%) percent shareholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of the value of our shares by more than 50 percentage points over the lowest percentage of the value of the shares owned by these shareholders over a three-year rolling period. An ownership change could also be triggered by other activities, including the sale of our shares that are owned by our five (5%) shareholders. In the event of an ownership change, Section 382 would impose an annual limitation on the amount of taxable income we may offset with U.S. NOLs. This annual limitation is generally equal to the product of the value of our shares on the date of the ownership change multiplied by the long-term tax-exempt rate in effect on the date of the ownership change. The long-term tax-exempt rate is published monthly by the Internal Revenue Service. Any unused Section 382 annual limitation may be carried over to later years until the applicable expiration date for the respective U.S. NOLs. In the event an ownership change as defined under Section 382 were to occur, our ability to utilize our U.S. NOLs would become substantially limited. The consequence of this limitation would be the potential loss of a significant future cash flow benefit because we would no longer be able to substantially offset future taxable income with U.S. NOLs. There can be no assurance that such ownership change will not occur in the future.

Expiration of our tax benefit preservation plan may increase the probability that we will experience an ownership change as defined under Section 382.

In order to reduce the likelihood that we would experience an ownership change without the approval of our Board of Directors, our shareholders ratified and approved the tax benefit preservation plan agreement (the “Plan”), dated as of September 28, 2010, between the Corporation and Computershare Investor Services Inc., as rights agent, for the sole purpose of protecting the U.S. NOLs. The Plan expired on September 28, 2013. There can be no assurance that our Board of Directors will recommend to our shareholders that a similar tax benefit preservation plan be approved to replace the expired Plan; furthermore, there can be no assurance that our shareholders would approve any new tax benefit preservation plan were our Board of Directors to present one for shareholder approval. The expiration of the Plan, without a new tax benefit preservation plan, exposes us to certain changes in share ownership that we would not be able to prevent as we would have been able to prevent under the Plan. Such changes in share ownership could trigger an ownership change as defined under Section 382 resulting in restrictions on the use of NOLs in future periods, as discussed above.

We will only be able to utilize our U.S. NOLs against the future taxable income generated by companies we acquire if we are able to include the acquired companies in our U.S. consolidated tax return group.

We have in the past acquired companies and expect to do so in the future. Our ability to include acquired companies in our U.S. consolidated tax return group is subject to the rules of Section 1504 of the U.S. Internal Revenue Code of 1986, as amended. If it were ever determined that an acquired company did not qualify to be included in our U.S. consolidated tax return group, such acquired company would be required to file a U.S. tax return separate and apart from our U.S. consolidated tax return group. In that instance, the acquired company would be required to pay U.S. income tax on its taxable income despite the existence of our U.S. NOLs, which would be a use of cash at the acquired company; furthermore, were the income tax obligation of the acquired company in such instance to be greater than its available cash, we could be obligated to contribute cash to our subsidiary to meet its income tax obligation. There can be no assurance that an acquired company will generate taxable income and, if an acquired company does generate taxable income, there can be no assurance that the acquired company will be allowed to be included in our U.S. consolidated tax return group.

Our being registered as a Canadian domestic company subjects us to being taxed in Canada on foreign accrual property income that cannot be offset by our U.S. NOLs.

Canadian domestic companies are subject to taxation on certain non-Canadian sourced income called foreign accrual property income (“FAPI”). FAPI is traditionally comprised of passive income (i.e. interest, dividends, rents, capital gains and income generated from triple net leases). As a result, our investment portfolio, triple net lease and merchant banking activities are generally deemed to be sources of FAPI. Active trades or businesses are generally not considered sources of FAPI; however, pursuant to current Canadian tax law, our U.S. property-casualty insurance companies may be considered sources of FAPI. Our FAPI is subject to taxation in Canada regardless of whether we separately utilize our U.S. NOLs to offset that same income for U.S. income tax purposes. As a result, we could be required to pay Canadian income tax on FAPI despite the existence of our U.S. NOLs. We are currently in a position to offset some amount of FAPI using available Canadian NOLs and foreign accrual property losses (“FAPLs”) that have been generated based upon our prior year loss activity. In the event that we do not have sufficient Canadian NOLs and FAPLs to offset future FAPI, however, we would be required to pay Canadian income tax, which would have a negative effect on our cash flow. There can be no assurance that our available Canadian NOLs and FAPLs will offset our future FAPI. In order for us to avoid paying Canadian income tax on future FAPI, we would have to redomesticate to a non-Canadian jurisdiction.

COMPLIANCE RISK

If we fail to comply with applicable insurance and securities laws or regulatory requirements, our business, results of operations and financial condition could be adversely affected.

As a publicly traded holding company currently listed on the Toronto and New York Stock Exchange, we are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state regulators.

In light of financial performance and a number of material transactions executed over the years, the Corporation has been asked to respond to questions from and provide information to regulatory bodies overseeing insurance and/or securities laws in Canada and the United States. The Corporation has cooperated in all respects with these reviews and has responded to information requests on a timely basis.

Any failure to comply with applicable laws or regulations could result in the imposition of fines or significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws or regulations could materially adversely affect our business, results of operations and financial condition. It is not possible to predict the future impact of changing federal, state and provincial regulation on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws and regulations.

Our business is subject to risks related to litigation and regulatory actions.

In connection with our operations in the ordinary course of business, we are named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the loss, or range of loss, if any, that would be incurred in connection with any of the various proceedings at this time, it is possible an individual action would result in a loss having a material adverse effect on our business, results of operations or financial condition.

Material weaknesses in our internal control over financial reporting could result in material misstatements in our consolidated financial statements.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm has in the past reported on its evaluation of our internal control over financial reporting. As disclosed in Item 9A of our 2016 Annual Report, we previously identified a material weakness as of December 31, 2016 in our internal control over financial reporting related to income tax accounting for non-routine transactions.

Although we successfully remediated this material weakness during 2017, we can provide no assurance that additional material weaknesses in our internal control over financial reporting will not be identified in the future and that such material weaknesses, if identified, will not result in material misstatements in our consolidated financial statements.

STRATEGIC RISK

The achievement of our strategic objectives is highly dependent on effective change management.

We have restructured our operating insurance subsidiaries, including exiting states and lines of business, placing subsidiaries into voluntary run-off, terminating managing general agent relationships, hiring a new management team and ultimately selling Mendota on October 18, 2018, with the objective of focusing on our Extended Warranty segment, creating a more effective and efficient operating structure and focusing on profitability. These actions resulted in changes to our structure and business processes. While these changes are expected to bring us benefits in the form of a more agile and focused business, success is dependent on management effectively realizing the intended benefits. Change management may result in disruptions to the operations of the business or may cause employees to act in a manner that is inconsistent with our objectives. Any of these events could negatively impact our performance. We may not always achieve the expected cost savings and other benefits of our initiatives.

We may experience difficulty continuing to reduce our holding company expenses while at the same time retaining staff given the significant reduction in size and scale of our businesses.

We have divested a number of subsidiaries. At the same time, we have been downsizing our holding company expense base in an attempt to compensate for the reduction in scale. There can be no assurance that our remaining businesses will produce enough cash flow to adequately compensate and retain staff and to service our other holding company obligations, particularly the interest expense burden of our remaining outstanding debt.

The highly competitive environment in which we operate could have an adverse effect on our business, results of operations and financial condition.

The vehicle service agreement market in which we compete is comprised of a few large companies, which market service agreements to credit unions on a national basis and have significantly more financial, marketing and management resources than we do, as well as several other companies that are somewhat similar in size to IWS that market service agreements to credit unions either on a regional basis or a less robust national basis. The homebuilder warranty market in which we operate is comprised of several competitors. There may also be other companies of which we are not aware that may be planning to enter the vehicle service agreement industry.

Competitors in our market generally compete on coverages offered, claims handling, customer service, financial stability and, to a lesser extent, price. Larger competitors of ours benefit from added advantages such as industry endorsements and preferred vendor status. We do not believe that it is in our best interest to compete solely on price. Instead, we focus our marketing on the total value experience to the credit union and its member, with an emphasis on customer service. While we historically have been able to adjust our product offering to remain competitive when competitors have focused on price, our business could be adversely impacted by the loss of business to competitors offering vehicle service agreements at lower prices.

Engaging in acquisitions involves risks, and, if we are unable to effectively manage these risks, our business may be materially harmed.

From time to time we engage in discussions concerning acquisition opportunities and, as a result of such discussions, may enter into acquisition transactions.

Acquisitions entail numerous risks, including the following:

•	difficulties in the integration of the acquired business;

•	assumption of unknown material liabilities, including deficient provisions for unpaid loss and loss adjustment expenses;

•	diversion of management’s attention from other business concerns;

•	failure to achieve financial or operating objectives; and

•	potential loss of policyholders or key employees of acquired companies.

We may not be able to integrate or operate successfully any business, operations, personnel, services or products that we may acquire in the future.

Engaging in new business start-ups involves risks, and, if we are unable to effectively manage these risks, our business may be materially harmed.

From time to time we engage in discussions concerning the formation of a new business venture and, as a result of such discussions, may form and capitalize a new business.

New business start-ups entail numerous risks, including the following:

•	identification of appropriate management to run the new business;

•	understanding the strategic, competitive and marketplace dynamics of the new business and, perhaps, industry;

•	establishment of proper financial and operational controls;

•	diversion of management’s attention from other business concerns; and

•	failure to achieve financial or operating objectives.

We may not be able to operate successfully any business, operations, personnel, services or products that we may organize as a new business start-up in the future.

Our company has executive officers who also serve as directors and executive officers for 1347 Property Insurance Holdings, Inc., Atlas Financial Holdings, Inc., Limbach Holdings, Inc., Itasca Capital Ltd. and 1347 Energy Holdings LLC, entities in which we hold investments, which may lead to conflicting interests.

As a result of our having previously spun off 1347 Property Insurance Holdings, Inc. (“PIH”) and Atlas Financial Holdings, Inc. (“Atlas”); formed 1347 Capital Corp., which later entered into a business combination with Limbach Holdings, Inc. (“Limbach”); and invested in Itasca Capital Ltd. (“ICL”) and 1347 Energy Holdings LLC (“1347 Energy”), entities in which we hold investments, we have executive officers who also serve as directors for PIH, Atlas, Limbach, ICL and 1347 Energy and who serve as executive officers, pursuant to a management services agreement, for ICL. Our executive officers and members of our Corporation’s board of directors have fiduciary duties to our stockholders; likewise, persons who serve in similar capacities at PIH, Atlas, Limbach, ICL and 1347 Energy have fiduciary duties to those companies’ stockholders. We may find, though, the potential for a conflict of interest if our Corporation and one or more of these other companies pursue acquisitions, investments and other business opportunities that may be suitable for each of us. Our executive officers who find themselves in these multiple roles may, as a result, have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Furthermore, our executive officers who find themselves in these multiple roles own stock options, shares of common stock and other securities in some of these entities. These ownership interests could create, or appear to create, potential conflicts of interest when the applicable individuals are faced with decisions that could have different implications for our Company and these other entities. Our Audit Committee reviews potential conflicts that may arise on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each entity. From time to time, we may enter into transactions with or participate jointly in investments with PIH, Atlas, Limbach, ICL or 1347 Energy. There can be no assurance that we will not create new situations where our directors or executive officers serve as directors or executive officers in future investment holdings of our Corporation.

OPERATIONAL RISK

Our provisions for unpaid loss and loss adjustment expenses may be inadequate, which would result in a reduction in our net income and might adversely affect our financial condition.

Our provisions for unpaid loss and loss adjustment expenses at Kingsway Amigo Insurance Company (“Amigo”) do not represent an exact calculation of our actual liability but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the cost of the ultimate settlement and administration of reported and IBNR claims. The process for establishing the provision for unpaid loss and loss adjustment expenses reflects the uncertainties and significant judgmental factors inherent in estimating future results of both reported and IBNR claims and, as such, the process is inherently complex and imprecise. These estimates are based upon various factors, including:

•	actuarial projections of the cost of settlement and administration of claims reflecting facts and circumstances then known;

•	estimates of future trends in claims severity and frequency;

•	legal theories of liability;

•	variability in claims-handling procedures;

•	economic factors such as inflation;

•	judicial and legislative trends, actions such as class action lawsuits, and judicial interpretation of coverages or policy exclusions; and

•	the level of insurance fraud.

Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. In addition, there may be significant reporting lags between the occurrence of insured events and the time they are actually reported to us and additional lags between the time of reporting and final settlement of claims.

As time passes and more information about the claims becomes known, the estimates are appropriately adjusted upward or downward to reflect this additional information. Because of the elements of uncertainty encompassed in this estimation process, and the extended time it can take to settle many of the more substantial claims, several years of experience may be required before a meaningful comparison can be made between actual losses and the original provision for unpaid loss and loss adjustment expenses.

We cannot assure that we will not have unfavorable development in the future and that such unfavorable development will not have a material adverse effect on our business, results of operations and financial condition.

Our Extended Warranty subsidiaries’ deferred service fees may be inadequate, which would result in a reduction in our net income and might adversely affect our financial condition.

Our Extended Warranty subsidiaries’ deferred service fees do not represent an exact calculation but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the remaining future revenue to be recognized in relation to our remaining future obligations to provide policy administration and claim-handling services. The process for establishing deferred service fees reflects the uncertainties and significant judgmental factors inherent in estimating the length of time and the amount of work related to our future service obligations. If we amortize the deferred service fees too quickly, we could overstate current revenues, which may adversely affect future reported operating results.

As time passes and more information about the remaining service obligations becomes known, the estimates are appropriately adjusted upward or downward to reflect this additional information. We cannot assure that we will not have unfavorable re-estimations in the future of our deferred service fees. In addition, we have in the past, and may in the future, acquire companies that record deferred service fees. We cannot assure that the deferred service fees of the companies that we acquire are or will be adequate.

Our reliance on credit unions and automobile sales can impact our ability to maintain business.

We market and distribute our vehicle service agreements through a network of credit unions in the United States. As a result, we rely heavily on these credit unions to attract new business. While these distribution arrangements tend to be exclusive between us and each credit union, we have competitors that offer similar products exclusively through credit unions. Loss of all or a substantial portion of our existing credit union relationships; a significant decline in membership in our existing credit union relationships; or a significant decline in new and used automobile sales could have a material adverse effect on our business, results of operations and financial condition.

Our reliance on homebuilders and new home sales can impact our ability to maintain business.

We market and distribute our core home warranty products through home builders throughout the United States. As a result, we rely heavily on these home builders to generate new business. Loss of all or a substantial portion of our existing home builder relationships or a significant decline in new home sales could have a material adverse effect on our business, results of operations and financial condition.

Our reliance on a limited number of warranty and maintenance support clients and customers can impact our ability to maintain business.

We market and distribute our warranty products and equipment breakdown and maintenance support services through a limited number of customers and clients across the United States. Loss of all or a substantial portion of our existing customers and clients could have a material adverse effect on our business, results of operations and financial condition.

Disruptions or security failures in our information technology systems could create liability for us and/or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial condition, results of operation and cash flows.

Our information technology systems facilitate our ability to monitor, operate and control our operations. Changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to our compliance with laws, regulations or other applicable standards. For example, delays, higher than expected costs or unsuccessful implementation of new information technology systems could adversely impact our operations. In addition, any disruption in or failure of our information technology systems to operate as expected could, depending on the magnitude of the problem, adversely impact our business, financial condition, results of operation and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and employees. If our disaster recovery plans do not work as anticipated, or if the third-party vendors to which we have outsourced certain information technology or other services fail to fulfill their obligations to us, our operations may be adversely impacted. Any of these circumstances could adversely impact our reputation, business, financial condition, results of operation and cash flows.

Our success depends on our ability to price accurately the risks we underwrite.

Our results of operation and financial condition depend on our ability to price accurately for a wide variety of risks. Adequate rates are necessary to generate revenues sufficient to pay expenses and to earn a profit. To price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate pricing techniques; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate pricing techniques; and

•	changes in applicable legal liability standards and in the civil litigation system generally.

Consequently, we could underprice risks, which would adversely affect our results, or we could overprice risks, which would reduce our sales volume and competitiveness. In either case, our results of operation could be materially and adversely affected.

Our results of operation and financial condition could be adversely affected by the results of our voluntary run-off of our insurance subsidiary.

The Corporation currently has Amigo operating in voluntary run-off. Our success at managing this run-off is highly dependent upon proper claim-handling and the availability of the necessary liquidity to pay claims when due. As a result, we are dependent in part on our ability to retain the services of appropriately trained and supervised claim-handling personnel. The loss of the services of any of our key claim-handling personnel working in our run-offs, or the inability to identify, hire and retain other highly qualified claim-handling personnel in the future, could adversely affect our results of operations. We are also dependent on the continuing availability of the necessary liquidity, from the sale of investments, collection of reinsurance recoverables and, potentially, capital contributions, to properly settle claims. Our inability to sell investments when needed or to collect outstanding reinsurance recoverables when due could have an adverse effect on our results of operation or financial condition.

HUMAN RESOURCES RISK

Our business depends upon key employees, and if we are unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may be adversely affected.

Our success at improving our performance will be dependent in part on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect our results of operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Circular include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this Circular that are not historical facts are considered “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

Forward-looking statements relate to future events or future performance and reflect our management’s current beliefs, based on information currently available. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” and variations or similar words and expressions are used to identify such forward looking information, but these words are not the exclusive means of identifying forward-looking statements. Specifically, the Corporation may make forward-looking statements about, among other things:

•

its results of operations and financial condition (including, among other things, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•	changes in facts and circumstances affecting assumptions used in determining the provision for unpaid loss and loss adjustment expenses;

•	changes in industry trends and significant industry developments;

•	the impact of certain guarantees and indemnifications made by the Corporation;

•	the ability to complete current or future acquisitions successfully;

•	the ability to successfully implement our restructuring activities; and

•	strategic initiatives.

Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements, including those which are discussed under the heading “Risk Factors” in this Circular. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described in this Circular as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements.

THE MEETING

Solicitation of Proxies

This Circular is to be used at the Meeting to be held on December 14, 2018 at 1:00 pm (Toronto time) at the offices of Norton Rose Fulbright Canada LLP, Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4, or any adjournment or postponement thereof, for the purposes set out in the accompanying notice of meeting (the “Notice of Meeting”). The form of proxy and this Circular are being sent to shareholders on or about November 23, 2018.

The solicitations will be made primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Corporation, none of whom will receive additional compensation for assisting with the solicitation, and the estimated cost of which will be nominal. Banks, brokers, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to beneficial owners, and the Corporation will reimburse such persons for such reasonable out-of-pocket expenses incurred by them. The expenses of soliciting proxies, including the cost of preparing, assembling and mailing this Circular and proxy material to shareholders, will be borne by the Corporation.

The Record Date for the determination of shareholders entitled to receive notice of the Meeting is November 14, 2018.

No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representations should not be relied upon as having been authorized by us. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein. Except as otherwise stated, the information contained in this Circular is given as of November 23, 2018.

Appointment and Revocation of Proxies

Terence M. Kavanagh, Chairman of the Board, or failing him, John T. Fitzgerald, President and Chief Executive Officer of the Corporation shall serve as the proxy for the shareholders at the Meeting.

Shareholders have the right to appoint a person or company other than those named in the form of proxy accompanying this Circular (and in neither case required to be a shareholder) to represent them at the Meeting. To exercise this right, the shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

Proxies must be deposited with our transfer agent, Computershare, at its address Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, no later than 48 hours prior to the commencement of the Meeting (excluding Saturdays, Sundays and holidays) in order for the proxies to be used at the Meeting. If you do not deposit your proxy with the transfer agent at least 48 hours prior to the commencement of the Meeting, your proxy will not be used.

Common Shares represented by properly executed proxies will be voted on any ballot that may be called for, unless the shareholder has directed otherwise, in favour of the special resolution authorizing the Domestication.

Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting to which the proxy relates and other matters which may properly come before the Meeting. Management knows of no matters to come before the Meeting other than the consideration of the Domestication. However, if matters which are not known to management should properly come before the Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

A shareholder who has given a proxy has the power to revoke it prior to the commencement of the meeting by: (i) sending a written notice that is executed by the shareholder or their attorney as authorized in writing or, if the shareholder is a corporation, signed under its corporate seal or by a duly authorized officer or attorney of the corporation, that is received by the deadline specified stating that you revoke your proxy to the Corporation’s registered office; (ii) completing new form of proxy bearing a later date if the shareholder had sent a proxy via mail ,and properly submitting it so that it is received before the deadline; (iii) logging onto the Internet website specified on the form of proxy in the same manner or calling the toll-free number specified on the form of proxy prior to the Meeting, and following the instructions on the form of proxy; or (iv) appearing in person at the Meeting, declaring his, her or its prior proxy to be revoked and then voting in person at the Meeting. Any revocation of a proxy must be delivered either to the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement of the Meeting, or to the Chairman of the Board on the day of the Meeting or any adjournment or postponement of the Meeting, prior to the time of the Meeting.

Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Meeting.

PROPOSAL NO. 1 — THE DOMESTICATION

General

The Board is proposing to change our jurisdiction of incorporation from the province of Ontario to the State of Delaware pursuant to a “continuance” effected in accordance with Section 181 of the OBCA, also referred to as a “domestication” under Section 388 of the DGCL. We will become subject to the DGCL on the date of the Domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date we originally commenced its existence in Ontario. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The Board has unanimously approved our Domestication and the related certificate of incorporation of Kingsway Delaware, believes it to be in our best interests and in the best interests of its shareholders, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Kingsway Delaware to our shareholders.

The Domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C.

The Domestication will not interrupt our corporate existence or operations, or the trading market of the Common Shares. Each outstanding Common Share, Preferred Share or Series B Warrant at the time of the Domestication will remain issued and outstanding as a Common Share, Preferred Share or Series B Warrant, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL.

Principal Reasons for the Domestication

The Corporation believes that our Domestication will enable us to eliminate a number of potentially material income tax inefficiencies we believe we would inevitably encounter, particularly once we close our previously announced sale of our property-casualty insurance companies including the related distribution to Kingsway America Inc., a subsidiary of Kingsway Financial Services Inc., of the passive investments currently owned by our property-casualty insurance companies. We believe our Domestication will also reduce operating expenses and transactional inefficiencies that currently result from being subject to Canadian corporate laws despite having no operations in Canada. The Corporation chose the State of Delaware to be our domicile because the more favourable corporate environment afforded by Delaware will help us compete effectively in raising the capital necessary for us to continue to implement our strategic plan, particularly our announced focus on growing our extended warranty segment with accretive acquisitions. For many years, Delaware has followed a policy of encouraging public companies to incorporate in the state by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances. The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware’s corporate law. Coupled with an active bar known for continually assessing and recommending improvements to the DGCL, these factors add greater certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business.

Currently, our being registered as a Canadian domestic company subjects us to being taxed in Canada on certain non-Canadian sourced income called foreign accrual property income (“FAPI”) that cannot be offset by our U.S. net operating losses (“NOLs”). FAPI is traditionally comprised of passive income (i.e. interest, dividends, rents, capital gains and income generated from triple net leases). As a result, our non-operating company investment portfolio and triple net lease activities are generally deemed to be sources of FAPI even though such income is not earned directly by the Corporation. Active trades or businesses are generally not considered sources of FAPI. Our FAPI is subject to taxation in Canada regardless of whether we separately utilize our

U.S. NOLs to offset that same income for U.S. income tax purposes. As a result, we could be required to pay Canadian income tax on FAPI despite the existence of our U.S. NOLs. We are currently in a position to offset some amount of FAPI using available Canadian NOLs and foreign accrual property losses (“FAPLs”) that have been generated based upon our prior year loss activity. In the event that we do not have sufficient Canadian NOLs and FAPLs to offset future FAPI, however, we would be required to pay Canadian income tax, which would have a negative effect on our cash flow, despite the existence of our U.S. NOLs. There can be no assurance that our available Canadian NOLs and FAPLs will offset our future FAPI. Following the Domestication, we will cease to be subject to the FAPI rules because we will no longer be a Canadian domestic company.

Currently, as a non-U.S. corporation, we would become subject to the passive foreign investment company (“PFIC”) provisions of the Code if we were to become a PFIC. PFIC status is a factual determination made for each taxable year on the basis of a company’s composition of its “active” versus “passive” income and its “active” versus “passive” assets for such year. If we were to become classified as a PFIC, which is possible in the future, U.S. investors in our shares may incur a significantly increased U.S. income tax liability on gains recognized on the sale or other disposition of our shares and on the receipt of distributions on our shares. Following the Domestication, we will cease to be subject to the PFIC rules because we will no longer be a non-U.S. corporation.

For the reasons set forth above, our Board believes that the estimated benefits of Domestication outweigh any potential detriments, which we do not consider to be material, resulting from the Domestication.

Effects of Change of Jurisdiction

The Domestication will not interrupt our corporate existence or operations. Each outstanding Common Share, Preferred Share or Series B Warrant at the time of the Domestication will remain issued and outstanding as a Common Share, Preferred Share or Series B warrant, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL.

While the rights and privileges of shareholders of a Delaware corporation are, in many instances, comparable to those of shareholders of an OBCA corporation, there are certain differences. Attached as Exhibit F to this Circular is a summary of the most significant differences in shareholder rights. This summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the OBCA and the governing corporate instruments of the Corporation. Shareholders should consult their legal advisors regarding all of the implications of the transactions contemplated in the Resolution.

Shareholders should consult their own tax advisors for advice with respect to the tax consequences to them of the Domestication in their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Regulatory Approvals; Canadian and US Securities Laws and Stock Exchange Implications

Concurrently with the Domestication, the Corporation anticipates seeking to voluntarily delist its Common Shares and Series B Warrants from the TSX. After the Domestication, the Corporation will continue to be a reporting issuer in all provinces and territories of Canada and will remain subject to the securities laws applicable in such jurisdictions. Accordingly, the Corporation will remain subject to the securities laws applicable in such jurisdictions, including continuous disclosure requirements and requirements and timelines with respect to communications with beneficial owners of common stock.

The Domestication will not otherwise interrupt our corporate existence, our operations or the trading market of our Common Shares. Each outstanding Common Share, Preferred Share or Series B Warrant at the time of the Domestication will remain issued and outstanding as a Common Share, Preferred Share or Series B Warrant, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL. Following the completion of the Domestication, our Common Shares will continue to be listed on the NYSE, under the symbol “KFS.” The Corporation will continue to be subject to the rules and regulations of the NYSE and the obligations imposed by each securities regulatory authority in the United States, including the SEC. The Corporation will continue to file periodic reports with the SEC pursuant to the Exchange Act.

Executive Officers and Directors

Our Board of Directors currently consists of six members, John T. Fitzgerald, Gregory P. Hannon, Terence M. Kavanagh, Doug Levine, Joseph D. Stilwell, and Larry G. Swets, Jr. The Board of Directors will consist of the same six individuals after the Domestication. Immediately following the Domestication, our officers will also be unchanged. Our Executive Officers are John T. Fitzgerald (President and Chief Executive Officer), William A. Hickey, Jr. (Executive Vice President and Chief Financial Officer), and Hassan R. Baqar (Vice President).

Treatment of the Outstanding Capital Stock, Options and Warrants

We will only issue new certificates to you representing shares of capital stock of the Corporation upon a transfer of either your Common Shares or Preferred Shares or at your request. Holders of our outstanding options and warrants will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of Common Shares, for the equivalent exercise price per share, without any action by the holder.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation and the location of our registered office, and other changes of a legal nature, including changes in our organizational documents, which are described in this Circular. Following the Domestication, the executive offices of the Corporation will not move. They will remain in their current location, which is in Itasca, Illinois. The business, assets and liabilities of the Corporation, as well as our fiscal year, will be the same upon the effectiveness of the Domestication as they are prior to the Domestication. Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of the Corporation. The Corporation’s employee benefit plans and agreements will be continued by the Corporation.

Shareholder Approval

The Domestication is subject to approval of the special resolution authorizing the Corporation to apply to the Director appointed under the OBCA for a continuance in the State of Delaware, and to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with, the DGCL by holders of the Common Shares.

The Board may, in its sole discretion, decide not to act on this Resolution even if the Resolution is passed by shareholders. The Board’s determination in this regard may specifically include considering whether shareholders exercise dissent rights, and, if so, the number of shareholders that exercise such dissent rights, and the corresponding costs to the Corporation of effecting the Domestication with respect to the exercise of such dissent rights.

Under the OBCA, the change of jurisdiction requires affirmative votes, whether in person or by proxy, from at least two-thirds of the votes cast by the holders of our Common Shares at the Meeting.

Dissent Rights of Shareholders

Registered Shareholders (as defined below) have the right to dissent in respect of the Resolution pursuant to Section 185 of the OBCA. This summary is expressly subject to Section 185 of the OBCA, the text of which is reproduced in its entirety in Exhibit E hereto. The Corporation is not required to notify, and will not notify, shareholders of the time periods within which action must be taken in order for a shareholder to perfect its dissent rights. It is recommended that any shareholder wishing to avail itself of its dissent rights seek legal advice, as failure to comply strictly with the provisions of Section 185 of the OBCA may prejudice any such rights. A “Registered Shareholder” is a shareholder whose shares are registered in his or her name on the Corporation’s shareholder register. If a Shareholder holds his or her Common Shares through an investment dealer, broker or market intermediary, such Shareholder will not be a Registered Shareholder as such Common Shares will be registered in the name of such investment dealer, broker or market intermediary. Any shareholder who wishes to invoke his or her dissent rights should register his or her shares in his or her name or arrange for the Registered Shareholder to dissent. Any shareholder who wishes to invoke his or her dissent rights is urged to consult with his or her legal or investment advisor to determine whether they are Registered Shareholders and to be advised of the strict provisions of Section 185 of the OBCA. Any shareholder who wishes to register his or her shares in his or her own name is urged to consult with his or her legal or investment advisor or the registrar and transfer agent of the Corporation at the following address:

Computershare Investor Services

100 University Avenue, 8th Floor

Toronto, Ontario

M5J 2Y1

In the event that the Resolution is adopted and becomes effective, any holder who dissents in respect of the Resolution in compliance with Section 185 of the OBCA (a “Dissenting Shareholder”) will be entitled to be paid by the Corporation a sum representing the fair value of his or her Common Shares. No right of dissent or appraisal is available to a shareholder with respect to any other matter to be considered at the Meeting other than the Domestication.

A Dissenting Shareholder must send to the Corporation, at or before the Meeting, a written objection to the Resolution (a “dissent notice”). The execution or exercise of a proxy vote against the resolution does not constitute a written objection for the purposes of subsection 185 (6) of the OBCA. The OBCA does not provide for partial dissent and, accordingly, a shareholder may only dissent with respect to all of the Common Shares held by him or on behalf of any one beneficial owner whose shares are registered in his or her name. An application by the Corporation, or by a shareholder if he has sent a dissent notice as described above, may be made to the Ontario Superior Court of Justice (the “Ontario Court”) by originating notice, after the adoption of the Resolution to fix the fair value of the shares held by the Dissenting Shareholder. The fair value is to be determined as of the close of business on the last business day before the date on which the Resolution was adopted. If an application is made to the Ontario Court, the Corporation shall, unless the Ontario Court otherwise orders, send to each Dissenting Shareholder, at least 10 days before the date on which the application is returnable if the Corporation is the applicant or within 10 days after the Corporation is served with a copy of the originating notice if the Dissenting Shareholder is the applicant, a written offer to pay an amount considered by the Board of the Corporation to be the fair value of the Corporation Common Shares. Every such offer is to be made on the same terms and is to contain or be accompanied by a statement showing how the fair value was determined.

Upon the occurrence of the earliest of: (a) the effective date of the matter which is the subject of the Resolution, (b) the making of an agreement between the Corporation and the Dissenting Shareholder as to the payment to be made by the Corporation for the dissenting Common Shares, or (c) a pronouncement of the Ontario Court fixing the fair value of the Common Shares, a Dissenting Shareholder ceases to have any rights as a shareholder of the Corporation other than the right to be paid the fair value of his or her shares in the amount agreed to between the Corporation and the Dissenting Shareholder or in the amount fixed by the Ontario Court, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw his or her dissent notice or the Corporation may rescind the Resolution and, in either event, the dissent and appraisal proceedings in respect of such Dissenting Shareholder will be discontinued.

Dissenting Shareholders will not have any right other than those granted under the OBCA to have their Common Shares appraised or to receive the fair value thereof, other than in connection with the Domestication.

THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE OBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE OBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 185 OF THE OBCA IS ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

Accounting Treatment of the Domestication

Our Domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of the Corporation will be reflected at their carrying value to us. Any of our shares that we acquire from Dissenting Shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

U.S. FEDERAL AND CANADIAN INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of the material U.S. federal income tax considerations of the Domestication generally applicable to holders of Common Shares. This section applies only to holders that hold their Common Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). It does not apply to holders of options, warrants, or promissory notes.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting;

•	a tax-exempt organization;

•	a life insurance company, real estate investment trust or regulated investment company;

•	a person that actually or constructively owns 10% or more of the Corporation’s voting stock;

•	a person that holds Common Shares as part of a straddle or a hedging or conversion transaction;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	a person that received Common Shares as compensation for services;

•	a U.S. expatriate;

•	a controlled foreign corporation; or

•	a passive foreign investment company.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Common Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Common Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

For purposes of this discussion, a U.S. Holder means a beneficial owner of Common Shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders of Common Shares

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, the Corporation will change its jurisdiction of incorporation from Ontario, Canada to Delaware.

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of Common Shares generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders of the Common Shares” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if the Corporation (i) transferred all of its assets and liabilities to Kingsway Delaware in exchange for all of the outstanding stock of Kingsway Delaware; and (ii) then distributed the stock of Kingsway Delaware to the shareholders of the Corporation in liquidation of the Corporation. The taxable year of the Corporation will be deemed to end on the date of the Domestication.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a Kingsway Delaware Common Share received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in a Common Share deemed surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a Kingsway Delaware Common Share received by a U.S. Holder will include such holder’s holding period for the Common Share deemed surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders of the Common Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a Domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Common Shares on the date of the Domestication.

A.	“U.S. Shareholders” of the Corporation

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Common Shares entitled to vote

(a “U.S. Shareholder”) must include in income, as a dividend, the “all earnings and profits amount” attributable to the Common Shares it directly owns, within the meaning of Treasury Regulations under Section 367. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Common Shares entitled to vote. All U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Common Shares is the net positive earnings and profits of the Corporation (as determined under Treasury Regulations under Section 367) attributable to the shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a U.S. Shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the U.S. Shareholder held the block of stock.

The Corporation has calculated its earnings and profits for the tax years 2008 through 2017. Based on these calculations, the Corporation generated negative earnings and profits in the years 2011, 2013, 2014, 2016 and 2017 and positive earnings and profits in 2008, 2009, 2010, 2012 and 2015. However, there can be no assurance the IRS would agree with our earnings and profits calculations. If the IRS does not agree with our earnings and profits calculations, a shareholder may owe additional U.S. federal income taxes as a result of the Domestication. The Corporation intends to provide on its website (kingsway-financial.com) information regarding the Corporation’s earnings and profits for the years 2008 through 2017, which will be updated to include 2018 (through the date of the Domestication) once the information is available. Currently, the Corporation does not anticipate that it will generate a positive earnings and profits in 2018 through the date of the Domestication. However, there can be no assurance that once all of the Corporation’s activities through the date of the Domestication are considered, the Corporation’s 2018 earnings and profits will remain negative.

B.	U.S. Holders That Own Less Than 10 Percent of the Corporation

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) Common Shares with a fair market value of $50,000 USD or more but less than 10% of the total combined voting power of all classes of Common Shares entitled to vote will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Kingsway Delaware Common Shares received in the Domestication in an amount equal to the excess of the fair market value of the Kingsway Delaware Common Shares received over the U.S. Holder’s adjusted tax basis in the Common Shares deemed surrendered in exchange therefor. If a U.S. Holder acquired different blocks of Common Shares at different times or at different prices, any gain will be determined separately with respect to each block of Common Shares.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income, as a dividend, the all earnings and profits amount attributable to its Common Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities, or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from the Corporation establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Common Shares, and (B) a representation that the U.S. Holder has notified the Corporation that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to the Corporation no later than the date such tax return is filed. In connection with this election, the Corporation intends to provide on its website (kingsway-financial.com) information regarding the Corporation’s earnings and profits. See the discussion above under “U.S. Shareholders of the Corporation” for a more detailed discussion of the earnings and profits information that will be provided.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.	U.S. Holders That Own Common Shares with a Fair Market Value of Less Than $50,000 USD

A U.S. Holder who, on the date of the Domestication, owns (or is considered to own) Common Shares with a fair market value less than $50,000 USD should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

All U.S. Holders of Common Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders of the Common Shares,” above, the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code if the Corporation is or ever was a PFIC.

A.	Definition of a PFIC

In general, the Corporation will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held Common Shares, (a) at least 75% or more of the Corporation’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of the Corporation’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business) and gains from the disposition of passive assets.

B.	PFIC Status of the Corporation

The Corporation believes that it was not a PFIC before 2018 and it does not anticipate that it will be a PFIC in 2018, but there can be no assurance that the Corporation will not become a PFIC in 2019. Accordingly, the Domestication will likely not be a taxable event for any U.S. Holder under the PFIC rules if the Domestication occurs during 2018. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Therefore, the IRS might not agree that the Corporation is not and has never been a PFIC.

C.	Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated with a retroactive effective date. If finalized in their current form, those regulations may require taxable gain recognition to U.S. Holders of Common Shares upon the Domestication if the Corporation were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares and the U.S. Holder had not made (i) a “qualified electing fund” election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Common Shares or in which the Corporation was a PFIC, whichever is later, or (ii) a “mark-to-market” election under Section 1296 of the Code with respect to such holder’s shares. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of the Corporation. Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Common Shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which the Corporation was a PFIC, would be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders of the Common Shares” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

NON-U.S. HOLDERS

Effects of the Domestication on non-U.S. Holders of Common Shares

The following describes the material U.S. federal income tax considerations relating to the ownership and disposition of Common Shares by a non-U.S. Holder after the Domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of Common Shares who or that is, for U.S. federal income tax purposes, not a U.S. Holder (as defined above) or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Distributions

In general, any distributions made to a non-U.S. Holder on Common Shares, to the extent paid out of the Corporation’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its stock of the Corporation and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Shares, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares” below.

Dividends paid by the Corporation to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Common Shares unless:

(i) such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax,

(ii) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, (and, if an applicable treaty so requires, is attributable to the conduct of trade or business through a permanent establishment or fixed base in the United States), in which case the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. Holders and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply, or

(iii) the Corporation is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Common Shares have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of Common Shares.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of Common Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Corporation would be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect Kingsway to be classified as a U.S. real property holding corporation following the Domestication. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Kingsway will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Domestication or at any future time.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Common Shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Common Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Common Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Common Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Common Shares.

CANADIAN INCOME TAX CONSIDERATIONS

The following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to the Corporation and to holders of Common Shares who, for the purposes of the Tax Act and at all relevant times, (i) deal at arm’s length and are not affiliated with the Corporation and (ii) hold their Common Shares as capital property. The Common Shares will generally be capital property of a holder unless they are held in the course of carrying on a business of trading or dealing in securities or have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary assumes that the Corporation will cease to be resident in Canada for purposes of the Tax Act at the time of the Domestication and that from the time of the Domestication and at all relevant times thereafter, the Corporation will be a resident of the United States for purposes of the Canada-U.S. Tax Convention (1980), as amended (the “Treaty”) and will be entitled to the benefits of the Treaty.

This summary does not apply to a shareholder (i) an interest in which would be a “tax shelter investment” (as defined in the Tax Act), (ii) that is a “financial institution” (as defined in the Tax Act) for purposes of the mark-to-market rules, (iii) that is a “specified financial institution” or “restricted financial institution” (each as defined in the Tax Act), (iv) that has elected to determine its Canadian tax results in a foreign currency pursuant to the functional currency reporting rules in the Tax Act, (v) in respect of whom the Corporation will be a “foreign affiliate” for purposes of the Tax Act at any time after the Domestication, (vi) that is a corporation resident in Canada that is, or becomes, controlled by a non-resident corporation for the purposes of the “foreign affiliate dumping” rules in the Tax Act, or (vii) that has or will enter into a “derivative forward agreement” (as defined in the Tax Act) with respect to the Common Shares.

This summary does not describe the tax considerations with respect to holding or disposing of options or warrants of the Corporation. Holders of such options or warrants should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, all specific proposal (the “Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (“CRA”). No assurance can be given that any Proposed Amendments will be enacted in their current proposed form, or at all. This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.

For the purposes of the Tax Act, all amounts must be determined in Canadian dollars based on an appropriate exchange rate as determined in accordance with the provisions of the Tax Act.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.

The Domestication

Upon the Domestication, the Corporation will cease to be a resident of Canada for purposes of the Tax Act and will thereafter no longer be subject to Canadian income tax on its worldwide income (but will be subject to U.S. federal and state tax). However, if the Corporation carries on business in Canada or has other Canadian sources of income, it will be subject to Canadian income tax in respect of such Canadian source income, subject to relief under the Treaty. Management of the Corporation does not expect that the Corporation will carry on business in Canada following the Domestication.

For purposes of the Tax Act, the Corporation’s taxation year will be deemed to have ended immediately before it ceases to be a resident of Canada and a new taxation year will be deemed to have begun at that time. Immediately before its deemed year end, the Corporation will be deemed to have disposed of each of its properties for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost amount equal to fair market value. The Corporation will be subject to income tax under Part I of the Tax Act on any income and net taxable capital gains realized as a result of the deemed dispositions of its properties.

The Corporation will also be subject to an additional “emigration tax” under Part XIV of the Tax Act on the amount by which the fair market value, immediately before its deemed year end resulting from the Domestication, of all of the property owned by the Corporation exceeds the total of certain of its liabilities and the paid-up capital of all the issued and outstanding shares of the Corporation immediately before the deemed year end. This additional tax is generally payable at the rate of 25 percent, but will be reduced to 5 percent under the Treaty unless it can reasonably be concluded that one of the main reasons for the Corporation becoming resident in the United States was to reduce the amount of emigration tax or Canadian withholding tax under Part XIII of the Tax Act.

Management of the Corporation has advised that, in its view and as of the date hereof, the fair market value of each property of the Corporation does not exceed the adjusted cost base of such property and that the aggregate of the paid-up capital of the shares and the liabilities of the Corporation is not less than the current fair market value of all of the property of the Corporation. Accordingly, management of the Corporation expects that the deemed disposition of the Corporation’s properties that will occur on the Domestication will not result in any taxable income to the Corporation under Part I of the Tax Act and that the Domestication will not result in any liability for emigration tax under Part XIV of the Tax Act.

Shareholders are cautioned that the CRA may not agree with the Corporation’s determination of the fair market value of its properties at the relevant time. It is also possible that the fair market value of the Corporation’s properties may change between the date hereof and the time of the Domestication. Should unforeseen events lead to a potential for greater tax liability than currently expected, the Board has the right to not proceed with the Domestication.

Canadian Resident Holders

The following portion of this summary is applicable to shareholders who are resident in Canada for purposes of the Tax Act (“Canadian Resident Holders”).

Canadian Resident Holders will not be considered to have disposed of their Common Shares as a result of the Domestication. If a Canadian Resident Holder sells or otherwise disposes of Common Shares following the Domestication, such Canadian Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares and any reasonable costs of disposition. One-half of any capital gain will be included in income as a taxable capital gain and one-half of any capital loss will be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to the detailed provisions of the Tax Act in that regard.

Dividends received or deemed to be received by a Canadian Resident Holder on the Common Shares will be included in computing the Canadian Resident Holder’s income for tax purposes. In the case of a Canadian Resident Holder that is an individual, such dividends will not be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations. In the case of a Canadian Resident Holder that is a corporation, such Canadian Resident Holder will not be able to deduct the amount of dividends in computing its taxable income. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 10 2/3% on its “aggregate investment income” which is defined to include amounts in respect of taxable capital gains and certain dividends. To the extent that U.S. withholding taxes are imposed on dividends paid by the Corporation following the Domestication, the amount of such tax will generally be eligible for a Canadian foreign tax credit or tax deduction, subject to the detailed rules and limitations under the Tax Act. Canadian Resident Holders are advised to consult their own tax advisors with respect to the availability of a Canadian foreign tax credit or deduction having regard to their particular circumstances.

Dissenting Canadian Resident Holders

A Canadian Resident Holder that validly exercises Dissent Rights (a “Resident Dissenter”) and consequently is entitled to receive the fair value of the Common Shares in respect of which they dissent, will be deemed to have transferred their Common Shares to the Corporation in consideration for a debt claim against the Corporation to be paid the fair value of such Common Shares.

Although the matter is not free from doubt, the Resident Dissenter will generally be deemed to have received a dividend on the Common Shares equal to the amount, if any, by which the fair value of the Common Shares exceeds the paid-up capital of such Common Shares for purposes of the Tax Act. The amount of this deemed dividend could, in some circumstances, be treated as proceeds of disposition in the case of Resident Dissenters that are corporations. The difference between the fair value of the Common Shares and the amount of any deemed dividend would be treated as proceeds of disposition of the Common Shares for the purposes of computing any capital gain or capital loss realized on the disposition of the Common Shares.

Any interest awarded to a Resident Dissenter by a court will be included in the Resident Dissenter’s income for Canadian income tax purposes.

Canadian Resident Holders who are considering exercising Dissent Rights in connection with the Domestication are urged to consult with their tax advisors with respect to the tax consequences to them of dissenting.

Foreign Property Information Reporting

A Canadian Resident Holder that is a “specified Canadian entity” for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act) at any time in the year or fiscal period exceeds $100,000 will be required to file an information return for the year or period disclosing prescribed information. Common Shares will be “specified foreign property” for these purposes and Canadian Resident Holders should consult their own tax advisors to determine whether these rules are applicable in their particular case.

Offshore Investment Fund Property Rules

Pursuant to the offshore investment fund property rules in section 94.1 of the Tax Act (the “OIFP Rules”), if in a particular year a Canadian Resident Holder holds or has an interest in Common Shares, and the Common Shares may reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investments in (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing, and one of the main reasons for holding an interest in the Common Shares is to reduce or defer the Canadian tax liability that would have applied to the income, profits and gains generated by the portfolio investments if such income, profits and gains had been earned directly by the holder, the Canadian Resident Holder will generally be required to include in computing income for the year an amount equal to the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the Canadian Resident Holder’s “designated cost” (within the meaning of the Tax Act) of the Common Shares at the end of the month, is multiplied by one-twelfth of the total of (A) the applicable prescribed rate for the period that includes such month, and (B) two percent, exceeds (ii) the Canadian Resident Holder’s income for the year (other than a capital gain) in respect of the Common Shares determined without reference to these rules.

The OIFP Rules are complex and their application depends, to a large extent, on the reasons for a Canadian Resident Holder acquiring or holding the Common Shares. Canadian Resident Holders are urged to consult their own tax advisors regarding the application and consequences of the OIFP Rules in their own particular circumstances.

U.S. Resident Holders

The following portion of this summary is applicable to holders of Common Shares who are resident in the United States for purposes of the Tax Act and the Treaty and are entitled to the benefits of the Treaty, and who do not use or hold their Common Shares and will not use their Common Shares in the course of carrying on a business in Canada (“U.S. Resident Holders”). Special rules, which are not discussed in this summary, may apply to a holder of Common Shares that is a non-resident insurer that carries on an insurance business in Canada and elsewhere. Such holders should consult their own tax advisors.

U.S. Resident Holders will not be considered to have disposed of their Common Shares as a result of the Domestication. After the Domestication, U.S. Resident Holders will not be subject to Canadian withholding tax on dividends received from the Corporation.

A U.S. Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares after the Domestication unless such Common Shares are “taxable Canadian property” for purposes of the Tax Act. Provided that the Common Shares are listed on a designated stock exchange (which includes the NYSE) at a particular time, the Common Shares will generally not be taxable Canadian property of a U.S. Resident Holder at that time unless at any time during the 60-month period that ends at that time (i) 25% or more of the issued shares of any class of the capital stock of the Corporation were owned by or belonged to one or any combination of the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, and partnerships in which the U.S. Resident Holder or a person who did not deal at arm’s length with the U.S. Resident Holder holds a membership interest directly or indirectly through one or more partnerships, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable properties situated in Canada, Canadian resource properties, timber resource properties and options in respect of, or interests in, or for civil law rights in, any such properties whether or not such properties exist. However, in certain circumstances, the Common Shares may be deemed to be taxable Canadian property of a U.S. Resident Holder.

Dissenting U.S. Resident Holders

A U.S. Resident Holder that validly exercises Dissent Rights (a “U.S. Resident Dissenter”) and consequently is entitled to receive the fair value of the Common Shares in respect of which they dissent, will be deemed to have transferred their Common Shares in consideration for a debt claim against the Corporation to be paid the fair value of such Common Shares.

Although the matter is not free from doubt, a U.S. Resident Dissenter will generally be deemed to have received a dividend on the on Common Shares equal to the amount, if any, by which the fair value of the Common Shares exceeds the paid-up capital of such Common Shares for purposes of the Tax Act. Any such deemed dividend will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, but will be reduced to the rate of 15% under the provisions of the Treaty, other than for U.S. Resident Dissenters that are U.S. corporations owning at least 10% of the voting stock of the Corporation, in which case the rate of withholding on dividends under the Treaty would be 5%. A U.S. Resident Dissenter will also be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount paid to such U.S. Resident Dissenter. A U.S. Resident Dissenter will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares unless the Common Shares are “taxable Canadian property” for purposes of the Tax Act, as discussed above.

Any interest awarded to a U.S. Resident Dissenter by a court will not be subject to withholding tax under the Tax Act, provided such interest is not “participating debt interest” for purposes of the Tax Act.

U.S. Resident Holders who are considering exercising Dissent Rights in connection with the Domestication are urged to consult with their tax advisors with respect to the tax consequences of such action.

Eligibility for Investment

Following the Domestication, the Corporation will cease to be a “public corporation” for purposes of the Tax Act. However, management of the Corporation has advised that it intends that the Common Shares continue to be listed on the NYSE.

Provided that the Common Shares are listed on a “designated stock exchange” such as the NYSE, at the time of the Domestication and thereafter, the Common Shares will continue to be qualified investments for trusts governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plans, registered disability savings plan (“RDSP”), registered education savings plan (“RESP”) and tax-free savings accounts (“TFSA”) (collectively, “Registered Plans”).

Notwithstanding that Common Shares may be qualified investments for a trust governed by a RRSP, RRIF, RESP, RDSP or TFSA, the annuitant of a RRSP or RRIF, the subscriber of a RESP or the holder of a RDSP or TFSA, as the case may be, will be subject to a penalty tax if such Common Shares are a “prohibited investment” (as defined in the Tax Act). The Common Shares will generally not be a “prohibited investment” for a trust governed by a RRSP, RRIF, RESP, RDSP or TFSA provided that (i) the annuitant of the RRSP or the RRIF, the subscriber of the RESP or the holder of the RDSP or TFSA, as the case may be, deals at arm’s length with the Corporation for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in the Corporation or (ii) the Common Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for the RRSP, RRIF, RESP, RDSP or TFSA. An annuitant of a RRSP or RRIF, a subscriber of a RESP or a holder of a RDSP or TFSA should consult their own tax advisors as to whether Common Shares would be a prohibited investment in their particular circumstances.

DESCRIPTION OF CAPITAL STOCK

Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the Domestication has already occurred. The following description of our capital stock is not complete and is subject to and qualified in its entirety by the proposed certificate of incorporation and by-laws of the Corporation, which are attached as Exhibits C and D, respectively, to this Circular, and by the provisions of Delaware law.

Authorized Capital

The authorized capital of Kingsway consists of 50 million Common Shares, par value $0.01 per share and of 1 million shares of preferred stock, par value $0.01 per share.

Each Common Share is entitled to one (1) vote; however, the shares of Kingsway Delaware that represent Restricted Common Shares are restricted from voting pursuant to the 2013 Equity Incentive Plan. The Common Shares will continue to be listed on the NYSE under the symbol “KFS” following the Domestication.

Preferred Shares

Our Certificate of Incorporation authorizes 1 million shares of preferred stock of which 222,876 have been designated as Class A Preferred Shares, par value $0.01 per share. Kingsway Delaware’s Board of Directors will have the ability to fix the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Preferred Shares. The Preferred Shares will have priority over Kingsway Delaware Common Shares.

Each Kingsway Delaware Preferred Share is convertible into 6.25 Kingsway Delaware Common Shares. The holders of the Kingsway Delaware Preferred Shares are entitled to receive fixed, cumulative, preferential cash dividends at a rate of $1.25 per Kingsway Delaware Preferred Share per year. Kingsway Delaware may, any time after the date that is two years from the date of their initial issuance by Kingsway Delaware, upon giving notice, redeem at any time or from time-to-time all or any part of the then outstanding Kingsway Delaware Preferred Shares, on payment for each Kingsway Delaware Preferred Share of US$28.75 together with the amount equal to all dividends. The holders of Kingsway Delaware Preferred Shares shall not be entitled as such (except as specifically provided in the Certificate of Incorporation or as otherwise may be required by the DGCL) to receive notice of or to attend any meeting of shareholders of Kingsway Delaware and shall not be entitled to vote at any such meeting.

Kingsway Delaware’s Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares of any other class or series of preferred stock, and to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

Kingsway Delaware will be subject to the “business combinations” provisions of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested shareholder” for a period of three years after the time of the transaction on which the person became an “interested shareholder,” unless:

•	the corporation’s board of directors approved the transaction before the “interested shareholder” obtained such status;

•

upon consummation of the transaction that resulted in the shareholder becoming an “interested shareholder,” the “interested shareholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

•

on or subsequent to such time, the business combination or merger is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested shareholder.”

A “business combination” is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a shareholder. In general, an “interested shareholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years owned 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Provisions of the proposed certificate of incorporation and by-laws of Kingsway Delaware providing that only a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President may call special meetings of shareholders, or providing that shareholders are prohibited from taking action by written consent, may have the effect of making it more difficult for a third party to acquire control of Kingsway Delaware, or of discouraging a third party from attempting to acquire control of Kingsway.

In addition, the certificate of incorporation of Kingsway Delaware allows the Board of Directors to issue up to 1 million shares of preferred stock that could have, when issued, voting rights or preferences that could impede the success of any hostile takeover, or delay a change in control or change in Kingsway Delaware’s management.

Listing

Our Common Shares are currently traded on the NYSE and the TSX under the symbol “KFS,” and our Series B Warrants are traded on the TSX. Following the completion of our Domestication, our Common Shares will continue to be listed on the NYSE under the symbol “KFS.” Our Common Shares and Series B Warrants will be delisted from the TSX upon the completion of the Domestication.

Securities Act Restrictions on Resale of Kingsway Delaware Common Shares

The outstanding Common Shares of Kingsway Delaware will have been registered under the Securities Act, and holders of Common Shares who are not affiliates of Kingsway Delaware may freely resell their stock under the Securities Act. Holders of such shares of such stock who are affiliates of Kingsway Delaware, however, will not be permitted to resell their shares unless the resale of such shares is registered under the Securities Act or an exemption from registration, such as Rule 144 thereunder, is available. In general, Rule 144 will permit an affiliate of Kingsway Delaware to resell shares of stock received in connection with the Domestication only if certain requirements are met. Among other things, the affiliate of Kingsway Delaware may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the Kingsway Delaware Common Shares, the average weekly trading volume of the stock on the NYSE during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, Kingsway Delaware must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale and (depending on the amount being resold) the affiliate of Kingsway Delaware must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of Kingsway Delaware is any person who controls, is controlled by or is under common control with Kingsway Delaware.

BUSINESS

The Corporation was incorporated under the Business Corporations Act (Ontario) on September 19, 1989.

The Corporation’s registered office is located at 45 St. Clair Avenue West, Suite 400, Toronto, Ontario, Canada M4V 1K9. The common shares of Kingsway are currently listed on the TSX and the NYSE under the trading symbol “KFS.” After Domestication, the common shares will be delisted from the TSX and will only be listed on the NYSE.

The Corporation is a Canadian holding company with operating subsidiaries located in the United States. The Corporation owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries and pursues non-control investments and other opportunities acting as an advisor, an investor and a financier. Kingsway conducts its business through the following two reportable segments: Extended Warranty (formerly Insurance Services) and Leased Real Estate.

Prior to the second quarter of 2018, the Corporation conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included the following subsidiaries of the Corporation: Mendota Insurance Company (“Mendota”), Mendakota Insurance Company (“Mendakota”), Mendakota Casualty Company (“MCC”), Kingsway Amigo Insurance Company (“Amigo”) and Kingsway Reinsurance Corporation (“Kingsway Re”). On July 16, 2018, the Corporation announced that it had entered into a definitive agreement to sell Mendota, Mendakota and MCC. On October 18, 2018, the Corporation announced that the sale was completed. As a result, Mendota, Mendakota and MCC have been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a consequence of classifying Mendota, Mendakota and MCC as discontinued operations, the remaining composition of the Insurance Underwriting segment no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented. The operating results of Amigo and Kingsway Re previously included in the Insurance Underwriting segment are now included in Other income and expenses not allocated to segments, net.

Financial information about Kingsway’s reportable business segments for the years ended December 31, 2017 and 2016 is contained in the following sections of this Circular: (i) Note 25, “Segmented Information,” to the audited consolidated financial statements and the notes thereto for the years ended December 31, 2017 and 2016, beginning on page F-1 (“Audited Consolidated Financial Statements), (ii) Note 19, “Segmented Information,” to the unaudited consolidated financial statements and the notes thereto, for the nine month period ended September 30, 2018, beginning on page X-1 (“Quarterly Consolidated Financial Statements”); and (iii) “Results of Continuing Operations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

REPORTING CURRENCY

The Consolidated Financial Statements have been presented in U.S. dollars because the Corporation’s principal investments and cash flows are denominated in U.S. dollars. The Corporation’s functional currency is the U.S. dollar since the substantial majority of its operations is conducted in the United States. Assets and liabilities of subsidiaries with non-U.S. dollar functional currencies are translated to U.S. dollars at period-end exchange rates, while revenue and expenses are translated at average monthly rates and shareholders’ equity is translated at the rates in effect at dates of capital transactions. Foreign currency translation adjustments are included in shareholders’ equity under the caption accumulated other comprehensive loss. Foreign currency gains and losses resulting from transactions which are denominated in currencies other than the entity’s functional currency are reflected in foreign exchange losses, net in the consolidated statements of operations.

All of the dollar amounts in this Circular are expressed in U.S. dollars, except where otherwise indicated. References to “dollars” or “$” are to U.S. dollars, and any references to “C$” are to Canadian dollars.

GENERAL DEVELOPMENT OF BUSINESS

Acquisition of Professional Warranty Service Corporation:

On October 12, 2017, the Corporation acquired 100% of the outstanding shares of Professional Warranty Service Corporation (“PWSC”) for cash consideration of $10.0 million. PWSC is included in the Extended Warranty segment. PWSC is a leading provider of new home warranty products and administration services to the largest tier of domestic residential construction firms in the United States. Further information is contained in Note 5, “Acquisition, Disposal and Discontinued Operations,” to the Quarterly Consolidated Financial Statements.

EXTENDED WARRANTY SEGMENT

Extended Warranty includes the following subsidiaries of the Corporation: IWS Acquisition Corporation (“IWS”), Trinity Warranty Solutions LLC (“Trinity”) and PWSC, (collectively, “Extended Warranty”).

IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.

Trinity sells heating, ventilation, air conditioning (“HVAC”), standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in-house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.

Effective April 1, 2015, the Corporation closed on the sale of its wholly owned subsidiary, Assigned Risk Solutions Ltd. (“ARS”). As a result, ARS has been classified as discontinued operations and the results of their operations are reported separately for all periods presented. Prior to the transaction, ARS was included in the Extended Warranty (formerly Insurance Services) segment. As a result of classifying ARS as a discontinued operation, all segmented information has been restated to exclude ARS from the Extended Warranty segment. Further information is contained in Note 5, “Acquisition, Disposal and Discontinued Operations,” to the Quarterly Consolidated Financial Statements.

Extended Warranty Products

IWS markets and administers vehicle service agreements and related products for new and used automobiles throughout the United States. A vehicle service agreement is an agreement between IWS and the vehicle purchaser under which IWS agrees to replace or repair, for a specific term, designated vehicle parts in the event of a mechanical breakdown. IWS serves as the administrator on all contracts it originates. Vehicle service agreements supplement, or are in lieu of, manufacturers’ warranties and provide a variety of extended coverage options. Vehicle service agreements typically range from three months to seven years and/or 3,000 miles to 100,000 miles. The cost of the vehicle service agreement is a function of the contract term, coverage limits and type of vehicle.

In addition to marketing vehicle service agreements, IWS also brokers a guaranteed asset protection product (“GAP”) through its distribution channel. GAP generally covers a consumer’s out-of-pocket amount, related to an automobile loan or lease, if the vehicle is stolen or damaged beyond repair. IWS earns a commission when a consumer purchases a GAP certificate but does not take on any insurance risk.

Trinity sells HVAC, standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. A warranty contract is an agreement between Trinity and the purchaser of such HVAC, standby generator, commercial LED lighting and refrigeration equipment to replace or repair, for a specific term, designated parts in the event of a mechanical breakdown. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

PWSC administers insured warranty programs of liability coverage for home builders issued to buyers of their new homes. The liability coverage is provided to builder entities nationwide by a single, A+ rated insurance carrier. The warranty document is an agreement between the home builder and the purchaser of the home and includes specific tolerances related to covered defects and precise definitions of damages. Each damage category includes materials defect coverage for the first year, major systems coverage for the second year, and workmanship and structural coverage for years three through ten. The warranty enables certain damages to be resolved by the home builder without admitting fault or negligence, and offers an efficient method to resolve complaints by buyers through mediation and mandatory binding arbitration, when allowed, to avoid costly litigation and resolve issues amicably.

PWSC also administers uninsured home builder backed warranty programs for home builders issued to buyers of their new homes. The warranty document, an agreement between the home builder and the purchaser of the home, includes performance standards established by the home builder and warrants conditions in the home that in the builder’s opinion may constitute a construction defect throughout the warranty period. Claims are covered for the statute of repose in a specific state or per agreement with the general liability insurance carrier. Constituents’ interests are aligned to handle their claims relative to construction defects promptly and without attorney intervention. The warranty enables construction defects to be resolved by the home builder without admitting fault or negligence, and offers an efficient method to resolve complaints by buyers through mediation and mandatory binding arbitration to avoid costly litigation and resolve issues amicably.

Marketing and Distribution

IWS markets its products primarily through credit unions. IWS enters into an exclusive agreement with each credit union whereby the credit union receives a stipulated access fee for each vehicle service agreement issued to its members. The credit unions are served by IWS employee representatives located throughout the United States in close geographical proximity to the credit unions they serve. IWS distributes and markets its products in 23 states and the District of Columbia.

Trinity directly markets and distributes its warranty products to manufacturers, distributors and installers of HVAC, standby generator, commercial LED lighting and refrigeration equipment. As a provider of equipment breakdown and maintenance support, Trinity directly markets and distributes its product through its clients, which are primarily companies that directly own and operate numerous locations across the United States.

PWSC markets its insured warranty products through a sales force directly to the home builder and its uninsured builder backed warranty products through a network of construction general liability insurance carriers and domestic insurance brokers. Home builder prospects are developed through membership in local homebuilder associations, attendance at homebuilder conventions, distribution of promotional products and direct mail efforts. For its uninsured home builder backed product, PWSC dedicates senior personnel to working with the construction general liability insurers and domestic insurance brokers to identify and assist in developing new opportunities and devotes marketing resources to sell its product.

No customer or group of affiliated customers accounts for 10% or more of Extended Warranty’s revenues, and no loss of a customer or group of affiliated customers would have a material adverse effect on the Corporation.

Competition

IWS focuses exclusively on the automotive finance market with its core vehicle service agreement and related product offerings, while much of its competition in the credit union channel has a less targeted product approach. IWS’ typical competitor takes a generalist approach to market by providing credit unions with a variety of different product offerings. They are thus unable to deliver specialty expertise on par with IWS and do not give vehicle service agreement products the attention they require for healthy profitability and strong risk management.

Trinity operates in an environment with few market competitors. Trinity competes on two important facets: its belief that it provides superior customer service relative to its competitors and its ability, through the support of its insurance company partners, to provide warranty solutions to a wider range of HVAC, standby generator, commercial LED lighting and refrigeration equipment than that of its competitors.

For its insured warranty product, PWSC operates in an environment with several competitors. PWSC differentiates itself through its relationship with and backing by an A+ rated global insurance carrier; its over 20 years’ experience in the field of new home warranty administration; its dispute resolution services; and best in class customer service. For its uninsured builder backed product, PWSC operates in an environment with very few competitors. The most significant features differentiating the builder backed product from its competition are an express warranty for all construction defects, the only warranty that is fully integrated with the general liability policy in its definition and coverage of construction defects, and mutual agreement between the home builder and the home buyer that all claims be resolved through mediation or, if necessary, binding arbitration.

Claims Management

Claims management is the process by which Extended Warranty determines the validity and amount of a claim. We believe that claims management is fundamental to our operating results. The individual operating subsidiaries in Extended Warranty primarily employ their own claims adjusters who are responsible for investigating and settling claims. Our goal is to settle claims fairly for the benefit of our insureds and the insureds of our insurance company partners in a manner that is consistent with the insurance policy language and our regulatory and legal obligations.

IWS effectively and efficiently manages claims by utilizing in-house expertise and information systems. IWS employs an experienced claims staff comprised of Automotive Service Excellence certified mechanics, knowledgeable in all aspects of vehicle repairs and potential claims. Additionally, IWS owns its own proprietary database of historical claims data dating back over twenty years. Management analyzes this database to drive real-time pricing adjustments and strategic decision-making.

Trinity claims on warranty products are managed by the insurance companies with which Trinity partners. Trinity may, at times, act as a third-party administrator of such claims; however, at no time does Trinity bear the loss of claims on warranty products.

Under PWSC’s warranty products, disputes typically arise when there is a difference between what the homeowner expects of the builder and what the builder believes are its legitimate warranty service responsibilities. PWSC employs an experienced claims staff who responds to all inquiries from homeowners and from requests by builders. Any inquiries or complaints received are submitted or communicated to the builder.

PWSC will not make any determination as to the validity or resolution of any complaint; however, PWSC can and will discuss alternatives or resolutions to disputes with all parties and can mediate or negotiate a fair solution to a dispute. This process ensures that home builders can effectively manage new home construction risk and reduce the potential for substantial legal costs associated with litigation. PWSC may, at times, act as a third-party administrator for claims under the insured warranty product; however, at no time does PWSC bear the loss of claims on warranty products.

LEASED REAL ESTATE SEGMENT

Leased Real Estate includes the Corporation’s subsidiary, CMC. CMC owns, through an indirect wholly owned subsidiary (the “Property Owner”), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the “Real Property”), which is subject to a long-term triple net lease agreement. The Real Property is also subject to a mortgage, which is recorded as note payable in the consolidated balance sheets (the “Mortgage”).

PRICING AND PRODUCT MANAGEMENT

Responsibility for pricing and product management rests with the Corporation’s individual operating subsidiaries in Extended Warranty. Typically, teams comprised of pricing actuaries, product managers and business development managers work together by territory to develop policy forms and language, rating structures, regulatory filings and new product ideas. Data solutions and claims groups track loss performance on a monthly basis so as to alert the operating subsidiaries to the potential need to adjust forms or rates.

UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

The Corporation records a provision for its unpaid losses that have occurred as of a given evaluation date as well as for its estimated liability for loss adjustment expenses. For a detailed description of the Corporation’s process for establishing its provision for unpaid loss and loss adjustment expenses, see “Critical Accounting Estimates and Assumptions” section of MD&A.

For a rollforward of the provision for property and casualty unpaid loss and loss adjustment expenses, net of amounts recoverable from reinsurers, see Note 10, “Unpaid Loss and Loss Adjustment Expenses,” to the Quarterly Consolidated Financial Statements.

INVESTMENTS

We manage our investments to support the liabilities of our insurance operations, preserve capital, maintain adequate liquidity and maximize after-tax investment returns within acceptable risks. The fixed maturities portfolios are managed by a third party firm and are comprised predominantly of high-quality fixed maturities with relatively short durations. Equity, limited liability and other investments are managed by a team of employees and advisors dedicated to the identification of investment opportunities that offer asymmetric risk/reward potential with a margin of safety supported by private market values. The Investment Committee of the Board of Directors is responsible for monitoring the performance of our investments and compliance with the Corporation’s investment policies and guidelines, which it reviews annually. We are also subject to the applicable state regulations that prescribe the type, quality and concentration of investments that individual insurance companies can make.

For further descriptions of the Corporation’s investments, see our disclosures under the heading “Investments” in the MD&A and Note 6, “Investments,” and Note 20, “Fair Value of Financial Instruments,” to the Quarterly Consolidated Financial Statements.

REINSURANCE

Reinsurance ceded does not relieve us of our ultimate liability to our insureds in the event that any reinsurer is unable to meet its obligations under its reinsurance contracts. We therefore have entered into reinsurance contracts with only those reinsurers which we believe have sufficient financial resources to meet their obligations to us. Reinsurance treaties generally have terms of one year and, as a result, are subject to renegotiation annually.

Because our reinsurance recoverable is generally unsecured, we regularly evaluate the financial condition of our reinsurers and monitor the concentrations of credit risk to minimize our exposure to significant losses as a result of the insolvency of a reinsurer. We believe that the amounts we have recorded as reinsurance recoverable are appropriately established. Estimating our reinsurance recoverable, however, is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. Estimating amounts of reinsurance recoverable is also impacted by the uncertainties involved in the establishment of provisions for unpaid loss and loss adjustment expenses. As our underlying provision develops, the amounts ultimately recoverable may vary from amounts currently recorded.

As of September 30, 2018, we had $0.1 million recoverable from third-party reinsurers, 100.0% of which was recoverable from third-party reinsurers rated “A-” or higher by the A.M. Best rating service. We regularly evaluate our reinsurers and their respective amounts recoverable, and an allowance for uncollectible reinsurance is provided, if needed.

REGULATORY ENVIRONMENT

U.S. insurance companies are subject to the insurance holding company laws in the jurisdictions in which they conduct business. These regulations require that each U.S insurance company in the holding company system register with the insurance department of its state of domicile and furnish information concerning the operations of companies in the holding company system which may materially affect the operations, management or financial condition of the insurers in the holding company domiciled in that state. We have one U.S. insurance subsidiary, Amigo, which is organized and domiciled under the insurance statutes of Florida. The insurance laws in Florida provide that all transactions among members of a holding company system be done at arm’s length and be shown to be fair and reasonable to the regulated insurer. Transactions between insurance company subsidiaries and their parents and affiliates typically must be disclosed to the state regulators, and any material or extraordinary transaction requires prior approval of the applicable state insurance regulator. A change of control of a domestic insurer or of any controlling person requires the prior approval of the state insurance regulator. In general, any person who acquires 10% or more of the outstanding voting securities of the insurer or its parent company is presumed to have acquired control of the domestic insurer. To the best of our knowledge, we are in compliance with the regulations discussed above.

Insurance companies are required to report their financial condition and results of operation in accordance with statutory accounting principles prescribed or permitted by state insurance regulators in conjunction with the National Association of Insurance Commissioners (“NAIC”). State insurance regulators also prescribe the form and content of statutory financial statements, perform periodic financial examinations of insurers, set minimum reserve and loss ratio requirements, establish standards for the types and amounts of investments and require minimum capital and surplus levels. Such statutory capital and surplus requirements reflect risk-based capital (“RBC”) standards promulgated by the NAIC. These RBC standards are intended to assess the level of risk inherent in an insurance company’s business and consider items such as asset risk, credit risk, underwriting risk and other business risks relevant to its operations. In accordance with RBC formulas, an insurance company’s RBC requirements are calculated and compared to its total adjusted capital, as defined by the NAIC, to determine whether regulatory intervention is warranted. In general, insurers reporting surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 are subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2017, surplus as regards policyholders reported by Amigo exceeded the 200% threshold.

U.S. insurance companies are required under the guaranty fund laws of most states in which they transact business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. U.S. insurance companies also are required to participate in various involuntary pools or assigned risk pools. In most states, the involuntary pool participation is in proportion to the voluntary writings of related lines of business in such states.

We are subject to state laws and regulations that require diversification of our investment portfolios and that limit the amount of investments in certain categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

The state insurance department that has jurisdiction over Amigo may conduct on-site visits and examinations, especially as to financial condition, ability to fulfill obligations to policyholders, market conduct, claims practices and compliance with other laws and applicable regulations. Typically, these examinations are conducted every three to five years. In addition, if circumstances dictate, regulators are authorized to conduct special or target examinations of insurance companies to address particular concerns or issues. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive or other corrective action on the part of the Corporation that is the subject of the examination or the assessment of fines or other penalties against that company.

The Gramm-Leach-Bliley Act protects consumers from the unauthorized dissemination of certain personal information. The majority of states have implemented additional regulations to address privacy issues. These laws and regulations apply to all financial institutions, including insurance companies, and require us to maintain appropriate procedures for managing and protecting certain personal information of our customers and to fully disclose our privacy practices to our customers. We may also be exposed to future privacy laws and regulations, which could impose additional costs and impact our results of operations or financial condition.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “DFA”) was enacted into law. Among other things, the DFA forms within the Treasury Department a Federal Insurance Office (“FIO”) that is charged with monitoring all aspects of the insurance industry, gathering data, and conducting a study on methods to modernize and improve the insurance regulatory system in the United States. FIO’s report, which was delivered to Congress in 2013, concluded that a hybrid approach to regulation, involving a combination of state and federal government action, could improve the U.S. insurance system by attaining uniformity, efficiency and consistency, particularly with respect to solvency and market conduct regulation. A hybrid approach was also recommended to address the perceived need for uniform supervision of insurance companies with national and global activities. FIO established the Federal Advisory Committee on Insurance (“FACI”) whose mission is to provide recommendations to FIO on issues it monitors for Congress. While the NAIC continues to promote the strengths of the U.S. state-based insurance regulatory system, both FIO/FACI and international standard setting authorities such as the International Association of Insurance Supervisors are actively seeking a role in shaping the future of the U.S. insurance regulatory framework.

Title V of the DFA instructs the FIO Director to submit an update to the report that FIO submitted to Congress in 2013 describing the impact of Part II of the DFA’s Nonadmitted and Reinsurance Reform Act of 2010 (“NRRA”) on the ability of state regulators to access reinsurance information for regulated entities in their jurisdictions. The update, submitted by FIO in May 2015, concludes that Part II of NRRA has not had an adverse impact on the ability of state regulators to access reinsurance information from regulated companies. It is not yet known whether or how these organizations’ recommendations might result in changes to the current state-based system of insurance industry regulation or ultimately impact Kingsway’s operations.

Vehicle service agreements are regulated in all states in the United States, and IWS is subject to these regulations. Most states utilize the approach of the Uniform Service Contract Act which was adopted by the NAIC in the early 1990’s. Under that scheme, states regulate vehicle service contract companies by requiring them annually to file documentation, together with a copy of the contract of insurance covering their liability under the service contracts, which complies with the particular state’s regulatory requirements. IWS is in compliance with the regulations of each state in which it sells vehicle service agreements.

Certain, but not all, states regulate the sale of HVAC and equipment warranty contracts. Trinity is licensed as a service contract provider in those states where it is required.

The insurance carrier providing the contractual liability coverage for the insured warranty product offered by PWSC is designated as a surplus lines carrier in all states. The offering of surplus lines insurance is regulated in all states. The insurance carrier has designated an agent within PWSC who is a licensed property and casualty broker and a surplus lines broker in all states where such a license is required. PWSC is in compliance with the regulations of each state in which it offers its insured warranty products. In addition, New Jersey, Maryland and the U.S. Department of Housing & Urban Development (“HUD”) require PWSC to file its warranty plan documents and other company information for periodic review and approval to demonstrate compliance with new home warranty plan regulations promulgated by those jurisdictions. HUD and New Jersey require such a filing every two years. Maryland requires a filing every year. PWSC is in compliance with the filing requirements of each state and HUD.

EMPLOYEES

At September 30, 2018, we employed 126 personnel supporting our continuing operations, of which 125 were full-time employees.

PROPERTIES

Leased Properties

Extended Warranty leases facilities with an aggregate square footage of approximately 26,534 at three locations in three states. The latest expiration date of the existing leases is in October 2024.

The Corporation leases facilities for its corporate offices with an aggregate square footage of approximately 8,086 at two locations in one state. The latest expiration date of the existing leases is in November 2020.

The properties described above are in good condition. We consider our office facilities suitable and adequate for our current levels of operations.

Owned Properties

Leased Real Estate owns the Real Property, which is subject to a long-term triple net lease agreement. The Real Property includes rail car tracks which provide rail car storage spaces and has 72 miles of double-ended rail track. The Real Property also contains a 5,760 square foot office building with an attached observation tower comprised of 1,150 square feet.

The Corporation also owns two buildings located in Illinois consisting of approximately 4,636 square feet. The buildings are used for rental purposes and corporate offices.

LEGAL PROCEEDINGS

In connection with its operations in the ordinary course of business, the Corporation and its subsidiaries are named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the loss, or range of loss, if any, that would be incurred in connection with any of the various proceedings at this time, it is possible an individual action would result in a loss having a material adverse effect on the Corporation’s business, results of operations or financial condition.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

MARKET INFORMATION

Our common shares are currently listed on the TSX and the NYSE under the trading symbol “KFS,” however upon Domestication, our common shares will only be delisted from the TSX and only listed on the NYSE.

The following table sets forth, for the calendar quarters indicated, the high and low sales price for our common shares as reported on the TSX and NYSE.

	TSX				NYSE
	High - C$		Low - C$		High - US$	Low - US$
2018
Quarter 3	C$	4.32	C$	3.15	$3.30	$2.40
Quarter 2		5.90		3.59	4.65	2.75
Quarter 1		7.20		4.85	5.85	3.65

2017
Quarter 4	C$	7.57	C$	6.25	$6.05	$4.95
Quarter 3		7.95		6.66	6.20	5.45
Quarter 2		8.56		7.29	6.30	5.35
Quarter 1		8.56		7.38	6.50	5.40

2016
Quarter 4		8.36		7.42	6.25	5.45
Quarter 3		7.63		6.65	5.79	5.23
Quarter 2		6.90		5.59	5.37	4.48
Quarter 1		6.34		5.33	4.79	3.72

Shareholders of Record

As of September 30, 2018, the closing sales price of our common shares as reported by the TSX was C$3.67 per share and as reported by the NYSE was $2.80 per share.

As of September 30, 2018, we had 21,708,190 common shares issued and outstanding, held by approximately 3,400 shareholders of record.

Dividends

The Corporation has not declared a dividend since the first quarter of 2009. The declaration and payment of dividends is subject to the discretion of our Board of Directors after taking into account many factors, including financial condition, results of operations, anticipated cash needs and other factors deemed relevant by our Board of Directors. For a discussion of our cash resources and needs, see the “Liquidity and Capital Resources” section of MD&A.

Recent Sales of Unregistered Securities

During the year ended December 31, 2017 and the nine months ended September 30, 2018, we did not have any unregistered sales of our equity securities.

Issuer Purchases of Equity Securities

During the year ended December 31, 2017 and the nine months ended September 30, 2018, we did not have any unregistered sales of our equity securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Kingsway Financial Services Inc. (“Kingsway” or the “Corporation”) is a Canadian holding company with operating subsidiaries located in the United States. The Corporation owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. Kingsway conducts its business through the following two reportable segments: Extended Warranty and Leased Real Estate.

The Corporation previously conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included the following subsidiaries of the Corporation: Mendota Insurance Company (“Mendota”), Mendakota Insurance Company (“Mendakota”), Mendakota Casualty Company (“MCC”), Kingsway Amigo Insurance Company (“Amigo”) and Kingsway Reinsurance Corporation (“Kingsway Re”). On July 16, 2018, the Corporation announced that it had entered into a definitive agreement to sell Mendota, Mendakota and MCC. On October 18, 2018, the Corporation announced that the sale was completed. As a result, Mendota, Mendakota and MCC have been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a consequence of classifying Mendota, Mendakota and MCC as discontinued operations, the remaining composition of the Insurance Underwriting segment no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented. The operating results of Amigo and Kingsway Re, previously included in the Insurance Underwriting segment, are now included in Other income and expenses not allocated to segments, net.

Extended Warranty includes the following subsidiaries of the Corporation: IWS Acquisition Corporation (“IWS”), Trinity Warranty Solutions LLC (“Trinity”) and Professional Warranty Service Corporation (“PWSC”). Throughout Management’s Discussion and Analysis (“MD&A”), the term “Extended Warranty” is used to refer to this segment. Prior to the second quarter of 2017, Extended Warranty was referred to as Insurance Services.

IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.

Trinity sells heating, ventilation, air conditioning (“HVAC”), standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in-house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.

Leased Real Estate includes the Corporation’s subsidiary, CMC Industries, Inc. (“CMC”). CMC owns, through an indirect wholly owned subsidiary (the “Property Owner”), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the “Real Property”), which is subject to a long-term triple net lease agreement. The Real Property is also subject to a mortgage, which is recorded as note payable in the consolidated balance sheets (the “Mortgage”). Throughout this MD&A, the term “Leased Real Estate” is used to refer to this segment.

NON U.S.-GAAP FINANCIAL MEASURES

We present our operations in the way we believe will be most meaningful, useful and transparent to anyone using this financial information to evaluate our performance. In addition to the U.S. GAAP presentation of net (loss) income, we present segment operating income as a non-U.S. GAAP financial measure, which we believe is valuable in managing our business and drawing comparisons to our peers. Below is a definition of our non-U.S. GAAP measure and its relationship to U.S. GAAP.

Segment Operating Income

Segment operating income represents one measure of the pretax profitability of our segments and is derived by subtracting direct segment expenses from direct segment revenues. Revenues and expenses are presented in the unaudited consolidated statements of operations, but are not subtotaled by segment; however, this information is available in total and by segment in Note 19, “Segmented Information,” to the Quarterly Consolidated Financial Statements, regarding reportable segment information. The nearest comparable U.S. GAAP measure is loss from continuing operations before income tax (benefit) expense that, in addition to segment operating income, includes net investment (loss) income, net realized losses, gain on change in fair value of equity investments, interest expense not allocated to segments, other income and expenses not allocated to segments, net, amortization of intangible assets, contingent consideration benefit, loss on change in fair value of debt, gain on disposal of subsidiary and equity in net (loss) income of investee. A reconciliation of segment operating income to loss from continuing operations before income tax (benefit) expense for the nine months ended September 30, 2018 and 2017 is presented in Table 2 of the “Results of Continuing Operations” section of Management’s Discussion and Analysis.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for unpaid loss and loss adjustment expenses; valuation of fixed maturities and equity investments; impairment assessment of investments; valuation of limited liability investment, at fair value; valuation of deferred income taxes; valuation and impairment assessment of intangible assets; goodwill recoverability; deferred acquisition costs; and fair value assumptions for subordinated debt obligations.

Provision for Unpaid Loss and Loss Adjustment Expenses

Overview

The Corporation records a provision for unpaid losses that have occurred as of a given evaluation date as well as for its estimated liability for loss adjustment expenses. The provision for unpaid losses includes a provision, commonly referred to as case reserves, for losses related to reported claims as well as a provision for losses related to claims incurred but not reported (“IBNR”). The provision for loss adjustment expenses represents the cost to investigate and settle claims.

The provision for unpaid loss and loss adjustment expenses does not represent an exact calculation of the liability but instead represents management’s best estimate at a given accounting date, utilizing actuarial and statistical procedures, of the undiscounted estimates of the ultimate net cost of all unpaid loss and loss adjustment expenses. Management continually reviews its estimates and adjusts its provision as new information becomes available. In establishing the provision for unpaid loss and loss adjustment expenses, the Corporation also takes into account estimated recoveries, reinsurance, salvage and subrogation.

Any adjustments to the provision for unpaid loss and loss adjustment expenses are reflected in the consolidated statements of operations in the periods in which they become known, and the adjustments are accounted for as changes in estimates. Even after such adjustments, ultimate liability or recovery may exceed or be less than the revised provisions. An adjustment that increases the provision for unpaid loss and loss adjustment expenses is known as unfavorable development or a deficiency and will reduce net income while an adjustment that decreases the provision is known as favorable development or a redundancy and will increase net income.

Process for Establishing the Provision for Unpaid Loss and Loss Adjustment Expenses

The process for establishing the provision for unpaid loss and loss adjustment expenses reflects the uncertainties and significant judgmental factors inherent in predicting future results of both reported and IBNR claims. As such, the process is inherently complex and imprecise and estimates are constantly refined. The process of establishing the provision for unpaid loss and loss adjustment expenses relies on the judgment and opinions of a large number of individuals, including the opinions of the Corporation’s external reserving actuaries.

Factors affecting the provision for unpaid loss and loss adjustment expenses include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Corporation’s claims department personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claim-handling and settlement practices, the effect of inflationary trends on future loss settlement costs, court decisions, economic conditions and public attitudes.

The process for establishing the provision for loss and loss adjustment expenses begins with the collection and analysis of claim data. Data on individual reported claims, both current and historical, including paid amounts and individual claim adjuster estimates, are grouped by common characteristics and evaluated by the Corporation’s external reserving actuaries in their analyses to estimate ultimate claim liabilities. Such data is occasionally supplemented with external data as available and when appropriate.

Our Corporation’s external reserving actuaries use the following generally accepted actuarial loss and loss adjustment expenses reserving methods in our analysis, for each coverage or segment that we analyze:

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Paid Loss Development - we use historical loss and loss adjustment expense payments over discrete periods of time to estimate future loss and loss adjustment expense payments. Paid development methods assume that the patterns of paid loss and loss adjustment expenses that occurred in past periods will be similar to loss and loss adjustment expense payment patterns that will occur in future periods.

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Incurred Loss Development - we use historical case incurred loss and loss adjustment expenses (the sum of cumulative loss and loss adjustment expense payments plus outstanding unpaid case losses) over discrete periods of time to estimate future loss and loss adjustment expenses. Incurred development methods assume that the case loss and loss adjustment expenses reserving practices are consistently applied over time.

•

Frequency and Severity - we use historical claim count development over discrete periods of time to estimate future claim counts. We divide projected ultimate claim counts by an exposure base (earned premiums or exposures), select expected claim frequencies from the results, and adjust them for trends based on internal and external information. Concurrently, we divide projected ultimate losses by the projected ultimate claim counts to select expected loss severities. We use internal and external information to trend the severities and combine them with the trended, projected frequencies to develop ultimate loss projections.

The methods above all calculate an estimate of total ultimate losses. Our provision for loss and loss adjustment expenses is calculated by subtracting total paid losses from our estimate of total ultimate losses. Our estimate for IBNR is calculated by subtracting case reserves from our provision for loss and loss adjustment expenses.

Each estimation method has its own set of assumption variables and its own advantages and disadvantages, with no single estimation method being better than the others in all situations and no one set of assumptions being meaningful for all coverages or segments. For example, Paid Loss Development does not make use of case reserves, and can be more stable when there are changes to the case reserving process. Frequency and Severity, by estimating the frequency separately from severity, can assist in understanding the underlying dynamics when either frequency or severity is changing substantially.

The relative strengths and weaknesses of the particular estimation methods when applied to a particular group of claims can also change over time; therefore, the actual choice of estimation method can change with each evaluation. The estimation methods chosen are those that are believed to produce the most reliable indication at a particular evaluation date.

We monitor the actual emergence of loss and loss adjustment expenses data and compare it to the expected emergence implied by our booked estimates. Differences in these are part of our considerations for whether it is appropriate to modify our assumptions for developing the estimated provision for unpaid loss and loss adjustment expenses.

We review the adequacy of the provision for unpaid loss and loss adjustment expenses quarterly. For our year-end analysis, we re-estimate the ultimate losses for each coverage and state, by accident year. This involves performing a complete update of the historical development factors used in our analysis, incorporating the experience of the most recent calendar year. On a quarterly basis, we perform a more limited review, which can entail, for example, a comparison of the expected losses to be paid during the quarter versus actual payments, or other similar comparisons to determine the extent to which a given segment is performing as expected. In some cases, a re-estimation (similar to the year-end analysis) may be determined to be useful as part of a quarterly analysis, and we may make adjustments to ultimate losses in response to the results of this analysis. We adjust carried unpaid loss and loss adjustment expenses as we learn additional information, and reflect these adjustments in the accounting periods in which they are determined.

A basic premise in most actuarial analyses is that past patterns demonstrated in the data will repeat themselves in the future, absent a material change in the associated risk factors. Significant structural changes to the available data, product mix or organization can materially impact the provision for loss and loss adjustment expenses. Our 2016 actuarial analysis included certain assumptions regarding improved claim-handling practices that we expected to result from new claim-handling initiatives being implemented by the new claim management team hired in the fall of 2016. These assumptions led us to anticipate a significant reduction in the required provision for loss and loss adjustment expenses at December 31, 2016. These improvements did not materialize as quickly as originally anticipated, in large part due to the disruptions to claim staffing during this period. As a result, the year-end 2017 actuarial analysis removed the explicit adjustments that were made in the 2016 actuarial analysis; otherwise, the 2017 analysis was substantially reliant on historical experience. The anticipated improvements in claim-handling practices are now emerging and are expected to be recognized in future actuarial analyses once sufficient empirical evidence exists to validate the data.

Informed judgment is applied throughout the process. This includes the application of various individual experiences and expertise to multiple sets of data and analyses. In addition to actuaries, experts involved with the reserving process also include underwriting and claims personnel and lawyers, as well as other company management. As a result, management may have to consider varying individual viewpoints when establishing the provision for unpaid loss and loss adjustment expenses.

Our estimate of the provision for unpaid loss and loss adjustment expenses is proposed each quarter by our external reserving actuaries and approved by an internal management team comprised of our chief executive officer, chief operating officer and chief financial officer; the management of our non-standard automobile insurance companies, including its president, vice president of claims and treasurer; and other selected executives. We begin the process each quarter by responding to detailed information requests submitted by our external reserving actuaries. Upon completion of their estimation analysis of the provision for unpaid loss and loss adjustment expenses, the results are discussed with the internal management team. As part of this discussion, the analyses supporting the actuarial estimates of IBNR by line of business and state for each of our non-standard automobile companies, including separate analyses for our voluntary runoff companies, are reviewed. The external reserving actuaries also present explanations supporting any changes to the underlying assumptions used to calculate the indicated estimates. A review of the resulting variance between the indicated provision for unpaid loss and loss adjustment expenses and the carried provision for unpaid loss and loss adjustment expenses takes place. The internal management team engages in a discussion with the external reserving actuaries and supplies supplemental information in support of assumptions it believes should be challenged. The external reserving actuaries review the supplemental information and return to the internal management team with their recommendation in regards to the provision for unpaid loss and loss adjustment expenses that should be booked to reflect their analytical assessment and view of estimation risk. After discussion of these analyses and all relevant risk factors, the internal management team determines whether the carried provision for unpaid loss and loss adjustment expenses requires adjustment.

Our external reserving actuaries also develop, as part of their annual actuarial report to the Company, an estimated range around the provision for unpaid loss and loss adjustment expenses recorded by the Company. At December 31, 2017, the Company recorded a $1.3 million provision for unpaid loss and loss adjustment expenses. The report of the Company’s external actuaries indicates that a carried provision for unpaid loss and loss adjustment expenses anywhere between $1.2 million and $1.7 million at December 31, 2017 would fall within their reasonable range of estimation. This range does not present a forecast of future redundancy or deficiency since actual development of future paid losses related to the current provision for unpaid loss and loss adjustment expenses may be affected by many variables. The provision for unpaid loss and loss adjustment expenses recorded at December 31, 2017 represents our best estimate of the ultimate amounts that will be paid.

To the extent that the ultimate paid losses are higher or lower than the provision for unpaid loss and loss adjustment expenses recorded by the Corporation, the differences would be recorded in the Corporation’s consolidated statements of operations in the accounting periods in which they are determined. There can be assurance that such differences would not be material.

Valuation of Fixed Maturities and Equity Investments

Our equity investments, including warrants, are recorded at fair value using quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist.

For fixed maturities, we use observable inputs such as quoted prices for similar assets in active markets; quoted prices for identical or similar assets in markets that are inactive; or valuations based on models where the significant inputs are observable or can be corroborated by observable market data. We do not have any fixed maturities and equity investments in our portfolio that require us to use unobservable inputs. The Corporation engages a third-party vendor who utilizes third-party pricing sources and primarily employs a market approach to determine the fair values of our fixed maturities. The market approach includes primarily obtaining prices from independent third-party pricing services as well as, to a lesser extent, quotes from broker-dealers. Our third-party vendor also monitors market indicators, as well as industry and economic events, to ensure pricing is appropriate. All classes of our fixed maturities are valued using this technique. We have obtained an understanding of our third-party vendor’s valuation methodologies and inputs. Fair values obtained from our third-party vendor are not adjusted by the Corporation.

Gains and losses realized on the disposition of investments are determined on the first-in first-out basis and credited or charged to the consolidated statements of operations. Premium and discount on investments are amortized and accredited using the interest method and charged or credited to net investment income.

Impairment Assessment of Investments

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. We perform a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures, as applicable:

•	identifying all unrealized loss positions that have existed for at least six months;

•	identifying other circumstances management believes may impact the recoverability of the unrealized loss positions;

•

obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Corporation’s ability and intent to hold these investments at least until the investment impairment is recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

As a result of the analysis performed by the Corporation to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017.

The Corporation recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.

Valuation of Limited Liability Investment, at Fair Value

In connection with the deconsolidation of 1347 Investors LLC (“1347 Investors”) during the third quarter of 2016, the Corporation retained a minority investment in 1347 Investors. The Corporation has made an irrevocable election to account for this investment at fair value with changes in fair value reported in the consolidated statements of operations. The fair value of this investment is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs.

Valuation of Deferred Income Taxes

The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in our consolidated financial statements. In determining our provision for income taxes, we interpret tax legislation in a variety of jurisdictions and make assumptions about the expected timing of the reversal of deferred income tax assets and liabilities and the valuation of deferred income taxes.

The ultimate realization of the deferred income tax asset balance is dependent upon the generation of future taxable income during the periods in which the Corporation’s temporary differences reverse and become deductible. A valuation allowance is established when it is more likely than not that all or a portion of the deferred income tax asset balance will not be realized. In determining whether a valuation allowance is needed, management considers all available positive and negative evidence affecting specific deferred income tax asset balances, including the Corporation’s past and anticipated future performance, the reversal of deferred income tax liabilities, and the availability of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of a company’s deferred income tax asset balances when significant negative evidence exists. Cumulative losses are the most compelling form of negative evidence considered by management in this determination. To the extent a valuation allowance is established in a period, an expense must be recorded within the income tax provision in the consolidated statements of operations. As of December 31, 2017, the Corporation maintains a valuation allowance of $177.0 million, $170.6 million of which relates to its U.S. deferred income taxes. The largest component of the U.S. deferred income tax asset balance relates to tax loss carryforwards that have arisen as a result of losses generated from the Corporation’s U.S. operations. Uncertainty over the Corporation’s ability to utilize these losses over the short-term has led the Corporation to record a valuation allowance.

Future events may result in the valuation allowance being adjusted, which could materially impact our financial position and results of operations. If sufficient positive evidence were to arise in the future indicating that all or a portion of the deferred income tax assets would meet the more likely than not standard, all or a portion of the valuation allowance would be reversed in the period that such a conclusion was reached.

Valuation and Impairment Assessment of Intangible Assets

Intangible assets are recorded at their estimated fair values at the date of acquisition. Intangible assets with definite useful lives consist of vehicle service agreements in-force, database, customer relationships, contract-based revenues and in-place lease. Intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require that a definite-lived intangible asset be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that definite-lived intangible asset to its carrying amount. If the carrying amount of the definite-lived intangible asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.

Indefinite-lived intangible assets consist of a tenant relationship and trade name. Intangible assets with an indefinite life are assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Corporation has the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If facts and circumstances indicate that it is more likely than not that the intangible asset is impaired, a fair value-based impairment test would be required. Management must make estimates and assumptions in determining the fair value of indefinite-lived intangible assets that may affect any resulting impairment write-down. This includes assumptions regarding future cash flows and future revenues from the related intangible assets or their reporting units. Management then compares the fair value of the indefinite-lived intangible assets to their respective carrying amounts. If the carrying amount of an intangible asset exceeds the fair value of that intangible asset, an impairment is recorded. No impairment charges were taken on intangible assets in 2017 or 2016. Additional information regarding our intangible assets is included in Note 11, “Intangible Assets,” to the Audited Consolidated Financial Statements and Note 9, “Intangible Assets,” to the Quarterly Consolidated Financial Statements.

Goodwill Recoverability

Goodwill is assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Corporation has the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If facts and circumstances indicate that it is more likely than not that the goodwill is impaired, a fair value-based impairment test would be required. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on valuation techniques, including a discounted cash flow model using revenue and profit forecasts, and comparing those estimated fair values with the carrying values of the assets and liabilities of the reporting unit, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an implied fair value of goodwill. The determination of the implied fair value of goodwill of a reporting unit requires management to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill, which is compared to its corresponding carrying value. For reporting units with a negative book value, qualitative factors are evaluated to determine whether it is necessary to perform the second step of the goodwill impairment test. Additional information regarding our goodwill is included in Note 10, “Goodwill,” to the Audited Consolidated Financial Statements.

Deferred Acquisition Costs

Deferred acquisition costs represent the deferral of expenses that we incur related to successful efforts to acquire new business or renew existing business. Acquisition costs, primarily commissions and agency expenses related to issuing vehicle service agreements, are deferred and charged against income ratably over the terms of the related vehicle service agreements. Management regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset.

Derivative Financial Instruments

Derivative financial instruments include investments in warrants and performance shares issued to the Corporation under various performance share grant agreements. Refer to Note 6, “Investments,” to the Audited and Quarterly Consolidated Financial Statements, for further details regarding the performance shares. Warrants are classified as equity investments in the consolidated balance sheets.

We measure derivative financial instruments at fair value. Warrants are recorded at fair value using quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist. The performance shares, for which no active market exists, are required to be valued at fair value as determined in good faith by the Corporation. Such determination of fair value would require us to develop a model based upon relevant observable market inputs as well as significant unobservable inputs, including developing a sufficiently reliable estimate for an appropriate discount to reflect the illiquidity and unique structure of the security. The Corporation determined that its model for the performance shares was not sufficiently reliable. As a result, we have assigned a fair value of zero to the performance shares.

Fair Value Assumptions for Subordinated Debt Obligations

Our subordinated debt is measured and reported at fair value. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates.

RESULTS OF CONTINUING OPERATIONS

A reconciliation of total segment operating income to net (loss) income for the years ended December 31, 2017 and 2016 is presented in Table 1 below:

Table 1 Segment Operating Income for the Years Ended December 31, 2017 and 2016

For the years ended December 31 (in thousands of dollars)

	2017	2016	Change
Segment operating income
Extended Warranty	3,957	506	3,451
Leased Real Estate	3,099	627	2,472

Total segment operating income	7,056	1,133	5,923
Net investment income	968	2,862	(1,894)
Net realized gains	306	66	240
Other-than-temporary impairment loss	—	(17)	17
Interest expense not allocated to segments	(4,977)	(4,496)	(481)
Other income and expenses not allocated to segments, net	(10,138)	(6,081)	(4,057)
Amortization of intangible assets	(1,152)	(1,242)	90
Contingent consideration benefit	212	657	(445)
Loss on change in fair value of debt	(8,487)	(3,721)	(4,766)
Gain on deconsolidation of subsidiary	—	5,643	(5,643)
Equity in net income (loss) of investees	2,115	(1,017)	3,132

Loss from continuing operations before income tax benefit	(14,097)	(6,213)	(7,884)
Income tax benefit	(16,694)	(9,720)	(6,974)

Income from continuing operations	2,597	3,507	(910)
Loss on liquidation of subsidiary, net of taxes	(494)	—	(494)
Loss from discontinued operations, net of taxes	(14,252)	(4,240)	(10,012)
Gain on disposal of discontinued operations, net of taxes	1,017	1,255	(238)

Net (loss) income	(11,132)	522	(11,654)

A reconciliation of total segment operating income to net loss for the nine months ended September 30, 2018 and 2017 is presented in Table 2 below:

Table 2 Segment Operating Income

(in thousands of dollars)

	For the nine months ended September 30,
	2018	2017	Change
Segment operating income:
Extended Warranty	3,615	2,118	1,497
Leased Real Estate	1,965	2,315	(350)

Total segment operating income	5,580	4,433	1,147
Net investment (loss) income	(697)	126	(823)
Net realized losses	(405)	(1)	(404)
Gain on change in fair value of equity investments	951	—	951
Interest expense not allocated to segments	(4,476)	(3,636)	(840)
Other income and expenses not allocated to segments, net	(4,428)	(6,871)	2,443
Amortization of intangible assets	(1,899)	(866)	(1,033)
Contingent consideration benefit	—	212	(212)
Loss on change in fair value of debt	(2,511)	(5,769)	3,258
Gain on disposal of subsidiary	17	—	17
Equity in net (loss) income of investee	(623)	1,343	(1,966)

Loss from continuing operations before income tax expense	(8,491)	(11,029)	2,538
Income tax expense	291	1,636	(1,345)

Loss from continuing operations	(8,782)	(12,665)	3,883
Income from discontinued operations, net of taxes	2,069	960	1,109
(Loss) gain on disposal of discontinued operations, net of taxes	(7,800)	1,017	(8,817)

Net loss	(14,513)	(10,688)	(3,825)

Income from Continuing Operations, Net (Loss) Income and Diluted (Loss) Earnings per Share

For the year ended December 31, 2017, we incurred income from continuing operations of $2.6 million (loss of $0.10 per diluted share) compared to $3.5 million ($0.15 per diluted share) for the year ended December 31, 2016. The income from continuing operations for the year ended December 31, 2017 is primarily attributable to operating income in Extended Warranty and Leased Real Estate, net investment income, net realized gains, equity in net income of investees and income tax benefit, partially offset by interest expense not allocated to segments, other income and expenses not allocated to segments, net and loss on change in fair value of debt. The income from continuing operations for the year ended December 31, 2016 is primarily attributable to net investment income, gain on deconsolidation of subsidiary and income tax benefit, partially offset by interest expense not allocated to segments, other income and expenses not allocated to segments, net and loss on change in fair value of debt.

For the year ended December 31, 2017, we reported net loss of 11.1 million ($0.73 per diluted share) compared to net income of $0.5 million ($0.01 per diluted share) for the year ended December 31, 2016.

For the nine months ended September 30, 2018, we reported loss from continuing operations of $8.8 million compared to $12.7 million for the nine months ended September 30, 2017. The loss from continuing operations for the nine months ended September 30, 2018 is primarily due to interest expense not allocated to segments, other income and expenses not allocated to segments, net, amortization of intangible assets and loss on change in fair value of debt, partially offset by operating income in Extended Warranty and Leased Real Estate.

The loss from continuing operations for the nine months ended September 30, 2017 is primarily due to interest expense not allocated to segments, other income and expenses not allocated to segments, net and loss on change in fair value of debt, partially offset by operating income in Extended Warranty and Leased Real Estate.

For the nine months ended September 30, 2018, we reported a net loss of $14.5 million compared to $10.7 million for the nine months ended September 30, 2017.

Extended Warranty

The Extended Warranty service fee and commission income increased 31.1% to $30.8 million for the year ended December 31, 2017 compared with $23.5 million for the year ended December 31, 2016. The Extended Warranty service fee and commission income increased 39.6% to $28.9 million for the nine months ended September 30, 2018 compared with $20.7 million for the nine months ended September 30, 2017. The increase in each period reflects increased service fee and commission income at both IWS and Trinity. IWS experienced increased sales of vehicle service agreements due to higher automobile sales and improved penetration of its credit union distribution channel. Trinity experienced increased sales to existing customers of both its maintenance support and warranty products. The increases are also reflective of the inclusion of PWSC following its acquisition effective October 12, 2017. PWSC service fee and commission income was $2.4 million from the date of acquisition through December 31, 2017. PWSC service fee and commission income was $5.4 million for the nine months ended September 30, 2018.

PWSC’s service fee and commission income for the nine months ended September 30, 2018 was impacted by the adoption of ASU 2014-09, which was effective January 1, 2018. As further discussed in Note 4, “Recently Issued Accounting Standards,” to the Quarterly Consolidated Financial Statements, the adoption of ASU 2014-09 will result in the Company recognizing homebuilder warranty service fees more slowly compared to the historic revenue recognition pattern utilized prior to the adoption of ASU 2014-09. As a result of the adoption of ASU 2014-09, service fee and commission income recorded by PWSC during the nine months ended September 30, 2018 was lower by $1.5 million compared to what would have been recognized prior to the adoption of ASU 2014-09.

The Extended Warranty operating income was $4.0 million for the year ended December 31, 2017 compared with $0.5 million for the year ended December 31, 2016. This increase in operating income is due to the inclusion of PWSC in 2017, as noted above, as well as improved revenues, partially offset by related increase in costs of services sold at Trinity and commission expense at IWS, for the year ended December 31, 2017 compared with the same period in 2016.

The Extended Warranty operating income was $3.6 million for the nine months ended September 30, 2018 compared with $2.1 million for the nine months ended September 30, 2017. The increase in operating income for the nine months September 30, 2018 is primarily due to the inclusion of PWSC in 2018 following its acquisition effective October 12, 2017. PWSC operating income was $0.9 million for the nine months ended September 30, 2018. The increase in operating income also reflects the improved revenues at both Trinity and IWS, partially offset by related increases in cost of services sold at Trinity and general and administrative expenses at both Trinity and IWS, for the nine months ended September 30, 2018, compared to the same period in 2017.

Leased Real Estate

Leased Real Estate rental income was $13.4 million for the year ended December 31, 2017 compared to $5.4 million for the year ended December 31, 2016. For the nine months ended September 30, 2018, Leased Real Estate rental income was $10.0 million compared to $10.0 million for the nine months ended September 30, 2017. The rental income is derived from CMC’s long-term triple net lease. The Corporation acquired 81% of CMC on July 14, 2016. The 2017 rental income is reflective of a lease amendment that was executed effective beginning in the first quarter of 2017 whereby the tenant will pay an aggregate $25.0 million of additional rental income through May 2034, the remaining term of the lease (the “Lease Amendment”). The Leased Real Estate operating income was $3.1 million for the year ended December 31, 2017 compared to $0.6 million for the year ended December 31, 2016. Leased Real Estate operating income includes interest expense of $6.3 million and $2.9 million for the years ended December 31, 2017 and 2016, respectively. The Leased Real Estate operating income was $2.0 million for the nine months ended September 30, 2018 compared with $2.3 million for the nine months ended September 30, 2017. The decrease in operating income for the nine months ended September 30, 2018 is due to increased legal expenses, compared to the same period in 2017. Leased Real Estate recorded legal expense of $0.4 million for the nine months ended September 30, 2018 compared with zero for the nine months ended September 30, 2017. Leased Real Estate operating income includes interest expense of $4.6 million and $4.7 million for the nine months ended September 30, 2018 and 2017, respectively. Leased Real Estate operating income for the nine months ended September 30, 2017 also reflects a non-recurring charge of $0.3 million for transaction expenses related to the execution of a lease amendment. See “Investments” section below for further discussion.

Net Investment Income

Net investment income decreased to $1.0 million in 2017 compared to $2.9 million in 2016. The decrease in 2017 is primarily explained by the difference between the $0.3 million net investment loss recorded during 2017 related to the Corporation’s limited liability investment, at fair value compared to the $1.3 million net investment income recorded during 2016 related to the Corporation’s limited liability investment, at fair value.

Net investment losses were $0.7 million for the nine months ended September 30, 2018 compared to net investment income of $0.1 million for the nine months ended September 30, 2017. The decrease for the nine months ended September 30, 2018 is primarily due to a $1.5 million decrease in fair value of the Company’s limited liability investment, at fair value recorded for the nine months ended September 30, 2018 compared to a $0.4 million decrease in fair value of the Company’s limited liability investment, at fair value recorded for the nine months ended September 30, 2017.

Net Realized (Losses) Gains

The Corporation incurred net realized gains of $0.3 million in 2017 compared to $0.1 million in 2016. The net realized gains in 2017 resulted primarily from the sale of an LLC investment. The net realized gains in 2016 resulted primarily from the liquidation of equity investments.

Net realized losses were $0.4 million for the nine months ended September 30, 2018 compared to $0.0 million for the nine months ended September 30, 2017. The net realized losses for the nine months ended September 30, 2018 resulted from the sale of a limited liability investment as one part of a broader set of arrangements with certain former officers of the Company. Refer to Note 21, “Related Party Transactions,” to the Quarterly Consolidated Financial Statements, for further discussion.

Gain on Change in Fair Value of Equity Investments

Gain on change in fair value of equity investments was $1.0 million for the nine months ended September 30, 2018 compared to zero for the nine months ended September 30, 2017. As further discussed in Note 4, “Recently Issued Accounting Standards,” to the Quarterly Consolidated Financial Statements, effective January 1, 2018, the Company adopted ASU 2016-01. As a result, all changes in the fair value of equity investments are now recognized in net income (loss). The gain on change in fair value of equity investments for the nine months ended September 30, 2018 includes realized gains of $1.5 million on equity investments sold and unrealized losses of $0.5 million on equity investments held as of September 30, 2018.

Other-Than-Temporary Impairment Loss

As a result of the analysis performed by the Corporation to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Corporation recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.

Interest Expense not Allocated to Segments

Interest expense not allocated to segments for 2017 was $5.0 million compared to $4.5 million in 2016. The increase in 2017 is attributable to generally higher London interbank offered interest rates for three-month U.S. dollar deposits (“LIBOR”) during the year ended December 31, 2017 compared to the year ended December 31, 2016. The Corporation’s subordinated debt bears interest at the rate of LIBOR, plus spreads ranging from 3.85% to 4.20%.

Interest expense not allocated to segments was $4.5 million for the nine months ended September 30, 2018 compared to $3.6 million for the nine months ended September 30, 2017. The increase for the nine months ended September 30, 2018 is primarily attributable to generally higher LIBOR during the nine months ended September 30, 2018 compared to the same period in 2017. The Corporation’s subordinated debt bears interest at the rate of LIBOR, plus spreads ranging from 3.85% to 4.20%. The increase is also reflective of the inclusion of interest expense on the Corporation’s bank loan incurred as part of its acquisition of PWSC effective October 12, 2017.

Other Income and Expenses not Allocated to Segments, Net

Other income and expenses not allocated to segments was a net expense of $10.1 million in 2017 compared to $6.1 million in 2016. The increase in net expense is primarily the result of more general and administrative expense for compensation, employee benefits and professional fees in 2017 as compared to 2016 and an increase in loss and loss adjustment expenses at Amigo in 2017 as compared to 2016, partially offset by a $0.7 million gain recorded during the third quarter of 2017 related to the termination of a financing lease, as further discussed in Note 16, “Finance Lease Obligation Liability,” to the Audited Consolidated Financial Statements.

Other income and expenses not allocated to segments, net was a net expense of $4.4 million for the nine months ended September 30, 2018 compared to net expense of $6.9 million for the nine months ended September 30, 2017. The following items were recorded as part of Other income and expenses not allocated to segments, net.

Total stock-based compensation, net of forfeitures, was a benefit of $1.9 million and expense of $0.9 million for the nine months ended September 30, 2018 and September 30, 2017, respectively. During the third quarter of 2018, the Company modified the terms of grants of restricted common stock awards to certain former officers of the Company. Refer to Note 17, “Stock-Based Compensation,” to the Quarterly Consolidated Financial Statements, for further discussion of the restricted stock awards. The Company also record $0.4 million of payroll tax expense and $0.2 million of other expense during the third quarter of 2018 related to these arrangements with its former officers.

The Company recorded a $0.7 million gain for the nine months ended September 30, 2017 related to the termination of a financing lease, as further discussed in Note 12, “Finance Lease Obligation Liability,” to the Quarterly Consolidated Financial Statements.

The Company recorded other income of zero and $0.9 million related to the write-off of escheat liabilities for the nine months ended September 30, 2018.

Loss and loss adjustment expenses, net of commissions, at Amigo were an expense of $1.7 million and a benefit of $0.0 million for the nine months ended September 30, 2018 and September 30, 2017, respectively. Amigo was previously included in the Insurance Underwriting segment along with Mendota, Mendakota and MCC. As a consequence of classifying Mendota, Mendakota and MCC as discontinued operations, the remaining composition of the Insurance Underwriting segment no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented. The operating results of Amigo previously included in the Insurance Underwriting segment are now included in Other income and expenses not allocated to segments, net.

Amortization of Intangible Assets

The Corporation’s intangible assets with definite useful lives are amortized over their estimated useful lives. Amortization of intangible assets was $1.2 million in 2017 compared to $1.2 million in 2016. Amortization of intangible assets was $1.9 million for the nine months ended September 30, 2018 compared to $0.9 million for the nine months ended September 30, 2017. The higher amortization expense for the nine months ended September 30, 2018 is related to amortization of intangible assets recorded in conjunction with the Company’s acquisition of PWSC on October 12, 2017. During the third quarter of 2018, the Company finalized its fair value analysis of the assets acquired and liabilities assumed in its acquisition of PWSC, which resulted in the Company recording (i) $0.8 million of amortization expense during the third quarter of 2018 for the period from the date of acquisition through June 30, 2018 and (ii) $0.3 million of amortization expense during the third quarter of 2018 for the period July 1, 2018 through September 30, 2018 related to the intangible assets identified. See Note 5, “Acquisitions, Disposal and Discontinued Operations,” to the Quarterly Consolidated Financial Statements for further details.

Contingent Consideration Benefit

Contingent consideration benefit was $0.2 million in 2017 compared to $0.7 million in 2016. Contingent consideration benefit was zero for the nine months ended September 30, 2018 compared to $0.2 million for the nine months ended September 30, 2017. The asset purchase agreements executed by the Corporation in 2012 and 2013 related to the acquisitions of IWS and Trinity, respectively, provided for additional payments to the former owners of IWS and Trinity contingent upon the achievement of certain targets over future reporting periods. Contingent consideration liabilities resulting from the acquisitions of IWS and Trinity were estimated at their respective acquisition dates using valuation models designed to estimate the probability of such contingent payments based on various assumptions. The valuation models assume certain achievement of targets, discount rates related to riskiness of the projections used and the time value of money to calculate the net present value of future consideration payments.

The benefit recorded for the year ended December 31, 2017 and for the nine months ended September 30, 2017 is attributable to the Corporation having executed an agreement with the former owner of Trinity. The parties to the Trinity agreement agreed to a fixed payment in exchange for extinguishing the rights to future contingent payments. The benefit recorded for the year ended December 31, 2016 is attributable to the Corporation having executed an agreement with the former owners of IWS. The parties to the IWS agreement agreed to a fixed payment and other consideration in exchange for extinguishing the rights to future contingent payments. At December 31, 2017 and 2016, the Corporation has total contingent liabilities of $0.0 million and $0.3 million, respectively, which is included in accrued expenses and other liabilities on the consolidated balance sheets. See Note 26, “Fair Value of Financial Instruments,” to the Audited Consolidated Financial Statements, for further details.

Loss on Change in Fair Value of Debt

The loss on change in fair value of debt amounted to $8.5 million in 2017 compared to $3.7 million in 2016. Loss on change in fair value of debt amounted to $2.5 million for the nine months ended September 30, 2018 compared to $5.8 million for the nine months ended September 30, 2017. The loss for 2017 and 2016 and for the nine months ended September 30, 2018 and September 30, 2017 is due to an increase in the fair value of the subordinated debt. As further discussed in Note 4, “Recently Issued Accounting Standards,” to the Quarterly Consolidated Financial Statements, effective January 1, 2018, the Corporation adopted ASU 2016-01. As a result, the portion of the change in fair value of subordinated debt related to the instrument-specific credit risk is now recognized in other comprehensive income (loss), whereas for 2017, the total change in fair value of subordinated debt was recorded in net income (loss). See “Debt” section below for further information.

Gain on Disposal of Subsidiary

On June 1, 2018, the Company disposed of its subsidiary, Itasca Real Estate Investors, LLC. As a result of the disposal, the Company recognized a gain of $0.0 million during the nine months ended September 30, 2018.

Gain on Deconsolidation of Subsidiary

Prior to the third quarter of 2016, the Corporation owned 61.0% of the outstanding units of 1347 Investors. Because the Corporation owned more than 50% of the outstanding units, the Corporation had been consolidating the financial statements of 1347 Investors. During the third quarter of 2016, the Corporation’s ownership percentage in 1347 Investors was reduced to 26.7%. As a result of this change in ownership, the Corporation recorded a non-cash gain on deconsolidation of 1347 Investors of $5.6 million during the third quarter of 2016. This gain results from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, which the Corporation reported prior to the closing of the transaction, and recording the fair value of the Corporation’s 26.7% retained noncontrolling investment in 1347 Investors as of the transaction date. Refer to the “Investments” section below and Note 5, “Deconsolidation, Discontinued Operations and Liquidation,” to the Audited Consolidated Financial Statements, for further discussion.

Equity in Net Income (Loss) of Investees

Equity in net income of investees was $2.1 million in 2017 compared to equity in net loss of investees of $1.0 million in 2016. Equity in net income (loss) of investees between 2017 and 2016 represents the Corporation’s investments in Itasca Capital Ltd. and 1347 Capital Corp. Equity in net loss of investee was $0.6 million for the nine months ended September 30, 2018 compared to equity in net income of investee of $1.3 million for the nine months ended September 30, 2017. Equity in net (loss) income of investee for the nine months ended September 30, 2018 and September 30, 2017 represents the Corporation’s investment in Itasca Capital Ltd. See Note 7, “Investment in Investee,” to the Audited and Quarterly Consolidated Financial Statements, for further discussion.

Income Tax (Benefit) Expense

Income tax benefit for 2017 was $16.7 million compared to $9.7 million in 2016. The 2017 income tax benefit is primarily related to a release of deferred income tax liabilities and an adjustment to the deferred income tax valuation allowance resulting from the Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, a permanent reduction in the U.S. federal corporate income tax rate to 21%.

The Corporation is subject to the provisions of Accounting Standards Codification 740-10, Income Taxes, which requires that the effect on deferred tax income assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. In December of 2017, the SEC staff issued Staff Accounting Bulletin 118 (“SAB 118”), which provides that companies that have not completed their accounting for the effects of the Tax Act but can determine a reasonable estimate of those effects should include a provisional amount based on their reasonable estimate in their financial statements.

Pursuant to SAB 118, the Corporation recorded provisional amounts for the estimated income tax effects of the Tax Act on deferred income taxes. The Corporation recorded a $18.0 million decrease to income tax expense in the consolidated statements of operations for the year ended December 31, 2017, $17.9 million of which related to a decrease in the Corporation’s net deferred income tax liability as of December 31, 2017 because of the reduction in the corporate income tax rate.

Although the $18.0 million tax benefit represents what the Corporation believes is a reasonable estimate of the impact of the income tax effects of the Tax Act on the Corporation’s Consolidated Financial Statements as of December 31, 2017, it should be considered provisional. Any adjustments to the Corporation’s provisional amounts will be reported as a component of the consolidated statements of operations during the reporting period in which any such adjustments are determined, all of which will be reported no later than the fourth quarter of 2018.

The 2016 income tax benefit is related to the partial release of the Corporation’s valuation allowance carried against its deferred income tax assets as a result of its acquisition of CMC.

Income tax expense was $0.3 million for the nine months ended September 30, 2018 compared to $1.6 million for the nine months ended September 30, 2017.

See Note 18, “Income Taxes,” to the Audited Consolidated Financial Statements, for additional detail of the income tax benefit recorded for the years ended December 31, 2017 and 2016, respectively. See Note 15, “Income Taxes,” to the Quarterly Consolidated Financial Statements, for additional detail of the income tax (benefit) expense recorded for the nine months ended September 30, 2018 and September 30, 2017.

INVESTMENTS

As a result of classifying Mendota, Mendakota and MCC as discontinued operations, the results of their operations are reported separately for all periods presented and their assets are presented as held for sale in the consolidated balance sheets at December 31, 2017 and December 31, 2016 as well as at September 30, 2018. All investment information in the section below has been restated to exclude Mendota, Mendakota and MCC for all periods presented.

Portfolio Composition

All of our investments in fixed maturities are classified as available-for-sale and are reported at fair value. All of our equity investments are reported at fair value. Prior to the adoption of ASU 2016-01, equity investments were considered available-for-sale. At September 30, 2018, we held cash and cash equivalents and investments with a carrying value of $48.8 million. Investments held by our insurance subsidiary, Amigo, must comply with domiciliary state regulations that prescribe the type, quality and concentration of investments. Our U.S. operations typically invest in U.S. dollar-denominated instruments to mitigate their exposure to currency rate fluctuations.

Tables 3 and 4 below summarizes the carrying value of investments, including cash and cash equivalents, at the dates indicated.

TABLE 3 Carrying value of investments, including cash and cash equivalents

As of December 31 (in thousands of dollars, except for percentages)

Type of investment	2017	% of Total	2016	% of Total
Fixed maturities:
U.S. government, government agencies and authorities	5,612	10.6%	6,846	10.0%
States, municipalities and political subdivisions	626	1.2%	641	0.9%
Mortgage-backed	2,876	5.4%	3,248	4.7%
Corporate	5,427	10.2%	5,508	8.0%

Total fixed maturities	14,541	27.4%	16,243	23.6%
Equity investments:
Common stock	3,570	6.7%	7,046	10.2%
Warrants	906	1.7%	1,210	1.8%

Total equity investments	4,476	8.4%	8,256	12.0%
Limited liability investments	4,922	9.3%	1,199	1.7%
Limited liability investment, at fair value	5,771	10.9%	6,112	8.9%
Other investments	2,321	4.4%	4,593	6.7%
Short-term investments	151	0.3%	401	0.6%

Total investments	32,182	60.7%	36,804	53.5%
Cash and cash equivalents	20,774	39.3%	31,951	46.5%

Total	52,956	100.0%	68,755	100.0%

TABLE 4 Carrying value of investments, including cash and cash equivalents

(in thousands of dollars, except for percentages)

Type of investment	September 30, 2018	% of Total
Fixed maturities:
U.S. government, government agencies and authorities	5,429	11.1%
States, municipalities and political subdivisions	601	1.2%
Mortgage-backed	2,526	5.2%
Corporate	2,520	5.2%

Total fixed maturities	11,076	22.7%
Equity investments:
Common stock	926	1.9%
Warrants	408	0.8%

Total equity investments	1,334	2.7%
Limited liability investments	6,230	12.8%
Limited liability investment, at fair value	4,529	9.3%
Other investments	1,917	3.9%
Short-term investments	151	0.3%

Total investments	25,237	51.7%
Cash and cash equivalents	23,591	48.3%

Total	48,828	100.0%

Other-Than-Temporary Impairment

The Company performs a quarterly analysis of its investments classified as available-for-sale to determine if declines in market value are other-than-temporary. Prior to the adoption of ASU 2016-01, equity investments were considered available-for-sale and were included in the analysis of other-than-temporary impairments. Following the adoption of ASU 2016-01 beginning with the first quarter of 2018, the Company includes only its investments in fixed maturities in its quarterly analysis for other-than-temporary declines in market value. Further information regarding our detailed analysis and factors considered in establishing an other-than-temporary impairment on an investment is discussed within Note 6, “Investments,” to the Quarterly Consolidated Financial Statements.

As a result of the analysis performed by the Corporation to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Corporation recorded write-downs of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016. In addition, there were no write-downs for other-than-temporary impairments related to investments recorded for the nine months ended September 30, 2018 and September 30, 2017.

The length of time a fixed maturity investment may be held in an unrealized loss position may vary based on the opinion of the investment manager and their respective analyses related to valuation and to the various credit risks that may prevent us from recapturing the principal investment. In the case of a fixed maturity investment where the investment manager determines that there is little or no risk of default prior to the maturity of a holding, we would elect to hold the investment in an unrealized loss position until the price recovers or the investment matures. In situations where facts emerge that might increase the risk associated with recapture of principal, the Company may elect to sell a fixed maturity investment at a loss. Prior to the adoption of ASU 2016-01, the Company considered the ability and intent to hold an equity investment for a period of time sufficient to allow for anticipated recovery.

At December 31, 2017 and 2016, the gross unrealized losses for fixed maturities and equity investments amounted to $0.8 million and $0.2 million, respectively, and there were no unrealized losses attributable to non-investment grade fixed maturities. At September 30, 2018, the gross unrealized losses for fixed maturities amounted to $0.2 million, and there were no unrealized losses attributable to non-investment grade fixed maturities. At each of September 30, 2018, December 31, 2017 and December 31, 2016, all unrealized losses on individual investments were considered temporary.

Limited Liability Investments

The Corporation owns investments in various limited liability companies (“LLCs”) and limited partnerships (“LPs”). The Corporation’s investments in these LLCs and LPs are accounted for under the equity method of accounting and reported as limited liability investments in the consolidated balance sheets. The most recently available financial statements of the LLCs and LPs are used in applying the equity method. The difference between the end of the reporting period of the LLCs and LPs and that of the Corporation is no more than three months. Tables 5 and 6 below present additional information pertaining to the limited liability investments at September 30, 2018, December 31, 2017 and 2016.

TABLE 5 Limited liability investments

As of December 31 (in thousands of dollars)

	Carrying Value
	2017	2016
Triple net lease limited liability investments	1,082	—
Other real estate related limited liability investments	110	269
Non-real estate limited liability investments	3,730	930

Total	4,922	1,199

TABLE 6 Limited liability investments

(in thousands of dollars)

Carrying Value
September 30, 2018
Triple net lease limited liability investments	2,793
Other real estate related limited liability investments	—
Non-real estate limited liability investments	3,437

Total	6,230

Triple Net Lease Investments

Table 7 below presents total income from triple net lease investments included in the Corporation’s income from continuing operations for the years ended December 31, 2017 and 2016, Table 8 below presents total income from triple net lease investments included in the Corporation’s loss from continuing operations for the nine months ended September 30, 2018 and September 30, 2017.

TABLE 7 Income from triple net lease investments included in income from continuing operations

For the years ended December 31 (in thousands of dollars)

	2017	2016
Income from triple net lease limited liability investments	82	—
Income from CMC operations	2,517	519
Non-recurring income tax benefit related to CMC	17,302	9,915

Total income included in income from continuing operations as a result of triple net lease investments and CMC operations	19,901	10,434

TABLE 8 Income from triple net lease investments included in loss from continuing operations

(in thousands of dollars)

	Nine months ended September 30,
	2018	2017
Income from triple net lease limited liability investments	139	47
Income from CMC operations	1,697	1,786

Total income included in loss from continuing operations as a result of triple net lease investments and CMC operations	1,836	1,833

Income from triple net lease limited liability investments in the tables above is recognized based on the Corporation’s share of the earnings of the limited liability entities and is included in net investment (loss) income in the Corporation’s consolidated statements of operations.

Income from CMC operations in Table 7 above is comprised of Leased Real Estate segment operating income of $3.1 million and $0.6 million, respectively, amortization of intangible assets of $0.1 million and $0.0 million, respectively and income tax expense of $0.5 million and $0.1 million, respectively. Income from CMC operations in Table 8 above is comprised of Leased Real Estate segment operating income of $2.0 million and $2.3 million, respectively, year to date and prior year to date, amortization of intangible assets of $0.0 million and $0.0 million, respectively, year to date and prior year to date and income tax expense of $0.2 million and $0.5 million, respectively, year to date and prior year to date.

Non-recurring income tax benefit related to CMC in the tables above for the year ended December 31, 2017 relates to the decrease in CMC’s net deferred income tax liabilities as a result of the reduction in the corporate income tax rate due to the Tax Act. See Note 18, “Income Taxes,” to the Audited Consolidated Financial Statements and Note 15, “Income Taxes,” to the Quarterly Consolidated Financial Statements for further discussion regarding the Tax Act. Non-recurring income tax benefit related to CMC in the tables above for the year ended December 31, 2016 is related to the partial release of the Corporation’s valuation allowance carried against its deferred income tax assets as a result of the acquisition of CMC.

With respect to CMC, the Corporation expects to record income each year based upon the rental income recognized under its existing triple net lease agreement on the Real Property less operating expenses, which are comprised principally of interest on the Mortgage and depreciation and amortization of certain of the assets acquired. Over the next three years, the Corporation generally expects to recognize in its consolidated statements of operations income of approximately $2.8 to $3.1 million per year, before legal expenses, related to its ownership of CMC. Because of the Lease Amendment, CMC may be in a position to distribute to the Corporation some of the cash received from the additional rental income. Any material cash flow to the Corporation, however, remains likely to occur only upon the occurrence of one of the three events that would trigger payment of service fees. There can be no assurance as to the timing of the occurrence, or the resulting outcome, from one of these events. Refer to the “Liquidity and Capital Resources” section below for further discussion.

Limited Liability Investment, at Fair Value

The Corporation’s investment in 1347 Investors is accounted for at fair value and reported as limited liability investment, at fair value in the consolidated balance sheets. The Corporation owns 15.9% of the outstanding units of 1347 Investors as of September 30, 2018. As of December 31, 2017 and December 31, 2016, the carrying value of the Corporation’s limited liability investment, at fair value was $5.8 million and 6.1 million, respectively. As of September 30, 2018, the carrying value of the Corporation’s limited liability investment, at fair value was $4.5 million. Originally, the Corporation owned 61.0% of the outstanding units of 1347 Investors. Because the Corporation owned more than 50% of the outstanding units, 1347 Investors had been included in the consolidated financial statements of the Corporation. 1347 Investors had an investment in the common stock and private units of 1347 Capital Corp. which was reflected in investment in investee in the consolidated balance sheets. 1347 Capital Corp. was formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On July 21, 2016, Limbach Holdings LLC announced the closing of its previously announced merger with 1347 Capital Corp. and was renamed Limbach Holdings, Inc. (“Limbach”). As a result of this transaction, the Corporation’s ownership percentage in 1347 Investors was reduced from 61.0% to 26.7%, leading the Corporation to record a $5.6 million gain during the third quarter of 2016 related to the deconsolidation of 1347 Investors. This gain resulted from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, and recording the fair value at the time of the transaction of the Corporation’s 26.7% retained investment in 1347 Investors. At the time of the transaction, the noncontrolling interest representing 39.0% of 1347 Investors had been carried by the Corporation at $1.5 million.

As a result of recording a gain of $5.6 million in the consolidated statements of operations and a reduction to shareholders’ equity of $1.5 million from the removal of the noncontrolling interest in 1347 Investors, the Corporation reported a net increase in its shareholders’ equity of $4.1 million during the third quarter of 2016 related to the closing of the Limbach merger and the related deconsolidation of 1347 Investors. Following the transaction, the principal asset of 1347 Investors is its holdings of Limbach common shares.

During the fourth quarter of 2016, the Corporation made an irrevocable election to account for its remaining investment in 1347 Investors at fair value, with any changes in fair value to be reported in net investment income in the consolidated statements of operations. The fair value of this investment is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs. The Corporation recorded net investment loss of $0.3 million and net investment income of $1.3 million related to this investment for the years ended December 31, 2017 and 2016, respectively. The Corporation recorded net investment loss of $1.5 million for the nine months ended September 30, 2018 and $0.4 million for the nine months ended September 30, 2017.

PROPERTY AND CASUALTY UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

As a result of classifying Mendota, Mendakota and MCC as discontinued operations, the results of their operations are reported separately for all periods presented and their liabilities are presented as held for sale in the consolidated balance sheets at September 30, 2018, December 31, 2017 and December 31, 2016. All property and casualty unpaid loss and loss adjustment expenses information in the section below has been restated to exclude Mendota, Mendakota and MCC for all periods presented.

Property and casualty unpaid loss and loss adjustment expenses represent the estimated liabilities for reported loss events, IBNR loss events and the related estimated loss adjustment expenses.

Tables 9 through 12 present distributions, by line of business, of the provision for property and casualty unpaid loss and loss adjustment expenses gross and net of external reinsurance, respectively.

TABLE 9 Provision for property and casualty unpaid loss and loss adjustment expenses – gross

As of December 31 (in thousands of dollars)

Line of Business	2017	2016
Non-standard automobile	572	1,097
Commercial automobile	580	916
Other	177	189

Total	1,329	2,202

TABLE 10 Provision for property and casualty unpaid loss and loss adjustment expenses - gross

(in thousands of dollars)

Line of Business	September 30, 2018
Non-standard automobile	815
Commercial automobile	854
Other	623

Total	2,292

TABLE 11 Provision for property and casualty unpaid loss and loss adjustment expenses—net of reinsurance recoverable

As of December 31 (in thousands of dollars)

Line of Business	2017	2016
Non-standard automobile	508	806
Commercial automobile	572	853
Other	177	189

Total	1,257	1,848

TABLE 12 Provision for property and casualty unpaid loss and loss adjustment expenses - net of reinsurance recoverable (in thousands of dollars)

Line of Business	September 30, 2018	December 31, 2017
Non-standard automobile	761	508
Commercial automobile	829	572
Other	623	177

Total	2,213	1,257

Non-Standard Automobile

At December 31, 2017 and December 31, 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our non-standard automobile business were $0.6 million and $1.1 million, respectively. The decrease is due to a decrease in unpaid loss and loss adjustment expenses at Amigo.

At September 30, 2018, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our non-standard automobile business was $0.8 million. The increase from December 31, 2017 is due to an increase in unpaid loss adjustment expenses at Amigo.

Commercial Automobile

At December 31, 2017 and December 31, 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our commercial automobile business were $0.6 million and $0.9 million, respectively. The decrease is due to a decrease in unpaid loss and loss adjustment expenses at Amigo.

At September 30, 2018, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our commercial automobile business was $0.9 million. The increase from December 31, 2017 is due to an increase in unpaid loss adjustment expenses at Amigo.

Other

At December 31, 2017 and December 31, 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our other business were $0.2 million and $0.2 million, respectively.

At September 30, 2018, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our other business was $0.6 million. The increase from December 31, 2017 is due to an increase in unpaid loss adjustment expenses at Amigo.

Information with respect to development of our provision for prior years’ property and casualty loss and loss adjustment expenses is presented in Tables 13 and 14.

TABLE 13 Increase (decrease) in prior years’ provision for property and casualty loss and loss adjustment expenses by line of business and accident year

For the year ended December 31, 2017 (in thousands of dollars)

Accident Year	Non-standard Automobile	Commercial Automobile	Other	Total
2012 & prior	(65)	288	(11)	212
2013	171	40	—	211
2014	(1)	—	—	(1)
2015	(9)	(13)	—	(22)
2016	1	—	—	1

Total	97	315	(11)	401

For the year ended December 31, 2016 (in thousands of dollars)

Accident Year	Non-standard Automobile	Commercial Automobile	Other	Total
2011 & prior	(691)	282	(3)	(412)
2012	(130)	325	—	195
2013	(1,202)	(224)	—	(1,426)
2014	—	—	—	—
2015	—	—	—	—

Total	(2,023)	383	(3)	(1,643)

TABLE 14 Increase in prior years’ provision for property and casualty loss and loss adjustment expenses

(in thousands of dollars)

	Nine months ended September 30,
	2018	2017
Unfavorable change in provision for property and casualty loss and loss adjustment expenses for prior accident years	1,628	266

For the nine months ended September 30, 2018, the Company reported unfavorable development of $1.6 million compared with unfavorable development of $0.3 million prior year to date. The unfavorable development reported for the nine months ended September 30, 2018 and September 30, 2017 was related to an increase in property and casualty loss adjustment expenses due to the continuing voluntary run-off of Amigo.

See the “Critical Accounting Estimates and Assumptions” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information pertaining to the Company’s process of estimating the provision for unpaid loss and loss adjustment expenses.

DEBT

Note Payable

As part of the acquisition of CMC, the Corporation assumed the Mortgage and recorded the Mortgage at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. The Mortgage matures on May 15, 2034 and has a fixed interest rate of 4.07%. The Mortgage is carried in the consolidated balance sheets at its amortized cost, which reflects the monthly pay-down of principal as well as the amortization of the premium using the effective interest rate method.

Bank Loan

On October 12, 2017, the Corporation borrowed a principal amount of $5.0 million from a bank to partially finance its acquisition of PWSC. The bank loan matures on October 12, 2022 and has a fixed interest rate of 5.0%. The bank loan is carried in the consolidated balance sheets at its unpaid principal balance.

Subordinated Debt

Between December 4, 2002 and December 16, 2003, six subsidiary trusts of the Corporation issued $90.5 million of 30-year capital securities to third-parties in separate private transactions. In each instance, a corresponding floating rate junior subordinated deferrable interest debenture was then issued by Kingsway America Inc. to the trust in exchange for the proceeds from the private sale. The floating rate debentures bear interest at the rate of LIBOR, plus spreads ranging from 3.85% to 4.20%. The Corporation has the right to call each of these securities at par value any time after five years from their issuance until their maturity. During the first quarter of 2011, the Corporation gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding indentures, which permit interest deferral. This action does not constitute a default under the Corporation’s Trust Preferred indentures or any of its other debt indentures. On November 6, 2015, the Corporation paid $22.1 million to its Trust Preferred trustees to be used by the trustees to pay the interest which the Corporation had been deferring since the first quarter of 2011.

During the third quarter of 2018, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral. This action does not constitute a default under the Company’s Trust Preferred indentures or any of its other debt indentures.

The Corporation’s subordinated debt is measured and reported at fair value. At December 31, 2017, the carrying value of the subordinated debt is $52.1 million. At September 30, 2018, the carrying value of the subordinated debt is $53.6 million. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. For a description of the market observable inputs and inputs developed by a third party used in determining fair value of debt, see Note 20, “Fair Value of Financial Instruments,” to the Quarterly Consolidated Financial Statements.

During the year ended December 31, 2017, the market observable swap rates changed, and the Corporation experienced a decrease in the credit spread assumption developed by the third party. During the nine months ended September 30, 2018, the market observable swap rates changed, and the Corporation experienced an increase in the credit spread assumption developed by the third party. Changes in the market observable swap rates affect the fair value model in different ways. An increase in the LIBOR swap rates has the effect of increasing the fair value of the Corporation’s subordinated debt while an increase in the risk-free swap rates has the effect of decreasing the fair value. The decrease in the credit spread assumption has the effect of increasing the fair value of the Corporation’s subordinated debt while an increase in the credit spread assumption has the effect of decreasing the fair value. The other primary variable affecting the fair value of debt calculation is the passage of time, which will always have the effect of increasing the fair value of debt. The changes to the credit spread and swap rate variables during 2017, along with the passage of time, contributed to the $8.5 million increase in fair value of the Corporation’s subordinated debt between December 31, 2016 and December 31, 2017. This increase in fair value is reported as loss on change in fair value of debt in the Corporation’s consolidated statements of operations. The changes to the credit spread and swap rate variables during the nine months ended September 30, 2018, along with the passage of time, contributed to the $1.5 million increase in fair value of the Corporation’s subordinated debt between December 31, 2017 and September 30, 2018.

As further discussed in Note 4, “Recently Issued Accounting Standards,” to the Quarterly Consolidated Financial Statements, effective January 1, 2018, the Corporation adopted ASU 2016-01. As a result, the portion of the change in fair value of subordinated debt related to the instrument-specific credit risk is now recognized in other comprehensive income (loss), whereas for 2017, the total change in fair value of subordinated debt was recorded in net income (loss). Of the $1.5 million increase in fair value of the Corporation’s subordinated debt between December 31, 2017 and September 30, 2018, $1.0 million is reported as decrease in fair value of debt attributable to instrument-specific credit risk in the Corporation’s unaudited consolidated statements of comprehensive loss and $2.5 million is reported as loss on change in fair value of debt in the Corporation’s unaudited consolidated statements of operations.

Also as a result of the adoption of ASU 2016-01, a cumulative $40.5 million change in fair value of subordinated debt attributable to instrument-specific credit risk was reclassified from accumulated deficit to accumulated other comprehensive income (loss) as of January 1, 2018. As long as the Corporation repays its subordinated debt at maturity, it can be expected that this $40.5 million reclassification will reverse without being reported in the Corporation’s consolidated statements of operations. Though changes in the market observable swap rates will continue to introduce some volatility each quarter to the Corporation’s reported gain or loss on change in fair value of debt, changes in the credit spread assumption developed by the third party will no longer introduce volatility to the Corporation’s consolidated statements of operations. The fair value of the Corporation’s subordinated debt will eventually equal the principal value of the subordinated debt by the time of the stated redemption date of each trust, beginning with the trust maturing on December 4, 2032 and continuing through January 8, 2034, the redemption date of the last of the Corporation’s outstanding trusts.

For a description of each of the Corporation’s six subsidiary trusts, see Note 11, “Debt,” to the Quarterly Consolidated Financial Statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 4, “Recently Issued Accounting Standards,” to the Quarterly Consolidated Financial Statements, for discussion of certain accounting standards that may be applicable to the Corporation’s current and future consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

The purpose of liquidity management is to ensure there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity requirements of the Corporation and its subsidiaries have been met primarily by funds generated from operations, capital raising, disposal of discontinued operations, investment maturities and income and other returns received on investments or from the sale of investments. Cash provided from these sources is used primarily for making investments and for loss and loss adjustment expense payments, debt servicing and other operating expenses. The timing and amount of payments for loss and loss adjustment expenses may differ materially from our provisions for unpaid loss and loss adjustment expenses, which may create increased liquidity requirements.

Cash Flows from Continuing Operations

During 2017, the Corporation reported on the consolidated statements of cash flows $9.8 million of net cash used in operating activities from continuing operations. The reconciliation between the Corporation’s reported net loss of $11.1 million and the $9.8 million of net cash used in operating activities from continuing operations can be explained primarily by the $14.3 million loss from discontinued operations, net of taxes, the loss on change in fair value of debt of $8.5 million and depreciation and amortization expense of $5.5 million, partially offset by deferred income tax benefit of 17.3 million, the increase in other receivables of $3.2 million, the increase in other net assets of $2.3 million, equity in net income of investees of $2.1 million and gain on disposal of discontinued operations of $1.0 million.

During the nine months ended September 30, 2018, the Company reported on the unaudited consolidated statements of cash flows $3.9 million of net cash used in operating activities from continuing operations. The reconciliation between the Company’s reported net loss of $14.5 million and the $3.9 million of net cash used in operating activities from continuing operations can be explained primarily by the $7.8 million loss on disposal of discontinued operations, $5.1 million of depreciation and amortization expense, the $2.5 million loss on change in fair value of debt and the increase in deferred service fees of $4.0 million, offset by $2.1 million of income from discontinued operations, $1.9 million of stock-based compensation benefit, the $2.5 million increase in service fee receivable, the $1.3 million increase in other receivables and the $1.0 million gain on change in fair value of equity investments.

During 2017, the net cash used in investing activities from continuing operations as reported on the consolidated statements of cash flows was $3.6 million. This use of cash was driven primarily by purchases of fixed maturities, equity investments and limited liability investments and net cash used for acquisition of business in excess of proceeds from sales and maturities of fixed maturities, equity investments, other investments and short-term investments, net disposals of property and equipment and the net proceeds from the sale of discontinued operations.

During the nine months ended September 30, 2018, the net cash provided by investing activities from continuing operations as reported on the unaudited consolidated statements of cash flows was $9.6 million. This source of cash was driven primarily by proceeds from sales and maturities of fixed maturities, equity investments, other investments and investee in excess of purchases of fixed maturities, equity investments and limited liability investments; proceeds from disposal of subsidiary; and the net proceeds from sale of discontinued operations.

During 2017, the net cash provided by financing activities from continuing operations as reported on the consolidated statements of cash flows was $2.2 million. During the nine months ended September 30, 2018, the net cash used in financing activities from continuing operations as reported on the unaudited consolidated statements of cash flows was $3.0 million. This use of cash is attributed to principal repayments of $2.2 million on the Mortgage and $0.8 million on the bank loan.

In summary, as reported on the consolidated statements of cash flows, the Corporation’s net decrease in cash and cash equivalents from continuing operations during 2017 was $11.2 million and the Corporation’s net increase in cash and cash equivalents from continuing operations during the nine months ended September 30, 2018 was $2.8 million. The absence of cash flows from discontinued operations, whether positive or negative, is not expected to adversely affect the Corporation’s future liquidity and capital resources given that the discontinued operations are comprised of insurance subsidiaries formerly reported as part of the Corporation’s Insurance Underwriting segment. Receipt of dividends from the Corporation’s insurance subsidiaries has not generally been considered a source of liquidity for the holding company. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. At September 30, 2018 and December 31, 2017, the U.S. insurance subsidiaries of the Corporation were restricted from making any dividend payments to the holding company without regulatory approval pursuant to the domiciliary state insurance regulations.

The Corporation’s Extended Warranty subsidiaries fund their obligations primarily through service fee and commission income. The Corporation’s Leased Real Estate subsidiary funds its obligations through rental income. The Corporation’s insurance subsidiaries fund their obligations primarily through investment income and maturities in the investments portfolios.

The liquidity of the holding company is managed separately from its subsidiaries. Actions available to the holding company to raise liquidity in order to meet its obligations include the sale of passive investments; sale of subsidiaries; issuance of debt or equity securities and certain excess cash flow from the Company’s Extended Warranty subsidiaries. During the third quarter of 2018, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral.

Receipt of dividends from the Extended Warranty subsidiaries is limited for the holding company at this time even though excess cash generated by Trinity’s operating results is freely available for distribution to the holding company. IWS is somewhat constrained from paying dividends, given the existence of a 10% minority owner of its common equity, and PWSC is constrained from paying dividends while the bank loan incurred to partially finance the acquisition of PWSC remains outstanding.

Receipt of dividends from the Leased Real Estate segment is not generally considered a source of liquidity for the holding company. Because of the Lease Amendment, CMC may be in a position to distribute to the Corporation some of the cash received from the additional rental income. Any material cash flow to the Corporation, however, to help the Corporation meet its holding company obligations remains likely to occur only upon the occurrence of one of the three events described in the next paragraph that would trigger payment of service fees. There can be no assurance as to the timing of the occurrence, or the resulting outcome, from one of these events.

Pursuant to the terms of the management services agreement entered into at the closing of the acquisition of CMC, an affiliate of the seller (the “Service Provider”) will provide certain services to CMC and its subsidiaries in exchange for service fees. Such services (collectively, the “Services”) will include (i) causing an affiliate of the Service Provider to guaranty certain obligations of the Property Owner (pursuant to an Indemnity and Guaranty Agreement between such affiliate and the holder of the Mortgage (the “Mortgagor”)), (ii) providing certain individuals to serve as members of the board of directors and/or certain executive officers of CMC and/or its subsidiaries and (iii) providing asset management services with respect to the Real Property. In exchange for the Services, the Property Owner will pay certain fees to the Service Provider. The payment of such service fees may be triggered by (i) a sale of the Real Property, (ii) a restructuring of the lease to which the Real Property is subject or (iii) a refinancing or restructuring of the Mortgage. The amount of the service fees will range from 40%-80% of the net proceeds generated by the event triggering the payment of the service fees (depending on the nature and timing of the triggering event). The Lease Amendment has not triggered the payment of service fees to the Service Provider.

The holding company’s liquidity, defined as the amount of cash in the bank accounts of Kingsway Financial Services Inc. and Kingsway America Inc., was $0.6 million and $14.9 million at December 31, 2017 and December 31, 2016, respectively. The holding company’s liquidity was $2.5 million at September 30, 2018. These amounts are reflected in the cash and cash equivalents of $23.6 million, $20.8 million, $32.0 million reported at September 30, 2018, December 31, 2017 and December 31, 2016, respectively, on the Corporation’s consolidated balance sheets. The cash and cash equivalents other than the holding company’s liquidity represent restricted and unrestricted cash held by Amigo, Kingsway Re and the Corporation’s Extended Warranty and Leased Real Estate subsidiaries and are not considered to be available to meet holding company obligations, which primarily consist of interest payments on subordinated debt; holding company operating expenses; transaction related expenses; investments; and any other extraordinary demands on the holding company. Specifically pursuant to the definitive agreement to sell Mendota, Mendakota and MCC (the “Acquired Companies”) that the Corporation completed on October 18, 2018, the Corporation has deployed the proceeds from the sale to acquire equity investments, limited liability investments, limited liability investment, at fair value and other investments owned by the Acquired Companies at the time of the closing and to fund $5.0 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive agreement. See “Regulatory Capital” section below for further discussion.

The holding company’s liquidity of $2.5 million at September 30, 2018 represented approximately six months of regularly recurring operating expenses before any transaction related expenses, any new holding company investments or any other extraordinary demands on the holding company.

During the third quarter of 2018, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral. As a result of this action, the projected obligations of the holding company for the subsequent twelve-month period have been reduced by approximately

$6.2 million based upon current LIBOR. The holding company’s liquidity of $2.5 million at September 30, 2018 represents only actual cash on hand and does not include cash that would be made available to the holding company from the sale of investments, particularly investments in publicly traded securities, owned by the holding company.

In addition, the holding company has access to some of the operating cash generated by the Extended Warranty subsidiaries. While these sources do not represent cash of the holding company at September 30, 2018, they do represent future sources of liquidity that make it probable that the holding company will be able to meet its obligations as they become due over the next 12 months.

While the Corporation believes it has sources of liquidity available to allow it to continue to meet its holding company obligations, there can be no assurance that such sources of liquidity will be available when needed.

Regulatory Capital

In the United States, a risk-based capital (“RBC”) formula is used by the National Association of Insurance Commissioners (“NAIC”) to identify property and casualty insurance companies that may not be adequately capitalized. In general, insurers reporting surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 are subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2017, surplus as regards policyholders reported by Amigo exceeded the 200% threshold.

During the fourth quarter of 2012, the Corporation began taking steps to place all of Amigo into voluntary run-off. As of December 31, 2012, Amigo’s RBC was 157%. In April 2013, Kingsway filed a comprehensive run-off plan with the Florida Office of Insurance Regulation, which outlines plans for Amigo’s run-off. Amigo remains in compliance with that plan. As of December 31, 2017, Amigo’s RBC was 5,206%.

Kingsway Re, our reinsurance subsidiary domiciled in Barbados, is required by the regulator in Barbados to maintain minimum capital levels. As of December 31, 2017, the capital maintained by Kingsway Reinsurance Corporation was in excess of the regulatory capital requirements in Barbados.

CONTRACTUAL OBLIGATIONS

Table 15 summarizes cash disbursements related to the Corporation’s contractual obligations projected by period, including debt maturities, interest payments on outstanding debt, the provision for unpaid loss and loss adjustment expenses and future minimum payments under operating leases. Interest payments in Table 15 related to the subordinated debt assume LIBOR remains constant throughout the projection period.

Our provision for unpaid loss and loss adjustment expenses does not have contractual payment dates. In Table 15 below, we have included a projection of when we expect our unpaid loss and loss adjustment expenses to be paid, based on historical payment patterns. The exact timing of the payment of unpaid loss and loss adjustment expenses cannot be predicted with certainty. We maintain an investments portfolio with varying maturities and a substantial amount in short-term investments to provide adequate cash flows for the projected payments in Table 15. The unpaid loss and loss adjustment expenses in Table 8 have not been reduced by amounts recoverable from reinsurers.

TABLE 15 Cash payments related to contractual obligations projected by period

As of December 31, 2017 (in thousands of dollars)

	2018	2019	2020	2021	2022	Thereafter	Total
Note payable	2,981	3,337	3,712	4,108	4,526	157,472	176,136
Bank loan	1,000	1,000	1,000	1,000	917	—	4,917
Subordinated debt	—	—	—	—	—	90,500	90,500
Interest payments on outstanding debt	12,760	12,581	12,388	12,180	11,955	110,956	172,820
Unpaid loss and loss adjustment expenses	922	193	110	66	29	9	1,329
Future minimum lease payments	1,025	726	158	123	124	210	2,366

Total	18,688	17,837	17,368	17,477	17,551	359,147	448,068

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation has off-balance sheet arrangements related to a guarantee, which is further described in Note 22, “Commitments and Contingencies,” to the Quarterly Consolidated Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk is the risk that we will incur losses due to adverse changes in interest or currency exchange rates and equity prices. We have exposure to market risk through our investment activities and our financing activities.

Given our U.S. operations typically invest in U.S. dollar denominated fixed maturity instruments, our primary market risk exposures in the investments portfolio are to changes in interest rates. Periodic changes in interest rate levels generally affect our financial results to the extent that the investments are recorded at market value and reinvestment yields are different than the original yields on maturing instruments. During periods of rising interest rates, the market values of the existing fixed maturities will generally decrease. The reverse is true during periods of declining interest rates.

We manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and Board of Directors, consultation with third-party financial advisors and by managing the maturity profile of our fixed maturity portfolio. Our goal is to maximize the total after-tax return on all of our investments. An important strategy we employ to achieve this goal is to try to hold enough in cash and short-term investments in order to avoid liquidating longer-term investments to pay loss and loss adjustment expenses.

Table 16 below summarizes the fair value by contractual maturities of the fixed maturities portfolio, excluding cash and cash equivalents, at December 31, 2017 and 2016.

TABLE 16 Fair value of fixed maturities by contractual maturity date

As of December 31 (in thousands of dollars, except for percentages)

	2017	% of Total	2016	% of Total
Due in less than one year	3,605	24.8%	1,201	7.4%
Due in one through five years	9,310	64.0%	9,373	57.7%
Due after five through ten years	345	2.4%	706	4.3%
Due after ten years	1,281	8.8%	4,963	30.6%

Total	14,541	100.0%	16,243	100.0%

At December 31, 2017, 84.5% of fixed maturities, including treasury bills, government bonds and corporate bonds, had contractual maturities of five years or less. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The Corporation holds cash and high-grade short-term assets that, along with fixed maturities, management believes are sufficient in amount for the payment of unpaid loss and loss adjustment expenses and other obligations on a timely basis. In the event additional cash is required to meet obligations to our policyholders and customers, we believe that the high-quality investments in the portfolios provide us with sufficient liquidity.

Table 17 below summarizes the fair value by contractual maturities of the fixed maturities portfolio, excluding cash and cash equivalents, at September 30, 2018.

TABLE 17 Fair value of fixed maturities by contractual maturity date

(in thousands of dollars, except for percentages)

	September 30, 2018	% of Total
Due in less than one year	5,117	46.2%
Due in one through five years	4,781	43.2%
Due after five through ten years	117	1.0%
Due after ten years	1,061	9.6%

Total	11,076	100.0%

At September 30, 2018, 89.4% of fixed maturities, including treasury bills, government bonds and corporate bonds, had contractual maturities of five years or less. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The Company holds cash and high-grade short-term assets that, along with fixed maturities, management believes are sufficient in amount for the payment of unpaid loss and loss adjustment expenses and other obligations on a timely basis. In the event additional cash is required to meet obligations to our policyholders and customers, we believe the high-quality investments in the portfolios provide us with sufficient liquidity.

Based upon the results of interest rate sensitivity analysis, Tables 18 and 19 below shows the interest rate risk of our investments in fixed maturities, measured in terms of fair value (which is equal to the carrying value for all our fixed maturity securities), at September 30, 2018, December 31, 2017 and December 31, 2016.

TABLE 18 Sensitivity analysis on fixed maturities

As of December 31 (in thousands of dollars)

	100 Basis Point Decrease in Interest Rates	No Change	100 Basis Point Increase in Interest Rates
As of December 31, 2017
Estimated fair value	$14,840	$14,541	$14,242
Estimated increase (decrease) in fair value	$299	$—	$(299)

As of December 31, 2016
Estimated fair value	$16,680	$16,243	$15,806
Estimated increase (decrease) in fair value	$437	$—	$(437)

TABLE 19 Sensitivity analysis on fixed maturities

(in thousands of dollars)

	100 Basis Point Decrease in Interest Rates	No Change	100 Basis Point Increase in Interest Rates
As of September 30, 2018
Estimated fair value	$11,248	$11,076	$10,904
Estimated increase (decrease) in fair value	$172	$—	$(172)

We use both fixed and variable rate debt as sources of financing. Because our subordinated debt is LIBOR-based, our primary market risk related to financing activities is to changes in LIBOR. As of September 30, 2018, each one hundred basis point increase in LIBOR would result in an approximately $0.9 million increase in our annual interest expense.

Equity Risk

Equity risk is the risk we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices results from our holdings of common stock. We principally manage equity price risk through industry and issuer diversification and asset allocation techniques and by continuously evaluating market conditions.

Credit Risk

Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Credit risk arises from our positions in short-term investments, corporate debt instruments and government bonds. The Investment Committee of the Board of Directors is responsible for the oversight of key investment policies and limits. These policies and limits are subject to annual review and approval by the Investment Committee. The Investment Committee is also responsible for ensuring these policies are implemented and procedures are in place to manage and control credit risk.

Tables 20 and 21 below summarize the composition of the fair values of fixed maturities, excluding cash and cash equivalents, at September 30, 2018, December 31, 2017 and December 31, 2016, by rating as assigned by Standard and Poor’s (“S&P”) or Moody’s Investors Service (“Moody’s”). Fixed maturities consist of predominantly high-quality instruments in corporate and government bonds with 100.0% of those investments rated ‘A’ or better at September 30, 2018. ‘Not Rated’ in Table 20 below includes $3.0 million of 8% preferred stock of 1347 Property Insurance Holdings, Inc., redeemable on February 24, 2020. During the first quarter of 2018, the preferred stock was redeemed at its par value of $3.0 million.

TABLE 20 Credit ratings of fixed maturities

As of December 31 (ratings as a percentage of total fixed maturities)

Rating (S&P/Moody’s)	2017	2016
AAA/Aaa	59.6%	64.2%
AA/Aa	8.8	9.3
A/A	10.9	7.5

Percentage rated A/A2 or better	79.3%	81%

Not rated	20.7	19

Total	100.0%	100.0%

TABLE 21 Credit ratings of fixed maturities

(ratings as a percentage of total fixed maturities)

Rating (S&P/Moody’s)	September 30, 2018
AAA/Aaa	74.1%
AA/Aa	12.8
A/A	13.1

Percentage rated A/A2 or better	100.0%

Not rated	—

Total	100.0%

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

It is the Corporation’s policy to forward to the directors any correspondence it receives that is addressed to them. Shareholders, or other interested parties, who wish to communicate with the directors may do so by sending their correspondence addressed to the director or directors as follows: Kingsway Financial Services Inc., Attention: Investor Relations, 45 St. Clair Avenue West, Suite 400, Toronto, Ontario M4V 1K9 Canada.

Our directors’ attendance at annual meetings can provide shareholders with an opportunity to communicate with directors about issues affecting the Corporation. Our Statement of Corporate Governance Practices encourages our directors to attend the annual meeting of shareholders. All of our directors attended our 2017 annual meeting.

LEGAL MATTERS

Certain legal matters relating to the Domestication under United States law will be passed upon by McDermott Will & Emery LLP. Certain legal matters relating to the Domestication under Canadian law will be passed upon by Norton Rose Fulbright Canada LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act with respect to the Domestication. This Circular, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and the Domestication, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Circular as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Index to the Consolidated Financial Statements of

Kingsway Financial Services Inc.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Kingsway Financial Services Inc.

Itasca, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kingsway Financial Services Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws, and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

\s\ BDO USA, LLP

We have served as the Company’s auditor since 2010.

Grand Rapids Michigan

March 16, 2018, except for Note 5 and Note 25, as to which the date is November 7, 2018.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $14,707 and $16,353, respectively)	$14,541	$16,243
Equity investments, at fair value (cost of $4,854 and $7,889, respectively)	4,476	8,256
Limited liability investments	4,922	1,199
Limited liability investment, at fair value	5,771	6,112
Other investments, at cost which approximates fair value	2,321	4,593
Short-term investments, at cost which approximates fair value	151	401

Total investments	32,182	36,804
Cash and cash equivalents	20,774	31,951
Investment in investee	5,230	3,116
Accrued investment income	331	470
Service fee receivable, net of allowance for doubtful accounts of $318 and $274, respectively	4,286	1,320
Other receivables, net of allowance for doubtful accounts of zero and $806, respectively	6,536	3,299
Deferred acquisition costs, net	6,325	5,827
Property and equipment, net of accumulated depreciation of $11,683 and $8,803, respectively	108,008	116,818
Goodwill	80,112	71,061
Intangible assets, net of accumulated amortization of $8,333 and $7,181, respectively	80,062	81,214
Other assets	4,302	4,680
Assets held for sale	136,452	144,461

Total Assets	$484,600	$501,021

Liabilities and Shareholders’ Equity
Liabilities:
Property and casualty unpaid loss and loss adjustment expenses	$1,329	$2,202
Note payable	186,469	190,074
Bank loan	4,917	—
Subordinated debt, at fair value	52,105	43,619
Net deferred income tax liabilities	28,745	46,067
Deferred service fees	42,257	38,424
Income taxes payable	2,644	2,051
Accrued expenses and other liabilities	10,924	12,652
Liabilities held for sale	105,900	102,670

Total Liabilities	435,290	437,759

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 262,876 issued and outstanding at December 31, 2017 and December 31, 2016, respectively; redemption amount of $5,572	5,461	6,427
Shareholders’ Equity:
Common stock, no par value; unlimited number authorized; 21,708,190 and 21,458,190 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	356,021	353,882
Accumulated deficit	(313,487)	(297,668)
Accumulated other comprehensive loss	(3,852)	(208)

Shareholders’ equity attributable to common shareholders	38,682	56,006
Noncontrolling interests in consolidated subsidiaries	5,167	829

Total Shareholders’ Equity	43,849	56,835

Total Liabilities, Class A preferred stock and Shareholders’ Equity	$484,600	$501,021

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years ended December 31,
	2017	2016
Revenues:
Service fee and commission income	$30,807	$23,487
Rental income	13,384	5,436
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Other income	1,381	663

Total revenues	46,846	32,497

Operating expenses:
Claims authorized on vehicle service agreements	5,327	5,285
Loss and loss adjustment expenses	404	(1,643)
Commissions	3,086	3,061
Cost of services sold	6,535	4,193
General and administrative expenses	27,038	20,739
Leased real estate segment interest expense	6,264	2,899

Total operating expenses	48,654	34,534

Operating loss	(1,808)	(2,037)

Other expenses (revenues), net:
Interest expense not allocated to segments	4,977	4,496
Amortization of intangible assets	1,152	1,242
Contingent consideration benefit	(212)	(657)
Loss on change in fair value of debt	8,487	3,721
Gain on deconsolidation of subsidiary	—	(5,643)
Equity in net (income) loss of investees	(2,115)	1,017

Total other expenses, net	12,289	4,176

Loss from continuing operations before income tax benefit	(14,097)	(6,213)
Income tax benefit	(16,694)	(9,720)

Income from continuing operations	2,597	3,507

Loss on liquidation of subsidiary, net of taxes	(494)	—
Loss from discontinued operations, net of taxes	(14,252)	(4,240)
Gain on disposal of discontinued operations, net of taxes	1,017	1,255

Net (loss) income	(11,132)	522

Less: net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4,337	(281)
Less: dividends on preferred stock, net of tax	350	565

Net (loss) income attributable to common shareholders	$(15,819)	$238

(Loss) earnings per share — continuing operations:
Basic:	$(0.10)	$0.16
Diluted:	$(0.10)	$0.15
Loss per share — discontinued operations:
Basic:	$(0.64)	$(0.15)
Diluted:	$(0.64)	$(0.14)
(Loss) earnings per share — net (loss) income attributable to common shareholders:
Basic:	$(0.73)	$0.01
Diluted:	$(0.73)	$0.01
Weighted average shares outstanding (in ‘000s):
Basic:	21,547	20,003
Diluted:	21,547	21,019

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands)

	Years ended December 31,
	2017	2016
Net (loss) income	$(11,132)	$522
Other comprehensive (loss) income, net of taxes(1):
Unrealized gains (losses) on fixed maturities and equity investments:
Unrealized (losses) gains arising during the period	(5,213)	2,764
Reclassification adjustment for amounts included in net (loss) income	1,076	(494)
Recognition of currency translation loss on liquidation of subsidiary	494	—

Other comprehensive (loss) income	(3,643)	2,270

Comprehensive (loss) income	$(14,775)	$2,792
Less: comprehensive income (loss) attributable to noncontrolling interests in consolidated subsidiaries	4,338	(289)

Comprehensive (loss) income attributable to common shareholders	$(19,113)	$3,081

(1)	Net of income tax benefit of $0 and $0 in 2017 and 2016, respectively

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity Attributable to Common Shareholders	Noncontrolling Interests in Consolidated Subsidiaries	Total Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2016	19,709,706	$—	$341,646	$(297,209)	$(2,486)	$41,951	$1,752	$43,703
Deconsolidation of 1347 Investors LLC	—	—	—	(572)	—	(572)	(933)	(1,505)
Net income (loss)	—	—	—	803	—	803	(281)	522
Other comprehensive income (loss)	—	—	—	—	2,278	2,278	(8)	2,270
Common stock issued, net	1,775,384	—	11,221	—	—	11,221	—	11,221
Repurchases of common stock for cancellation	(26,900)	—	—	(125)	—	(125)	—	(125)
Consolidation of CMC Industries, Inc.	—	—	—	—	—	—	299	299
Preferred stock dividends, net of tax	—	—	—	(565)	—	(565)	—	(565)
Stock-based compensation	—	—	1,015	—	—	1,015	—	1,015

Balance, December 31, 2016	21,458,190	$—	$353,882	$(297,668)	$(208)	$56,006	$829	$56,835
Common stock issuance expenses	—	—	(47)	—	—	(47)	—	(47)
Conversion of Class A preferred stock to common stock	250,000	—	1,000	—	—	1,000	—	1,000
Net (loss) income	—	—	—	(15,469)	—	(15,469)	4,337	(11,132)
Preferred stock dividends, net of tax	—	—	—	(350)	—	(350)	—	(350)
Other comprehensive loss	—	—	—	—	(3,644)	(3,644)	1	(3,643)
Stock-based compensation	—	—	1,186	—	—	1,186	—	1,186

Balance, December 31, 2017	21,708,190	$—	$356,021	$(313,487)	$(3,852)	$38,682	$5,167	$43,849

See accompanying notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2017	2016
Cash provided by (used in):
Operating activities:
Net (loss) income	$(11,132)	$522
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss from discontinued operations, net of taxes	14,252	4,240
Gain on disposal of discontinued operations, net of taxes	(1,017)	(1,255)
Equity in net (income) loss of investees	(2,115)	1,017
Equity in net income of limited liability investments	(685)	(392)
Loss (gain) on change in fair value of investments	632	(1,650)
Depreciation and amortization expense	5,457	2,630
Contingent consideration benefit	(212)	(657)
Stock-based compensation expense, net of forfeitures	1,186	1,015
Net realized gains	(306)	(66)
Loss on change in fair value of debt	8,487	3,721
Deferred income taxes	(17,322)	(9,807)
Other-than-temporary impairment loss	—	17
Amortization of fixed maturities premiums and discounts	95	12
Amortization of note payable premium	(960)	(447)
Gain on deconsolidation of subsidiary	—	(5,643)
Loss on liquidation of subsidiary	494	—
Changes in operating assets and liabilities:
Service fee receivable, net, adjusted for PWSC assets acquired	(1,544)	(409)
Other receivables, net, adjusted for PWSC assets acquired	(3,187)	806
Deferred acquisition costs, net	(498)	(380)
Unpaid loss and loss adjustment expenses	(873)	(3,446)
Deferred service fees, adjusted for PWSC liabilities acquired	1,754	1,480
Other, net, adjusted for PWSC assets acquired and liabilities assumed	(2,331)	(1,006)

Cash used in operating activities—continuing operations	(9,825)	(9,698)
Cash used in operating activities—discontinued operations	(9,152)	(5,891)

Net cash used in operating activities	(18,977)	(15,589)

Investing activities:
Proceeds from sales and maturities of fixed maturities	1,756	3,084
Proceeds from sales of equity investments	3,754	1,390
Purchases of fixed maturities	(192)	(16,184)
Purchases of equity investments	(338)	—
Net acquisitions of limited liability investments	(8,910)	(732)
Net proceeds from (purchases of) other investments	2,272	(1,148)
Net proceeds from (purchases of) short-term investments	250	(264)
Net proceeds from sale of discontinued operations	1,017	1,255
Acquisition of business, net of cash acquired	(7,929)	(494)
Net disposals (purchases) of property and equipment and intangible assets, adjusted for PWSC assets acquired	4,743	(610)

Cash used in investing activities—continuing operations	(3,577)	(13,703)
Cash provided by investing activities—discontinued operations	28,140	4,934

Net cash provided by (used in) investing activities	24,563	(8,769)

Financing activities:
Proceeds from issuance of common stock, net	(47)	10,477
Repurchase of common stock for cancellation	—	(125)
Proceeds from bank loan, net of principal payments	4,917	—
Principal payments on note payable assumed in CMC acquisition	(2,645)	(1,220)

Cash provided by financing activities—continuing operations	2,225	9,132
Cash provided by financing activities—discontinued operations	—	—

Net cash provided by financing activities	2,225	9,132

Net decrease in cash and cash equivalents from continuing operations	(11,177)	(14,269)

Cash and cash equivalents at beginning of period	36,475	51,701
Less: cash and cash equivalents of discontinued operations at beginning of period	4,524	5,481

Cash and cash equivalents of continuing operations at beginning of period	31,951	46,220

Cash and cash equivalents of continuing operations at end of period	$20,774	$31,951

Supplemental disclosures of cash flows information:
Cash paid during the year for:
Interest	$12,134	$7,298
Income taxes	$37	$10
Non-cash investing and financing activities:
Conversion of Class A preferred stock to common stock	$1,000	$—
Issuance of common stock in connection with acquisition of Argo	$—	$744
Accrued dividends on Class A preferred stock issued	$350	$565

See accompanying notes to Consolidated Financial Statements.

NOTE 1 BUSINESS

Kingsway Financial Services Inc. (the “Company” or “Kingsway”) was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. Kingsway is a Canadian holding company with operating subsidiaries located in the United States. The Corporation owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation:

The accompanying information in the 2017 Annual Report has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net (loss) income or total shareholders’ equity.

Subsidiaries

The Corporation’s consolidated financial statements include the assets, liabilities, shareholders’ equity, revenues, expenses and cash flows of the holding company and its subsidiaries and have been prepared on the basis of U.S. GAAP. A subsidiary is an entity which is controlled, directly or indirectly, through ownership of more than 50% of the outstanding voting rights, or where the Corporation has the power to govern the financial and operating policies so as to obtain benefits from its activities. Assessment of control is based on the substance of the relationship between the Corporation and the entity and includes consideration of both existing voting rights and, if applicable, potential voting rights that are currently exercisable and convertible. The operating results of subsidiaries that have been disposed of are included up to the date control ceased and any difference between the fair value of the consideration received and the carrying value of the subsidiary are recognized in the consolidated statements of operations. All intercompany balances and transactions are eliminated in full.

The consolidated financial statements are prepared as of December 31, 2017 based on individual company financial statements at the same date. Accounting policies of subsidiaries have been aligned where necessary to ensure consistency with those of Kingsway. The consolidated financial statements include the following subsidiaries, all of which are owned, directly or indirectly: 1347 Advisors LLC; 1347 Capital LLC; Advantage Auto, Inc.; Appco Finance Corporation; American Country Underwriting Agency Inc.; Argo Management Group, LLC (“Argo”); ARM Holdings, Inc.; CMC Industries, Inc. (“CMC”); Congress General Agency, Inc.; Insurance Management Services Inc.; Itasca Capital Corp.; Itasca Investors LLC; Itasca Real Estate Investors, LLC; IWS Acquisition Corporation (“IWS”); KFS Capital LLC; Kingsway America II Inc.; Kingsway America Inc.; Kingsway America Agency Inc.; Kingsway Amigo Insurance Company (“Amigo”); Kingsway General Insurance Company; Kingsway LGIC Holdings, LLC; Kingsway Reinsurance Corporation (“Kingsway Re”); Mattoni Insurance Brokerage, Inc.; Mendakota Casualty Company (“MCC”); Mendakota Insurance Company (“Mendakota”); Mendota Insurance Agency, Inc.; Mendota Insurance Company (“Mendota”); MIC Insurance Agency, Inc.; Professional Warranty Service Corporation (“PWSC”); Professional Warranty Services LLC; and Trinity Warranty Solutions LLC (“Trinity”).

Noncontrolling interests

The Corporation has noncontrolling interests attributable to its subsidiaries, CMC and IWS. The Corporation previously had a noncontrolling interest attributable to 1347 Investors LLC (“1347 Investors”) prior to the deconsolidation of 1347 Investors in July 2016. Refer to Note 5, “Deconsolidation, Discontinued Operations and Liquidation,” for information regarding the deconsolidation of 1347 Investors. A noncontrolling interest arises where the Corporation owns less than 100% of the voting rights and economic interests in a subsidiary and is initially recognized at the proportionate share of the identifiable net assets of the subsidiary at the acquisition date and is subsequently adjusted for the noncontrolling interest’s share of the acquiree’s net income (losses) and changes in capital. The effects of transactions with noncontrolling interests are recorded in shareholders’ equity where there is no change of control.

(b)	Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for unpaid loss and loss adjustment expenses; valuation of fixed maturities and equity investments; impairment assessment of investments; valuation of limited liability investment, at fair value; valuation of deferred income taxes; valuation and impairment assessment of intangible assets; goodwill recoverability; deferred acquisition costs; fair value assumptions for performance shares; and fair value assumptions for subordinated debt obligations.

(c)	Foreign currency translation:

The consolidated financial statements have been presented in U.S. dollars because the Corporation’s principal investments and cash flows are denominated in U.S. dollars. The Corporation’s functional currency is the U.S. dollar since the substantial majority of its operations is conducted in the United States. Assets and liabilities of subsidiaries with non-U.S. dollar functional currencies are translated to U.S. dollars at period-end exchange rates, while revenue and expenses are translated at average monthly rates and shareholders’ equity is translated at the rates in effect at dates of capital transactions. The net unrealized gains or losses which result from the translation of non-U.S. subsidiaries financial statements are recognized in accumulated other comprehensive loss. Such currency translation gains or losses are recognized in the consolidated statements of operations upon the sale of a foreign subsidiary. Transactions settled in foreign currencies are translated to functional currencies at the exchange rate prevailing at the transaction dates. The unrealized foreign currency translation gains and losses arising from available-for-sale financial assets are recognized in other comprehensive (loss) income until realized, at which date they are reclassified to the consolidated statements of operations. Unrealized foreign currency translation gains and losses on certain interest bearing debt obligations carried at fair value are included in the consolidated statements of operations.

Foreign currency translation adjustments are included in shareholders’ equity under the caption accumulated other comprehensive loss. Foreign currency gains and losses resulting from transactions which are denominated in currencies other than the entity’s functional currency are reflected in foreign exchange losses, net in the consolidated statements of operations.

(d)	Business combinations:

The acquisition method of accounting is used to account for acquisitions of subsidiaries or other businesses. The results of acquired subsidiaries or other businesses are included in the consolidated statements of operations from the date of acquisition. The cost of an acquisition is measured as the fair value of the assets received, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any noncontrolling interest. The excess of the cost of an acquisition over the fair value of the Corporation’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the consolidated statements of operations. Noncontrolling interests in the net assets of consolidated entities are reported separately in shareholders’ equity.

(e)	Investments:

Investments in fixed maturities and equity investments in common stocks are classified as available-for-sale and reported at fair value. Unrealized gains and losses are included in accumulated other comprehensive loss, net of tax, until sold or until an other-than-temporary impairment is recognized, at which point cumulative unrealized gains or losses are transferred to the consolidated statements of operations.

Limited liability investments include investments in limited liability companies and limited partnerships in which the Corporation’s interests are not deemed minor and, therefore, are accounted for under the equity method of accounting.

Limited liability investment, at fair value represents the Corporation’s investment in 1347 Investors. The Corporation has made an irrevocable election to account for this investment at fair value with changes in fair value reported in the consolidated statements of operations.

Other investments include mortgage and collateral loans and are reported at their unpaid principal balance.

Short-term investments, which consist of investments with original maturities between three months and one year, are reported at cost which approximates fair value.

Realized gains and losses on sales, determined on a first-in first-out basis, are included in net realized gains.

Dividends and interest income are included in net investment income. Investment income is recorded as it accrues. Income from limited liability investments is recognized based on the Corporation’s share of the earnings of the limited liability entities and is included in net investment income.    Income from limited liability investment, at fair value is included in net investment income.

The Corporation accounts for all financial instruments using trade date accounting.

The Corporation conducts a quarterly review to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the consolidated statements of operations if the fair value of an instrument falls below its cost/amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost; the financial condition and near-term prospects of the issuer; and the Corporation’s ability and intent to hold investments for a period of time sufficient to allow for any anticipated recovery.

(f)	Derivative financial instruments:

Derivative financial instruments include investments in warrants and performance shares issued to the Corporation under various performance share grant agreements. Refer to Note 6, “Investments,” for further details regarding the performance shares. Warrants are classified as equity investments in the consolidated balance sheets.

The Corporation measures derivative financial instruments at fair value. The fair value of derivative financial instruments is required to be revalued each reporting period, with corresponding changes in fair value recorded in the consolidated statements of operations, or, in the case of derivative financial instruments that are publicly traded, in other accumulated other comprehensive loss. Realized gains or losses are recognized upon settlement of the contracts.

(g)	Cash and cash equivalents:

Cash and cash equivalents include cash and investments with original maturities of three months or less that are readily convertible into cash.

(h)	Investment in investee:

At December 31, 2017 and 2016, investment in investee includes the Corporation’s investment in the common stock of Itasca Capital Ltd. (“ICL”). This investment is accounted for under the equity method of accounting and reported as investment in investee in the consolidated balance sheets. Investment in investee is comprised of an investment in an entity where the Corporation has the ability to exercise significant influence but not control. Significant influence is presumed to exist when the Corporation owns, directly or indirectly, between 20% and 50% of the outstanding voting rights of the investee. Assessment of significant influence is based on the substance of the relationship between the Corporation and the investee and includes consideration of both existing voting rights and, if applicable, potential voting rights that are currently exercisable and convertible. This investment is reported as investment in investee in the consolidated balance sheets, with the Corporation’s share of income (loss) and other comprehensive income (loss) of the investee reported in the corresponding line in the consolidated statements of operations and consolidated statements of comprehensive (loss) income, respectively. Under the equity method of accounting, an investment in investee is initially recognized at cost and adjusted thereafter for the post-acquisition change in the Corporation’s share of net assets of the investee.

At each reporting date, and more frequently when conditions warrant, management assesses its investment in investee for potential impairment. If management’s assessment indicates that there is objective evidence of impairment, the investee is written down to its recoverable amount, which is determined as the higher of its fair value less costs to sell and its value in use. Write-downs to reflect other-than-temporary impairments in value are included in other-than-temporary impairment loss in the consolidated statements of operations.

The most recently available financial statements of the investee are used in applying the equity method. The difference between the end of the reporting period of the investee and that of the Corporation is no more than three months. Adjustments are made for the effects of significant transactions or events that occur between the date of the investee’s financial statements and the date of the Corporation’s consolidated financial statements.

(i)	Service fee receivable:

Service fee receivable includes balances due and uncollected from customers. Service fee receivable is reported net of an estimated allowance for doubtful accounts.

(j)	Reinsurance:

Reinsurance losses and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Losses ceded to other companies have been reported as a reduction of incurred loss and loss adjustment expenses. Commissions paid to the Corporation by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

(k)	Deferred acquisition costs, net:

The Corporation defers commissions and agency expenses that are directly related to successful efforts to acquire new or existing vehicle service agreements to the extent they are considered recoverable. Costs deferred on vehicle service agreements are amortized as the related revenues are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred acquisition costs.

(l)	Property and equipment:

Property and equipment are reported in the consolidated financial statements at cost. Depreciation of property and equipment has been provided using the straight-line method over the estimated useful lives of such assets.

Repairs and maintenance are recognized in operations during the period incurred. Land is not depreciated. The Corporation estimates useful life to be thirty to forty years for buildings; five to fifty years for site improvements; three to ten years for leasehold improvements; three to ten years for furniture and equipment; and three to five years for computer hardware.

(m)	Goodwill and intangible assets:

When the Corporation acquires a subsidiary or other business where it exerts significant influence, the fair value of the net tangible and intangible assets acquired is determined and compared to the amount paid for the subsidiary or business acquired. Any excess of the amount paid over the fair value of those net assets is considered to be goodwill.

Goodwill is tested for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable, to ensure that its fair value is greater than or equal to the carrying value. Any excess of carrying value over fair value is charged to the consolidated statements of operations in the period in which the impairment is determined.

The Corporation has the option to assess goodwill for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If facts and circumstances indicate that it is more likely than not that the goodwill is impaired, a fair value-based impairment test would be required. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. In the first step, the fair value of the reporting unit is compared to its book value including goodwill. If the fair value of the reporting unit is in excess of its book value, the related goodwill is not impaired and no further analysis is necessary. If the fair value of the reporting unit is less than its book value, there is an indication of potential impairment and a second step is performed. When required, the second step of testing involves calculating the implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit determined in step one over the fair value of its net assets and identifiable intangible assets as if the reporting unit had been acquired. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. For reporting units with a negative book value, qualitative factors are evaluated to determine whether it is necessary to perform the second step of the goodwill impairment test.

When the Corporation acquires a subsidiary or other business where it exerts significant influence or acquires certain assets, intangible assets may be acquired, which are recorded at their fair value at the time of the acquisition. An intangible asset with a definite useful life is amortized in the consolidated statements of operations over its estimated useful life. The Corporation writes down the value of an intangible asset with a definite useful life when the undiscounted cash flows are not expected to allow for full recovery of the carrying value.

Intangible assets with indefinite useful lives are not subject to amortization and are tested for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable, to ensure that fair values are greater than or equal to carrying values. Any excess of carrying value over fair value is charged to the consolidated statements of operations in the period in which the impairment is determined.

(n)	Unpaid loss and loss adjustment expenses:

Unpaid loss and loss adjustment expenses represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses, including investigation. Unpaid loss and loss adjustment expenses are determined using case-basis evaluations and statistical analyses, including industry loss data, and represent estimates of the ultimate cost of all claims incurred through the balance sheet date. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid loss and loss adjustment expenses is adequate. The estimates are continually reviewed and adjusted as necessary, and such adjustments are included in current operations and accounted for as changes in estimates.

(o)	Debt:

The Corporation’s note payable is reported at amortized cost. The note payable includes a premium that is being amortized through the maturity date of the note payable using the effective interest rate method.

The Corporation’s bank loan is reported at its unpaid principal balance.

The Corporation’s subordinated debt is measured and reported at fair value. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates. Changes in fair value are reported in the consolidated statements of operations as loss (gain) on change in fair value of debt.

(p)	Contingent consideration:

The consideration for certain of the Corporation’s acquisitions included future payments to the former owners that were contingent upon the achievement of certain targets over future reporting periods. Liabilities for contingent consideration are measured and reported at fair value at the date of acquisition and are included in accrued expenses and other liabilities in the consolidated balance sheets. Changes in the fair value of contingent consideration liabilities can result from changes to one or multiple inputs, including adjustments to the discount rates or changes in the assumed achievement or timing of any targets. These fair value measurements are based on significant inputs not observable in the market. Changes in assumptions could have an impact on the payout of contingent consideration liabilities. Changes in fair value are reported in the consolidated statements of operations as contingent consideration benefit.

(q)	Income taxes:

The Corporation and its non-U.S. subsidiaries file separate foreign income tax returns. Kingsway America II Inc. and its eligible U.S. subsidiaries file a U.S. consolidated federal income tax return (“KAI Tax Group”). The method of allocating federal income taxes among the companies in the KAI Tax Group is subject to written agreement, approved by each company’s Board of Directors. The allocation is made primarily on a separate return basis, with current credit for any net operating losses or other items utilized in the consolidated federal income tax return. The Corporation’s U.S. subsidiaries not included in the KAI Tax Group file separate federal income tax returns.

The Corporation follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Corporation accounts for uncertain tax positions in accordance with the income tax accounting guidance. The Corporation recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax (benefit) expense.

(r)	Leases:

Rental income from operating leases is recognized on a straight-line basis, based on contractual lease terms with fixed and determinable increases over the non-cancellable term of the related lease when collectability is reasonably assured. Rental income recognized in excess of amounts contractually due and collected pursuant to the underlying lease is recorded in other receivables in the consolidated balance sheets. Rental expense for operating leases is recognized on a straight-line basis over the lease term, net of any applicable lease incentive amortization. Below market lease liabilities recorded in connection with the acquisition method of accounting are amortized on a straight-line basis over the remaining term of the lease, as determined at the acquisition date, and are included in accrued expenses and other liabilities in the consolidated balance sheets. Amortization of below market lease liabilities is included in rental income in the consolidated statements of operations.

(s)	Revenue recognition:

Service fee and commission income and deferred service fees

Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders.

Vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims. Vehicle service agreement fees are earned over the duration of the vehicle service agreement contracts as the single performance obligation is satisfied. Vehicle service agreement fees are initially recorded as deferred service fees. On a quarterly basis, the Corporation compares the remaining deferred service fees balance to the estimated amount of expected future claims under the vehicle service agreement contracts and records an additional accrual when the deferred service fees balance is less than expected future claims costs.

Maintenance support service fees include the service fees collected to administer equipment breakdown and maintenance support services and are earned as services are rendered.

Warranty product commissions include the commissions from the sale of warranty contracts for certain new and used heating, ventilation, air conditioning (“HVAC”), standby generator, commercial LED lighting and refrigeration equipment. The Corporation acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. The Corporation does not guaranty the performance underlying the warranty contracts it sells. Warranty product commissions are earned at the time of the warranty product sales.

Homebuilder warranty service fees include fees collected from the sale of warranties issued by new homebuilders. Homebuilder warranty service fees are recognized as income over the warranty period, the majority of which is 10 years and is based on homes closed by the builder. The Corporation estimates deferred revenue for years two through ten of the warranty period, based on historical dispute resolution services experience.

Homebuilder warranty commissions include commissions from the sale of warranty contracts for those builders who have requested and receive insurance backing of their warranty obligations. The Corporation acts as an agent on behalf of the third-party insurance company that underwrites and guaranties these warranty contracts. Homebuilder warranty commissions are earned on the certification date, which is typically the date of the closing of the sale of the home to the buyer. The Corporation also earns fees to manage remediation or repair services related to claims on insurance-backed warranty obligations, which are earned when the claims are closed, and a profit-sharing bonus on eligible warranties, which is determined based on expected ultimate loss ratio targets and is earned at the time the profit-sharing bonus is received.

Contingent revenue

The terms of the sale of one of the Corporation’s subsidiaries includes potential receipt by the Corporation of future earnout payments. The gain related to the earnout payments is recorded when the consideration is determined to be realizable and is reported in the consolidated statements of operations as gain on disposal of discontinued operations, net of taxes.

The assumptions and methodologies used are continually reviewed and any adjustments are reflected in the consolidated statements of operations in the period in which the adjustments are made.

(t)	Cost of services sold:

Cost of services sold is comprised of direct costs incurred to generate maintenance support fee revenue. Cost of services sold includes payments to third-party contractors who service equipment breakdowns and perform maintenance support.

(u)	Stock-based compensation:

The Corporation has a stock-based compensation plan for key officers of the Corporation. The Corporation uses the fair-value method of accounting for stock-based compensation awards granted to employees. Expense is recognized on a straight-line basis over the service period during which awards are expected to vest, with a corresponding increase to additional paid-in capital. The Corporation determines the fair value of stock options on their grant date using the Black-Scholes option pricing model. When these stock options are exercised, the amount of proceeds together with the amount recorded in additional paid-in capital is recorded in shareholders’ equity.

(v)	Fair value of financial instruments:

The fair values of the Corporation’s investments in fixed maturities and equity investments, limited liability investment, at fair value, performance shares and subordinated debt are estimated using a fair value hierarchy to categorize the inputs it uses in valuation techniques. The fair value of the Corporation’s investment in investee is based on quoted market prices. Fair values for other investments approximate their unpaid principal balance. The carrying amounts reported in the consolidated balance sheets approximate fair values for cash, short-term investments and certain other assets and other liabilities because of their short-term nature.

NOTE 3 RECENTLY ISSUED ACCOUNTING STANDARDS

(a) Adoption	of New Accounting Standards:

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 was issued to simplify the accounting for share-based payment awards. The guidance requires, prospectively, all tax effects related to share-based payments be made through the statement of operations at the time of settlement as opposed to excess tax benefits being recognized in additional paid-in-capital under the current guidance. ASU 2016-09 also removes the requirement to delay recognition of a tax benefit until it reduces current taxes payable. This change is required to be applied on a modified retrospective basis, with a cumulative-effect adjustment to opening accumulated deficit. Additionally, all tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows, a change from the current requirement to present tax benefits as an inflow from financing activities and an outflow from operating activities. ASU 2016-09 is effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is permitted with any adjustments reflected as of the beginning of the fiscal year of adoption. Effective January 1, 2017, the Corporation adopted ASU 2016-09. The adoption of the standard did not affect the Corporation’s consolidated financial statements.

(b) Accounting	Standards Not Yet Adopted:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). This amendment defers the effective date of the previously issued ASU 2014-09 until the interim and annual reporting periods beginning after December 15, 2017. Earlier application is permitted for interim and annual reporting periods beginning after December 15, 2016. In addition, the FASB has issued four related ASU’s on principal versus agent guidance (ASU 2016-08), identifying performance obligations and the licensing implementation guidance (ASU 2016-10), a revision of certain SEC Staff Observer comments (ASU 2016-11) and implementation guidance (ASU 2016-12). The guidance permits two methods of transition upon adoption; full retrospective and modified retrospective. The Corporation will utilize the modified retrospective method upon adoption of ASU 2014-09 on January 1, 2018. Under the modified retrospective method, revenues and other disclosures for pre-2017 periods would be provided in the notes to the consolidated financial statements as previously reported under the current revenue standard. Insurance contracts, lease contracts and investments are not within the scope of ASU 2014-09. ASU 2014-09 is applicable to the Corporation’s service fee and commission income. Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders. With the exception of homebuilder warranty service fees, the adoption of ASU 2014-09 will not change the way we recognize revenue. The new guidance affects PWSC’s homebuilder warranty service fees, which will be recognized more slowly as compared to the current revenue recognition pattern. Upon adoption of ASU 2014-09, the Corporation will record a cumulative effect adjustment to increase accumulated deficit by $0.5 million and increase deferred service fees by $0.5 million.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Most significantly, ASU 2016-01 requires (1) equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss); and (2) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. For public business entities, the amendments in ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and will be applied using a cumulative-effect adjustment to accumulated deficit as of the beginning of the fiscal year of adoption. The Corporation currently records its equity investments at fair value with net unrealized gains or losses reported in accumulated other comprehensive income (loss). Adoption of ASU 2016-01 will require the changes in fair value on equity investments with readily determinable fair values to be recorded in net income (loss). The Corporation currently records its subordinated debt at fair value with the total change in fair value reported in net income (loss). Adoption of ASU 2016-01 will require the portion of the change in fair value of subordinated debt related to the instrument-specific credit risk to be recorded in other comprehensive income (loss). The adoption of ASU 2016-01 will have no impact on the Corporation’s total shareholders’ equity as of January 1, 2018. Subsequent to adoption, ASU 2016-01 could have a significant effect on the Corporation’s results of operations and earnings (loss) per share as changes in fair value of equity investments will be presented in net income (loss) rather than other comprehensive income (loss) and certain changes in fair value of subordinated debt will be presented in other comprehensive income (loss) rather than net income (loss).

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to the present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. The accounting treatment for lessors will remain relatively unchanged. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Corporation is currently evaluating the potential effect of the adoption of ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The objective of ASU 2016-15 is to reduce diversity in the classification of cash receipts and payments for specific cash flow issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination and proceeds from the settlement of insurance claims. ASU 2016-15 is effective for fiscal years beginning after December 31, 2017, and interim periods within those fiscal years. Early adoption of ASU 2016-15 is permitted. The Corporation does not believe the adoption of ASU 2016-15 will have a material effect on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 was issued to simplify the subsequent measurement of goodwill. This update changes the impairment test by requiring an entity to compare the fair value of a reporting unit with its carrying amount as opposed to comparing the carrying amount of goodwill with its implied fair value. ASU 2017-04 is effective for annual and interim reporting periods beginning after December 15, 2019. Early adoption is permitted. The Corporation does not believe the adoption of ASU 2017-04 will have a material effect on its consolidated financial statements.

NOTE 4 ACQUISITIONS

Professional	Warranty Service Corporation:

On October 12, 2017, the Corporation acquired 100% of the outstanding shares of PWSC for estimated cash consideration of approximately $9.9 million. The final purchase price is subject to a true-up that will be finalized in 2018. The consolidated statements of operations include the earnings of PWSC from the date of acquisition. No supplemental pro forma revenue and earnings information related to the acquisition has been presented for the years ended December 31, 2017 and December 31, 2016, as the impact is immaterial. As further discussed in Note 25, “Segmented Information,” PWSC is included in the Extended Warranty segment. PWSC is based in Virginia and is a leading provider of new home warranty products and administration services to the largest tier of domestic residential construction firms in the United States. This acquisition allows the Corporation to grow its portfolio of warranty companies and expand into the home warranty business.

The Corporation intends to finalize during 2018 its fair value analysis of the assets acquired and liabilities assumed. The assets acquired and liabilities assumed are recorded in the Consolidated Financial Statements at their estimated fair market values. These estimates, allocations and calculations are subject to change as we obtain further information; therefore, the final fair market values of the assets acquired and liabilities assumed may not agree with the estimates included in the Consolidated Financial Statements. The following table summarizes the estimated allocation of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
October 12, 2017
Cash and cash equivalents	$2,071
Other receivables	50
Service fee receivable	1,422
Property and equipment	238
Other assets	205
Goodwill	$9,051

Total assets	$13,037
Deferred service fees	$2,079
Accrued expenses and other liabilities	1,089

Total liabilities	$3,168

Purchase price	$9,869

CMC Industries, Inc.:

On July 14, 2016, the Corporation completed the acquisition of 81.0% of CMC for cash consideration of $1.5 million. The consolidated statements of operations include the earnings of CMC from the date of acquisition. As further discussed in Note 25, “Segmented Information,” CMC is included in the Leased Real Estate segment. CMC owns, through an indirect wholly owned subsidiary (the “Property Owner”), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the “Real Property”). The Real Property is leased to a third party pursuant to a long-term triple net lease. Effective beginning the first quarter of 2017, the Corporation executed a lease amendment between CMC and its tenant under which the tenant will pay an aggregate $25.0 million of additional rental income through May 2034, the remaining term of the lease. The Real Property is also subject to a mortgage, which is recorded as note payable in the consolidated balance sheets (the “Mortgage”). The Mortgage is nonrecourse indebtedness with respect to CMC and its subsidiaries (including the Property Owner), and the Mortgage is not, nor will it be, guaranteed by Kingsway or its affiliates.

This acquisition was accounted for as a business combination using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. During the fourth quarter of 2016, the Corporation completed its fair value analysis on the assets acquired and liabilities assumed. Goodwill of $61.0 million was recognized. The goodwill is not deductible for tax purposes. Separately identifiable intangible assets of$74.8 million were recognized resulting from the valuations of in-place lease and a tenant relationship. Refer to Note 11, “Intangible Assets,” for further disclosure of the intangible assets related to this acquisition. The Mortgage was recorded at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. Refer to Note 14, “Debt,” for further discussion of the Mortgage. The Corporation also recognized a below market lease liability of $0.9 million, which is included in accrued expenses and other liabilities. The below market lease liability resulted from the terms of the acquired operating lease contract being unfavorable relative to market terms of comparable leases on the date of acquisition. The below market lease liability is amortized on a straight-line basis over the remaining term of the lease, as determined at the acquisition date. Amortization of below market lease liabilities is included in rental income in the consolidated statements of operations.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
July 14, 2016
Cash and cash equivalents	$1,006
Other receivables	1,971
Property and equipment	113,008
Intangible asset - subject to amortization	1,125
Intangible asset - not subject to amortization	73,667
Other assets	1,385
Goodwill	60,983

Total assets	$253,145
Note payable	$191,741
Deferred income tax liability	55,603
Income taxes payable	2,018
Accrued expenses and other liabilities	1,984
Noncontrolling interest in CMC	299

Total liabilities and noncontrolling interest	$251,645

Purchase price	$1,500

The consolidated statements of operations include the earnings of CMC from the date of acquisition. From the date of acquisition through December 31, 2016, CMC earned revenue of $5.4 million and net income of $0.5 million. The following unaudited pro forma summary presents the Corporation’s consolidated financial statements for the year ended December 31, 2016 as if CMC had been acquired on January 1, 2016. The pro forma summary is presented for illustrative purposes only and does not purport to represent the results of our operations that would have actually occurred had the acquisition occurred on January 1, 2016 or project our results of operations as of any future date or for any future period, as applicable.

(in thousands, except per share data)	Year ended December 31,
2016
Revenues	$39,101
Income from continuing operations attributable to common shareholders	$4,611
Basic earnings per share - continuing operations	$0.23
Diluted earnings per share - continuing operations	$0.22

Argo Management Group LLC:

Effective April 21, 2016, the Corporation issued 160,000 shares of its common stock to acquire Argo. The Argo purchase price of $0.7 million was determined using the closing price of Kingsway common stock on the date the 160,000 shares were issued. The consolidated statements of operations include the earnings of Argo from the date of acquisition. No supplemental pro forma revenue and earnings information related to the acquisition has been presented for the years ended December 31, 2016 and December 31, 2015, as the impact is immaterial. Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund organized for purposes of making control-oriented equity investments in established lower middle market companies based in North America, with a focus on search fund investments.

This acquisition was accounted for as a business combination using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. During the second quarter of 2016, the Corporation completed its fair value analysis on the assets acquired and liabilities assumed. Separately identifiable intangible assets of $0.7 million were recognized resulting from the valuations of contract-based management fee and promote fee revenues. Refer to Note 11, “Intangible Assets,” for further disclosure of the intangible assets related to this acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
April 21, 2016
Cash and cash equivalents	$5
Other receivables	17
Intangible assets - subject to amortization	731
Other assets	5

Total assets	$758
Accrued expenses and other liabilities	$14

Total liabilities	$14

Purchase price	$744

NOTE 5 DECONSOLIDATION, DISCONTINUED OPERATIONS AND LIQUIDATION

(a)	Deconsolidation

At June 30, 2016, the Corporation owned 61.0% of the outstanding units of 1347 Investors. Because the Corporation owned more than 50% of the outstanding units, 1347 Investors was included in the consolidated financial statements of the Corporation. 1347 Investors had an investment in the common stock and private units of 1347 Capital Corp. which was reflected in investment in investee in the consolidated balance sheets. 1347 Capital Corp., which completed an initial public offering on July 21, 2014 and had 24 months from the date of the initial public offering to complete a successful business combination, was formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On March 23, 2016, 1347 Capital Corp. announced the signing of a definitive agreement with Limbach Holdings LLC (“Limbach”), in which 1347 Capital Corp. would merge with Limbach. On July 21, 2016, Limbach announced the closing of the previously announced merger, and 1347 Capital Corp. was renamed Limbach Holdings, Inc. As a result of this transaction, the Corporation’s ownership percentage in 1347 Investors was reduced to 26.7% at the transaction date, leading the Corporation to record a non-cash gain of $5.6 million during 2016 related to the deconsolidation of 1347 Investors. This gain results from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, which the Corporation reported prior to the closing of the transaction, and recording the fair value of the Corporation’s 26.7% retained noncontrolling investment in 1347 Investors as of the transaction date. Subsequent to the transaction date, the Corporation is accounting for its remaining noncontrolling investment in 1347 Investors at fair value.

(b)	Discontinued Operations

Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company:

On July 16, 2018, the Corporation announced it had entered into a definitive agreement to sell its non-standard automobile insurance companies Mendota, Mendakota and MCC (collectively “Mendota”). On October 18,

2018, the Corporation completed the previously announced sale of Mendota. The final aggregate purchase price of $28.6 million was redeployed primarily to acquire equity investments, limited liability investments, limited liability investment, at fair value and other investments, which were owned by Mendota at the time of the closing, and to fund $5.0 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive stock purchase agreement. As part of the transaction, the Corporation will indemnify the buyer for any loss and loss adjustment expenses with respect to open claims and certain specified claims in excess of Mendota’s carried unpaid loss and loss adjustment expenses at June 30, 2018. The maximum obligation to the Corporation with respect to the open claims is $2.5 million. There is no maximum obligation to the Corporation with respect to the specified claims.

As a result of this announcement, Mendota, previously disclosed as part of the Insurance Underwriting segment, has been classified as a discontinued operation and the results of their operations are reported separately for all periods presented. The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets at December 31, 2017 and December 31, 2016.

Assigned Risk Solutions Ltd.:

On April 1, 2015, the Corporation closed on the sale of its subsidiary, Assigned Risk Solutions Ltd. (“ARS”). The terms of the sale provided for receipt by the Corporation of future earnout payments equal to 1.25% of ARS’ written premium and fee income during the earnout periods. The earnout payments were payable in three annual installments beginning in April 2016 through April 2018. During 2017, the Corporation received cash consideration, before expenses, for the second annual installment earnout payment of $1.3 million. During 2016, the Corporation received cash consideration, before expenses, of $1.5 million, consisting of the first annual installment earnout payment of $1.4 million and $0.1 million related to state tax overpayments. Net of expenses, the Corporation recorded an additional gain on disposal of ARS of $1.0 million and $1.3 million for the years ended December 31, 2017 and December 31, 2016, respectively. As a result of the sale, ARS, previously disclosed as part of the Extended Warranty (formerly Insurance Services) segment, has been classified as a discontinued operation.

Summary financial information for Mendota and ARS included in loss from discontinued operations, net of taxes for the years ended December 31, 2017 and 2016 is presented below:

(in thousands)	Years ended December 31,
	2017	2016
Loss from discontinued operations, net of taxes:
Revenues:
Net premiums earned	$130,443	$127,608
Net investment income	1,701	5,382
Net realized gains	3,465	294
Other-than-temporary impairment loss	(316)	(140)
Other income	9,938	10,229

Total revenues	145,231	143,373

Expenses:
Loss and loss adjustment expenses	120,387	106,027
Commissions and premium taxes	20,682	20,696
General and administrative expenses	19,231	20,890
Impairment of other intangible assets	250	—

Total expenses	160,550	147,613

Loss from discontinued operations before income tax benefit	(15,319)	(4,240)
Income tax benefit	(1,067)	—

Loss from discontinued operations, net of taxes	(14,252)	(4,240)

Gain on disposal of discontinued operations, net of taxes	1,017	1,255
Income tax benefit	—	—

Gain on disposal of discontinued operations, net of taxes	1,017	1,255

Total loss from discontinued operations, net of taxes	$(13,235)	$(2,985)

The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets. The carrying amounts of the major classes of assets and liabilities of Mendota at December 31, 2017 and 2016 are as follows:

(in thousands)	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed maturities, at fair value	$38,673	$45,521
Equity investments, at fair value	4,518	14,974
Limited liability investments	20,251	21,775
Limited liability investment, at fair value	4,543	4,588
Other investments, at cost which approximates fair value	1,400	4,775

Total investments	69,385	91,633
Cash and cash equivalents	23,512	4,524
Accrued investment income	195	320
Premiums receivable, net	27,855	31,564
Other receivables	603	—
Deferred acquisition costs, net	6,720	7,782
Property and equipment, net	222	143
Intangible assets, net	7,553	7,803
Other assets	407	692

Assets held for sale	$136,452	$144,461

Liabilities
Property and casualty unpaid loss and loss adjustment expenses	$62,323	$51,593
Unearned premiums	36,686	40,176
Net deferred income tax liabilities	1,586	2,653
Accrued expenses and other liabilities	5,305	8,248

Liabilities held for sale	$105,900	$102,670

For the years ended December 31, 2017 and 2016, ARS’ net cash used in operating activities was zero and zero, respectively. ARS had no cash flows from investing activities for the years ended December 31, 2017 and 2016. For the years ended December 31, 2017 and 2016, Mendota’s net cash used in operating activities was $9.2 million and $5.9 million, respectively. For the years ended December 31, 2017 and 2016, Mendota’s net cash provided by investing activities was $28.1 million and $4.9 million, respectively.

(c)	Liquidation

During 2017, the Corporation’s subsidiary, Kingsway ROC GP (“ROC GP”), was liquidated. As a result of the liquidation of this subsidiary, the Corporation realized a net after-tax loss of $0.5 million for the year ended December 31, 2017. This loss represents the foreign exchange loss previously recorded in accumulated other comprehensive loss and now recognized in the statements of operations as a result of the liquidation of ROC GP. Summarized financial information for liquidation of subsidiary is shown below:

(in thousands)	Years ended December 31,
	2017	2016
Liquidation:
Loss on liquidation before income taxes	$(494)	$—
Income tax benefit	—	$—

Loss on liquidation of subsidiary, net of taxes	$(494)	$—

NOTE 6 INVESTMENTS

The amortized cost, gross unrealized gains and losses, and estimated fair value of the Corporation’s investments in fixed maturities and equity investments at December 31, 2017 and December 31, 2016 are summarized in the tables shown below:

(in thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$5,671	$—	$59	$5,612
States, municipalities and political subdivisions	639	—	13	626
Mortgage-backed	2,933	—	57	2,876
Corporate	5,464	—	37	5,427

Total fixed maturities	14,707	—	166	14,541
Equity investments:
Common stock	3,883	—	313	3,570
Warrants - publicly traded	11	47	—	58
Warrants - not publicly traded	960	173	285	848

Total equity investments	4,854	220	598	4,476

Total fixed maturities and equity investments	$19,561	$220	$764	$19,017

(in thousands)	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$6,898	$—	$52	$6,846
States, municipalities and political subdivisions	656	—	15	641
Mortgage-backed	3,312	—	64	3,248
Corporate	5,487	71	50	5,508

Total fixed maturities	16,353	71	181	16,243
Equity investments:
Common stock	6,918	128	—	7,046
Warrants - publicly traded	11	59	—	70
Warrants - not publicly traded	960	180	—	1,140

Total equity investments	7,889	367	—	8,256

Total fixed maturities and equity investments	$24,242	$438	$181	$24,499

Net unrealized gains and losses in the tables above are reported as other comprehensive (loss) income with the exception of net unrealized losses of $0.1 million, at December 31, 2017, and net unrealized gains of $0.2 million, at December 31, 2016, related to warrants - not publicly traded, which are reported in the consolidated statements of operations.

The table below summarizes the Corporation’s fixed maturities at December 31, 2017 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

(in thousands)	December 31, 2017
	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,623	$3,605
Due after one year through five years	9,422	9,310
Due after five years through ten years	353	344
Due after ten years	1,309	1,282

Total	$14,707	$14,541

The following tables highlight the aggregate unrealized loss position, by security type, of fixed maturities and equity investments in unrealized loss positions as of December 31, 2017 and December 31, 2016. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions.

(in thousands)					December 31, 2017
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$4,067	$50	$1,545	$9	$5,612	$59
States, municipalities and political subdivisions	626	13	—	—	626	13
Mortgage-backed	2,876	57	—	—	2,876	57
Corporate	2,427	37	—	—	2,427	37

Total fixed maturities	9,996	157	1,545	9	11,541	166
Equity investments:
Common stock	3,570	313	—	—	3,570	313
Warrants	675	285	—	—	675	285

Total equity investments	4,245	598	—	—	4,245	598

Total	$14,241	$755	$1,545	$9	$15,786	$764

(in thousands)					December 31, 2016
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$6,846	$52	$—	$—	$6,846	$52
States, municipalities and political subdivisions	641	15	—	—	641	15
Mortgage-backed	3,248	64	—	—	3,248	64
Corporate	2,437	50	—	—	2,437	50

Total fixed maturities	13,172	181	—	—	13,172	181
Equity investments:
Common stock	—	—	—	—	—	—
Warrants	—	—	—	—	—	—

Total equity investments	—	—	—	—	—	—

Total	$13,172	$181	$—	$—	$13,172	$181

Fixed maturities and equity investments contain approximately 68 and 66 individual investments that were in unrealized loss positions as of December 31, 2017 and 2016, respectively.

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Corporation performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Corporation:

•	identifying all unrealized loss positions that have existed for at least six months;

•	identifying other circumstances management believes may impact the recoverability of the unrealized loss positions;

•

obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Corporation’s ability and intent to hold these investments at least until the investment impairment is recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

As a result of the analysis performed by the Corporation to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Corporation recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.

There were $0.3 million and $0.1 million of other-than-temporary losses recognized in other comprehensive (loss) income for the years ended December 31, 2017 and 2016, respectively.

The Corporation has reviewed currently available information regarding investments with estimated fair values less than their carrying amounts and believes these unrealized losses are not other-than-temporary and are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Corporation does not intend to sell those investments, and it is not likely it will be required to sell those investments before recovery of its amortized cost.

The Corporation does not have any exposure to subprime mortgage-backed investments.

Limited liability investments include investments in limited liability companies and limited partnerships. The Corporation’s interests in these investments are not deemed minor and, therefore, are accounted for under the equity method of accounting. The most recently available financial statements are used in applying the equity method. The difference between the end of the reporting period of the limited liability entities and that of the Corporation is no more than three months. As of December 31, 2017 and December 31, 2016, the carrying value of limited liability investments totaled $4.9 million and $1.2 million, respectively.

Limited liability investment, at fair value represents the Corporation’s investment in 1347 Investors. In connection with the deconsolidation of 1347 Investors during the third quarter of 2016, the Corporation retained a minority investment in 1347 Investors. The Corporation has made an irrevocable election to account for this investment at fair value. As of December 31, 2017 and December 31, 2016, the carrying value of the Corporation’s limited liability investment, at fair value was $5.8 million and $6.1 million, respectively.

Other investments include mortgage and collateral loans and are reported at their unpaid principal balance. As of December 31, 2017 and December 31, 2016, the carrying value of other investments totaled $2.3 million and $4.6 million, respectively.

The Corporation had previously entered into two separate performance share grant agreements with 1347 Property Insurance Holdings, Inc. (“PIH”), whereby the Corporation will be entitled to receive up to an aggregate of 475,000 shares of PIH common stock upon achievement of certain milestones for PIH’s stock price. Pursuant to the performance share grant agreements, if at any time the last sales price of PIH’s common stock equals or exceeds: (i) $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Corporation will receive 100,000 shares of PIH common stock; (ii) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Corporation will receive 125,000 shares of PIH common stock (in addition to the 100,000 shares of common stock earned pursuant to clause (i) herein); (iii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Corporation will receive 125,000 shares of PIH common stock (in addition to the 225,000 shares of common stock earned pursuant to clauses (i) and (ii) herein); and (iv) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Corporation will receive 125,000 shares of PIH common stock (in addition to the 350,000 shares of common stock earned pursuant to clauses (i), (ii) and (iii) herein). To the extent shares of PIH common stock are granted to the Corporation under either of the performance share grant agreements, they will be recorded at the time the shares are granted and will have a valuation equal to the last sales price of PIH common stock on the day prior to such grant. No shares were received by the Corporation under either of the performance share grant agreements as of December 31, 2017. On January 2, 2018, the Corporation entered into an agreement with PIH to cancel the $10.00 per share Performance Shares Grant Agreement in exchange for cash consideration of $0.3 million. The Corporation will record this gain during the first quarter of 2018. Refer to Note 26, “Fair Value of Financial Instruments,” for further details regarding the performance shares.

Gross realized gains and losses on fixed maturities, equity investments and limited liability investments for the years ended December 31, 2017 and 2016 were as follows:

(in thousands)	Years ended December 31,
	2017	2016
Gross realized gains	$309	$75
Gross realized losses	(3)	(9)

Total	$306	$66

Net investment income for the years ended December 31, 2017 and 2016, respectively, is comprised as follows:

(in thousands)	Years ended December 31,
	2017	2016
Investment income
Interest from fixed maturities	$190	$37
Dividends	400	428
Income from limited liability investments	685	392
(Loss) gain on change in fair value of limited liability investment, at fair value	(340)	1,270
(Loss) gain on change in fair value of warrants—not publicly traded	(292)	380
Other	347	367

Gross investment income	990	2,874
Investment expenses	(22)	(12)

Net investment income	$968	$2,862

NOTE 7 INVESTMENT IN INVESTEE

Investment in investee includes the Corporation’s investment in the common stock of ICL and is accounted for under the equity method. Prior to the second quarter of 2016, the Corporation’s investment in ICL was included in equity investments in the consolidated balance sheets. During the second quarter of 2016, the Corporation’s ownership percentage in ICL was increased to 31.2%. As a result of this change in ownership, the Corporation determined that its investment in the common stock of ICL qualified for the equity method of accounting and, thus, is included in investment in investee in the consolidated balance sheets at December 31, 2017 and December 31, 2016. The Corporation’s investment in ICL is recorded on a three-month lag basis.

The carrying value, estimated fair value and approximate equity percentage for the Corporation’s investment in investee at December 31, 2017 and December 31, 2016 were as follows:

(in thousands, except for percentages)
	December 31, 2017			December 31, 2016
	Equity Percentage	Estimated Fair Value	Carrying Value	Equity Percentage	Estimated Fair Value	Carrying value
ICL	31.2%	$3,816	$5,230	31.2%	$4,251	$3,116

The estimated fair value of the Corporation’s investment in ICL at December 31, 2017 in the table above is calculated based on the published closing price of ICL at September 30, 2017 to be consistent with the three-month lag in reporting its carrying value under the equity method. The estimated fair value of the Corporation’s investment in ICL based on the published closing price of ICL at December 31, 2017 is $3.4 million.

1347 Investors previously had an investment in the common stock and private units of 1347 Capital Corp., which was included in investment in investee in the consolidated balance sheet at June 30, 2016. As discussed in Note 5, “Deconsolidation, Discontinued Operations and Liquidation,” during the third quarter of 2016, the Corporation’s ownership percentage in 1347 Investors was reduced to 26.7% and the Corporation deconsolidated 1347 Investors. As a result of removing the net assets of 1347 Investors from the Corporation’s consolidated balance sheets, the Corporation no longer had a direct investment in the common stock and private units of 1347 Capital Corp. at December 31, 2016.

The Corporation reported equity in net income of investees of $2.1 million for the year ended December 31, 2017 and equity in net loss of investees of $1.0 million for the year ended December 31, 2016.

NOTE 8 REINSURANCE

Ceded loss and loss adjustments expenses, unpaid loss and loss adjustment expenses and commissions as of and for the years ended December 31, 2017 and 2016 are summarized as follows:

(in thousands)	Years ended December 31,
	2017	2016
Ceded loss and loss adjustment expenses	$(226)	$—
Ceded unpaid loss and loss adjustment expenses	72	354
Ceding commissions	226	—

NOTE 9 DEFERRED ACQUISITION COSTS

Policy acquisition costs consist primarily of commissions and agency expenses incurred related to successful efforts to acquire vehicle service agreements. Acquisition costs deferred on vehicle service agreements are amortized over the period in which the related revenues are earned.

The components of deferred acquisition costs and the related amortization expense as of and for the years ended December 31, 2017 and 2016 are comprised as follows:

(in thousands)	Years ended December 31,
	2017	2016
Balance at January 1, net	$5,827	$5,447
Additions	4,722	4,047
Amortization	(4,224)	(3,667)

Balance at December 31, net	$6,325	$5,827

NOTE 10 GOODWILL

Goodwill was $80.1 million and $71.1 million at December 31, 2017 and 2016, respectively, and is attributable to the Extended Warranty and Leased Real Estate reportable segments. As further discussed in Note 4, “Acquisitions,” the Corporation recorded goodwill of $9.0 million related to the acquisition of PWSC on October 12, 2017. The Corporation intends to finalize during 2018 its fair value analysis of the assets acquired and liabilities assumed as part of the acquisition of PWSC. The estimates, allocations and calculations recorded at December 31, 2017 are subject to change as we obtain further information; therefore, the final fair market values of the assets acquired and liabilities assumed may not agree with the estimates included in the Consolidated Financial Statements.

Goodwill is assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Corporation tested goodwill for recoverability at December 31, 2017 and 2016. Based on the assessment performed, no goodwill impairments were recognized in 2017 or 2016.

NOTE 11 INTANGIBLE ASSETS

Intangible assets are comprised as follows:

(in thousands)		December 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization
Database	$4,918	$2,521	$2,397
Vehicle service agreements in-force	3,680	3,640	40
Customer relationships	3,611	1,965	1,646
In-place lease	1,125	92	1,033
Contract-based revenues	731	115	616
Intangible assets not subject to amortization
Tenant relationship	73,667	—	73,667
Trade name	663	—	663

Total	$88,395	$8,333	$80,062

(in thousands)		December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization
Database	$4,918	$2,029	$2,889
Vehicle service agreements in-force	3,680	3,554	126
Customer relationships	3,611	1,521	2,090
In-place lease	1,125	29	1,096
Contract-based revenues	731	48	683
Intangible assets not subject to amortization
Tenant relationship	73,667	—	73,667
Trade name	663	—	663

Total	$88,395	$7,181	$81,214

As further discussed in Note 4, “Acquisitions,” during 2016, the Corporation recorded $74.8 million of separately identifiable intangible assets related to in-place lease and tenant relationship, as part of the acquisition of CMC. The in-place lease intangible asset of $1.1 million is being amortized on a straight-line basis over its estimated useful life of approximately 18 years, which is based on the term of the existing operating lease. The tenant relationship intangible asset of $73.7 million relates to a single long-term tenant relationship. The Corporation has determined that there are no legal, regulatory, contractual, competitive, economic or other factors limiting the useful life of the tenant relationship; therefore, the tenant relationship intangible asset is deemed to have an indefinite useful life and is not amortized.

As further discussed in Note 4, “Acquisitions,” during the second quarter of 2016, the Corporation recorded $0.7 million of separately identifiable intangible assets for contract-based management fee and promote fee revenues as part of the acquisition of Argo. The contract-based management fee revenue intangible asset is being amortized over nine years. The contract-based promote fee revenue intangible asset is being amortized over a three-year period beginning in 2022. The amortization periods for the contract-based revenues intangible assets are based on the patterns in which the economic benefits of the intangible assets are expected to be consumed.

The Corporation’s other intangible assets with definite useful lives are amortized either based on the patterns in which the economic benefits of the intangible assets are expected to be consumed or using the straight-line method over their estimated useful lives, which range from seven to fifteen years. Amortization of intangible assets was $1.2 million and $1.2 million for the years ended December 31, 2017 and 2016, respectively. The estimated aggregate future amortization expense of all intangible assets is $1.1 million for 2018, $0.9 million for 2019, $0.8 million for 2020, $0.8 million for 2021 and $0.8 million for 2022.

The tenant relationship and trade name intangible assets have indefinite useful lives and are not amortized. All intangible assets with indefinite useful lives are reviewed annually by the Corporation for impairment. No impairment charges were taken on intangible assets in 2017 or 2016.

NOTE 12 PROPERTY AND EQUIPMENT

Property and equipment are comprised as follows:

(in thousands)		December 31, 2017
	Cost	Accumulated Depreciation	Carrying Value
Land	$21,371	$—	$21,371
Site improvements	91,308	6,028	85,280
Buildings	968	53	915
Leasehold improvements	190	117	73
Furniture and equipment	1,072	973	99
Computer hardware	4,782	4,512	270

Total	$119,691	$11,683	$108,008

(in thousands)			December 31, 2016
	Cost	Accumulated Depreciation	Carrying Value
Land	$23,355	$—	$23,355
Site improvements	91,308	1,894	89,414
Buildings	5,533	1,828	3,705
Leasehold improvements	208	101	107
Furniture and equipment	951	777	174
Computer hardware	4,266	4,203	63

Total	$125,621	$8,803	$116,818

For the year ended December 31, 2017, depreciation expense on property and equipment of $4.3 million and zero is included in general and administrative expenses and loss and loss adjustment expenses, respectively, in the consolidated statements of operations. For the year ended December 31, 2016, depreciation expense on property and equipment of $2.1 million and $0.2 million is included in general and administrative expenses and loss and loss adjustment expenses, respectively, in the consolidated statements of operations.

NOTE 13 UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

The establishment of the provision for unpaid loss and loss adjustment expenses is based on known facts and interpretation of circumstances and is, therefore, a complex and dynamic process influenced by a large variety of factors. These factors include the Corporation’s experience with similar cases and historical trends involving loss payment patterns, pending levels of unpaid loss and loss adjustment expenses, product mix or concentration, loss severity and loss frequency patterns.

Other factors include the continually evolving and changing regulatory and legal environment; actuarial studies; professional experience and expertise of the Corporation’s claims departments’ personnel and independent adjusters retained to handle individual claims; the quality of the data used for projection purposes; existing claims management practices including claims-handling and settlement practices; the effect of inflationary trends on future loss settlement costs; court decisions; economic conditions; and public attitudes.

Consequently, the process of determining the provision for unpaid loss and loss adjustment expenses necessarily involves risks that the actual loss and loss adjustment expenses incurred by the Corporation will deviate, perhaps materially, from the estimates recorded.

The Corporation’s evaluation of the adequacy of unpaid loss and loss adjustment expenses includes a re-estimation of the liability for unpaid loss and loss adjustment expenses relating to each preceding financial year compared to the liability that was previously established.

The results of this comparison and the changes in the provision for property and casualty unpaid loss and loss adjustment expenses, net of amounts recoverable from reinsurers, as of December 31, 2017 and December 31, 2016 were as follows:

(in thousands)	December 31,
	2017	2016
Balance at beginning of period, gross	$2,202	$5,647
Less reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	354	434

Balance at beginning of period, net	1,848	5,213
Incurred related to:
Current year	3	—
Prior years	401	(1,643)
Paid related to:
Current year	—	—
Prior years	(995)	(1,722)

Balance at end of period, net	1,257	1,848
Plus reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	72	354

Balance at end of period, gross	$1,329	$2,202

The Corporation reported unfavorable development on property and casualty unpaid loss and loss adjustment expenses of $0.4 million and favorable development of $1.6 million in 2017 and 2016, respectively. The unfavorable development in 2017 was related to an increase in property and casualty unpaid loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. The favorable development in 2016 was related to a decrease in property and casualty unpaid loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. Original estimates are increased or decreased as additional information becomes known regarding individual claims.

The following tables contain information about property and casualty incurred and paid loss and loss adjustment expenses development as of and for the year December 31, 2017, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liabilities, including expected development on reported property and casualty unpaid loss and loss adjustment expenses included within the net incurred losses and allocated loss adjustment expenses amounts. The information about property and casualty incurred and paid loss and loss adjustment expenses development for the years ended December 31, 2008 through 2016, and the average annual percentage payout of incurred claims by age as of December 31, 2017, is presented as supplementary information.

Non-standard automobile insurance - Private passenger auto liability
(in thousands)
	Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,										As of December 31, 2017
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017	Total of IBNR Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2008	22,125	29,111	28,204	28,817	30,062	30,515	30,371	30,285	30,344	30,267	1	—
2009		35,209	37,387	38,486	40,219	40,436	40,308	40,211	40,177	40,091	6	—
2010			47,253	51,951	55,120	54,591	54,021	53,993	53,810	53,693	29	—
2011				29,034	29,458	28,744	28,094	27,865	27,613	27,597	17	—
2012					13,736	13,536	13,273	12,926	12,815	12,720	(4)	—
2013						6,456	6,434	5,474	4,488	4,617	26	—
2014							—	—	—	—	—	—
2015								—	—	—	—	—
2016									—	—	—	—
2017										—	—	—

Total										168,985

Non-standard automobile insurance - Private passenger auto liability
(in thousands)
	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
2008	15,589	24,305	26,025	27,759	29,713	30,152	30,204	30,179	30,205	30,232
2009		18,742	32,436	36,390	38,796	39,600	40,072	40,089	40,087	40,085
2010			25,659	46,356	50,591	51,944	52,889	53,451	53,484	53,518
2011				18,456	25,296	26,599	27,023	27,378	27,431	27,479
2012					7,060	11,724	12,284	12,530	12,618	12,635
2013						3,575	4,277	4,437	4,496	4,562
2014							—	—	—	—
2015								—	—	—
2016									—	—
2017										—

									Total	168,511

Liabilities for non-standard automobile-private passenger auto liability unpaid loss and loss adjustment expenses prior to 2008, net of reinsurance										5

Total liabilities for non-standard automobile-private passenger auto liability unpaid loss and loss adjustment expenses, net of reinsurance										479

Non-standard automobile insurance - Auto physical damage
(in thousands)
	Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,										As of December 31, 2017
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017	Total of IBNR Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2008	10,464	10,114	9,261	8,871	8,532	8,518	8,522	8,527	8,526	8,526	—	—
2009		9,829	7,343	6,857	6,451	6,458	6,476	6,482	6,480	6,482	—	—
2010			7,977	6,192	5,499	5,487	5,518	5,532	5,535	5,538	—	—
2011				4,366	3,247	3,241	3,263	3,262	3,260	3,269	1	—
2012					1,755	1,920	1,990	2,015	2,007	2,018	1	—
2013						1,085	996	1,001	999	1,003	—	—
2014							—	—	—	—	—	—
2015								—	—	—	—	—
2016									—	—	—	—
2017										—	—	—

Total										26,836

Non-standard automobile insurance - Auto physical damage
(in thousands)
	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
2008	8,196	8,599	8,591	8,561	8,567	8,540	8,525	8,525	8,526	8,526
2009		6,221	6,463	6,505	6,499	6,489	6,487	6,480	6,481	6,482
2010			5,155	5,583	5,548	5,526	5,537	5,537	5,537	5,538
2011				2,971	3,268	3,270	3,270	3,266	3,267	3,269
2012					1,783	1,951	2,006	2,016	2,017	2,018
2013						1,050	1,015	1,001	1,002	1,002
2014							—	—	—	—
2015								—	—	—
2016									—	—
2017										—

Total										26,835

Liabilities for non-standard automobile-auto physical damage unpaid loss and loss adjustment expenses prior to 2008, net of reinsurance										1

Total liabilities for non-standard automobile-auto physical damage unpaid loss and loss adjustment expenses, net of reinsurance										2

The following table reconciles the non-standard automobile unpaid loss and loss adjustment expenses, net of reinsurance presented in the tables above to the property and casualty unpaid loss and loss adjustment expenses reported in the consolidated balance sheet at December 31, 2017:

(in thousands)	December 31, 2017
Liabilities for property and casualty loss and loss adjustment expenses, net of reinsurance
Non-standard automobile—private passenger auto liability	479
Non-standard automobile—auto physical damage	2
Other short-duration insurance lines	697

Liabilities for unpaid loss and allocated loss adjustment expenses, net of reinsurance	1,178
Reinsurance recoverable on unpaid loss and loss adjustment expenses
Non-standard automobile—private passenger auto liability	64
Other short-duration insurance lines	8

Total reinsurance recoverable on unpaid losses	72
Unallocated loss adjustment expenses	79

Total gross liability for property and casualty unpaid loss and loss adjustment expenses	1,329

The following is supplementary information about average historical incurred loss duration as of December 31, 2017.

	Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (Unaudited)
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Non-standard automobile—private passenger auto liability	61.5%	23.7%	10.1%	3.4%	1.0%	0.2%	—%	—%	—%	—%
Non-standard automobile—auto physical damage	100.0%	—%	—%	—%	—%	—%	—%	—%	—%	—%

NOTE 14 DEBT

Debt consists of the following instruments:

(in thousands)	December 31, 2017			December 31, 2016
	Principal	Carrying Value	Fair Value	Principal	Carrying Value	Fair Value
Note payable	$176,136	$186,469	$168,477	$178,781	$190,074	$190,074
Bank loan	4,917	4,917	4,864	—	—	—
Subordinated debt	90,500	52,105	52,105	90,500	43,619	43,619

Total	$271,553	$243,491	$225,446	$269,281	$233,693	$233,693

Subordinated debt mentioned above consists of the following trust preferred debt instruments:

Issuer	Principal (in thousands)	Issue date	Interest	Redemption date
Kingsway CT Statutory Trust I	$15,000	12/4/2002	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	12/4/2032
Kingsway CT Statutory Trust II	$17,500	5/15/2003	annual interest rate equal to LIBOR, plus 4.10% payable quarterly	5/15/2033
Kingsway CT Statutory Trust III	$20,000	10/29/2003	annual interest rate equal to LIBOR, plus 3.95% payable quarterly	10/29/2033
Kingsway DE Statutory Trust III	$15,000	5/22/2003	annual interest rate equal to LIBOR, plus 4.20% payable quarterly	5/22/2033
Kingsway DE Statutory Trust IV	$10,000	9/30/2003	annual interest rate equal to LIBOR, plus 3.85% payable quarterly	9/30/2033
Kingsway DE Statutory Trust VI	$13,000	1/8/2004	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	1/8/2034

(a) Note	payable:

As further discussed in Note 4, “Acquisitions,” as part of the acquisition of CMC, the Mortgage, which is recorded as note payable in the consolidated balance sheets, was recorded at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. The Mortgage matures on May 15, 2034 and has a fixed interest rate of 4.07%. The Mortgage is carried in the consolidated balance sheets at its amortized cost, which reflects the monthly pay-down of principal as well as the amortization of the premium using the effective interest rate method. The fair value of the Mortgage disclosed in the table above is derived from quoted market prices of A-rated industrial bonds with similar maturities.

(b)	Bank loan:

On October 12, 2017, the Corporation borrowed a principal amount of $5.0 million from a bank at a fixed interest rate of 5.0%. The bank loan matures on October 12, 2022. The carrying value of the bank loan at December 31, 2017 of $4.9 million represents its unpaid principal balance. The fair value of the bank loan disclosed in the table above is derived from quoted market prices of B and B minus rated industrial bonds with similar maturities.

(c)	Subordinated debt:

Between December 4, 2002 and December 16, 2003, six subsidiary trusts of the Corporation issued $90.5 million of 30-year capital securities to third-parties in separate private transactions. In each instance, a corresponding floating rate junior subordinated deferrable interest debenture was then issued by KAI to the trust in exchange for the proceeds from the private sale. The floating rate debentures bear interest at the rate of the London interbank offered interest rate for three-month U.S. dollar deposits (“LIBOR”), plus spreads ranging from 3.85% to 4.20%. At December 31, 2017, the interest rates ranged from 5.33% to 5.68%. The Corporation has the right to call each of these securities at par value any time after five years from their issuance until their maturity.

During the first quarter of 2011, the Corporation gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral. This action does not constitute a default under the Corporation’s Trust Preferred indentures or any of its other debt indentures. On November 6, 2015, the Corporation paid $22.1 million to its Trust Preferred trustees to be used by the trustees to pay the interest the Corporation had been deferring since the first quarter of 2011.

NOTE 15 VEHICLE SERVICE AGREEMENT LIABILITY

Vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims. Vehicle service agreement fees are initially recorded as deferred service fees. On a quarterly basis, the Corporation compares the remaining deferred service fees balance to the estimated amount of expected future claims under the vehicle service agreement contracts and records an additional accrual when the deferred service fees balance is less than expected future claims costs.

A reconciliation of the changes in the vehicle service agreement liability, including deferred service fees related to vehicle service agreements, for the years ended December 31, 2017 and 2016, respectively, are as follows:

(in thousands)	Years ended December 31,
	2017	2016
Balance at January 1, net	$38,713	$37,294
Deferred service fees for vehicle service agreements sold	20,689	18,125
Recognition of deferred service fees on vehicle service agreements	(18,924)	(16,610)
Liability for claims authorized on vehicle service agreements	5,327	5,285
Payments of claims authorized on vehicle service agreements	(5,377)	(5,321)
Re-estimation of deferred service fees	(136)	(60)

Balance at December 31, net	$40,292	$38,713

The vehicle service agreement liability in the table above is presented as components of deferred services fees and accrued expenses and other liabilities in the consolidated balance sheets as follows:

(in thousands)	Years ended December 31,
	2017	2016
Deferred service fees	$40,029	$38,400
Accrued expenses and other liabilities	263	313

Balance at December 31, net	$40,292	$38,713

NOTE 16 FINANCE LEASE OBLIGATION LIABILITY

On October 2, 2014, the Corporation completed a sale and leaseback transaction involving building and land located in Miami, Florida, which was previously recorded as asset held for sale. The transaction did not qualify for sales recognition and was accounted for as a financing due to the Corporation’s continuing involvement with the property as a result of nonrecourse financing provided to the buyer in the form of prepaid rent. A finance lease obligation liability equal to the selling price of the property was established at the date of the transaction. During the lease term, the Corporation recorded interest expense on the finance lease obligation at its incremental borrowing rate and increased the finance lease obligation liability by the same amount.

During the second quarter of 2017, the Corporation was informed of the landlord’s intent to terminate the lease agreement effective October 10, 2017. The Corporation had the option to vacate the property and effectively terminate the lease earlier than October 10, 2017. As a result of terminating the lease, the Corporation no longer has continuing involvement with the property and has recognized the sale of the property as well as the related gain of $0.7 million. The gain results primarily from removing the carrying values of the land, building and finance lease obligation liability from the consolidated balance sheets and from the return of part of the original prepaid rent. The gain is included in other income in the consolidated statements of operations for the year ended December 31, 2017. At December 31, 2017 and 2016, finance lease obligation liability of zero and $5.1 million, respectively, is included in accrued expenses and other liabilities in the consolidated balance sheets. At December 31, 2017 and 2016, the carrying value of the land and building of zero and $4.8 million, respectively, is included in property and equipment in the consolidated balance sheets.

NOTE 17 LEASES

As further discussed in Note 4, “Acquisitions,” the Corporation owns Real Property that is subject to a long-term triple net lease agreement with a third party. The lease provides for future rent escalations and renewal options. The initial lease term ends in May 2034. The lessee bears the cost of maintenance and property taxes. In addition, the Corporation leases a property to a third party under an operating lease, where we are the lessor. Rental income from operating leases is recognized on a straight-line basis, based on contractual lease terms with fixed and determinable increases over the non-cancellable term of the related lease when collectability is reasonably assured. Rental income includes amortization of below market lease liabilities of $0.1 million and $0.0 million for the years ended December 31, 2017 and 2016. The estimated aggregate future amortization of below market lease liabilities is $0.1 million for 2018, $0.1 million for 2019, $0.1 million for 2020, $0.1 million for 2021 and $0.1 million for 2022.

Assets, which are included in property and equipment, net on the consolidated balance sheets, leased to third parties under operating leases where the Corporation is the lessor, are as follows:

(in thousands)	As of December 31,
2017
Land	$21,183
Site improvements	91,308
Buildings	811

Gross property and equipment leased	113,302
Accumulation depreciation	(6,068)

Net property and equipment leased	$107,234

The Corporation also leases certain office space under non-cancelable leases, with initial terms typically ranging from three to eight years, along with options that permit renewals for additional periods. The Corporation also leases certain equipment and automobiles under non-cancelable operating leases, with initial terms typically ranging from three to five years. Minimum rent is expensed on a straight-line basis over the term of the lease.

Future minimum annual lease payments and lease receipts under operating leases for the next five years and thereafter are:

(in thousands)	Lease Commitments	Lease Receipts
2018	$1,025	$11,331
2019	726	11,572
2020	158	11,832
2021	123	12,099
2022	124	12,371
Thereafter	210	162,546

NOTE 18 INCOME TAXES

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) a permanent reduction in the U.S. federal corporate income tax rate to 21% and (2) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized.

The Corporation is subject to the provisions of the ASC 740-10, Income Taxes, which requires that the effect on deferred income tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. In December of 2017, the SEC staff issued Staff Accounting Bulletin 118 (“SAB 118”), which provides that companies that have not completed their accounting for the effects of the Tax Act but can determine a reasonable estimate of those effects should include a provisional amount based on their reasonable estimate in their financial statements.

Pursuant to SAB 118, the Corporation recorded provisional amounts for the estimated income tax effects of the Tax Act on deferred income taxes. The Corporation estimates that (1) the reduction in the corporate income tax rate decreased its net deferred income tax liability as of December 31, 2017 by $17.9 million and (2) the change in the AMT credit rules allowed the Corporation to reduce its valuation allowance against its gross deferred income tax assets by $0.1 million, for a combined Tax Act total of $18.0 million. The $18.0 million Tax Act amount was recorded as a decrease to income tax expense in the Corporation’s consolidated statements of operations for the year ended December 31, 2017. In addition, as result of the reduction in the corporate income tax rate, the Corporation provisionally reduced its December 31, 2017 net deferred income tax asset balance and the related net deferred income tax valuation allowance by $105.6 million, the net effect of which had no impact on the Corporation’s consolidated statements of operations for the year ended December 31, 2017.

Although the $18.0 million tax benefit represents what the Corporation believes is a reasonable estimate of the impact of the income tax effects of the Tax Act on the Corporation’s Consolidated Financial Statements as of December 31, 2017, it should be considered provisional. In light of the complexity of the Tax Act, the Corporation anticipates additional interpretive guidance from the U.S. Treasury. In addition, once the KAI Tax Group finalizes certain tax positions when it files its 2017 U.S. tax return, the Corporation will be able to conclude whether any further adjustments are required to its deferred income tax balances. Any adjustments to these provisional amounts will be reported as a component of the consolidated statements of operations during the reporting period in which any such adjustments are determined, all of which will be reported no later than the fourth quarter of 2018.

Income tax benefit consists of the following:

(in thousands)	Years ended December 31,
	2017	2016
Current income tax expense	$628	$87
Deferred income tax benefit	(17,322)	(9,807)

Income tax benefit	$(16,694)	$(9,720)

Income tax benefit varies from the amount that would result by applying the applicable U.S. corporate income tax rate of 34% to loss from continuing operations before income tax benefit. The following table summarizes the differences:

(in thousands)	Years ended December 31,
	2017	2016
Income tax benefit at U.S. statutory income tax rate	$(4,793)	$(2,112)
Tax Act adjustment	(18,040)	—
Valuation allowance	3,883	(8,185)
Indefinite life intangibles	1,156	108
Change in unrecognized tax benefits	490	51
Non-deductible compensation	403	345
Foreign operations subject to different tax rates	32	145
Other	175	(72)

Income tax benefit for continuing operations	$(16,694)	$(9,720)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented as follows:

(in thousands)	December 31,
	2017	2016
Deferred income tax assets:
Losses carried forward	$188,248	$291,632
Unpaid loss and loss adjustment expenses and unearned premiums	1,513	2,349
Intangible assets	2,490	1,135
Debt issuance costs	988	1,621
Investments	722	1,547
Deferred rent	807	1,355
Deferred revenue	394	385
Other	29	401
Valuation allowance	(177,040)	(268,764)

Deferred income tax assets	$18,151	$31,661

Deferred income tax liabilities:
Indefinite life intangibles	$(16,419)	$(25,426)
Depreciation and amortization	(16,967)	(28,692)
Fair value of debt	(5,894)	(12,100)
Land	(4,435)	(7,181)
Investments	(1,853)	(2,348)
Deferred acquisition costs	(1,328)	(1,981)

Deferred income tax liabilities	(46,896)	(77,728)

Net deferred income tax liabilities	$(28,745)	$(46,067)

The Corporation maintains a valuation allowance for its gross deferred income tax assets of $177.0 million (U.S. operations—$170.6 million; Other—$6.4 million) and $268.8 million (U.S. operations—$261.9 million; Other—$6.9 million) at December 31, 2017 and December 31, 2016, respectively. The Corporation’s businesses have generated substantial operating losses in prior years. These losses can be available to reduce income taxes that might otherwise be incurred on future taxable income; however, it is uncertain whether the Corporation will generate the taxable income necessary to utilize these losses or other reversing temporary differences. This uncertainty has caused management to place a full valuation allowance on its December 31, 2017 and December 31, 2016 net deferred income tax assets, excluding the deferred income tax liability and deferred income tax assets relating to AMT credit amounts set forth in the paragraph below. In 2017 and 2016, the Corporation released into income $0.4 million and $9.9 million, respectively, of its valuation allowance, as a result of its acquisition of CMC, due to net deferred income tax liabilities that are expected to reverse during the period in which the Corporation will have deferred income tax assets available.

The Corporation carries net deferred income tax liabilities of $28.7 million at December 31, 2017, $8.0 million of which relates to deferred income tax liabilities that are scheduled to reverse in periods after the expiration of the KAI Tax Group’s consolidated U.S. net operating loss carryforwards, $20.8 million of which relates to deferred income tax liabilities related to land and indefinite life intangible assets, and $0.1 million of which relates to deferred income tax assets relating to AMT credits. The Corporation carries net deferred income tax liabilities of $46.1 million at December 31, 2016, $13.4 million of which relates to deferred income tax liabilities that are scheduled to reverse in periods after the expiration of the KAI Tax Group’s consolidated U.S. net operating loss carryfowards and $32.7 million of which relates to deferred income tax liabilities related to land and indefinite life intangible assets. The Corporation considered a tax planning strategy in arriving at its December 31, 2017 and December 31, 2016 net deferred income tax liabilities.

The Tax Act modified the U.S. net operating loss deduction, effective with respect to losses arising in tax years beginning after December 31, 2017. The Tax Act, however, did not limit the utilization, in 2018 and later tax years, of U.S. net operating losses generated in 2017 and prior tax years.

Amounts, originating dates and expiration dates of the KAI Tax Group’s consolidated U.S. net operating loss carryforwards, totaling $857.4 million, are as follows:

Year of net operating loss	Expiration date	Net operating loss (in thousands)
2006	2026	8,321
2007	2027	60,081
2008	2028	53,703
2009	2029	506,768
2010	2030	85,463
2011	2031	42,299
2012	2032	32,083
2013	2033	29,465
2014	2034	6,923
2016	2036	15,584
2017	2037	16,695

In addition, not reflected in the table above, are net operating loss carryforwards of (i) $6.5 million relating to separate U.S. tax returns, which losses will expire over various years through 2037; (ii) $25.7 million, relating to operations in Barbados, of which, $24.2 million will expire in 2018 and $1.5 million will expire over various years through 2026; and (iii) $24.1 million relating to operations in Canada, which losses will expire over various years through 2037.

A reconciliation of the beginning and ending unrecognized tax benefits, exclusive of interest and penalties, is as follows:

(in thousands)	December 31,
	2017	2016
Unrecognized tax benefits—beginning of year	$1,274	$—
Gross additions—current year tax positions	—	—
Gross additions—prior year tax positions	93	1,274
Gross reductions—prior year tax positions	—	—
Gross reductions—settlements with taxing authorities	—	—
Impact due to expiration of statute of limitations	—	—

Unrecognized tax benefits—end of year	$1,367	$1,274

The amount of unrecognized tax benefits that, if recognized as of December 31, 2017 and 2016 would affect the Corporation’s effective tax rate, was an expense of $0.5 million and $0.1 million, respectively.

As of December 31, 2017 and December 31, 2016, the Corporation carried a liability for unrecognized tax benefits of $1.4 million and $1.3 million, respectively, that is included in income taxes payable in the consolidated balance sheets. The Corporation classifies interest and penalty accruals, if any, related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2017 and 2016, the Corporation recognized an expense for interest and penalties of $0.5 million and $0.1 million, respectively. At December 31, 2017 and December 31, 2016, the Corporation carried an accrual for the payment of interest and penalties of $0.9 million and $0.4 million, respectively.

The federal income tax returns of the Corporation’s U.S. operations for the years through 2013 are closed for Internal Revenue Service (“IRS”) examination. The Corporation’s federal income tax returns are not currently under examination by the IRS for any open tax years. The federal income tax returns of the Corporation’s Canadian operations for the years through 2012 are closed for Canada Revenue Agency (“CRA”) examination. Kingsway’s 2015 and 2014 Canadian federal income tax returns are currently under examination by the CRA. No material audit adjustments have been proposed by the CRA.

NOTE 19 (LOSS) EARNINGS FROM CONTINUING OPERATIONS PER SHARE

The following table sets forth the reconciliation of numerators and denominators for the basic and diluted (loss) earnings from continuing operations per share computation for the years ended December 31, 2017 and 2016:

(in thousands, except per share data)	Years ended December 31,
	2017	2016
Numerator:
Income from continuing operations	$2,597	$3,507
(Less) plus: net (income) loss attributable to noncontrolling interests	(4,337)	281
Less: dividends on preferred stock, net of tax	(350)	(565)

(Loss) income from continuing operations attributable to common shareholders	$(2,090)	$3,223

Denominator:
Weighted average basic shares
Weighted average common shares outstanding	21,547	20,003
Weighted average diluted shares
Weighted average common shares outstanding	21,547	20,003
Effect of potentially dilutive securities:
Stock options	—	78
Unvested restricted stock awards	—	813
Unvested restricted stock units	—	—
Warrants	—	125

Total weighted average diluted shares	21,547	21,019

Basic (loss) earnings from continuing operations per common share	$(0.10)	$0.16

Diluted (loss) earnings from continuing operations per common share	$(0.10)	$0.15

Basic (loss) earnings from continuing operations per share is calculated using weighted-average common shares outstanding. Diluted (loss) earnings from continuing operations per share is calculated using weighted-average diluted shares. Weighted-average diluted shares is calculated by adding the effect of potentially dilutive securities to weighted-average common shares outstanding. Potentially dilutive securities consist of stock options, unvested restricted stock awards, unvested restricted stock units, warrants and convertible preferred stock.

The dilutive effect of the stock options, unvested restricted stock awards, unvested restricted stock units and warrants are reflected in diluted earnings from continuing operations per share by application of the treasury stock method. The effects of these potentially dilutive securities are excluded from the computation of diluted earnings per share from continuing operations in periods in which the effect would be anti-dilutive. Separately, the dilutive effect of the convertible preferred stock is reflected in diluted earnings from continuing operations per share by application of the if-converted method; however, the effects of potentially dilutive convertible preferred stock are excluded from the computation of diluted earnings per share from continuing operations in periods in which the amount of preferred dividend declared or accumulated per common share obtainable upon conversion of the convertible preferred stock exceeds diluted earnings per share from continuing operations after giving effect to the potential dilution from the stock options, unvested restricted stock awards, unvested restricted stock units and warrants.

Because the Corporation is reporting a loss from continuing operations attributable to common shareholders for the year ended December 31, 2017, all potentially dilutive securities outstanding were excluded from the calculation of diluted loss from continuing operations per share since their inclusion would have been anti-dilutive.

NOTE 20 STOCK-BASED COMPENSATION

(a)	Stock Options

On May 13, 2013, the Corporation’s shareholders approved the 2013 Equity Incentive Plan (“2013 Plan”). The 2013 Plan replaced the Corporation’s previous Amended and Restated Stock Option Plan (“Prior Plan”), with respect to the granting of future equity awards. Under the 2013 Plan, the Corporation reserved for issuance to key employees selected by the Corporation new stock options (“New Stock Options”) to purchase up to an additional 300,000 common shares. No New Stock Options were granted during the year ended December 31, 2017. There are no New Stock Options remaining for future grants.

On May 13, 2013, the Corporation’s shareholders also approved the Option Exchange Program whereby the outstanding stock options under the Prior Plan held by current employees will be canceled and replaced with stock options granted under the 2013 Plan (“Replacement Options”). The maximum number of common shares available to be granted as Replacement Options is 355,625. No Replacement Options were granted during the year ended December 31, 2017. There are no Replacement Options remaining for future grants.

The Replacement Options and New Stock Options (collectively, the “Stock Options”) are fully vested and exercisable at the date of grant and are exercisable for a period of four years.

The following table summarizes the stock option activity during the year ended December 31, 2017:

	Number of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2016	651,875	$4.51	1.4	$1,134
Granted	—	—
Exercised	—	—
Expired or Forfeited	—	—

Outstanding at December 31, 2017	651,875	$4.51	0.4	$352

Exercisable at December 31, 2017	651,875	$4.51	0.4	$352

The aggregate intrinsic value of stock options outstanding and exercisable is the difference between the December 31, 2017 market price for the Corporation’s common shares and the exercise price of the options, multiplied by the number of options where the fair value exceeds the exercise price.

At December 31, 2017 and 2016, the number of options exercisable was 651,875 and 651,875, respectively, with weighted average prices of $4.51 and $4.51, respectively. No options were exercised during the years ended December 31, 2017 and 2016.

The Corporation uses the Black-Scholes option pricing model to estimate the fair value of each option on the date of grant. No options were granted during the year ended December 31, 2017. The assumptions used in the Black-Scholes pricing model for options granted during the year ended December 31, 2016 were as follows:

Year ended December 31, 2016
Risk-free interest rate	1.1%
Dividend yield	—
Expected volatility	0.5%
Expected term (in years)	4.0

(b)	Restricted Stock Awards

Under the 2013 Plan, the Corporation made grants of restricted common stock awards (“Restricted Stock Awards”) to certain officers of the Corporation on March 28, 2014. The Restricted Stock Awards shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officers’ continued employment through the vesting date. The Restricted Stock Awards are amortized on a straight-line basis over the ten-year requisite service period. Total unamortized compensation expense related to unvested Restricted Stock Awards at December 31, 2017 was $5.0 million. The grant-date fair value of Restricted Stock Awards was determined using the closing price of Kingsway common stock on the date of grant. The following table summarizes the activity related to unvested Restricted Stock Awards during the year ended December 31, 2017:

	Number of Restricted Stock Awards	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2016	1,952,665	$4.14
Granted	—	—
Forfeited	—	—

Unvested at December 31, 2017	1,952,665	$4.14

(c)	Restricted Stock Units

The Corporation granted restricted common stock units (“Restricted Stock Units”) to an officer of the Corporation pursuant to a Restricted Stock Unit Agreement dated August 24, 2016. Each Restricted Stock Unit represents a right to receive one common share on the vesting date. The Restricted Stock Units shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officer’s continued employment through the vesting date. The Restricted Stock Units are amortized on a straight-line basis over the requisite service period. Total unamortized compensation expense related to unvested Restricted Stock Units at December 31, 2017 was $2.4 million. The grant-date fair value of the Restricted Stock Units was determined using the closing price of Kingsway common stock on the date of grant. The following table summarizes the activity related to unvested Restricted Stock Units for the year ended December 31, 2017:

	Number of Restricted Stock Units	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2016	500,000	$5.73
Granted	—	—
Vested	—	—
Forfeited	—	—

Unvested at December 31, 2017	500,000	$5.73

Total stock-based compensation expense, net of forfeitures, was $1.2 million and $1.0 million for the years ended December 31, 2017 and 2016, respectively.

(d)	Employee Share Purchase Plan

The Corporation has an employee share purchase plan (“ESPP Plan”) whereby qualifying employees could choose each year to have up to 5% of their annual base earnings withheld to purchase the Corporation’s common shares. After one year of employment, the Corporation matches 100% of the employee contribution amount, and the contributions vest immediately. All contributions are used by the plan administrator to purchase common shares in the open market. The Corporation’s contribution is expensed as paid and for the years ended December 31, 2017 and 2016 totaled $0.1 million and $0.1 million, respectively.

NOTE 21 EMPLOYEE BENEFIT PLAN

The Corporation maintains a defined contribution plan in the United States for all of its qualified employees. Qualifying employees can choose to voluntarily contribute up to 60% of their annual earnings subject to an overall limitation of $18,000 in each of 2017 and 2016. The Corporation matches an amount equal to 50% of each participant’s contribution, limited to contributions up to 5% of a participant’s earnings.

The contributions for the plan vest based on years of service with 100% vesting after five years of service. The Corporation’s contribution is expensed as paid and for the years ended December 31, 2017 and 2016 totaled $0.1 million and $0.1 million, respectively. All Company obligations to the plans were fully funded as of December 31, 2017.

NOTE 22 CLASS A PREFERRED STOCK

On May 13, 2013, the Corporation’s shareholders approved an amendment to the Corporation’s Articles of Incorporation to create an unlimited number of zero par value class A preferred shares. The Corporation’s Board of Directors will have the ability to fix the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of preferred shares. The preferred shares will have priority over the common shares.

There were 222,876 and 262,876 shares of Class A preferred stock (“Preferred Shares”) outstanding at December 31, 2017 and 2016, respectively. Each Preferred Share is convertible into 6.25 common shares at a conversion price of $4.00 per common share any time at the option of the holder prior to April 1, 2021. As of December 31, 2017, the maximum number of common shares issuable upon conversion of the Preferred Shares is 1,392,975 common shares.

During 2017, 40,000 Preferred Shares were converted into 250,000 common shares at the conversion price of $4.00 per common share, or $1.0 million, at the option of the holders. As a result, $1.0 million was reclassified from Class A preferred stock to Shareholders’ Equity on the consolidated balance sheet at December 31, 2017.

The Preferred Shares are not entitled to vote. The holders of the Preferred Shares are entitled to receive fixed, cumulative, preferential cash dividends at a rate of $1.25 per Preferred Share per year. The cash dividend rate shall be revised to $1.875 per Preferred Share per year if the dividend accumulates for a period greater than 30 consecutive months from the date of the most recent dividend payment. On and after February 3, 2016, the Corporation may redeem all or any part of the then outstanding Preferred Shares for the price of $28.75 per Preferred Share, plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption. The Corporation will redeem any Preferred Shares not previously converted into common shares, and which remain outstanding on April 1, 2021, for the price of $25.00 per Preferred Share, plus accrued but unpaid dividends, whether or not declared, up to and including the date specified for redemption. At December 31, 2017 and 2016, accrued dividends of $1.3 million and 1.0 million were included in accrued expenses and other liabilities in the consolidated balance sheets.

In accordance with FASB ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, redemption features not solely within the control of the issuer are required to be presented outside of permanent equity on the consolidated balance sheets. As described above, the holder has the option to convert the Preferred Shares at any time; however, if not converted, they are required to be redeemed on April 1, 2021. As such, the Preferred Shares are presented in temporary or mezzanine equity on the consolidated balance sheets and will be accreted up to the stated redemption value of $5.6 million through the April 1, 2021 redemption date.

NOTE 23 SHAREHOLDERS’ EQUITY

The Corporation is authorized to issue an unlimited number of zero par value common stock. There were 21,708,190 and 21,458,190 shares of common stock outstanding at December 31, 2017 and 2016, respectively.

There	were no dividends declared during the years ended December 31, 2017 and 2016.

In November 2015, the Corporation’s Board of Directors approved a share repurchase program under which the Corporation was authorized to repurchase up to 5% of its currently issued and outstanding common stock through November 2016. During the year ended December 31, 2016, the Corporation repurchased 26,900 shares for an aggregate purchase price of $0.1 million, including fees and commissions, under its share repurchase program. All repurchased common stock was cancelled. The timing and amount of any share repurchases are determined based on market conditions, share price and other factors, and the program may be discontinued or suspended at any time.

On April 21, 2016, the Corporation issued 160,000 shares of common stock as consideration for the acquisition of Argo. Refer to Note 4, “Acquisitions,” for further details regarding the Argo acquisition.

On November 16, 2016, the Corporation closed with non-affiliate investors a private placement of 1,615,384 shares of common stock at a purchase price of $6.50 per share with net proceeds to the Corporation of $10.5 million.

As described in Note 22, “Class A Preferred Stock”, during 2017, 40,000 Preferred Shares were converted into 250,000 common shares. As a result, $1.0 million was reclassified from Class A preferred stock to Shareholders’ Equity on the consolidated balance sheet at December 31, 2017.

The following table summarizes information about warrants outstanding at December 31, 2017: December 31, 2017

December 31, 2017
Exercise Price	Date of Issue	Expiry Date	Remaining Contractual Life (in years)	Number Outstanding
$5.00	16-Sep-13	15-Sep-23	5.7	3,280,790
$5.00	3-Feb-14	15-Sep-23	5.7	1,642,975

		Total:	5.7	4,923,765

NOTE 24 ACCUMULATED OTHER COMPREHENSIVE LOSS

The table below details the change in the balance of each component of accumulated other comprehensive loss, net of tax, for the years ended December 31, 2017 and 2016 as relates to shareholders’ equity attributable to common shareholders on the consolidated balance sheets. On the other hand, the consolidated statements of comprehensive (loss) income present the components of other comprehensive (loss) income, net of tax, only for the years ended December 31, 2017 and 2016 and inclusive of the components attributable to noncontrolling interests in consolidated subsidiaries.

(in thousands)
	Unrealized Gains (Losses) on Fixed Maturities and Equity Investments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2016	$1,294	$(3,780)	$(2,486)
Other comprehensive income before reclassifications	2,772	—	2,772
Amounts reclassified from accumulated other comprehensive loss	(494)	—	(494)

Net current-period other comprehensive income	2,278	—	2,278

Balance, December 31, 2016	$3,572	$(3,780)	$(208)
Other comprehensive loss before reclassifications	(5,214)	—	(5,214)
Amounts reclassified from accumulated other comprehensive loss	1,076	494	1,570

Net current-period other comprehensive (loss) income	$(4,138)	$494	$(3,644)

Balance, December 31, 2017	$(566)	$(3,286)	$(3,852)

Components of accumulated other comprehensive loss were reclassified to the following lines of the consolidated statements of operations for the years ended December 31, 2017 and 2016:

(in thousands)	Years ended December 31,
	2017	2016
Reclassification of accumulated other comprehensive income from unrealized (losses) gains on fixed maturities and equity investments to:
Net realized gains	$(2)	$(8)
Other-than-temporary impairment loss	—	(17)

Loss from continuing operations before income tax benefit	(2)	(25)
Income tax benefit	—	—

Income from continuing operations	(2)	(25)
Loss from discontinued operations, net of taxes	(1,074)	519

Net (loss) income	(1,076)	494

Reclassification of accumulated other comprehensive loss from foreign currency translation adjustments to:
Loss on liquidation of subsidiary, net of taxes	(494)	—
Income tax benefit	—	—

Net (loss) income	(494)	—

Total reclassification from accumulated other comprehensive loss to net (loss) income	$(1,570)	$494

NOTE 25 SEGMENTED INFORMATION

The Corporation conducts its business through the following two reportable segments: Extended Warranty (formerly Insurance Services) and Leased Real Estate.

The Corporation previously conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included Mendota, Amigo and Kingsway Re. As further discussed in Note 5, “Deconsolidation, Discontinued Operations and Liquidation,” on October 18, 2018, the Corporation announced that it had completed the sale of Mendota. As a result, Mendota has been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a result of classifying Mendota as discontinued operations, the composition of the Insurance Underwriting segment has changed such that it no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented.

Extended Warranty Segment

Extended Warranty includes the following subsidiaries of the Corporation: IWS, Trinity and PWSC (collectively, “Extended Warranty”). Prior to the second quarter of 2017, Extended Warranty was referred to as Insurance Services.

IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.

Trinity sells HVAC, standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.

Leased Real Estate Segment

Leased Real Estate includes the Corporation’s subsidiary, CMC, which was acquired on July 14, 2016. CMC owns the Real Property that is leased to a third party pursuant to a long-term triple net lease. The Real Property is also subject to the Mortgage. When assessing and measuring the operational and financial performance of the Leased Real Estate segment, interest expense related to the Mortgage is included in Leased Real Estate’s segment operating income.

Revenues and Operating Income by Reportable Segment

Results for the Corporation’s reportable segments are based on the Corporation’s internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements. The following tables provide financial data used by management. Segment assets are not allocated for management use and, therefore, are not included in the segment disclosures below.

Revenues by reportable segment reconciled to consolidated revenues for the years ended December 31, 2017 and 2016 were:

(in thousands)	Years ended December 31,
	2017	2016
Revenues:
Extended Warranty:
Service fee and commission income	$30,807	$23,487
Other income	191	283

Total Extended Warranty	30,998	23,770
Leased Real Estate:
Rental income	13,364	5,419
Other income	493	50

Total Leased Real Estate	13,857	5,469

Total segment revenues	44,855	29,239
Rental income not allocated to segments	20	17
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Other income not allocated to segments	697	330

Total revenues	$46,846	$32,497

The operating income by reportable segment in the following table is before income taxes and includes revenues and direct segment costs. Total segment operating loss reconciled to the consolidated income from continuing operations for the years ended December 31, 2017 and 2016 were:

(in thousands)	Years ended December 31,
	2017	2016
Segment operating income
Extended Warranty	$3,957	$506
Leased Real Estate	3,099	627

Total segment operating income	7,056	1,133
Net investment income	968	2,862
Net realized gains	306	66
Other-than-temporary impairment loss	—	(17)
Interest expense not allocated to segments	(4,977)	(4,496)
Other income and expenses not allocated to segments, net	(10,138)	(6,081)
Amortization of intangible assets	(1,152)	(1,242)
Contingent consideration benefit	212	657
Loss on change in fair value of debt	(8,487)	(3,721)
Gain on deconsolidation of subsidiary	—	5,643
Equity in net income (loss) of investees	2,115	(1,017)

Loss from continuing operations before income tax benefit	(14,097)	(6,213)
Income tax benefit	(16,694)	(9,720)

Income from continuing operations	$2,597	$3,507

NOTE 26 FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market-based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Corporation’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Corporation’s intention to hold them until there is a recovery of fair value, which may be to maturity.

The Corporation employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs are not observable.

The Corporation classifies its investments in fixed maturities and equity investments as available-for-sale and reports these investments at fair value. The Corporation’s limited liability investment, at fair value, performance shares and subordinated debt are measured and reported at fair value.

Fixed maturities — Fair values of fixed maturities for which no active market exists are derived from quoted market prices of similar instruments or other third party evidence. All classes of the Corporation’s fixed maturities, primarily consisting of investments in US. Treasury bills and government bonds; obligations of states, municipalities and political subdivisions; mortgage-backed securities; and corporate securities, are classified as Level 2. Level 2 is applied to valuations based upon quoted prices for similar assets in active markets; quoted prices for identical or similar assets in markets that are inactive; or valuations based on models where the significant inputs are observable or can be corroborated by observable market data.

The Corporation engages a third-party vendor who utilizes third-party pricing sources and primarily employs a market approach to determine the fair values of our fixed maturities. The market approach includes primarily obtaining prices from independent third-party pricing services as well as, to a lesser extent, quotes from broker-dealers. Our third-party vendor also monitors market indicators, as well as industry and economic events, to ensure pricing is appropriate. All classes of our fixed maturities are valued using this technique. We have obtained an understanding of our third-party vendor’s valuation methodologies and inputs. Fair values obtained from our third-party vendor are not adjusted by the Corporation.

The following is a description of the significant inputs, by asset class, used by the third-party pricing services to determine the fair values of our fixed maturities included in Level 2:

•

U.S. government, government agencies and authorities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets and maturity.

•

States, municipalities and political subdivisions are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, new issuances and credit spreads.

•

Mortgage-backed securities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, expected prepayments, expected credit default rates, delinquencies and issue specific information including, but not limited to, collateral type, seniority and vintage.

•

Corporate securities are generally priced using the market approach using pricing vendors. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, issuer rating, benchmark yields, maturity and credit spreads.

Equity investments — Fair values of equity investments, including warrants, reflect quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist.

Limited liability investment, at fair value — The fair value of the limited liability investment, at fair value is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs.

Performance shares — The performance shares, for which no active market exists, are required to be valued at fair value as determined in good faith by the Corporation. Such determination of fair value would require the Corporation to develop a model based upon relevant observable market inputs as well as significant unobservable inputs, including developing a sufficiently reliable estimate for an appropriate discount to reflect the illiquidity and unique structure of the security. The Corporation determined its model for the performance shares was not sufficiently reliable. As a result, the Corporation has assigned a fair value of zero to the performance shares. Refer to Note 6, “Investments,” for further details regarding the performance shares.

Subordinated debt — The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates.

Contingent consideration — The consideration for certain of the Corporation’s acquisitions included future payments to the former owners that were contingent upon the achievement of certain targets over future reporting periods. Liabilities for contingent consideration were measured and reported at fair value and were included in accrued expenses and other liabilities in the consolidated balance sheets. The fair value of contingent consideration liabilities was estimated using internal models without relevant observable market inputs. Estimated payments were discounted using present value techniques to arrive at estimated fair value. Contingent consideration liabilities were revalued each reporting period. Changes in the fair value of contingent consideration liabilities can result from changes to one or multiple inputs, including adjustments to the discount rates or changes in the assumed achievement or timing of any targets. Any changes in fair value were reported in the consolidated statements of operations as contingent consideration benefit. During the second quarter of 2017, the Corporation settled its remaining contingent consideration liability; therefore, no contingent consideration liability remains on the consolidated balance sheets as of December 31, 2017.

The balances of the Corporation’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2017 and December 31, 2016 was as follows:

(in thousands)		December 31, 2017
		Fair Value Measurements at the End of the Reporting Period Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements
Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$5,612	$—	$5,612	$—
States, municipalities and political subdivisions	626	—	626	—
Mortgage-backed	2,876	—	2,876	—
Corporate	5,427	—	5,427	—

Total fixed maturities	14,541	—	14,541	—
Equity investments:
Common stock	3,570	3,570	—	—
Warrants	906	58	848	—

Total equity investments	4,476	3,628	848	—
Limited liability investment, at fair value	5,771	—	5,771	—
Other investments	2,321	—	2,321	—
Short-term investments	151	—	151	—

Total assets	$27,260	$3,628	$23,632	$—

Liabilities:
Subordinated debt	$52,105	$—	$52,105	$—

Total liabilities	$52,105	$—	$52,105	$—

(in thousands)		December 31, 2016
		Fair Value Measurements at the End of the Reporting Period Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements
Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$6,846	$—	$6,846	$—
States, municipalities and political subdivisions	641	—	641	—
Mortgage-backed	3,248	—	3,248	—
Corporate	5,508	—	5,508	—

Total fixed maturities	16,243	—	16,243	—
Equity investments:
Common stock	7,046	7,046	—	—
Warrants	1,210	70	1,140	—

Total equity investments	8,256	7,116	1,140	—
Limited liability investment, at fair value	6,112	—	6,112	—
Other investments	4,593	—	4,593	—
Short-term investments	401	—	401	—

Total assets	$35,605	$7,116	$28,489	$—

Liabilities:
Subordinated debt	$43,619	$—	$43,619	$—
Contingent consideration	325	—	—	325

Total liabilities	$43,944	$—	$43,619	$325

The following table provides a reconciliation of the fair value of recurring Level 3 fair value measurements for the years ended December 31, 2017 and 2016:

(in thousands)	Years ended December 31,
	2017	2016
Liabilities:
Contingent consideration:
Beginning balance	$325	$1,982
Settlements of contingent consideration liabilities	(113)	(1,000)
Change in fair value of contingent consideration included in net (loss) income	(212)	(657)

Ending balance	$—	$325

NOTE 27 RELATED PARTY TRANSACTIONS

Related party transactions, including services provided to or received by the Corporation’s subsidiaries, are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these consolidated financial statements, the following is a summary of related party transactions.

On February 11, 2014, the Corporation’s subsidiary, 1347 Advisors entered into a management services agreement with PIH that provides for certain services, including forecasting, analysis of capital structure and reinsurance programs, consultation in future restructuring or capital raising transactions, and consultation in corporate development initiatives, that 1347 Advisors will provide to PIH unless and until 1347 Advisors and PIH agree to terminate the services. On February 24, 2015, the Corporation announced that it had entered into a definitive agreement with PIH to terminate the management services agreement. Pursuant to the transaction, 1347 Advisors received the following consideration: $2.0 million in cash; $3.0 million of 8% preferred stock of PIH, mandatorily redeemable on February 24, 2020; a Performance Shares Grant Agreement with PIH, whereby 1347 Advisors will be entitled to receive 100,000 shares of PIH common stock if at any time the last sales price of PIH’s common stock equals or exceeds $10.00 per share for any 20 trading days within any 30-trading day period; and warrants to purchase 1,500,000 shares of common stock of PIH with a strike price of $15.00, expiring on February 24, 2022. The Corporation recorded a gain of $6.0 million during 2015 related to the termination of the management services agreement, which is included in other income in the consolidated statements of operations. On January 2, 2018, the Corporation entered into an agreement with PIH to cancel the $10.00 per share Performance Shares Grant Agreement in exchange for cash consideration of $0.3 million. The Corporation will record this gain during the first quarter of 2018. Refer to Note 6, “Investments,” and Note 26, “Fair Value of Financial Instruments,” for further details regarding the performance shares.

On April 20, 2016, John T. Fitzgerald, the Managing Member of Argo, joined the Corporation as an Executive Vice President. As part of the agreement to purchase Argo, Mr. Fitzgerald received 160,000 common shares of the Corporation. On April 21, 2016, the Board of Directors appointed Mr. Fitzgerald as a new director. Pursuant to a Restricted Stock Unit Agreement dated August 24, 2016, the Corporation granted 500,000 restricted stock units to Mr. Fitzgerald.

On December 14, 2016, the Corporation sold 100,000 shares of PIH common stock to Ballantyne Strong, Inc. (“Ballantyne”) at a price of $7.57 per share. Kyle Cerminara is the Chief Executive Officer of Ballantyne and Fundamental Global Investors (“FGI”). FGI is a greater than 5% shareholder of the Corporation.

On October 25, 2017, the Corporation executed an agreement to sell 900,000 shares of PIH common stock, at a price of $7.85 per share, to FGI in two separate transactions for cash proceeds totaling $7.1 million. On November 1, 2017, the Corporation sold 475,428 of the 900,000 shares of PIH common stock to FGI for cash proceeds totaling $3.7 million. The second transaction, for the sale of the remaining 424,572 shares of PIH common stock, closed on March 15, 2018 following FGI having obtained the necessary regulatory approvals.

NOTE 28 COMMITMENTS AND CONTINGENT LIABILITIES

(a)	Legal proceedings:

In connection with its operations in the ordinary course of business, the Corporation and its subsidiaries are named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the loss, or range of loss, if any, that would be incurred in connection with any of the various proceedings at this time, it is possible an individual action would result in a loss having a material adverse effect on the Corporation’s business, results of operations or financial condition.

(b)	Guarantee:

The Corporation provided indemnity and hold harmless agreements to a third party for certain customs bonds reinsured by Lincoln General Insurance Company (“Lincoln General”) during a period of the time Lincoln General was a subsidiary of the Corporation. These agreements may require the Corporation to compensate the third party if Lincoln General is unable to fulfill its obligations relating to the customs bonds. The Corporation’s potential exposure under these agreements is not determinable, and no liability has been recorded in the consolidated financial statements at December 31, 2017. No assurances can be given, however, the Corporation will not be required to perform under these agreements in a manner that would have a material adverse effect on the Corporation’s business, results of operations or financial condition.

The third party filed a lawsuit on May 11, 2016 seeking damages of $0.2 million from the Corporation. During the fourth quarter of 2017, the Corporation tendered payment of $0.2 million in an effort to resolve this particular matter.

(c)	Commitments:

The Corporation has entered into subscription agreements to commit up to $2.7 million of capital to allow for participation in limited liability investments. At December 31, 2017, the unfunded commitment was $1.3 million.

(d)	Collateral pledged:

Fixed maturities and short-term investments with an estimated fair value of $1.8 million and $1.8 million were on deposit with state and provincial regulatory authorities at December 31, 2017 and December 31, 2016, respectively. Also, from time to time, the Corporation pledges investments to third-parties as deposits or to collateralize liabilities incurred under its policies of insurance. The amount of such pledged investments was $1.1 million and $1.4 million at December 31, 2017 and December 31, 2016, respectively. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Corporation’s standard risk management controls.

NOTE 29 REGULATORY CAPITAL REQUIREMENTS AND RATIOS

In the United States, a risk-based capital (“RBC”) formula is used by the National Association of Insurance Commissioners (“NAIC”) to identify property and casualty insurance companies that may not be adequately capitalized. In general, insurers reporting surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 are subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2017, surplus as regards policyholders reported by Amigo exceeded the 200% threshold.

During the fourth quarter of 2012, the Corporation began taking steps to place all of Amigo into voluntary run-off. As of December 31, 2012, Amigo’s RBC was 157%. In April 2013, Kingsway filed a comprehensive run-off plan with the Florida Office of Insurance Regulation, which outlines plans for Amigo’s run-off. Amigo remains in compliance with that plan. As of December 31, 2017, Amigo’s RBC was 5,206%.

The Corporation’s reinsurance subsidiary, which is domiciled in Barbados, is required by the regulator in Barbados to maintain minimum capital levels. As of December 31, 2017, the capital maintained by Kingsway Re was in excess of the regulatory capital requirements in Barbados.

NOTE 30 STATUTORY INFORMATION AND POLICIES

The Corporation’s insurance subsidiary, Amigo, prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the Florida Office of Insurance Regulation. “Prescribed” statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the NAIC. “Permitted” statutory accounting practices encompass all accounting practices that are not prescribed. Such practices may differ from state to state; may differ from company to company within a state; and may change in the future.

Amigo is required to report results of operations and financial position to insurance regulatory authorities based upon statutory accounting practices. In converting from statutory to U.S. GAAP, typical adjustments include the inclusion of statutory non-admitted assets in the balance sheets, the inclusion of net unrealized holding gains or losses related to fixed maturities in shareholders’ equity, and the inclusion of changes in deferred tax assets and liabilities in net (loss) income.

Statutory capital and surplus and statutory net (loss) for Amigo are:

(in thousands)	December 31,
	2017	2016
Net (loss) income, statutory basis	$(1,334)	$1,262
Capital and surplus, statutory basis	$4,059	$5,036

Amigo is required to hold minimum levels of statutory capital and surplus to satisfy regulatory requirements. The minimum statutory capital and surplus, or company action level RBC, necessary to satisfy regulatory requirements for Amigo was $0.2 million at December 31, 2017. Company action level RBC is the level at which an insurance company is required to file a corrective action plan with its regulators and is generally equal to 200% of the authorized control level RBC.

Dividends paid by Amigo are restricted by regulatory requirements of the Florida Office of Insurance Regulation. The maximum amount of dividends that can be paid to shareholders by insurance companies domiciled in the state of Florida without prior regulatory approval is generally limited to the greater of (i) 10% of a company’s statutory capital and surplus at the end of the previous year or (ii) 100% of the Corporation’s net income for the previous year and is generally required to be paid out of an insurance company’s unassigned funds.

At December 31, 2017, Amigo was restricted from making any dividend payments to the holding company without regulatory approval.

KINGSWAY FINANCIAL SERVICES INC.

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $11,316 and $14,707, respectively)	$11,076	$14,541
Equity investments, at fair value (cost of $2,038 and $4,854, respectively)	1,334	4,476
Limited liability investments	6,230	4,922
Limited liability investment, at fair value	4,529	5,771
Other investments, at cost which approximates fair value	1,917	2,321
Short-term investments, at cost which approximates fair value	151	151

Total investments	25,237	32,182
Cash and cash equivalents	23,591	20,774
Investment in investee	2,827	5,230
Accrued investment income	194	331
Service fee receivable, net of allowance for doubtful accounts of $331 and $318, respectively	6,747	4,286
Other receivables, net of allowance for doubtful accounts of zero and zero, respectively	7,877	6,536
Deferred acquisition costs, net	6,899	6,325
Property and equipment, net of accumulated depreciation of $14,875 and $11,683, respectively	104,196	108,008
Goodwill	73,928	80,112
Intangible assets, net of accumulated amortization of $10,232 and $8,333, respectively	84,359	80,062
Other assets	2,560	4,302
Assets held for sale	133,365	136,452

Total Assets	$471,780	$484,600

Liabilities and Shareholders’ Equity
Liabilities:
Property and casualty unpaid loss and loss adjustment expenses	$2,292	$1,329
Note payable	183,561	186,469
Bank loan	4,167	4,917
Subordinated debt, at fair value	53,614	52,105
Net deferred income tax liabilities	28,472	28,745
Deferred service fees	46,275	42,257
Income taxes payable	2,501	2,644
Accrued expenses and other liabilities	11,492	10,924
Liabilities held for sale	107,076	105,900

Total Liabilities	439,450	435,290

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 222,876 issued and outstanding at September 30, 2018 and December 31, 2017, respectively; redemption amount of $5,572	5,486	5,461
Shareholders’ Equity:
Common stock, no par value; unlimited number authorized; 21,708,190 and 21,708,190 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	354,141	356,021
Accumulated deficit	(369,771)	(313,487)
Accumulated other comprehensive income (loss)	36,961	(3,852)

Shareholders’ equity attributable to common shareholders	21,331	38,682
Noncontrolling interests in consolidated subsidiaries	5,513	5,167

Total Shareholders’ Equity	26,844	43,849

Total Liabilities, Class A preferred stock and Shareholders’ Equity	$471,780	$484,600

See accompanying notes to unaudited consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine months ended September 30,
	2018	2017
Revenues:
Service fee and commission income	$28,938	$20,738
Rental income	10,033	10,041
Net investment (loss) income	(697)	126
Net realized losses	(405)	(1)
Gain on change in fair value of equity investments	951	—
Other income	1,323	1,261

Total revenues	40,143	32,165

Operating expenses:
Claims authorized on vehicle service agreements	4,206	4,066
Loss and loss adjustment expenses	1,628	266
Commissions	2,843	2,154
Cost of services sold	5,749	4,546
General and administrative expenses	20,078	18,740
Leased real estate segment interest expense	4,638	4,706

Total operating expenses	39,142	34,478

Operating income (loss)	1,001	(2,313)

Other expenses (revenues), net:
Interest expense not allocated to segments	4,476	3,636
Amortization of intangible assets	1,899	866
Contingent consideration benefit	—	(212)
Loss on change in fair value of debt	2,511	5,769
Gain on disposal of subsidiary	(17)	—
Equity in net loss (income) of investee	623	(1,343)

Total other expenses, net	9,492	8,716

Loss from continuing operations before income tax expense	(8,491)	(11,029)
Income tax expense	291	1,636

Loss from continuing operations	(8,782)	(12,665)

Income from discontinued operations, net of taxes	2,069	960
(Loss) gain on disposal of discontinued operations, net of taxes	(7,800)	1,017

Net loss	(14,513)	(10,688)

Less: net income attributable to noncontrolling interests in consolidated subsidiaries	353	284
Less: dividends on preferred stock, net of tax	391	213

Net loss attributable to common shareholders	$(15,257)	$(11,185)

Loss per share—continuing operations:
Basic:	$(0.44)	$(0.61)
Diluted:	$(0.44)	$(0.61)
(Loss) earnings per share—discontinued operations:
Basic:	$(0.26)	$0.09
Diluted:	$(0.26)	$0.09
Loss per share – net loss attributable to common shareholders:
Basic:	$(0.70)	$(0.52)
Diluted:	$(0.70)	$(0.52)
Weighted-average shares outstanding (in ‘000s):
Basic:	21,708	21,492
Diluted:	21,708	21,492

See accompanying notes to unaudited consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

Consolidated Statements of Comprehensive Loss

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2018	2017
Net loss	$(14,513)	$(10,688)
Other comprehensive income (loss), net of taxes(1):
Unrealized (losses) gains on available-for-sale investments:
Unrealized losses arising during the period	(481)	(4,489)
Reclassification adjustment for amounts included in net loss	(5)	735
Change in fair value of debt attributable to instrument-specific credit risk	1,002	—
Equity in other comprehensive loss of limited liability investment	(205)	—

Other comprehensive income (loss)	311	(3,754)

Comprehensive loss	(14,202)	(14,442)
Less: comprehensive income attributable to noncontrolling interests in consolidated subsidiaries	346	287

Comprehensive loss attributable to common shareholders	$(14,548)	$(14,729)

(1)	Net of income tax expense of $0 and $0 for the nine months ended September 30, 2018 and September 30, 2017, respectively.

See accompanying notes to unaudited consolidated financial statements

KINGSWAY FINANCIAL SERVICES INC.

Consolidated Statements of Shareholders’ Equity

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity Attributable to Common Shareholders	Noncontrolling Interests in Consolidated Subsidiaries	Total Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2017	21,458,190	$—	$353,882	$(297,668)	$(208)	$56,006	$829	$56,835
Common stock issuance expenses	—	—	(47)	—	—	(47)	—	(47)
Conversion of Class A preferred stock to common stock	250,000	—	1,000	—	—	1,000	—	1,000
Net (loss) income	—	—	—	(15,469)	—	(15,469)	4,337	(11,132)
Preferred stock dividends, net of tax	—	—	—	(350)	—	(350)	—	(350)
Other comprehensive loss	—	—	—	—	(3,644)	(3,644)	1	(3,643)
Stock-based compensation	—	—	1,186	—	—	1,186	—	1,186

Balance, December 31, 2017	21,708,190	$—	$356,021	$(313,487)	$(3,852)	$38,682	$5,167	$43,849
Cumulative effect of adoption of ASU 2014-09	—	—	—	(532)	—	(532)	—	(532)
Cumulative effect of adoption of ASU 2016-01	—	—	—	(40,495)	40,495	—	—	—

Balance at January 1, 2018, as adjusted	21,708,190	$—	356,021	(354,514)	36,643	38,150	5,167	43,317
Net (loss) income	—	—	—	(14,866)	—	(14,866)	353	(14,513)
Preferred stock dividends, net of tax	—	—	—	(391)	—	(391)	—	(391)
Other comprehensive income (loss)	—	—	—	—	318	318	(7)	311
Stock-based compensation, net of forfeitures	—	—	(1,880)	—	—	(1,880)	—	(1,880)

Balance, September 30, 2018	21,708,190	$—	$354,141	$(369,771)	$36,961	$21,331	$5,513	$26,844

See accompanying notes to unaudited consolidated financial statements

KINGSWAY FINANCIAL SERVICES INC.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2018	2017
Cash provided by (used in):
Operating activities:
Net loss	$(14,513)	$(10,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations, net of taxes	(2,069)	(960)
Loss (gain) on disposal of discontinued operations, net of taxes	7,800	(1,017)
Equity in net loss (income) of investee	623	(1,343)
Dividend received from investee	780	—
Equity in net (income) loss of limited liability investments	(275)	258
Loss on change in fair value of limited liability investment	1,492	372
Depreciation and amortization expense	5,149	4,089
Contingent consideration benefit	—	(212)
Stock-based compensation (benefit) expense, net of forfeitures	(1,881)	887
Net realized losses	405	1
Gain on change in fair value of equity investments	(951)	—
Loss on change in fair value of debt	2,511	5,769
Deferred income taxes	(273)	1,123
Amortization of fixed maturities premiums and discounts	47	72
Amortization of note payable premium	(707)	(722)
Gain on disposal of subsidiary	17	—
Changes in operating assets and liabilities:
Service fee receivable, net	(2,461)	(1,311)
Other receivables, net	(1,341)	(2,663)
Deferred acquisition costs, net	(574)	(414)
Unpaid loss and loss adjustment expenses	963	(708)
Deferred service fees	4,018	1,603
Other, net	(2,617)	3,623

Cash used in operating activities—continuing operations	(3,857)	(2,241)
Cash used in operating activities—discontinued operations	(12,670)	(11,283)

Net cash used in operating activities	(16,527)	(13,524)

Investing activities:
Proceeds from sales and maturities of fixed maturities	5,241	982
Proceeds from sales of equity investments	4,966	—
Purchases of fixed maturities	(1,885)	(192)
Purchases of equity investments	(857)	(4,654)
Net acquisitions of limited liability investments	(1,489)	(1,650)
Net proceeds from other investments	404	3
Net proceeds from short-term investments	—	250
Proceeds from sale of investee	1,001	—
Proceeds from disposal of subsidiary	565	—
Net proceeds from sale of discontinued operations	1,129	860
Net disposals of property and equipment	550	34

Cash provided by (used in) investing activities—continuing operations	9,625	(4,367)
Cash provided by investing activities—discontinued operations	7,270	13,981

Net cash provided by investing activities	16,895	9,614

Financing activities:
Principal payments on bank loan	(750)	—
Principal payments on note payable	(2,201)	(1,951)

Cash used in financing activities—continuing operations	(2,951)	(1,951)
Cash used in financing activities—discontinued operations	—	—

Net cash used in financing activities	(2,951)	(1,951)

Net increase (decrease) in cash and cash equivalents from continuing operations	2,817	(8,559)

Cash and cash equivalents at beginning of period	44,286	36,475
Less: cash and cash equivalents of discontinued operations at beginning of period	23,512	4,524

Cash and cash equivalents of continuing operations at beginning of period	20,774	31,951
Cash and cash equivalents of continuing operations at end of period	$23,591	$23,392

See accompanying notes to unaudited consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

NOTE 1 BUSINESS

Kingsway Financial Services Inc. (the “Company” or “Kingsway”) was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. Kingsway is a Canadian holding company with operating subsidiaries located in the United States. The Company owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries.

NOTE 2 BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements of the Company. In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year.

Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net loss or total shareholders’ equity.

The accompanying unaudited consolidated interim financial statements and footnotes should be read in conjunction with the audited consolidated financial statements and footnotes included within our Annual Report on Form 10-K (“2017 Annual Report”) for the year ended December 31, 2017.

The unaudited consolidated interim financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying unaudited consolidated interim financial statements include the provision for unpaid loss and loss adjustment expenses; valuation of fixed maturities and equity investments; impairment assessment of investments; valuation of limited liability investment, at fair value; valuation of deferred income taxes; valuation and impairment assessment of intangible assets; goodwill recoverability; deferred acquisition costs; and fair value assumptions for subordinated debt obligations.

The fair values of the Company’s investments in fixed maturities and equity investments, limited liability investment, at fair value and subordinated debt are estimated using a fair value hierarchy to categorize the inputs it uses in valuation techniques. Fair values for other investments approximate their unpaid principal balance. The carrying amounts reported in the consolidated balance sheets approximate fair values for cash, short-term investments and certain other assets and other liabilities because of their short-term nature.

The Company’s financial results contained herein are reported in U.S. dollars unless otherwise indicated.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

NOTE 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to our significant accounting policies as reported in our 2017 Annual Report.

NOTE 4 RECENTLY ISSUED ACCOUNTING STANDARDS

(a)	Adoption of New Accounting Standards:

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), and the related amendments, utilizing the modified retrospective approach, which created a new comprehensive revenue recognition standard that serves as the single source of revenue guidance for all contracts with customers to transfer goods or services or contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Insurance contracts, lease contracts and investments are not within the scope of ASU 2014-09. ASU 2014-09 is applicable to the Company’s service fee and commission income. Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders. With the exception of homebuilder warranty service fees, which is discussed further below, the adoption of ASU 2014-09 did not change the way the Company recognized revenue for the nine months ended September 30, 2018.

The new guidance affects Professional Warranty Service Corporation’s (“PWSC”) homebuilder warranty service fees, which will be recognized more slowly as compared to the historic revenue recognition pattern prior to the Company’s adoption of ASU 2014-09. As a result of the adoption of ASU 2014-09, the Company recorded a cumulative effect adjustment to increase accumulated deficit by $0.5 million and increase deferred service fees by $0.5 million. Prior periods have not been restated to conform to the current presentation. Refer to Note 14, “Revenue from Contracts with Customers,” for further details.

As a result of the adoption of ASU 2014-09, the Company also recorded a cumulative effect adjustment to increase accumulated deficit by $0.5 million and increase deferred service fees by $0.5 million. Prior periods have not been restated to conform to the current presentation. Refer to Note 14, “Revenue from Contracts with Customers,” for further details.

Effective January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Most significantly, ASU 2016-01 requires (1) equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income (loss); and (2) an entity to present separately in other comprehensive income (loss) the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. Previously, the Company recorded its equity investments at fair value with net unrealized gains or losses reported in accumulated other comprehensive income (loss) and recorded its subordinated debt at fair value with the total change in fair value reported in net income (loss). As a result of the adoption of ASU 2016-01, at January 1, 2018 cumulative net unrealized losses on equity investments of $0.0 million were reclassified from accumulated other comprehensive

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

income (loss) into accumulated deficit and a cumulative $40.5 million change in fair value of subordinated debt attributable to instrument-specific credit risk was reclassified from accumulated deficit to accumulated other comprehensive income (loss). Prior periods have not been restated to conform to the current presentation.

Effective January 1, 2018, the Company adopted ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The objective of ASU 2016-15 is to reduce diversity in the classification of cash receipts and payments for specific cash flow issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination and proceeds from the settlement of insurance claims. The adoption of the standard did not affect the Company’s consolidated statements of cash flows.

Effective July 1, 2018, the Company adopted ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 was issued to simplify the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. During the third quarter of 2018, the Company granted restricted common stock awards to a nonemployee. Refer to Note 17, “Stock-Based Compensation,” for further details.

(b)	Accounting Standards Not Yet Adopted:

In February 2016, the Financial Accounting Standards Board (“FASB”) FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to the present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. The accounting treatment for lessors will remain relatively unchanged. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the potential effect of the adoption of ASU 2016-02 on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the current incurred loss model used to measure impairment losses with an expected loss model for trade, reinsurance, and other receivables as well as financial instruments measured at amortized cost. ASU 2016-13 will require a financial asset measured at amortized cost, including reinsurance balances recoverable, to be presented at the net amount expected to be collected by means of an allowance for credit losses that runs through net loss. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses. However, the amendments would limit the amount of the allowance to the amount by which fair value is below amortized cost. The measurement of credit losses on available-for-sale investments is similar under current GAAP, but the update requires the use of the allowance account through which amounts can be reversed, rather than through an irreversible write-down. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods with early adoption permitted for fiscal years beginning after December 31, 2018 and interim periods within such year. The Company is currently evaluating ASU 2016-13 to determine the potential impact that adopting this standard will have on its consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 was issued to simplify the subsequent measurement of goodwill. This update changes the impairment test by requiring an entity to compare the fair value of a reporting unit with its carrying amount as opposed to comparing the carrying amount of goodwill with its implied fair value. ASU 2017-04 is effective for annual and interim reporting periods beginning after December 15, 2019. Early adoption is permitted. The Company does not believe the adoption of ASU 2017-04 will have a material effect on its consolidated financial statements.

NOTE 5 ACQUISITION, DISPOSAL AND DISCONTINUED OPERATIONS

(a)	Acquisition

Professional Warranty Service Corporation:

On October 12, 2017, the Company acquired 100% of the outstanding shares of PWSC for cash consideration of $10.0 million. As further discussed in Note 19, “Segmented Information,” PWSC is included in the Extended Warranty segment. PWSC is based in Virginia and is a leading provider of new home warranty products and administration services to the largest tier of domestic residential construction firms in the United States. This acquisition allows the Company to grow its portfolio of warranty companies and expand into the home warranty business.

This acquisition was accounted for as a business combination using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. During the third quarter of 2018, the Company completed its fair value analysis of the assets acquired and liabilities assumed. Goodwill of $2.9 million was recognized. The goodwill is not deductible for tax purposes. Separately identifiable intangible assets of $6.2 million were recognized resulting from the valuations of acquired customer relationships, non-compete agreement and trade name. Refer to Note 9, “Intangible Assets,” for further disclosure of the intangible assets related to this acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
October 12, 2017
Cash and cash equivalents	$2,071
Other receivables	50
Service fee receivable	1,422
Deferred tax asset	118
Property and equipment	238
Goodwill	2,867
Intangible assets—subject to amortization	5,569
Intangible asset—not subject to amortization	627
Other assets	206

Total assets	$13,168
Deferred service fees	$2,079
Accrued expenses and other liabilities	1,089

Total liabilities	$3,168

Purchase price	$10,000

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

(b)	Disposition

On June 1, 2018, the Company disposed of its subsidiary, Itasca Real Estate Investors, LLC (“Itasca Real Estate”). As a result of the disposal, the Company recognized a gain of $0.0 million during the second quarter of 2018. The earnings of Itasca Real Estate are included in the consolidated statements of operations through the June 1, 2018 disposal date.

(c)	Discontinued Operations

Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company:

On July 16, 2018, the Company announced it had entered into a definitive agreement to sell its non-standard automobile insurance companies Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company (collectively “Mendota”). On October 18, 2018, the Company completed the previously announced sale of Mendota. The final aggregate purchase price of $28.6 million was redeployed primarily to acquire equity investments, limited liability investments, limited liability investment, at fair value and other investments, which were owned by Mendota at the time of the closing, and to fund $5.0 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive stock purchase agreement. As part of the transaction, the Company will indemnify the buyer for any loss and loss adjustment expenses with respect to open claims and certain specified claims in excess of Mendota’s carried unpaid loss and loss adjustment expenses at June 30, 2018. The maximum obligation to the Company with respect to the open claims is $2.5 million. There is no maximum obligation to the Company with respect to the specified claims.

As a result of this announcement, Mendota, previously disclosed as part of the Insurance Underwriting segment, has been classified as a discontinued operation and the results of their operations are reported separately for all periods presented. The Company recognized a loss on disposal of Mendota of $9.1 million for the nine months ended September 30, 2018, as a result of adjusting the net carrying value of Mendota to be equal to the final purchase price. The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets at September 30, 2018 and December 31, 2017.

Assigned Risk Solutions Ltd.:

On April 1, 2015, the Company closed on the sale of its subsidiary, Assigned Risk Solutions Ltd. (“ARS”). The terms of the sale provided for receipt by the Company of future earnout payments equal to 1.25% of ARS’ written premium and fee income during the earnout periods. The earnout payments were payable in three annual installments beginning in April 2016 through April 2018. During the second quarter of 2018, the Company received cash consideration, before expenses, of $1.7 million for the third annual installment earnout payment. Net of expenses, the Company recorded an additional gain on disposal of ARS of $1.3 million and $1.0 million for the nine months ended September 30, 2018 and September 30, 2017, respectively. As a result of the sale, ARS, previously disclosed as part of the Extended Warranty (formerly Insurance Services) segment, has been classified as a discontinued operation.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Summary financial information for Mendota and ARS included in (loss) income from discontinued operations, net of taxes in the statements of operations for the nine months ended September 30, 2018 and September 30, 2017 is presented below:

(in thousands)	Nine months ended September 30,
	2018	2017
Income (loss) from discontinued operations, net of taxes:
Revenues:
Net premiums earned	$68,319	$98,996
Net investment income	1,082	1,174
Net realized gains	132	3,109
Gain on change in fair value of equity investments	115	—
Other income	7,060	7,490

Total revenues	76,708	110,769

Expenses:
Loss and loss adjustment expenses	55,832	79,053
Commissions and premium taxes	7,102	15,762
General and administrative expenses	11,705	14,829
Impairment of intangible assets	—	250

Total expenses	74,639	109,894

Income from discontinued operations before income tax benefit	2,069	875
Income tax benefit	—	(85)

Income from discontinued operations, net of taxes	2,069	960

(Loss) gain on disposal of discontinued operations, net of taxes:
(Loss) gain on disposal of discontinued operations before income tax expense	(7,800)	1,017
Income tax expense	—	—

(Loss) gain on disposal of discontinued operations, net of taxes	(7,800)	1,017

Total (loss) income from discontinued operations, net of taxes	$(5,731)	$1,977

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The assets and liabilities of Mendota are presented as held for sale in the consolidated balance sheets. The carrying amounts of the major classes of assets and liabilities of Mendota at September 30, 2018 and December 31, 2017 are as follows:

(in thousands)	September 30, 2018	December 31, 2017
Assets
Investments:
Fixed maturities, at fair value	$40,910	$38,673
Equity investments, at fair value	242	4,518
Limited liability investments	16,236	20,251
Limited liability investment, at fair value	3,453	4,543
Other investments, at cost which approximates fair value	1,400	1,400

Total investments	62,241	69,385
Cash and cash equivalents	18,112	23,512
Accrued investment income	247	195
Premiums receivable, net	25,243	27,855
Other receivables	1	603
Deferred acquisition costs, net	1,130	6,720
Property and equipment, net	138	222
Intangible assets, net	—	7,553
Other assets	26,253	407

Assets held for sale	$133,365	$136,452

Liabilities
Property and casualty unpaid loss and loss adjustment expenses	$56,332	$62,323
Unearned premiums	31,159	36,686
Net deferred income tax liabilities	—	1,586
Accrued expenses and other liabilities	19,585	5,305

Liabilities held for sale	$107,076	$105,900

NOTE 6 INVESTMENTS

As further discussed in Note 4, “Recently Issued Accounting Standards,” effective January 1, 2018, the Company adopted ASU 2016-01. As a result of the adoption, equity investments are no longer classified as available-for-sale. Prior periods have not been restated to conform to the current presentation.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The amortized cost, gross unrealized gains and losses, and estimated fair value of the Company’s available-for-sale investments at September 30, 2018 and December 31, 2017 are summarized in the tables shown below:

(in thousands)	September 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$5,504	$—	$75	$5,429
States, municipalities and political subdivisions	622	—	21	601
Mortgage-backed	2,618	—	92	2,526
Corporate	2,572	—	52	2,520

Total fixed maturities	$11,316	$—	$240	$11,076

(in thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S. government, government agencies and authorities	$5,671	$—	$59	$5,612
States, municipalities and political subdivisions	639	—	13	626
Mortgage-backed	2,933	—	57	2,876
Corporate	5,464	—	37	5,427

Total fixed maturities	14,707	—	166	14,541
Equity investments:
Common stock	3,883	—	313	3,570
Warrants—publicly traded	11	47	—	58
Warrants—not publicly traded	960	173	285	848

Total equity investments	4,854	220	598	4,476

Total fixed maturities and equity investments	$19,561	$220	$764	$19,017

Net unrealized gains and losses in the tables above are reported as other comprehensive income (loss) with the exception of net unrealized losses of $0.1 million, at December 31, 2017, related to warrants—not publicly traded, which are reported in the consolidated statements of operations.

The table below summarizes the Company’s fixed maturities at September 30, 2018 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

(in thousands)	September 30, 2018
	Amortized Cost	Estimated Fair Value
Due in one year or less	$5,138	$5,117
Due after one year through five years	4,937	4,781
Due after five years through ten years	125	117
Due after ten years	1,116	1,061

Total	$11,316	$11,076

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The following tables highlight the aggregate unrealized loss position, by security type, of available-for-sale investments in unrealized loss positions as of September 30, 2018 and December 31, 2017. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions.

(in thousands)					September 30, 2018
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$2,342	$3	$3,087	$72	$5,429	$75
States, municipalities and political subdivisions	—	—	602	21	602	21
Mortgage-backed	369	9	2,157	83	2,526	92
Corporate	368	2	2,152	50	2,520	52

Total fixed maturities	$3,079	$14	$7,998	$226	$11,077	$240

(in thousands)					December 31, 2017
	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Fixed maturities:
U.S. government, government agencies and authorities	$4,067	$50	$1,545	$9	$5,612	$59
States, municipalities and political subdivisions	626	13	—	—	626	13
Mortgage-backed	2,876	57	—	—	2,876	57
Corporate	2,427	37	—	—	2,427	37

Total fixed maturities	9,996	157	1,545	9	11,541	166
Equity investments:
Common stock	3,570	313	—	—	3,570	313
Warrants	675	285	—	—	675	285

Total equity investments	4,245	598	—	—	4,245	598

Total	$14,241	$755	$1,545	$9	$15,786	$764

There are approximately 64 and 68 individual available-for-sale investments that were in unrealized loss positions as of September 30, 2018 and December 31, 2017, respectively.

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

•	identifying all unrealized loss positions that have existed for at least six months;

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

•	identifying other circumstances management believes may affect the recoverability of the unrealized loss positions;

•

obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Company’s ability and intent to hold these investments at least until the investment impairment is recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

As a result of the analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write-downs for other-than-temporary impairments related to investments recorded for the nine months ended September 30, 2018 and September 30, 2017.

The Company has reviewed currently available information regarding investments with estimated fair values less than their carrying amounts and believes these unrealized losses are not other-than-temporary and are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Company does not intend to sell those investments, and it is not likely it will be required to sell those investments before recovery of its amortized cost.

The Company does not have any exposure to subprime mortgage-backed investments.

Limited liability investments include investments in limited liability companies and limited partnerships. The Company’s interests in these investments are not deemed minor and, therefore, are accounted for under the equity method of accounting. The most recently available financial statements are used in applying the equity method. The difference between the end of the reporting period of the limited liability entities and that of the Company is no more than three months. As of September 30, 2018 and December 31, 2017, the carrying value of limited liability investments totaled $6.2 million and $4.9 million, respectively. Income or loss from limited liability investments is recognized based on the Company’s share of the earnings of the limited liability entities and is included in net investment (loss) income.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Limited liability investment, at fair value represents the Company’s investment in 15.9% of the outstanding units of 1347 Investors LLC (“1347 Investors”). The Company has made an irrevocable election to account for this investment at fair value. As of September 30, 2018 and December 31, 2017, the carrying value of the Company’s limited liability investment, at fair value was $4.5 million and $5.8 million, respectively.

Other investments include collateral loans and are reported at their unpaid principal balance. As of September 30, 2018 and December 31, 2017, the carrying value of other investments totaled $1.9 million and $2.3 million, respectively.

The Company had previously entered into two separate performance share grant agreements with 1347 Property Insurance Holdings, Inc. (“PIH”), whereby the Company will be entitled to receive up to an aggregate of 475,000 shares of PIH common stock upon achievement of certain milestones for PIH’s stock price. Pursuant to the performance share grant agreements, if at any time the last sales price of PIH’s common stock equals or exceeds: (i) $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 100,000 shares of PIH common stock; (ii) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 100,000 shares of common stock earned pursuant to clause (i) herein); (iii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 225,000 shares of common stock earned pursuant to clauses (i) and (ii) herein); and (iv) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, the Company will receive 125,000 shares of PIH common stock (in addition to the 350,000 shares of common stock earned pursuant to clauses (i), (ii) and (iii) herein). To the extent shares of PIH common stock are granted to the Company under either of the performance share grant agreements, they will be recorded at the time the shares are granted and will have a valuation equal to the last sales price of PIH common stock on the day prior to such grant.

During the first quarter of 2018, the Company entered into an agreement with PIH to cancel the $10.00 per share performance shares grant agreement in exchange for cash consideration of $0.3 million. During the third quarter of 2018, the Company entered into an agreement with PIH to cancel the $12.00 per share, $15.00 per share and $18.00 per share performance share grant agreement in exchange for cash consideration of $1.0 million. For the nine months ended September 30, 2018, the Company recorded a gain, included in gain on change in fair value of equity investments in the consolidated statements of operations, of $1.3 million related to these transactions. No shares were received by the Company under either of the performance share grant agreements as of September 30, 2018.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Net investment (loss) income for the nine months ended September 30, 2018 and September 30, 2017 is comprised as follows:

(in thousands)	Nine months ended September 30,
	2018	2017
Investment (loss) income:
Interest from fixed maturities	$163	$134
Dividends	162	294
Income (loss) from limited liability investments	275	(258)
Loss on change in fair value of limited liability investment, at fair value	(1,492)	(394)
Gain on change in fair value of warrants—not publicly traded	—	22
Other	216	347

Gross investment (loss) income	(676)	145
Investment expenses	(21)	(19)

Net investment (loss) income	$(697)	$126

Gross realized gains and losses on available-for-sale investments and limited liability investments for the nine months ended September 30, 2018 and September 30, 2017 are comprised as follows:

(in thousands)	Nine months ended September 30,
	2018	2017
Gross realized gains	$10	$—
Gross realized losses	(415)	(1)

Net realized losses	$(405)	$(1)

Gain on change in fair value of equity investments for the nine months ended September 30, 2018 and September 30, 2017 is comprised as follows:

(in thousands)	Nine months ended September 30,
	2018	2017
Net gains recognized on equity investments sold during the period	$1,450	$—
Change in unrealized losses on equity investments held at end of the period	(499)	—

Gain on change in fair value of equity investments	$951	$—

Fixed maturities and short-term investments with an estimated fair value of $1.9 million and $1.8 million were on deposit with state and provincial regulatory authorities at September 30, 2018 and December 31, 2017, respectively. From time to time, the Company pledges investments to third parties as deposits or to collateralize liabilities incurred under its policies of insurance. The amount of such pledged investments was $1.2 million and $1.1 million at September 30, 2018 and December 31, 2017, respectively.

NOTE 7 INVESTMENT IN INVESTEE

Investment in investee includes the Company’s investment in the common stock of Itasca Capital Ltd. (“ICL”) and is accounted for under the equity method. The Company’s investment in ICL is recorded on a three-month

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

lag basis. The carrying value, estimated fair value and approximate equity percentage for the Company’s investment in investee at September 30, 2018 and December 31, 2017 were as follows:

(in thousands, except for percentages)
	September 30, 2018			December 31, 2017
	Equity Percentage	Estimated Fair Value	Carrying Value	Equity Percentage	Estimated Fair Value	Carrying Value
ICL	22.9%	$2,389	$2,827	31.2%	$3,816	$5,230

The estimated fair value of the Company’s investment in ICL at September 30, 2018 in the table above is calculated based on the published closing price of ICL at June 30, 2018 to be consistent with the three-month lag in reporting its carrying value under the equity method. The estimated fair value of the Company’s investment in ICL based on the published closing price of ICL at September 30, 2018 is $1.7 million.

Prior to the third quarter of 2018, the Company owned 6,799,499 shares of ICL common stock. On July 30, 2018, the Company executed an agreement to sell 1,813,889 shares of ICL common stock, having a carrying value of $1.3 million, for $1.0 million. As a result, the Company recorded a loss of $0.3 million on the sale, which is reflected in equity in net loss of investee in the Company’s consolidated statements of operations, and reduced its ownership percentage in ICL to 22.9%.

Also during the third quarter of 2018, the Company received a dividend of $0.8 million from ICL. As a result of the sale and dividend, the carrying value of the Company’s remaining investment in shares of ICL common stock was reduced from $4.9 million as of June 30, 2018 to $2.8 million as of September 30, 2018.

For the nine months ended September 30, 2018, equity in net loss of investee was $0.6 million, and for the nine months ended September 30, 2017, equity in net income of investee was $1.3 million.

NOTE 8 DEFERRED ACQUISITION COSTS

Policy acquisition costs consist primarily of commissions and agency expenses incurred related to successful efforts to acquire vehicle service agreements. Acquisition costs deferred on vehicle service agreements are amortized over the period in which the related revenues are earned.

The components of deferred acquisition costs and the related amortization expense for the nine months ended September 30, 2018 and September 30, 2017 are comprised as follows:

(in thousands)	Nine months ended September 30,
	2018	2017
Beginning balance, net	$6,325	$5,827
Additions	3,545	3,572
Amortization	(2,971)	(3,158)

Balance at September 30, net	$6,899	$6,241

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

NOTE 9 INTANGIBLE ASSETS

Intangible assets at September 30, 2018 and December 31, 2017 are comprised as follows:

(in thousands)		September 30, 2018
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization:
Database	$4,918	$2,890	$2,028
Vehicle service agreements in-force	3,680	3,663	17
Customer relationships	8,914	3,327	5,587
In-place lease	1,125	139	986
Contract-based revenues	731	162	569
Non-compete	266	51	215
Intangible assets not subject to amortization:
Tenant relationship	73,667	—	73,667
Trade names	1,290	—	1,290

Total	$94,591	$10,232	$84,359

(in thousands)		December 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets subject to amortization:
Database	$4,918	$2,521	$2,397
Vehicle service agreements in-force	3,680	3,640	40
Customer relationships	3,611	1,965	1,646
In-place lease	1,125	92	1,033
Contract-based revenues	731	115	616
Intangible assets not subject to amortization:
Tenant relationship	73,667	—	73,667
Trade name	663	—	663

Total	$88,395	$8,333	$80,062

As further discussed in Note 5, “Acquisition, Disposition and Discontinued Operations,” during the third quarter of 2018, the Company recorded $6.2 million of separately identifiable intangible assets, related to acquired customer relationships, non-compete agreement and trade name, as part of the acquisition of PWSC. The customer relationships intangible asset of $5.3 million is being amortized over fifteen years based on the pattern in which the economic benefits of the intangible asset are expected to be consumed. The non-compete agreement intangible asset of $0.3 million is being amortized on a straight-line basis over five years. The trade name intangible asset of $0.6 million is deemed to have an indefinite useful life and is not amortized.

The Company’s other intangible assets with definite useful lives are amortized either based on the patterns in which the economic benefits of the intangible assets are expected to be consumed or using the straight-line method over their estimated useful lives, which range from seven to eighteen years. Amortization of intangible assets was $1.9 million and $0.9 million for the nine months ended September 30, 2018 and September 30, 2017, respectively.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The tenant relationship and trade names intangible assets have indefinite useful lives and are not amortized. No impairment charges were taken on intangible assets during the nine months ended September 30, 2018 and September 30, 2017.

NOTE 10 UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES

The establishment of the provision for unpaid loss and loss adjustment expenses is based on known facts and interpretation of circumstances and is, therefore, a complex and dynamic process influenced by a large variety of factors. These factors include the Company’s experience with similar cases and historical trends involving loss payment patterns, pending levels of unpaid loss and loss adjustment expenses, product mix or concentration, loss severity and loss frequency patterns.

Other factors include the continually evolving and changing regulatory and legal environment; actuarial studies; professional experience and expertise of the Company’s claims departments’ personnel and independent adjusters retained to handle individual claims; the quality of the data used for projection purposes; existing claims management practices including claims-handling and settlement practices; the effect of inflationary trends on future loss settlement costs; court decisions; economic conditions; and public attitudes.

Consequently, the process of determining the provision for unpaid loss and loss adjustment expenses necessarily involves risks that the actual loss and loss adjustment expenses incurred by the Company will deviate, perhaps materially, from the estimates recorded.

The Company’s evaluation of the adequacy of unpaid loss and loss adjustment expenses includes a re-estimation of the liability for unpaid loss and loss adjustment expenses relating to each preceding financial year compared to the liability that was previously established.

The results of this comparison and the changes in the provision for property and casualty unpaid loss and loss adjustment expenses, net of amounts recoverable from reinsurers, as of September 30, 2018 and September 30, 2017 were as follows:

(in thousands)	September 30, 2018	September 30, 2017
Balance at beginning of period, gross	$1,329	$2,201
Less reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	72	354

Balance at beginning of period, net	1,257	1,847
Incurred related to:
Current year	—	—
Prior years	1,628	266
Paid related to:
Current year	—	—
Prior years	(672)	(675)

Balance at end of period, net	2,213	1,438
Plus reinsurance recoverable related to property and casualty unpaid loss and loss adjustment expenses	79	55

Balance at end of period, gross	$2,292	$1,493

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The Company reported unfavorable development on property and casualty unpaid loss and loss adjustment expenses of $1.6 million and $0.3 million for the nine months ended September 30, 2018 and September 30, 2017, respectively. The unfavorable development for the nine months ended September 30, 2018 and September 30, 2017 was related to an increase in property and casualty loss adjustment expenses due to the continuing voluntary run-off of Kingsway Amigo Insurance Company (“Amigo”).

NOTE 11 DEBT

Debt consists of the following instruments at September 30, 2018 and December 31, 2017:

(in thousands)	September 30, 2018			December 31, 2017
	Principal	Carrying Value	Fair Value	Principal	Carrying Value	Fair Value
Note payable	$173,935	$183,561	$172,159	$176,136	$186,469	$168,477
Bank loan	4,167	4,167	3,770	4,917	4,917	4,864
Subordinated debt	90,500	53,614	53,614	90,500	52,105	52,105

Total	$268,602	$241,342	$229,543	$271,553	$243,491	$225,446

(a)	Note payable:

As part of the acquisition of CMC Industries, Inc. (“CMC”) in July 2016, the Company assumed a mortgage, which is recorded as note payable in the consolidated balance sheets (“the Mortgage”). The Mortgage is nonrecourse indebtedness with respect to CMC and its subsidiaries, and the Mortgage is not, nor will it be, guaranteed by Kingsway or its affiliates. The Mortgage was recorded at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. The Mortgage matures on May 15, 2034 and has a fixed interest rate of 4.07%. The Mortgage is carried in the consolidated balance sheets at its amortized cost, which reflects the monthly pay-down of principal as well as the amortization of the premium using the effective interest rate method. The fair value of the Mortgage disclosed in the table above is derived from quoted market prices of A-rated industrial bonds with similar maturities.

(b)	Bank loan:

On October 12, 2017, the Company borrowed a principal amount of $5.0 million from a bank at a fixed interest rate of 5.0%. The bank loan matures on October 12, 2022. The carrying value of the bank loan represents its unpaid principal balance. The fair value of the bank loan disclosed in the table above is derived from quoted market prices of B and B minus rated industrial bonds with similar maturities.

(c)	Subordinated debt:

The subordinated debt is carried in the consolidated balance sheets at fair value. See Note 20, “Fair Value of Financial Instruments,” for further discussion of the subordinated debt. As further discussed in Note 4, “Recently Issued Accounting Standards,” effective January 1, 2018, the Company adopted ASU 2016-01. As a result, the portion of the change in fair value of subordinated debt related to the instrument-specific credit risk is now recognized in other comprehensive income (loss), whereas for 2017, the total change in fair value of subordinated debt was recorded in net income (loss). Of the $1.5 million increase in fair value of the Company’s subordinated debt between December 31, 2017 and September 30, 2018, $1.0 million is reported as change in fair

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

value of debt attributable to instrument-specific credit risk in the Company’s consolidated statements of comprehensive loss and $2.5 million is reported as loss on change in fair value of debt in the Company’s consolidated statements of operations.

During the third quarter of 2018, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding Trust Preferred indentures, which permit interest deferral. This action does not constitute a default under the Company’s Trust Preferred indentures or any of its other debt indentures.

Subordinated debt consists of the following trust preferred debt instruments:

Issuer	Principal (in thousands)	Issue date	Interest	Redemption date
Kingsway CT Statutory Trust I	$15,000	12/4/2002	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	12/4/2032
Kingsway CT Statutory Trust II	$17,500	5/15/2003	annual interest rate equal to LIBOR, plus 4.10% payable quarterly	5/15/2033
Kingsway CT Statutory Trust III	$20,000	10/29/2003	annual interest rate equal to LIBOR, plus 3.95% payable quarterly	10/29/2033
Kingsway DE Statutory Trust III	$15,000	5/22/2003	annual interest rate equal to LIBOR, plus 4.20% payable quarterly	5/22/2033
Kingsway DE Statutory Trust IV	$10,000	9/30/2003	annual interest rate equal to LIBOR, plus 3.85% payable quarterly	9/30/2033
Kingsway DE Statutory Trust VI	$13,000	12/16/2003	annual interest rate equal to LIBOR, plus 4.00% payable quarterly	1/8/2034

NOTE 12 FINANCE LEASE OBLIGATION LIABILITY

On October 2, 2014, the Company completed a sale and leaseback transaction involving building and land located in Miami, Florida, which was previously recorded as asset held for sale. The transaction did not qualify for sales recognition and was accounted for as a financing due to the Company’s continuing involvement with the property as a result of nonrecourse financing provided to the buyer in the form of prepaid rent. A finance lease obligation liability equal to the selling price of the property was established at the date of the transaction. During the lease term, the Company recorded interest expense on the finance lease obligation at its incremental borrowing rate and increased the finance lease obligation liability by the same amount.

During the second quarter of 2017, the Company was informed of the landlord’s intent to terminate the lease agreement effective October 10, 2017. The Company had the option to vacate the property and effectively terminate the lease earlier than October 10, 2017. As a result of terminating the lease, the Company no longer had continuing involvement with the property and recognized the sale of the property as well as the related gain of $0.7 million for the nine months ended September 30, 2017. The gain, which is included in other income in the consolidated statements of operations, results primarily from removing the carrying values of the land, building and finance lease obligation liability from the consolidated balance sheets and from the return of part of the original prepaid rent.

NOTE 13 VEHICLE SERVICE AGREEMENT LIABILITY

Vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims. Vehicle service agreement fees are initially

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

recorded as deferred service fees. On a quarterly basis, the Company compares the remaining deferred service fees balance to the estimated amount of expected future claims under the vehicle service agreement contracts and records an additional accrual when the deferred service fees balance is less than expected future claims costs.

A reconciliation of the changes in the vehicle service agreement liability, including deferred service fees related to vehicle service agreements, as of September 30, 2018 and September 30, 2017 were as follows:

(in thousands)	September 30, 2018	September 30, 2017
Balance at January 1, net	$40,292	$38,713
Deferred service fees for vehicle service agreements sold	15,904	14,129
Recognition of deferred service fees on vehicle service agreements	(13,091)	(12,635)
Liability for claims authorized on vehicle service agreements	4,206	4,066
Payments of claims authorized on vehicle service agreements	(4,138)	(4,129)
Re-estimation of deferred service fees	(252)	(139)

Balance at September 30, net	$42,921	$40,005

The vehicle service agreement liability is presented as components of deferred services fees and accrued expenses and other liabilities in the consolidated balance sheets as follows:

(in thousands)	September 30, 2018	December 31, 2017
Deferred service fees	$42,590	$40,029
Accrued expenses and other liabilities	331	263

Balance at end of period, net	$42,921	$40,292

NOTE 14 REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue from contracts with customers relates to Extended Warranty segment service fee and commission income. Service fee and commission income represents vehicle service agreement fees, maintenance support service fees, warranty product commissions, homebuilder warranty service fees and homebuilder warranty commissions based on terms of various agreements with credit unions, consumers, businesses and homebuilders.

The following table disaggregates revenues from contracts with customers by revenue type:

(in thousands)	Nine months ended September 30,
	2018	2017
Vehicle service agreement fees — IWS	$13,954	$13,238
Maintenance support service fees — Trinity	7,655	6,175
Warranty product commissions — Trinity	1,971	1,325
Homebuilder warranty service fees — PWSC	4,793	—
Homebuilder warranty commissions — PWSC	565	—

Service fee and commission income	$28,938	$20,738

IWS Acquisition Corporation’s (“IWS”) vehicle service agreement fees include the fees collected to cover the costs of future automobile mechanical breakdown claims and the associated administration of those claims.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Vehicle service agreement contract fees are earned over the duration of the vehicle service agreement contracts as the single performance obligation is satisfied.

Trinity Warranty Solutions LLC’s (“Trinity”) maintenance support service fees include the service fees collected to administer equipment breakdown and maintenance support services and are earned as services are rendered.

Trinity’s warranty product commissions include the commissions from the sale of warranty contracts for certain new and used heating, ventilation, air conditioning (“HVAC”), standby generator, commercial LED lighting and refrigeration equipment. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. Warranty product commissions are earned at the time of the warranty product sales.

PWSC’s homebuilder warranty service fees include fees collected from the sale of warranties issued by new homebuilders. PWSC receives a single warranty service fee as its transaction price at the time it enters into a written contract with each of its builder customers. Each contract contains two separate performance obligations—warranty administrative services and other warranty services. Warranty administrative services include enrolling each home sold by the builder into the program and the warranty administrative system and delivering the warranty product. Other warranty services include answering builder or homeowner questions regarding the home warranty and dispute resolution services.

Standalone selling prices are not directly observable in the contract for each of the separate performance obligations. As a result, PWSC has applied the expected cost plus a margin approach to develop models to estimate the standalone selling price for each of its performance obligations in order to allocate the transaction price to the two separate performance obligations identified.

For the model related to the warranty administrative services performance obligation, PWSC makes judgments about which of its actual costs are associated with enrolling each home sold by the builder into the program and the warranty administrative system and delivering the warranty product. For the model related to the other warranty services performance obligation, PWSC makes judgments about which of its actual costs are associated with activities, such as answering builder or homeowner questions regarding the home warranty and dispute resolution services, which are performed over the life of the warranty coverage period. The relative percentage of expected costs plus a margin associated with the warranty administrative services performance obligation is applied to the transaction price to determine the estimated standalone selling price of the warranty administrative services performance obligation, which PWSC recognizes as earned at the time the home is enrolled and the warranty product is delivered. The relative percentage of expected costs plus a margin associated with the other warranty services performance obligation is applied to the transaction price to determine the estimated standalone selling price of the other warranty services performance obligation, which PWSC recognizes as earned as services are performed over the warranty coverage period.

For the other warranty services performance obligation, PWSC applies an input method of measurement, based on the expected costs plus a margin of providing services, to determine the transfer of its services over the warranty coverage period. PWSC uses historical data regarding the number of calls it receives and activities performed, in addition to the number of homes enrolled, to estimate the number of complaints and dispute resolution requests to be received by year until coverage expires, which allows PWSC to develop a revenue recognition pattern that it believes provides a faithful depiction of the transfer of services over time for the other warranty services performance obligation.

PWSC’s homebuilder warranty commissions include commissions from the sale of warranty contracts for those builders who have requested and receive insurance backing of their warranty obligations. PWSC acts as an agent

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

on behalf of the third-party insurance company that underwrites and guaranties these warranty contracts. Homebuilder warranty commissions are earned on the certification date, which is typically the date of the closing of the sale of the home to the buyer. The Company also earns fees to manage remediation or repair services related to claims on insurance-backed warranty obligations, which are earned when the claims are closed, and a profit-sharing bonus on eligible warranties, which is determined based on expected ultimate loss ratio targets and is earned at the time the profit-sharing bonus is received.

Receivables from contracts with customers are reported as service fee receivable, net in the consolidated balance sheets and at September 30, 2018 and December 31, 2017 were $6.7 million and $4.3 million, respectively.

The Company records deferred service fees resulting from contracts with customers when payment is received in advance of satisfying the performance obligations. The Company expects to recognize within one year as service fee and commission income approximately 35.4% of the deferred service fees as of September 30, 2018. Approximately $12.7 million of service fee and commission income recognized during the nine months ended September 30, 2018 was included in deferred service fees as of December 31, 2017.

NOTE 15 INCOME TAXES

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including a permanent reduction in the U.S. federal corporate income tax rate to 21% starting in 2018. Previously, the Company was subject to a 34% U.S. federal corporate income tax rate.

Income tax expense for the nine months ended September 30, 2018 and September 30, 2017 varies from the amount that would result by applying the applicable U.S. federal corporate income tax rate of 21% and 34%, respectively, to loss from continuing operations before income tax expense. The following table summarizes the differences:

(in thousands)	Nine months ended September 30,
	2018	2017
Income tax benefit at United States statutory income tax rate	$(1,783)	$(3,750)
Valuation allowance	1,940	3,488
Non-deductible compensation	(515)	301
Disposition of subsidiary	332	—
State income tax	106	54
Change in unrecognized tax benefits(1)	155	436
Indefinite life intangibles	61	1,123
Foreign operations subject to different tax rates	(57)	46
Other	52	(62)

Income tax expense	$291	$1,636

(1) Includes interest and penalty expense related to unrecognized tax benefits.

The Company maintains a valuation allowance for its gross deferred tax assets at September 30, 2018 and December 31, 2017. The Company’s operations have generated substantial operating losses in prior years. These losses can be available to reduce income taxes that might otherwise be incurred on future taxable income; however, it is uncertain whether the Company will generate the taxable income necessary to utilize these losses

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

or other reversing temporary differences. This uncertainty has caused management to place a full valuation allowance on its September 30, 2018 and December 31, 2017 net deferred tax asset, excluding the deferred income tax asset and liability amounts set forth in the paragraph below.

The Company carries net deferred income tax liabilities of $28.5 million and $28.7 million at September 30, 2018 and December 31, 2017, respectively. At September 30, 2018, $8.0 million relates to deferred income tax liabilities scheduled to reverse in periods after the expiration of the Company’s consolidated U.S. net operating loss carryforwards, $21.1 million relates to deferred income tax liabilities associated with land and indefinite lived intangible assets, $0.5 million relates to deferred income tax assets associated with state income taxes and $0.1 million relates to deferred income tax assets associated with alternative minimum tax credits. At December 31, 2017, $8.0 million relates to deferred income tax liabilities scheduled to reverse in periods after the expiration of the Company’s consolidated U.S. net operating loss carryforwards, $20.8 million relates to deferred income tax liabilities associated with land and indefinite lived intangible assets and $0.1 million relates to deferred income tax assets associated with alternative minimum tax credits. The Company considered a tax planning strategy in arriving at its September 30, 2018 and December 31, 2017 net deferred income tax liabilities.

As of September 30, 2018 and December 31, 2017, the Company carried a liability for unrecognized tax benefits of $1.4 million and $1.4 million, respectively, that is included in income taxes payable in the consolidated balance sheets. The Company classifies interest and penalty accruals, if any, related to unrecognized tax benefits as income tax expense. The Company recorded income tax expense of $0.2 million and $0.4 million related to interest and penalty accruals for the nine months ended September 30, 2018 and September 30, 2017, respectively. At September 30, 2018 and December 31, 2017, the Company carried an accrual for the payment of interest and penalties of $1.0 million and $0.9 million, respectively, included in income taxes payable in the consolidated balance sheets.

NOTE 16 LOSS FROM CONTINUING OPERATIONS PER SHARE

The following table sets forth the reconciliation of numerators and denominators for the basic and diluted loss from continuing operations per share computation for the nine months ended September 30, 2018 and September 30, 2017:

(in thousands, except per share data)	Nine months ended September 30,
	2018	2017
Numerator:
Loss from continuing operations	$(8,782)	$(12,665)
Less: net income attributable to noncontrolling interests	(353)	(284)
Less: dividends on preferred stock, net of tax	(391)	(213)

Loss from continuing operations attributable to common shareholders	$(9,526)	$(13,162)

Denominator:
Weighted average basic shares
Weighted average common shares outstanding	21,708	21,492
Weighted average diluted shares
Weighted average common shares outstanding	21,708	21,492
Effect of potentially dilutive securities	—	—

Total weighted average diluted shares	21,708	21,492

Basic loss from continuing operations per share	$(0.44)	$(0.61)

Diluted loss from continuing operations per share	$(0.44)	$(0.61)

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Basic loss from continuing operations per share is calculated using weighted-average common shares outstanding. Diluted loss from continuing operations per share is calculated using weighted-average diluted shares. Weighted-average diluted shares is calculated by adding the effect of potentially dilutive securities to weighted-average common shares outstanding. Potentially dilutive securities consist of stock options, unvested restricted stock awards, unvested restricted stock units, warrants and convertible preferred stock. Because the Company is reporting a loss from continuing operations for the nine months ended September 30, 2018 and September 30, 2017, all potentially dilutive securities outstanding were excluded from the calculation of diluted loss from continuing operations per share since their inclusion would have been anti-dilutive.

NOTE 17 STOCK-BASED COMPENSATION

(a)	Stock Options

The following table summarizes the stock option activity during the nine months ended September 30, 2018:

	Number of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding at December 31, 2017	651,875	$4.51	0.4	$352
Granted	—	—
Expired	(611,875)	4.50

Outstanding at September 30, 2018	40,000	$4.67	1.6	$—

Exercisable at September 30, 2018	40,000	$4.67	1.6	$—

The aggregate intrinsic value of stock options outstanding and exercisable is the difference between the September 30, 2018 market price for the Company’s common shares and the exercise price of the options, multiplied by the number of options where the fair value exceeds the exercise price.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option on the date of grant. No options were granted during the nine months ended September 30, 2018.

(b)	Restricted Stock Awards

Under the 2013 Equity Incentive Plan (the “2013 Plan”), the Company made grants of restricted common stock awards to certain officers of the Company on March 28, 2014 (the “2014 Restricted Stock Awards”). The 2014 Restricted Stock Awards shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officers’ continued employment through the vesting date. The 2014 Restricted Stock Awards are amortized on a straight-line basis over the ten-year requisite service period. The grant-date fair value of the 2014 Restricted Stock Awards was determined using the closing price of Kingsway common stock on the date of grant. Total unamortized compensation expense related to unvested 2014 Restricted Stock Awards at September 30, 2018 was $0.8 million.

During the third quarter of 2018, the Company modified the terms of the 2014 Restricted Stock Awards for two of its officers.

On September 5, 2018, the Company executed an Amended and Restated Restricted Stock Award Agreement (“Amended RSA Agreement”) with its former Chief Executive Officer. Under the terms of the Amended RSA

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Agreement, the former Chief Executive Officer was deemed to have forfeited 1,382,665 shares of the 2014 Restricted Stock Awards. The Company’s accounting policy is to account for forfeitures when they occur. As a result, the Company reversed during the third quarter of 2018 $2.4 million of compensation expense previously recognized from March 28, 2014 through June 30, 2018.

Pursuant to the terms of the Amended RSA Agreement, the Company granted to the former Chief Executive Officer a modified award of 350,000 shares of restricted common stock (the “2018 Restricted Stock Award”). The Company deemed the 2018 Restricted Stock Award to be taxable to the former Chief Executive Officer on the modification date. Pursuant to the terms of the 2013 Plan and the Amended RSA Agreement, the former Chief Executive Officer was entitled to satisfy the tax withholding obligation by authorizing the Company to withhold restricted common shares, which would otherwise be deliverable, having an aggregate fair market value, determined as of the tax date, equal to the tax withholding obligation. The former Chief Executive Officer chose to satisfy the tax withholding obligation in this manner. As a result, the Company cancelled 102,550 of the 350,000 shares of the 2018 Restricted Stock Award and recognized payroll tax expense of $0.3 million during the third quarter of 2018.

The remaining 247,450 shares of the 2018 Restricted Stock Award shall become fully vested after the satisfaction of certain performance conditions, as defined in the Amended RSA Agreement. There is no defined term under which the performance conditions must be completed. The unamortized compensation expense for the 2018 Restricted Stock Award will be recognized at the time the performance condition has been satisfied. The grant-date fair value of the 2018 Restricted Stock Award was determined using the closing price of Kingsway common stock on the modification date. Total unamortized compensation expense related to the unvested 2018 Restricted Stock Award at September 30, 2018 was $0.6 million.

On September 15, 2018, the Company executed an Employee Separation Agreement and Release (“Separation Agreement”) with a former officer. Under the terms of the Separation Agreement, the former officer forfeited 112,500 shares of the 2014 Restricted Stock Awards. The Company’s accounting policy is to account for forfeitures when they occur. As a result, the Company reversed during the third quarter of 2018 $0.4 million of compensation expense previously recognized from March 28, 2014 through June 30, 2018.

The Separation Agreement modified the vesting terms related to the remaining 112,500 shares of the original 2014 Restricted Stock Awards (“Modified Restricted Stock Award”), such that they became fully vested on September 22, 2018. The Company deemed the Modified Restricted Stock Award to be taxable to the former officer on the vesting date. Pursuant to the terms of the 2013 Plan and the Separation Agreement, the former officer was entitled to satisfy the tax withholding obligation by authorizing the Company to withhold restricted common shares, which would otherwise be deliverable, having an aggregate fair market value, determined as of the tax date, equal to the tax withholding obligation. The former officer chose to satisfy the tax withholding obligation in this manner. As a result, the Company cancelled 32,962 of the 112,500 shares of the Modified Restricted Stock Award and recognized payroll tax expense of $0.1 million during the third quarter of 2018.

The Company also recorded during the third quarter of 2018 $0.2 million of compensation expense equal to the fair value of the remaining 79,538 fully vested shares of the Modified Restricted Stock Award. The grant-date fair value of the Modified Restricted Stock Award was determined using the closing price of Kingsway common stock on the modification date. Total unamortized compensation expense related to the unvested Modified Restricted Stock Award at September 30, 2018 was zero.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The following table summarizes the activity related to unvested 2014 Restricted Stock Awards, 2018 Restricted Stock Award and Modified Restricted Stock Award (collectively “Restricted Stock Awards”) for the nine months ended September 30, 2018:

	Number of Restricted Stock Awards	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2017	1,952,665	$4.14
Granted	350,000	2.55
Vested	(79,538)	2.95
Cancelled for Tax Withholding	(135,512)	2.65
Forfeited	(1,495,165)	4.14

Unvested at September 30, 2018	592,450	$3.48

The unvested balance at September 30, 2018 in the table above is comprised of 345,000 shares of 2014 Restricted Stock Awards and 247,450 shares of 2018 Restricted Stock Award.

(c)	Restricted Stock Units

The Company granted restricted common stock units (“Restricted Stock Units”) to an officer of the Company pursuant to a Restricted Stock Unit Agreement dated August 24, 2016. Each Restricted Stock Unit represents a right to receive one common share on the vesting date. The Restricted Stock Units shall become fully vested and the restriction period shall lapse as of March 28, 2024 subject to the officer’s continued employment through the vesting date. The Restricted Stock Units are amortized on a straight-line basis over the requisite service period. Total unamortized compensation expense related to unvested Restricted Stock Units at September 30, 2018 was $2.1 million. The grant-date fair value of the Restricted Stock Units was determined using the closing price of Kingsway common stock on the date of grant. The following table summarizes the activity related to unvested Restricted Stock Units for the nine months ended September 30, 2018:

	Number of Restricted Stock Units	Weighted-Average Grant Date Fair Value (per Share)
Unvested at December 31, 2017	500,000	$5.73
Granted	—	—
Vested	—	—
Forfeited	—	—

Unvested at September 30, 2018	500,000	$5.73

Total stock-based compensation, net of forfeitures, was a benefit of $1.9 million and expense of $0.9 million for the nine months ended September 30, 2018 and September 30, 2017, respectively.

NOTE 18 ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The tables below detail the changes in the balances of each component of accumulated other comprehensive income (loss), net of tax, for the nine months ended September 30, 2018 and September 30, 2017 as relates to shareholders’ equity attributable to common shareholders on the consolidated balance sheets. On the other hand, the unaudited consolidated statements of comprehensive loss present the components of other comprehensive income (loss), net of tax, only for the nine months ended September 30, 2018 and September 30, 2017 and inclusive of the components attributable to noncontrolling interests in consolidated subsidiaries.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

As further discussed in Note 4, “Recently Issued Accounting Standards,” effective January 1, 2018, the Company adopted ASU 2016-01. As a result of the adoption, equity investments are no longer classified as available-for-sale with unrealized gains and losses recognized in other comprehensive income (loss); rather, changes in the fair value of equity investments are now recognized in net income (loss). Also as a result of the adoption, the portion of the total change in the fair value of our subordinated debt resulting from the change in instrument-specific credit risk is no longer recognized in net income (loss) and is now presented in other comprehensive income (loss). Prior periods have not been restated to conform to the current presentation.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

(in thousands)		Nine months ended September 30, 2018
	Unrealized Gains (Losses) on Available- for-Sale Investments	Foreign Currency Translation Adjustments	Change in Fair Value of Debt Attributable to Instrument- Specific Credit Risk	Equity in Other Comprehensive Income (Loss) of Limited Liability Investment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2018	$(566)	$(3,286)	$—	$—	$(3,852)
Cumulative effect of adoption of ASU 2016-01	40	—	40,455	—	40,495

Balance at January 1, 2018, as adjusted	(526)	(3,286)	40,455	—	36,643
Other comprehensive income (loss) arising during the period	(474)	—	1,002	(205)	323
Amounts reclassified from accumulated other comprehensive income (loss)	(5)	—	—	—	(5)

Net current-period other comprehensive income (loss)	(479)	—	1,002	(205)	318

Balance at September 30, 2018	$(1,005)	$(3,286)	$41,457	$(205)	$36,961

(in thousands)		Nine months ended September 30, 2017
	Unrealized Gains (Losses) on Available-for- Sale Investments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Loss
Balance at January 1, 2017	$3,572	$(3,780)	$(208)
Other comprehensive loss arising during the period	(4,493)	—	(4,493)
Amounts reclassified from accumulated other comprehensive income (loss)	735	—	735

Net current-period other comprehensive loss	(3,758)	—	(3,758)

Balance at September 30, 2017	$(186)	$(3,780)	$(3,966)

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Components of accumulated other comprehensive income (loss) were reclassified to the following lines of the unaudited consolidated statements of operations for the nine months ended September 30, 2018 and September 30, 2017:

(in thousands)	Nine months ended September 30,
	2018	2017
Reclassification of accumulated other comprehensive income (loss) from unrealized gains (losses) on available-for-sale investments to:
Net realized losses	$11	$4
Other-than-temporary impairment loss	—	—

Loss from continuing operations before income tax (benefit) expense	11	4
Income tax (benefit) expense	—	—

Loss from continuing operations	11	4

Income from discontinued operations, net of taxes	(6)	(739)

Net loss	$5	$(735)

NOTE 19 SEGMENTED INFORMATION

The Company conducts its business through the following two reportable segments: Extended Warranty and Leased Real Estate.

Prior to the second quarter of 2018, the Company conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included the following subsidiaries of the Company: Mendota, Amigo and Kingsway Reinsurance Corporation (“Kingsway Re”). As further discussed in Note 5, “Acquisition, Disposition and Discontinued Operations,” on October 18, 2018, the Company announced that it had completed the sale of Mendota. As a result, Mendota has been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a result of classifying Mendota as discontinued operations, the composition of the Insurance Underwriting segment has changed such that it no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented.

Extended Warranty Segment

Extended Warranty includes the following subsidiaries of the Company: IWS, Trinity and PWSC (collectively, “Extended Warranty”).

IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.

Trinity sells HVAC, standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.

PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.

Leased Real Estate Segment

Leased Real Estate includes the Company’s subsidiary, CMC, which was acquired on July 14, 2016. CMC owns a parcel of real property consisting of approximately 192 acres located in the State of Texas (the “Real Property”) that is leased to a third party pursuant to a long-term triple net lease. The Real Property is also subject to the Mortgage. When assessing and measuring the operational and financial performance of the Leased Real Estate segment, interest expense related to the Mortgage is included in Leased Real Estate’s segment operating income.

Revenues and Operating Income by Reportable Segment

Results for the Company’s reportable segments are based on the Company’s internal financial reporting systems and are consistent with those followed in the preparation of the unaudited consolidated interim financial statements. The following tables provide financial data used by management. Segment assets are not allocated for management use and, therefore, are not included in the segment disclosures below.

Revenues by reportable segment reconciled to consolidated revenues for the nine months ended September 30, 2018 and September 30, 2017 were:

(in thousands)	Nine months ended September 30,
	2018	2017
Revenues:
Extended Warranty:
Service fee and commission income	$28,938	$20,738
Other income	136	170

Total Extended Warranty	29,074	20,908
Leased Real Estate:
Rental income	10,023	10,023
Other income	168	431

Total Leased Real Estate	10,191	10,454

Total segment revenues	39,265	31,362
Rental income not allocated to segments	10	18
Net investment (loss) income	(697)	126
Net realized losses	(405)	(1)
Gain on change in fair value of equity investments	951	—
Other income not allocated to segments	1,019	660

Total revenues	$40,143	$32,165

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

The operating income by reportable segment in the following table is before income taxes and includes revenues and direct segment costs. Total segment operating income reconciled to the consolidated loss from continuing operations for the nine months ended September 30, 2018 and September 30, 2017 were:

(in thousands)	Nine months ended September 30,
	2018	2017
Segment operating income:
Extended Warranty	$3,615	$2,118
Leased Real Estate	1,965	2,315

Total segment operating income	5,580	4,433
Net investment (loss) income	(697)	126
Net realized losses	(405)	(1)
Gain on change in fair value of equity investments	951	—
Interest expense not allocated to segments	(4,476)	(3,636)
Other income and expenses not allocated to segments, net	(4,428)	(6,871)
Amortization of intangible assets	(1,899)	(866)
Contingent consideration benefit	—	212
Loss on change in fair value of debt	(2,511)	(5,769)
Gain on disposal of subsidiary	17	—
Equity in net (loss) income of investee	(623)	1,343

Loss from continuing operations before income tax expense	(8,491)	(11,029)
Income tax (benefit) expense	291	1,636

Loss from continuing operations	$(8,782)	$(12,665)

NOTE 20 FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market-based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Company’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Company’s intention to hold them until there is a recovery of fair value, which may be to maturity.

The Company employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1:

•	Level 1 — Quoted prices for identical instruments in active markets.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs are not observable.

The Company classifies its investments in fixed maturities as available-for-sale and reports these investments at fair value. The Company’s equity investments, limited liability investment, at fair value and subordinated debt are measured and reported at fair value.

Fixed maturities — Fair values of fixed maturities for which no active market exists are derived from quoted market prices of similar instruments or other third party evidence. All classes of the Company’s fixed maturities, primarily consisting of investments in US. Treasury bills and government bonds; obligations of states, municipalities and political subdivisions; mortgage-backed securities; and corporate securities, are classified as Level 2. Level 2 is applied to valuations based upon quoted prices for similar assets in active markets; quoted prices for identical or similar assets in markets that are inactive; or valuations based on models where the significant inputs are observable or can be corroborated by observable market data.

The Company engages a third-party vendor who utilizes third-party pricing sources and primarily employs a market approach to determine the fair values of our fixed maturities. The market approach includes primarily obtaining prices from independent third-party pricing services as well as, to a lesser extent, quotes from broker-dealers. Our third-party vendor also monitors market indicators, as well as industry and economic events, to ensure pricing is appropriate. All classes of our fixed maturities are valued using this technique. The Company has obtained an understanding of our third-party vendor’s valuation methodologies and inputs. Fair values obtained from our third-party vendor are not adjusted by the Company.

The following is a description of the significant inputs, by asset class, used by the third-party pricing services to determine the fair values of our fixed maturities included in Level 2:

•

U.S. government, government agencies and authorities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets and maturity.

•

States, municipalities and political subdivisions are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, new issuances and credit spreads.

•

Mortgage-backed securities are generally priced using the market approach. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, expected prepayments, expected credit default rates, delinquencies and issue specific information including, but not limited to, collateral type, seniority and vintage.

•

Corporate securities are generally priced using the market approach using pricing vendors. Inputs generally consist of trades of identical or similar securities, quoted prices in inactive markets, issuer rating, benchmark yields, maturity and credit spreads.

Equity investments — Fair values of equity investments, including warrants, reflect quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Limited liability investment, at fair value — The fair value of the limited liability investment, at fair value is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs.

Subordinated debt — The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates.

The balances of the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of September 30, 2018 and December 31, 2017 are as follows:

(in thousands)			September 30, 2018
		Fair Value Measurements at the End of the Reporting Period Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements:
Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$5,429	$—	$5,429	$—
States, municipalities and political subdivisions	601	—	601	—
Mortgage-backed	2,526	—	2,526	—
Corporate	2,520	—	2,520	—

Total fixed maturities	11,076	—	11,076	—
Equity investments:
Common stock	926	926	—	—
Warrants	408	36	372	—

Total equity investments	1,334	962	372	—
Limited liability investment, at fair value	4,529	—	4,529	—
Other investments	1,917	—	1,917	—
Short-term investments	151	—	151	—

Total assets	$19,007	$962	$18,045	$—

Liabilities:
Subordinated debt	$53,614	$—	$53,614	$—

Total liabilities	$53,614	$—	$53,614	$—

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

(in thousands)			December 31, 2017
		Fair Value Measurements at the End of the Reporting Period Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring fair value measurements:
Assets:
Fixed maturities:
U.S. government, government agencies and authorities	$5,612	$—	$5,612	$—
States municipalities and political subdivisions	626	—	626	—
Mortgage-backed	2,876	—	2,876	—
Corporate	5,427	—	5,427	—

Total fixed maturities	14,541	—	14,541	—
Equity investments:
Common stock	3,570	3,570	—	—
Warrants	906	58	848	—

Total equity investments	4,476	3,628	848	—
Limited liability investment, at fair value	5,771	—	5,771	—
Other investments	2,321	—	2,321	—
Short-term investments	151	—	151	—

Total assets	$27,260	$3,628	$23,632	$—

Liabilities:
Subordinated debt	$52,105	$—	$52,105	$—

Total liabilities	$52,105	$—	$52,105	$—

NOTE 21 RELATED PARTY TRANSACTIONS

Related party transactions, including services provided to or received by the Company’s subsidiaries, are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these unaudited consolidated interim financial statements, the following is a summary of related party transactions.

On October 25, 2017, the Company executed an agreement to sell 900,000 shares of PIH common stock, at a price of $7.85 per share, to Fundamental Global Investors, LLC and/or one or more of its affiliates (“FGI”), a greater than 5% shareholder of the Company, in two separate transactions for cash proceeds totaling $7.1 million. On November 1, 2017, the Company sold 475,428 of the 900,000 shares of PIH common stock to FGI for cash proceeds totaling $3.7 million. The second transaction, for the sale of the remaining 424,572 shares of PIH common stock for cash proceeds totaling $3.4 million, closed on March 15, 2018 following FGI having obtained the necessary regulatory approvals.

On July 30, 2018, the Company executed an agreement to sell 1,813,889 shares of ICL common stock, at a price of Canadian $0.72 per share, to FGI for cash proceeds totaling Canadian $1.3 million.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

On July 30, 2018, the Company executed an agreement to sell 75,000 shares of PIH common stock, at a price of $7.13 per share, to FGI for cash proceeds totaling $0.5 million.

On January 2, 2018, the Company entered into an agreement with PIH to cancel the $10.00 per share Performance Share Grant Agreement in exchange for cash consideration of $0.3 million. On July 24, 2018, the Company entered into an agreement with PIH to cancel the $12.00 per share, $15.00 per share and $18.00 per share Performance Share Grant Agreement in exchange for cash consideration of $1.0 million. Kyle Cerminara is the Chairman of the PIH Board of Directors and the Chief Executive Officer of FGI.

On July 16, 2018, the Company entered into a definitive agreement to sell Mendota to Premier Holdings LLC. Steve Harrison, President of Mendota, is a minority investor in Premier Holdings LLC.

On September 5, 2018, Kingsway America Inc. (“KAI”) sold its investment in Itasca Golf Investors LLC to IGI Partners LLC for $1.5 million. Larry G. Swets, Jr., former Chief Executive Officer and current member of the Company’s Board of Directors, and Leeann Repta, the Company’s Vice President-Operations at the time of the transaction, are members of IGI Partners LLC.

On September 5, 2018, KAI entered into a Senior Advisor Agreement with Larry G. Swets, Jr., its former Chief Executive Officer. The Senior Advisor Agreement is for a one-year term with an annual consulting fee of $300,000.

NOTE 22 COMMITMENTS AND CONTINGENCIES

(a)	Legal proceedings:

In connection with its operations in the ordinary course of business, the Company and its subsidiaries are named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the loss, or range of loss, if any, that would be incurred in connection with any of the various proceedings at this time, it is possible an individual action would result in a loss having a material adverse effect on the Company’s business, results of operations or financial condition.

(b)	Guarantees:

The Company provided indemnity and hold harmless agreements to a third party for certain customs bonds reinsured by Lincoln General Insurance Company (“Lincoln General”) during a period of the time Lincoln General was a subsidiary of the Company. These agreements may require the Company to compensate the third party if Lincoln General is unable to fulfill its obligations relating to the customs bonds. The Company’s potential exposure under these agreements is not determinable, and no liability has been recorded in the unaudited consolidated interim financial statements at September 30, 2018. No assurances can be given, however, the Company will not be required to perform under these agreements in a manner that would have a material adverse effect on the Company’s business, results of operations or financial condition.

As further discussed in Note 5, “Acquisition, Disposition and Discontinued Operations,” as part of the transaction to sell Mendota, the Company will indemnify the buyer for loss and loss adjustment expenses with respect to open claims and certain specified claims in excess of Mendota’s carried unpaid loss and loss adjustment expenses at June 30, 2018 related to the open claims and specified claims. The Company’s potential exposure under these agreements is not determinable, and no liability has been recorded in the unaudited consolidated interim financial statements at September 30, 2018.

KINGSWAY FINANCIAL SERVICES INC.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

(c)	Commitments:

The Company has entered into subscription agreements to commit up to $2.7 million of capital to allow for participation in limited liability investments. At September 30, 2018, the unfunded commitment was $0.8 million.

EXHIBIT A — SPECIAL RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The Corporation is hereby authorized to apply to the Director appointed under the Ontario Business Corporations Act (the “OBCA”) for a continuance in the State of Delaware.

2.

The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with, the General Corporation Law of the State of Delaware (the “DGCL”) as if it has been incorporated thereunder (the “Domestication”).

3.

Effective on the date of the Domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and by-laws in the forms as set out in Exhibits B, C and D to the management proxy circular dated as of November 15, 2018 each of which is hereby approved in all respects.

4.

Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

5.

Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES IN FAVOUR OF MANAGEMENT NOMINEES WILL BE VOTED IN FAVOUR OF SUCH RESOLUTION. AN AFFIRMATIVE VOTE OF 66 2/3% OF THE VOTES CAST AT THE MEETING IS NEEDED TO APPROVE THIS SPECIAL RESOLUTION.

A-1

EXHIBIT B — FORM OF CERTIFICATE OF CORPORATE DOMESTICATION

CERTIFICATE OF CORPORATE DOMESTICATION

OF

KINGSWAY FINANCIAL SERVICES INC.

CERTIFICATE OF CORPORATE DOMESTICATION

OF

KINGSWAY FINANCIAL SERVICES INC.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	Kingsway Financial Services Inc. (the “Corporation”) was first formed, incorporated, or otherwise came into being on September 19, 1989 in the jurisdiction of Ontario, Canada.

2.

The name of the Corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was:

KINGSWAY FINANCIAL SERVICES INC.

3.	The name of the Corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is:

KINGSWAY FINANCIAL SERVICES INC.

4.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Ontario, Canada.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.	The effective time of this certificate of corporate domestication shall be .

*    *    *    *    *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this     day of             , 2018.

KINGSWAY FINANCIAL SERVICES INC. an Ontario corporation

By:

Name:

Title:

B-1

EXHIBIT C — FORM OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

KINGSWAY FINANCIAL SERVICES INC.

ARTICLE I

NAME

The name of the Corporation is KINGSWAY FINANCIAL SERVICES INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, 19801-1120. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 51,000,000, which shall be divided into two classes as follows:

50,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) of which 222,876 shares shall be designated as Class A Preferred Stock, Series 1, par value $0.01 per share (“Class A Preferred”).

Upon the effectiveness of the Certificate of Corporate Domestication of Kingsway Financial Services Inc., a corporation organized under the laws of Ontario, Canada (“Kingsway Ontario”), and this Certificate of Incorporation (the “Effective Time”), (i) each Common Share, no par value, of Kingsway Ontario issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof, and (ii) each Class A Preferred Shares, Series 1 no par value, of Kingsway Ontario issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Class A Preferred, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented Common Shares or Class A Preferred Shares, Series 1 of Kingsway Ontario will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock or Class A Preferred, as applicable.

A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by this Article IV, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting. Each share of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

B. Preferred Stock. Subject to the provisions of this Certificate of Incorporation, the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

C. Class A Preferred. The Class A Preferred shall have the rights, terms and obligations set forth on Exhibit A hereto.

D. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

C. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the annual meeting at which her or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors, voting separately as a series or together with one or more series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series and the certificate of designation relating to such series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

F. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) indemnify and hold harmless any and all current or former directors and officers of the Corporation from and against any and all of the expenses, liabilities or losses reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Bylaws may provide that the Corporation shall indemnify any current or former director or officer in connection with a proceeding (or a part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than such law permitted the Corporation to provide prior to such amendment), have the power to advance expenses to any and all current or former directors and officers of the Corporation and to provide indemnification or advance expenses to any and all current or former employees and agents of the Corporation or other Persons.

C. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

D. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CORPORATE OPPORTUNITIES

A. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, a Specified Opportunity except as may be otherwise agreed in writing between the Corporation and a Covered Person. A “Specified Opportunity” is any matter, transaction, interest or business or investment opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the knowledge or possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction, interest or business or investment opportunity is presented to, or acquired, created or developed by, or otherwise comes into the knowledge or possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation; provided, that the Board may, by Board action and effective following such Board action, exclude any matter, transaction, interest or business or investment opportunity (or category thereof) from the definition of Specified Opportunity.

B. Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectancy in, nor right to be informed of, any Specified Opportunity, and in the event that any Covered Person acquires knowledge of a potential transaction or matter which may be a Specified Opportunity, such Covered Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Specified Opportunity to the Corporation or any of its subsidiaries and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that such Covered Person acquires or seeks such Specified Opportunity for himself or herself, directs such Specified Opportunity to another individual, partnership, joint venture, corporation, association, limited liability company, trust, unincorporated organization or entity, or otherwise does not communicate information regarding such Specified Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such Specified Opportunity constituted a corporate opportunity that should have been presented to the Corporation or its subsidiaries.

C. No amendment or repeal of this Article VIII in accordance with the provisions of Article IX shall apply to or have any effect on the liability or alleged liability of any Covered Person for or with respect to any activities or opportunities of which such Covered Person becomes aware or otherwise relies on the protection afforded to such Covered Person prior to such amendment or repeal. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE X

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF,                              has caused this Certificate of Incorporation to be executed by its duly authorized officer on this          day of                     , 2018.

KINGSWAY FINANCIAL SERVICES INC.

By:

Name:

Title:

EXHIBIT A

KINGSWAY FINANCIAL SERVICES INC.

CLASS A PREFERRED STOCK, SERIES 1

RIGHTS, PRIVILEGES RESTRICTIONS AND CONDITIONS

1.	Designation and Number.

1.1

The first series of Class A Preferred Stock shall consist of two hundred twenty-two thousand eight hundred seventy six (222,876) shares of Class A Preferred Stock, par value $0.01 per share, which shares shall be designated as Class A Preferred Stock, Series 1 (the “Series 1 Shares”), and which, in addition to the rights, privileges, restrictions and conditions attached to the Class A Preferred Stock as a class, shall have attached thereto the following rights, privileges, restrictions and conditions.

1.2	The Corporation shall not issue any other preferred shares that rank pari passu or senior to the Series 1 Shares while any Series 1 Shares remain outstanding.

2.	Definitions and Interpretation.

2.1	Definitions. Where used herein, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

(a)

“board of directors” or “directors” means the board of directors of the Corporation or, if duly constituted and empowered, the executive or any other committee of the board of directors of the Corporation for the time being, and reference without further elaboration to action by the directors means either action by the directors of the Corporation as a board or action by any such committee;

(b)

“business day” means a day other than a Saturday, a Sunday or any other day that is treated as a holiday for the purpose of legislation in Canada or the United States or in the municipality in which the registered office of the Corporation is located;

(c)

“certificate of the Corporation” means a written certificate of the Corporation signed on behalf of the Corporation by any two of the officers or directors of the Corporation having knowledge of the matters therein affirmed;

(ee	“Common Stock” means the common stock which the Corporation is authorized to issue;

(e)	“Conversion Basis” means 6.25 shares of Common Stock for each Series 1 Share converted, subject to adjustment as provided herein;

(f)	“Corporation” means Kingsway Financial Services Inc.;

(g)

“Current Market Price” means the average closing price for at least one board lot sale of the Common Stock on The New York Stock Exchange for the 30 consecutive Trading Days commencing 45 Trading Days before the date for determining the Current Market Price or, if the Common Stock is not listed or quoted on any stock exchange or over-the-counter market, such price as may be determined by the directors of the Corporation after consideration of an independent third party valuation of the Common Stock;

(h)	“DGCL” means the Delaware General Corporation Law, as amended from time to time.

(i)	“Dividend Payment Date” means the first day of each of January, April, July and October in each year;

(j)	“Dividend Quarter” means the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date;

(k)	“holder” means a person or, in the case of joint holders, the persons, recorded on the securities register of the Corporation as being the registered holder or holders of one or more Series 1 Shares;

(l)

“Issue Date” means the date of first issue of the Series 1 Shares (which for purposes hereof includes the issuance of Series 1 Shares by the Corporation prior to its domestication under Section 388 of the DGCL);

(m)	“Mandatory Redemption Date” means April 1, 2021;

(n)

“ranking as to the return of capital” means ranking with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary; and ranking as to the payment of dividends means ranking with respect to the payment of dividends by the Corporation on its shares; for greater certainty, references herein to “ranking on a parity with” do not mean or include “ranking prior to”; and

(o)

Trading Day means any day on which the New York Exchange is open for trading, provided that if the Common Stock is not listed on the New York Stock Exchange on any day which is intended to be a Trading Day for the purposes hereof, “Trading Day” shall mean any day that any other stock exchange or over-the-counter market on which the Common Stock is listed or quoted, as shall be specified for such purpose by the directors, is open for trading and any reference to price on the New York Stock Exchange shall be deemed to mean price on such other exchange or over-the-counter market.

2.2

Business Day. In the event the date on which or by which any action is required to be taken by the Corporation or any holder of Series 1 Shares is not a business day, then such action shall be required or permitted to be taken on or by the next succeeding date that is a business day.

2.3	Notice.

(a)

Notice. Any notice (which term includes any communication or document) required or permitted to be given, sent, delivered or otherwise served to or upon a holder of Series 1 Shares pursuant to these share provisions shall, unless some other means is specifically required, be sufficiently given, sent, delivered or otherwise served if given, sent, delivered or served by prepaid mail and shall be deemed to be given, sent, delivered, served and received, if sent by prepaid mail, on the date of mailing thereof.

(b)

Postal Disruption. If there exists any actual or apprehended disruption of mail services in Canada or the United States in which there are holders of Series 1 Shares whose addresses appear on the books of the Corporation to be in such jurisdiction, notice may (but need not) be given to the holders in such respective jurisdictions by means of publication once in each of two successive weeks in a newspaper of general circulation published in the cities of Toronto or Chicago, as applicable. Notice given by publication shall be deemed for all purposes to be proper notice and to have been given on the day on which the first publication is completed in the city in which notice is published.

(c)

Accidental Omission. Accidental failure or omission to give notice to one or more holders of Series 1 Shares in any circumstance where notice is required to be given hereunder shall not affect the validity of the action, event or circumstance so concerned, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and shall have the same force and effect as if given in due time.

(d)

Delaware Law. These share provisions shall be governed by and are subject to the applicable provisions of the DGCL and all other laws binding upon the Corporation and, except as otherwise expressly provided herein, all terms used herein which are defined in the DGCL shall have the respective meanings ascribed thereto in the DGCL.

3.	Conversion Privilege.

3.1

Right to Convert. The holders of Series 1 Shares shall have the right (the “Conversion Right”), exercisable at any time, to convert all or any part of their Series 1 Shares into Common Stock at the Conversion Basis.

3.2

Exercise of Conversion Right. Any holder of Series 1 Shares desiring to exercise the Conversion Right shall complete the conversion panel, if any, on the reverse of the certificate or certificates representing the Series 1 Shares which such holder desires to convert (or such other document as may be provided by or on behalf of the Corporation for such purpose), specifying the number of Series 1 Shares to be converted, and shall present and surrender to the Corporation at its registered office the certificate or certificates representing the Series 1 Shares to be converted, naming the persons in whose name the shares of Common Stock are to be registered, and stating the number of shares of Common Stock to be issued to each. If any of the Common Stock is to be issued to persons other than the holder of such Series 1 Shares, all other conditions precedent to the Corporation’s duty to register a transfer of shares shall also be satisfied. On the date of such delivery and if such conditions are satisfied, each person in whose name the Common Stock is to be issued as designated in the notice shall be deemed for all purposes the holder of fully paid Common Stock in the number designated in such notice (not exceeding in aggregate as among such persons the total number of shares of Common Stock resulting from the conversion) and such persons shall be entitled to delivery by the Corporation of certificates representing their Common Stock promptly after such date. If less than all of the Series 1 Shares represented by any certificate are converted, the Corporation shall issue a new certificate for the balance without charge.

3.3

No Adjustment for Accrued Dividends. Upon the conversion of any Series 1 Shares into Common Stock there shall be no payment by the Corporation on account of any dividends accrued but unpaid on the Series 1 Shares.

3.4	Adjustment of Conversion Basis. The Conversion Basis shall be subject to adjustment from time-to-time in accordance with the following provisions:

(a)	Stock Dividends, Subdivisions and Consolidations by Corporation. If the Corporation shall:

(i)	issue Common Stock or securities exchangeable for or convertible into Common Stock without further payment pursuant to a stock dividend to all or substantially all of the holders of Common Stock;

(ii)	make a distribution on its issued and outstanding Common Stock payable in Common Stock or securities exchangeable for or convertible into Common Stock without further payment;

(iii)	subdivide its issued and outstanding Common Stock into a greater number of shares of Common Stock; or

(iv)	consolidate its issued and outstanding Common Stock into a smaller number of shares of Common Stock;

(any such event being called a “Common Share Reorganization”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purposes of the Common Share Reorganization to the Conversion Basis determined by multiplying the Conversion Basis then in effect by the fraction, the numerator of which shall be the number of shares of Common Stock which will be issued and outstanding after the completion of such Common Share Reorganization, including in the case where securities exchangeable for or convertible into Common Stock are distributed, the number of shares of Common Stock that would be issued and outstanding had all of such securities been exchanged for or converted into Common Stock on such record date and the denominator of which shall be the number of shares of Common Stock issued and outstanding on such record date.

(b)

Rights Offerings by Corporation. If the Corporation shall distribute rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per share of Common Stock or at an exchange or conversion value per Common Share in the case of securities exchangeable for or convertible into Common Stock equal to or less than 90% of the Current Market Price for the Common Stock determined as of the record date for such distribution, to all or substantially all of the holders of Common Stock (any such event being called a “Rights Offering”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which holders of Common Stock are determined for purposes of the Rights Offering to the Conversion Basis determined by multiplying:

(i)	the Conversion Basis in effect on such record date by;

(ii)	the fraction:

(A)	the numerator of which shall be the aggregate of:

(1)	the number of shares of Common Stock issued and outstanding on such record date, and

(2)

the number of shares of Common Stock offered pursuant to the Rights Offering or the maximum number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, and

(B)	the denominator of which shall be the aggregate of:

(1)	the number of shares of Common Stock issued and outstanding on such record date, and

(2)	the number determined by dividing either:

(I)	the product of:

a.	the number of shares of Common Stock so offered, and

b.	the price at which each one of such shares of Common Stock is offered, or

(II)	the product of:

a.	the maximum number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, and

b.	the exchange or conversion value of each one of such securities so offered,

as the case may be, by the Current Market Price for the Common Stock determined as of such record date. To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the Conversion Basis shall be re adjusted effective immediately after such expiry date to the Conversion Basis which would then have been in effect based upon the number of shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock actually issued on the exercise of such options, rights or warrants.

(c)	Special Distributions by Corporation. If the Corporation shall distribute to all or substantially all of the holders of Common Stock:

(i)	shares of any class other than Common Stock;

(ii)

rights, options or warrants, other than rights, options or warrants referred to in paragraph 3.4(b) hereof and other than rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per Common Share or at an exchange or conversion value per Common Share greater than 90% of the Current Market Price for the Common Stock determined as of the record date for such distribution;

(iii)	evidences of indebtedness; or

(iv)

any other assets, excluding Common Stock issued by way of stock dividends and cash dividends paid out of earnings including the value of any shares or other property distributed in lieu of such cash dividends at the option of shareholders; and

such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any such event being called a Special Distribution), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purpose of the Special Distribution to the Conversion Basis determined by multiplying the Conversion Basis in effect on the record date of the Special Distribution by:

(v)	the fraction:

(A)

the numerator of which shall be the number of shares of Common Stock issued and outstanding on such record date multiplied by the Current Market Price for the Common Stock determined as of such record date, and

(B)	the denominator of which shall be the difference between:

(1)	the product of:

(I)	the number of shares of Common Stock issued and outstanding on such record date, and

(II)	the Current Market Price for the Common Stock determined as of such record date, and

(2)

the fair value, as determined by the directors of the Corporation, whose determination shall be conclusive, to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution.

(d)

Other Reorganizations by Corporation. If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this subsection 3.4 or a consolidation, merger or amalgamation of the Corporation with or into another body corporate (any such event being called a “Capital Reorganization”), any holder of Series 1 Shares who exercises the Conversion Right after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holder had been the registered holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (a), (b) and (c) of this subsection 3.4; provided that no such Capital Reorganization shall be made effective unless all necessary steps shall have been taken so that the holders of Series 1 Shares shall thereafter be entitled to receive such number of such shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization.

(e)

Reclassification by Corporation. If the Corporation shall reclassify the issued and outstanding Common Stock (such event being called a Reclassification), the Conversion Basis shall be adjusted effective immediately after the record date of such Reclassification so that holders of Series 1 Shares who exercise the Conversion Right thereafter shall be entitled to receive the shares that such holders would have received had such Series 1 Shares been converted immediately prior to such record date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (a), (b) and (c) of this subsection 3.4.

(f)	Adjustment Rules. The following rules and procedures shall be applicable to adjustments of the Conversion Basis made pursuant to this subsection 3.4:

(i)

No adjustment in the Conversion Basis shall be made in respect of any event described in this subsection 3.4 if the holders of the Series 1 Shares are entitled to participate in such event on the same terms mutatis mutandis as if such holders had converted their Series 1 Shares prior to or on the effective date or record date of such event.

(ii)

No adjustment in the Conversion Basis shall be made pursuant to this subsection 3.4 in respect of the issue from time-to-time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock or securities exchangeable for or convertible into Common Stock in lieu of receiving cash dividends, and any such issue shall be deemed not to be a Common Share Reorganization.

(iii)

No adjustment in the Conversion Basis shall be made if such adjustment would result in a decrease below the applicable unadjusted Conversion Basis other than in respect of a consolidation of the issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(iv)

Forthwith after any adjustment in the Conversion Basis pursuant to this subsection 3.4 the Corporation shall file with the transfer agent for the Common Stock a certificate of the Corporation certifying as to the particulars of such adjustment and, in reasonable detail, the event requiring and the manner of determining such adjustment. The Corporation shall also at such time give written notice to the holders of Series 1 Shares of the Conversion Basis following such adjustment.

(g)

Disputes. If any question arises with respect to the number of shares of Common Stock to be issued on any exercise of the Conversion Right, it shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors of the Corporation and such determination shall bind the Corporation and all shareholders of the Corporation.

(h)

No Fractions. In any case where a fraction of a share of Common Stock would otherwise be issuable on the conversion of one or more Series 1 Shares, the number of shares of Common Stock to be issued to a holder on conversion of Series 1 Shares into Common Stock shall be rounded down to the nearest whole number of shares of Common Stock so that no fractional shares are issuable.

4.	Dividends.

4.1

Payment of Dividends. The holders of Series 1 Shares shall, in priority to the Common Stock and the shares of any other class or series ranking junior to the Series 1 Shares, be entitled to receive, and the Corporation shall pay thereon, as and when declared by the directors of the Corporation, out of monies of the Corporation properly applicable to the payment of dividends, fixed, cumulative, preferential cash dividends at an annual rate of US$1.25 per Series 1 Share per annum, payable in equal quarterly installments on each Dividend Payment Date. Dividends on outstanding Series 1 Shares shall accrue from day to day from the Issue Date with the initial dividend to be determined in accordance with subsection 4.2. In the event that the Corporation has not paid dividends to the holders of the Series 1 Shares for a period greater than 30 consecutive months, the fixed, cumulative, preferential cash dividend payable will then increase to an annual rate of US$1.875 per Series 1 Share per annum, payable in equal quarterly installments on each Dividend Payment Date on a prospective basis. The holders of Series 1 Shares shall not be entitled to any dividends other than or in excess of the fixed, cumulative, preferential cash dividends provided for herein. Additionally, a holder of Series 1 Shares shall not be entitled to receive a dividend on any Series 1 Shares in respect of which a notice of conversion has been delivered under subsection 3.2 if the notice is delivered prior to the date for payment of such dividend (unless the conversion right was exercised following receipt of a notice of redemption in which case such holder will be entitled to such dividends).

4.2	Dividends for a Partial Quarter. The amount of the dividend or amount calculated by reference to the dividend for any period which is less than a Dividend Quarter with respect to any Series 1 Share:

(a)	for the period from the Issue Date to the first Dividend Payment Date;

(b)	which is redeemed or purchased during such Dividend Quarter; or

(c)	where assets of the Corporations are distributed to the holders of Series 1 Shares pursuant to section 8.1 hereof during such Dividend Quarter;

shall be equal to the amount (rounded to the nearest 1/10th of one cent) calculated by multiplying US$0.3125 (or US$0.46875 in the event that the fixed, cumulative, preferential cash dividend payable has increased in accordance with section 4.1) by a fraction of which the numerator is the number of days in such Dividend Quarter that such Series 1 Share has been outstanding (excluding the Dividend Payment Date at the beginning of such Dividend Quarter if such Series 1 Share was outstanding on that date and including the date of redemption, purchase or distribution or the Dividend Payment Date at the end of such Dividend Quarter if such Series 1 Share was outstanding on that date) and the denominator is the number of days in such Dividend Quarter (excluding the Dividend Payment Date at the beginning thereof and including the Dividend Payment Date at the end thereof).

4.3

Payment Procedure. The Corporation shall pay the dividends on the Series 1 Shares (less any tax required to be deducted or withheld by the Corporation) by electronic funds transfer or by check(s) drawn on a chartered bank or trust company and payable in lawful money of the United States at any branch of such bank or trust company in Canada or the United States, or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The delivery or mailing of any check to a holder of Series 1 Shares (in the manner provided for in subsection 2.3) or the electronic transfer of funds to an account specified by such holder shall be a full and complete discharge of the Corporation’s obligation to pay the dividends to such holder to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related dividends as aforesaid and remitted to the proper taxing authority), unless such check is not honored when presented for payment. Subject to applicable law, dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable may be reclaimed and used by the Corporation for its own purposes.

4.4

Cumulative Payment of Dividends. If on any Dividend Payment Date the dividends accrued to such date are not paid in full on all of the Series 1 Shares then outstanding, such dividend, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the directors on which the Corporation shall have sufficient monies properly applicable to the payment of such dividends.

5.	Redemption.

5.1

Early Redemption. Subject to the provisions of the DGCL, these articles and the provisions of this section 5.1 and of section 7.1 hereof, the Corporation may, any time after the date that is two years from the date of issuance of the Series 1 Shares, upon giving notice as hereinafter provided, redeem at any time or from time-to-time all or any part of the then outstanding Series 1 Shares, on payment for each Series 1 Share of US$28.75 together with the amount equal to all dividends, if any, accrued and unpaid thereon, whether or not declared, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the “Early Redemption Price”).

5.2

Partial Redemption. In case only a part of the Series 1 Shares are at any time to be redeemed, the Series 1 Shares so to be redeemed shall be selected by lot or, if the directors of the Corporation so determine, on a pro rata basis, disregarding fractions, according to the number of Series 1 Shares held by each holder thereof. If only a part of the Series 1 Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such Series 1 Shares shall be issued to the holder at the expense of the Corporation.

5.3

Mandatory Redemption. Subject to the provisions of the DGCL, these articles and the provisions of this section 5.3 and of section 7.1 hereof, the Corporation shall, upon giving notice as hereinafter provided, redeem on the Mandatory Redemption Date all of the then outstanding Series 1 Shares, on payment for each Series 1 Share of US$25.00 together with the amount equal to all dividends, if any, accrued and unpaid thereon, whether or not declared, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the Redemption Price).

5.4

Method of Redemption. In any case of redemption of Series 1 Shares, the Corporation shall, not less than 30 nor more than 60 days before the date specified for redemption, send to each holder of Series 1 Shares to be redeemed notice of the intention of the Corporation to redeem such Series 1 Shares. Such notice shall set out the number of Series 1 Shares held by the holder which are to be redeemed, the Redemption Price or Early Redemption Price, as applicable, the date specified for redemption, and the place at which holders of Series 1 Shares may present and surrender such Series 1 Shares for redemption. On and after the date specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Series 1 Shares to be redeemed the Redemption Price or Early Redemption Price, as applicable, for each Series 1 Share to be redeemed on presentation and surrender, at the registered office of the Corporation or any other place specified in the notice of redemption, of the certificate or certificates representing the Series 1 Shares called for redemption. Payment in respect of Series 1 Shares being redeemed shall be made by checks payable in lawful money of the United States at par at any branch of the Corporation’s bankers for the time being. The Corporation shall have the right at any time after the giving of notice of redemption to deposit the aggregate Redemption Price or Early Redemption Price, as applicable, of the Series 1 Shares called for redemption or of such of the Series 1 Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company named in such notice or in a subsequent notice to the holders of the Series 1 Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Series 1 Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such Series 1 Shares. Upon such deposit being made or upon the date specified for redemption, whichever is the later, the Series 1 Shares in respect of which such deposit shall have been made shall be and be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their Series 1 Shares being redeemed. Any interest on any such deposit shall belong to the Corporation. From and after the date specified for redemption in any notice of redemption, the Series 1 Shares called for redemption shall cease to be entitled to dividends and to participate in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as holders in respect thereof unless payment of the Redemption Price or Early Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this section 5.4, in which case the rights of the holders thereof shall remain unaffected. Redemption monies which are represented by a check which has not been presented to the drawee for payment or which otherwise remain unclaimed (including monies held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation. Holders of Series 1 Shares receiving a notice of redemption may, if so desired, exercise the Conversion Right in respect of the Series 1 Shares to be redeemed at any time prior to the date fixed for redemption of such Series 1 Shares unless payment of the Redemption Price or Early Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this section 5.4, in which case the rights of the holders shall remain unaffected.

6.	Purchase for Cancellation.

6.1

Right to Purchase. Subject to the provisions of the DGCL, these articles and to the provisions of section 7.1 hereof, the Corporation may at any time or from time-to-time purchase for cancellation all or any part of the outstanding Series 1 Shares at any price by invitation for tenders addressed to all of the holders of

Series 1 Shares then outstanding or in any other manner provided that the price for each Series 1 Share so purchased for cancellation shall not exceed the Redemption Price plus costs of purchase.

6.2

Pro Rata Purchase. If, in response to an invitation for tenders under the provisions of this section 6, more Series 1 Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, then the Series 1 Shares to be purchased by the Corporation shall be purchased to the next lowest whole share as nearly as may be pro rata according to the number of Series 1 Shares tendered by each holder who submits a tender to the Corporation or as otherwise may be required by applicable law, provided that when Series 1 Shares are tendered at different prices, the pro rating shall be effected only with respect to Series 1 Shares tendered at the price at which more Series 1 Shares are tendered than the Corporation is prepared to purchase after the Corporation has purchased all of the Series 1 Shares tendered at lower prices.

7.	Restrictions on Dividends and Retirement and Issue of Shares.

7.1	So long as any of Series 1 Shares are outstanding, the Corporation shall not, without the prior approval of the holders of the Series 1 Shares given as specified in section 10.1 hereof:

(a)

declare, pay or set apart for payment any dividend on the Common Stock or any other shares of the Corporation ranking as to the payment of dividends junior to the Series 1 Shares (other than stock dividends in shares of the Corporation ranking as to dividends junior to the Series 1 Shares);

(b)

redeem, purchase for cancellation or otherwise retire or make any capital distribution on or in respect of the Common Stock or any other shares of the Corporation ranking as to the return of capital junior to the Series 1 Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking as to capital junior to the Series 1 Shares); or

(c)	redeem, purchase for cancellation or otherwise retire less than all of the Series 1 Shares; unless:

(i)

all dividends then payable on the Series 1 Shares then outstanding and on all other shares of the Corporation ranking as to the payment of dividends on a parity with the Series 1 Shares shall have been declared and paid or monies set apart for payment; and

(ii)

after giving effect to the payment of such dividend or such redemption, purchase, retirement or capital distribution, the realizable value of the assets of the Corporation would not be less than the sum of the liabilities of the Corporation plus the amount that would be required to give effect to the rights of holders of shares (other than the Series 1 Shares) that have a right to be paid, on redemption or liquidation, rateably with or prior to holders of Series 1 Shares plus the amount required to redeem all of the then outstanding Series 1 Shares, all calculated at the date of such redemption, purchase or capital distribution, as the case may be, in accordance with the then applicable provisions of the DGCL.

8.	Liquidation, Dissolution or Winding Up.

8.1

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Series 1 Shares shall be entitled to receive from the assets of the Corporation an amount equal to US$25.00 for each Series 1 Share together with the amount equal to all accrued but unpaid dividends thereon, whether declared or not, before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of the Common Stock or any other shares of the Corporation ranking as to the return of capital junior to the Series 1 Shares. After payment to the holders of Series 1 Shares of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of the Corporation.

9.	Modification of Series.

9.1

The rights, privileges, restrictions and conditions attached to the Series 1 Shares may be added to, changed, removed or otherwise amended only with the prior approval of the holders of the Series 1 Shares given as specified in section 10.1 hereof, in addition to any vote or authorization required by the DGCL or these provisions.

10.	Approval of Holders of Series 1 Shares.

10.1	The approval of the holders of Series 1 Shares with respect to any matters referred to in these provisions may be given as specified below:

(a)

Approval and Quorum. Except as otherwise provided herein, any approval required to be given by holders of Series 1 Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by a resolution signed by all of the holders of the then outstanding Series 1 Shares or by a resolution passed by the affirmative vote of at least two thirds of the votes cast by the holders of Series 1 Shares who voted in respect of that resolution at a meeting of the holders of the Series 1 Shares called and held for that purpose in accordance with the by-laws of the Corporation at which the holders of at least one tenth of the then outstanding Series 1 Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairman of the meeting may determine and, subject to the provisions of the DGCL, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting, holders of Series 1 Shares then present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast at such meeting shall constitute the approval of the holders of Series 1 Shares.

(b)

Votes. On every poll taken at any meeting of the holders of Series 1 Shares, each holder of Series 1 Shares shall be entitled to one vote in respect of the greater of (i) each US$1.00 stated capital added to the stated capital account for the Series 1 Shares in respect of the issue of each such share and (ii) each US$1.00 of the liquidation preference or redemption preference (excluding any amount payable in respect of accrued but unpaid dividends) attached to each such share (and if the liquidation preference and redemption preference are not the same at the applicable time, then the greater of the two).

Subject to the foregoing, the formalities to be observed with respect to proxies, the giving of notice and the conduct of any such meeting or any adjourned meeting shall be those from time-to-time prescribed in the DGCL and the by-laws of the Corporation with respect to meetings of shareholders.

11.	Voting Rights.

11.1

The holders of Series 1 Shares shall not be entitled as such (except as hereinbefore or hereinafter specifically provided or as otherwise may be required by the DGCL) to receive notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting.

12.	Deemed Amendment.

12.1

If at any time after the Issue Date there are no Series 1 Shares outstanding, then the authorized capital of the Corporation shall be deemed to be automatically amended to remove the Series 1 Shares as shares which the Corporation is authorized to issue and as a series of the Class A Preferred Stock and the designation “Class A Preferred Stock, Series 1” may be used in respect of any series of Class A Preferred Stock created subsequent to any such amendment.

13.	Withholding Taxes and Transfer Taxes

13.1

Withholding Taxes. Notwithstanding any other provision of these share provisions, the Corporation may deduct and withhold from any payment, distribution, issuance or delivery (whether in cash or other property) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law by to be deducted and withheld from any such payment distribution, issuance or delivery and to dispose of such property in order to remit any amount require to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 1 Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this section 12. Holders of Series 1 Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada), and any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions. Notwithstanding anything herein inconsistent with this Section 13, the Corporation is entitled to deduct and withhold from any dividend or other amount payable to any holder of Class A Preferred such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes hereof as having been paid to the holder of the Class A Preferred in respect of which such deduction and withholding was made.

13.2

Transfer Taxes. For greater certainty, and notwithstanding any other provision of these share provisions, the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom Series 1 Shares are issued in connection with the conversion of Series 1 Shares into Common Stock in respect of the issuance of such Common Stock or the certificates therefor, or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in the name or names other than that of the holder of the Series 1 Shares, or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

EXHIBIT D — FORM OF BY-LAWS

KINGSWAY FINANCIAL SERVICES INC.

BY-LAWS

BYLAWS

OF

KINGSWAY FINANCIAL SERVICES INC.

ARTICLE I

Offices

SECTION 1.01 Registered Office. The registered office and registered agent of Kingsway Financial Services Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that annual meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings.

(A) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the Chairperson of the Board of Directors or (iii) the Secretary of the Corporation following his or her receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.02 from stockholders of record as of the record date fixed in accordance with Section 2.03, who hold, in the aggregate, at least 10% of the voting power of the outstanding shares of the Corporation. The notice of a special meeting shall state with specificity the purpose of the special meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

(B) No stockholder may demand that the Secretary of the Corporation call a special meeting of the stockholders pursuant to Section 2.02(a) unless a stockholder of record has first submitted a request in writing that the Board of Directors fix a record date ( a “Demand Record Date”) for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation.

(C) To be in proper form for purposes of this Section 2.02, a request by a stockholder for the Board of Directors to fix a Demand Record Date shall set forth:

(i) As to each Requesting Person (as defined below), information set forth in Section 2.03(A)(3)(c)-(e) herein.

(ii) As to the purpose or purposes of the special meeting, (a) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of each Requesting Person, and (b) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting; and

(iii) If directors are proposed to be elected at the special meeting, the information set forth in Section 2.03(A)(3)(a) herein for each person whom a Requesting Person expects to nominate for election as a director at the special meeting.

For purposes of this Section 2.02, the term “Requesting Person” shall mean the stockholder making the request to fix a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting and any Stockholder Associated Person (as defined below) of such stockholder.

(D) Within ten (10) days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Section 2.02 from any stockholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received.

(E) Without qualification, a special meeting of the stockholders shall not be called pursuant to Section 2.02 unless stockholders of record as of the Demand Record Date who hold, in the aggregate, at least 10% of the voting power of the outstanding shares of the Corporation (the “Requisite Percentage”) timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation. Only stockholders of record on the Demand Record Date shall be entitled to demand that the Secretary of the Corporation call a special meeting of the stockholders pursuant to this Section 2.02. To be timely, a stockholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the sixtieth (60th) day following the Demand Record Date. A stockholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(F) The Secretary shall not accept, and shall consider ineffective, a written demand from a stockholder to call a special meeting (i) that does not comply with this Section 2.02, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for stockholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date for notice of a stockholder meeting (other than the Demand Record Date) was previously fixed and such demand is delivered between the time beginning on the sixty-first (61st) day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the ninetieth (90th) day after the Secretary receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting.

(G) After receipt of demands in proper form and in accordance with this Section 2.02 from a stockholder or stockholders holding the Requisite Percentage, the Board of Directors shall duly call, and determine the place, date and time of, a special meeting of stockholders for the purpose or purposes and to conduct the business specified in the demands received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for notice and voting for such a special meeting shall be fixed in accordance with this Section 2.03 of these Bylaws. The Board of Directors shall provide written notice of such special meeting to the stockholders in accordance with Section 2.03 of these Bylaws.

(H) If the Board of Directors shall determine that any request to fix a record date for notice and voting for the special meeting or demand to call and hold a special meeting was not properly made in accordance with this Section 2.02, or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Section 2.02, then the Board of Directors shall not be required to fix such record date or to call and hold the special meeting. In addition to the requirements of this Section 2.02, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.

(I) A special meeting may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairperson of the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairperson of the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Except for (a) any directors entitled to be elected by the holders of Preferred Stock (if any pursuant to the terms applicable to the Preferred Stock at any time) (b) any directors elected or appointed in accordance with Section 3.05 hereof by the Board of Directors to fill a vacancy or newly-created directorship, or (c) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 2.03 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of these Bylaws, (b) by or at the direction of the Board of Directors or any authorized committee thereof or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely, proper notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held or deemed to have occurred in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(3) To be in proper written form, such stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by the person and any Stockholder Associated Person (as defined below), (iv) the date such shares were acquired and the investment intent of such acquisition, (v) a detailed description of the terms of any agreement, arrangement or understanding between the proposed nominee and any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation or relating to the proposed nominee’s nomination and (vi) any other information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the Stockholder Associated Person, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the Stockholder Associated Person, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records and any Stockholder Associated Person, (ii) the class or series and number of shares of capital stock of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and any Stockholder Associated Person, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation regarding whether the stockholder or the Stockholder Associated Person, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and/or Stockholder Associated Person, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or Stockholder Associated Person’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and/or Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice and/or any Stockholder Associated Person; and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any Stockholder Associated Person is a party, the intent or effect of which may be (i) to transfer to or from any Stockholder Associated Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any Stockholder Associated Person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any Stockholder Associated Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules. A “Stockholder Associated Person” of any stockholder is (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of capital stock of the Corporation owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors (or in the case of a special meeting requested pursuant to Section 2.02 of these Bylaws, the holders of at least 10% of the voting power of the Corporation requesting such special meeting) has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairperson of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, a meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release (i) is released by the Corporation following its customary procedures, (ii) is reported by the Dow Jones News Service, Associated Press or comparable national news service, or (iii) is generally available on internet news sites, or (b) in a document publicly filed by the

Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, to elect directors under specified circumstances.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.05 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting, to the extent permitted by and in the manner provided in the Certificate of Incorporation, may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairperson of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairperson of Meetings. The Chairperson of the Board of Directors, if one is elected by the Board of Directors, or, in his or her absence or disability, the Chief Executive Officer of the Corporation, or in the absence of the Chairperson of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairperson of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the secretary, the Chairperson of the Board of Directors or the Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of stock, present in person or by proxy and entitled to vote thereat even if less than a quorum, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting if the adjournment is for less than thirty (30) days. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(A) participate in a meeting of stockholders; and

(B) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

Board of Directors

SECTION 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation, these Bylaws or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chairperson. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and the term of each director so elected shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairperson of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairperson of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairperson of the Board is not present at a meeting of the Board of Directors, the Chairperson may designate another director of the Board to preside at such meeting. If the Chairperson of the Board is not present at a meeting of the Board of Directors and the Chairperson has not designated another director to preside at the meeting pursuant to the preceding sentence, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairperson of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may only be removed in the manner provided in the Certificate of Incorporation and applicable law.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chairperson of the Board of Directors, and shall be called by the Chief Executive Officer or the Secretary of the Corporation if directed by the Board of Directors and shall be at such place, date and time as may be fixed by the person or persons at whose direction the meeting is called. Notice need not be given of regular meetings of the Board of Directors. At least forty eight (48) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08 Committees; Committee Rules. The Board of Directors may designate one or more committees, including, but not limited to, an Audit Committee, a Compensation and Management Resources Committee, an Investment Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation as determined by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 3.12 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

SECTION 4.01 Number. The officers of the Corporation shall include a Chief Executive Officer and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a President, Chief Operating Officer, Chief Financial Officer, one or more Business Unit Presidents and one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

SECTION 4.03 Chief Executive Officer. The Chief Executive Officer, who may also be the President, subject to the determination of the Board of Directors, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a separate Chairperson of the Board or in the absence or inability to act as the Chairperson of the Board, the Chief Executive Officer shall exercise all of the powers Chairperson and discharge all of the duties of the Chairperson of the Board, but only if the Chief Executive Officer is a director of the Corporation.

SECTION 4.04 President and Vice Presidents. The President, if one is elected, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Chief Operating Officer, if one is elected, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Chief Financial Officer, if one is elected, shall have such powers and perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors. Each Business Unit President, if any are elected, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.05 Treasurer. The Treasurer, if one is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by (i) the Board of Directors or its designees selected for such purposes or (ii) the President or any Vice President. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.06 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 4.07 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 4.08 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by (i) the Board of Directors or its designees selected for such purposes or (ii) the President or any Vice President. All checks or other orders for the payment of money shall be signed by any of the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 4.09 Contracts and Other Documents. Any of the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 4.10 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, any of the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.11 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 4.12 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner as prescribed with respect to directors under Section 3.03 of these Bylaws.

SECTION 4.13 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01 Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board of Directors or the Vice Chairperson of the Board of Directors, or the President or a Vice President, Treasurer, Assistant Treasurer, Secretary or an Assistant Secretary of the Corporation shall be an authorized officer for such purpose) certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 5.02 Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 5.03 Transfer of Shares. Shares of stock of the Corporation represented by certificates shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 5.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 5.05 List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation shall take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.06 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required or permitted by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting to the extent required by Section 2.10 of these Bylaws the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting in each case, in accordance with Section 2.10 of these Bylaws.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 5.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

SECTION 6.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

SECTION 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.

SECTION 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 30 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in Section 7.01 of these Bylaws. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in Section 7.01 of these Bylaws. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Section 7.01 of these Bylaws, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04 Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

SECTION 7.05 Nature of Rights. The rights granted pursuant to the provisions of this Article VII shall vest at the time a person becomes an officer or director of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected or appointed as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Article VII without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

SECTION 7.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, the President, any President of a business unit, the Chief Financial Officer, the Chief Operating Officer, the General Counsel, the Chief Human Resources Officer, the Treasurer and the Secretary of the Corporation appointed pursuant to Article IV of these By-laws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 8.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.03 Fiscal Year. The fiscal year of the Corporation shall end on December 31, or such other day as the Board of Directors may designate.

SECTION 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Exclusive Jurisdictions for Certain Actions

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or based upon a breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or the Certificate of Incorporation or these Bylaws (as either may be amended and/or restated from time to time or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware), or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that, in the case of each of the foregoing clauses (i) through (iv), if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware, or if no state court has jurisdiction, the federal district court for the District of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article IX.

ARTICLE X

Amendments

The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 10) or to adopt any provision inconsistent herewith.

EXHIBIT E — SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Rights of dissenting shareholders

185. (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a)	amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation under sections 175 and 176;

(d)	be continued under the laws of another jurisdiction under section 181; or

(e)	sell, lease or exchange all or substantially all its property under subsection 184(3), a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2) If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)	clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)	subsection 170(5) or (6).

One class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Exception

(3) A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)	amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b)	deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4) In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7) The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution

(8) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholders who voted for the resolution or who has withdrawn the objection.

Idem

(9) A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10) A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Certificates to be sent in

(11) Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12) A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13) A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14) On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a)	the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b)	the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c)

the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

Offer to pay

(15) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)

a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16) Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17) Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18) Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19) If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20) A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs

(21) If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22) Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)	has sent to the corporation the notice referred to in subsection (10); and

(b)

has not accepted an offer made by the corporation under subsection (15), if such an offer was made, of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23) All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24) Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25) The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26) The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

Interest

(27) The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28) Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29) Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a)	withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b)

retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a)	the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31) Upon application by a corporation that proposes to take any actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court such application shall be served upon the Commission.

Commission may appear

(32) The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

EXHIBIT F — SUMMARY OF EFFECTS OF CHANGE OF JURISDICTION

The following summary of the most significant differences in shareholder rights is not intended to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware (“DGCL”), the Ontario Business Corporations Act (the “OBCA”) and the governing constating documents of the Corporation.

Votes Required for Certain Transactions

Under the OBCA, certain corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than 66 2/3% of the votes cast by the shareholders who voted in respect of the resolution. In certain cases, a special resolution to approve certain corporate actions is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that no authorizing shareholder vote is required of a corporation surviving a merger if (a) such corporation’s certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (c) the number of shares to be issued in the merger, together with the number of shares initially issuable upon conversion of any other shares, securities or obligations issued or delivered in the merger, does not exceed 20 percent of such corporation’s outstanding Common Shares immediately prior to the effective date of the merger. The DGCL does not generally require class voting, except in connection with certain amendments to the certificate of incorporation that, among other things, adversely affect a class of stock. Shareholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90 percent of the outstanding shares of each class of stock. Finally, unless required by its certificate of incorporation, shareholder approval is not required under the DGCL for a corporation to merge with or into a direct or indirect wholly owned subsidiary of a holding company (as defined in the DGCL) in certain circumstances.

Under Section 203 of the DGCL (“Section 203”), certain “business combinations” with “interested shareholders” of Delaware corporations are subject to a three year moratorium unless specified conditions are met. Under Section 203, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested shareholder” for three years following the date that such person or entity becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation’s outstanding voting shares (including any rights to acquire shares pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and shares with respect to which the person or entity has voting rights only).

The three year moratorium imposed by Section 203 on business combinations does not apply if (a) prior to the date on which such shareholder becomes an interested shareholder the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested shareholder; (b) upon consummation of the transaction that made him or her an interested shareholder, the interested shareholder owned at least 85% of the corporation’s voting shares outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee

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participants the right to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person or entity becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholders’ meeting by 66 2/3% of the outstanding voting shares not owned by the interested shareholder. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two tiered bid for the corporation in which all shareholders would not be treated equally. Shareholders should note, however, that the application of Section 203 will confer upon the corporation’s board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for the corporation’s shares over the then current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions. Section 203 does not presently apply to the Corporation. A Delaware corporation to which Section 203 applies (i.e., a company listed on a (US) national stock exchange or that has a class of voting securities held of record by more than 2,000 shareholders) may elect not to be governed by Section 203. The Corporation has not opted out of Section 203 and reserves the right to opt out of Section 203 at any time in the future.

Calling a Shareholder’s Meeting

Under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the OBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not, the shareholders who made the requisition may call the meeting.

Under the DGCL, special meetings of the shareholders may be called by the board of directors or by any other person as may be authorized to do so by the certificate of incorporation or the by-laws of the corporation. Under the By-laws of Kingsway Delaware, special meetings of the shareholders may be called only by or at the direction of the board of directors, the chairperson of the board of directors or by the secretary following his or her receipt of written demands to call a special meeting by stockholders of record holding at least 10% of the outstanding voting power.

Shareholder Consent in Lieu of Meeting

Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders or their attorney authorized in writing who would be entitled to vote thereon at a meeting.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by all the registered holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares of stock entitled to vote were present and voted. Kingsway Delaware’s Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing; provided, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Notice of any action taken by less than unanimous consent must be given promptly to shareholders who did not consent to the action.

Shareholder Quorum

Under the OBCA, a corporation’s by-laws may specify the number of shares with voting rights attached thereto which shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders.

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Under the DGCL, a corporation’s certificate of incorporation or by-laws may specify the number of shares of stock or the voting power that shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders, in no event, however, shall a quorum consist of less than 1/3rd of the shares entitled to vote at the meeting except that, where a separate vote by a class or series of classes or series is required, a quorum shall consist of no less than 1/3rd of the shares of such class or series or classes or series.

Under the Kingsway By-laws, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of Kingsway Delaware shall be present in person or represented by proxy in order to constitute a quorum for the transaction of business at all meetings of shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposal

Under the OBCA, a proposal with respect to the nomination of candidates for election to the board of directors may be made at or before any annual meetings of the corporation. In addition, an Ontario corporation may also adopt advance notice provisions under its by-laws. Kingsway has not adopted any advance notice provisions under its by-laws.

With respect to a shareholder proposal to nominate directors, under the OBCA, a shareholder or persons who have the support of persons who, represent, in the aggregate, not less than 5% of the shares or 5% of the shares at a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented may submit notice to a corporation of any matter that such shareholder or shareholders propose to raise at a meeting of shareholders, which notice must be provided not later than 60 days prior to the anniversary of the last previous annual meeting of shareholders, if the proposal is to be raised at an annual meeting, and note less than 60 days prior to the date of a meeting other than the annual meeting, if the proposal is to be raised at a meeting other than the annual meeting. Such a proposal may not be with respect to a personal claim or redress a personal grievance against the corporation, its directors, officers or other security holders and must relate in a significant way to the business or affairs of the corporation, if a notice complies with the requirements of the OBCA, the corporation is required to include a statement relating thereto and not exceeding 500 words in the management proxy circular for the relevant meeting of shareholders. If a corporation refuses to accept a notice that otherwise complies with the related provisions of the OBCA, the shareholder or shareholders who provided such notice and proposal may apply to a court to make any order that it deems fit, including restraining the holding of a meeting at which it was sought to bring forth such a proposal.

The DGCL does not require advance notice for shareholder nominations and proposal, but a Delaware corporation may require such advance notice pursuant to its by-laws.

Under the Kingsway Delaware By-laws, notice of any shareholder nominations or proposals must be provided in writing to the Secretary of Kingsway Delaware. To be timely, a shareholder’s notice shall be delivered to the Secretary of Kingsway Delaware at the principal executive offices of Kingsway Delaware not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held or deemed to have occurred in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Any such notice must also contain the information and comply with the other procedural requirements of the By-laws.

Amendment to Governing Documents

Under the OBCA, any amendment to a corporation’s articles generally requires approval by special resolution which is a resolution passed by not less than 66 2/3% of the votes cast by shareholders entitled to vote on the

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resolution. The OBCA provides that unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. If the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, the by-law, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a by-law having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

The DGCL requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If an amendment adversely affects the rights or preferences of a particular class or series of stock, that class or series must approve the amendment as a class even if the certificate of incorporation does not provide that right. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the shareholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the shareholders. The proposed Certificate of Incorporation confers such power on Kingsway Delaware’s board of directors.

Dissenters’ or Appraisal Rights

The OBCA provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Under the DGCL, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued, and does not grant dissenters’ rights in connection with amendments to the certificate of incorporation. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation (or depositary receipts in respect thereof), (b) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) some combination of the above. In addition, dissenter’s rights are not available for any shares of the surviving corporation if the merger did not require the vote of the shareholders of

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the surviving corporation. The DGCL does not provide shareholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its stock (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired, or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Oppression Remedy

The OBCA provides an oppression remedy that enables a court to make any order, either interim or final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects a result; (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer. A complainant may include: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; and/or (c) any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action). The complainant is not required to give security for costs in an oppression action.

The DGCL does not provide for an oppression remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation’s shareholders for improper acts or omissions of a corporation, its officers and directors. Under the DGCL, only shareholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation.

Derivative Action

Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary. Under the OBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court not less than fourteen (14) days before bringing the application, or otherwise as ordered by the court and (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action, (ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the Corporation or its subsidiary, and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. In addition, under the OBCA, a court may order a corporation or its

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subsidiary to pay the complainant’s interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

Under the DGCL, derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a shareholder must aver in the complaint that he or she was a shareholder of the corporation at the time of the transaction of which he or she complains or that such shareholder’s stock thereafter devolved upon such shareholders by operation of law. A shareholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. Like the OBCA, the DGCL does not require a bond or security by a plaintiff in a derivative action.

Director Election/Appointment

Under the OBCA, the directors of a corporation are to be elected at each annual meeting of shareholders at which an election of directors is required.

Under the DGCL, directors are elected annually by the stockholders entitled to vote, including the holders of common stock; provided that there is no classified board.

Under the Kingsway Delaware Certificate of Incorporation, directors are to be elected annually and there is no classified board.

Term of Directors

Under the OBCA, unless expressly elected for a stated term, each director ceases to hold office at the close of the first annual meeting of shareholders following his or her election; a director must cease to hold office not later than the close of the third annual meeting of shareholders following his or her election. If a director is appointed or elected to fill a vacancy, that director holds office for the unexpired term of the director’s predecessor.

Under Delaware law and the Kingsway Delaware By-Laws, each director holds office until the annual meeting at which his or her term expires and until his or her successor is elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

Removal of Directors

Under the OBCA, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution passed at an annual or special meeting remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

If all of the directors have resigned or have been removed without replacement, a person who manages or supervises the management of the business and affairs of the corporation is deemed to be a director, unless the person who manages the business or affairs of the corporation is (a) an officer under the direction or control of a shareholder or other person, (b) a lawyer, notary accountant or other professional who participates in the management of the corporation solely for providing professional services or (c) a trustee in bankruptcy, receiver, receiver manager or secured creditor who participates in the management of the corporation or exercises control over its property solely for the purpose of the realization of security or the administration of the bankrupt’s estate, in the case of a trustee in bankruptcy.

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Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of at least a majority of the outstanding shares entitled to vote at an election of directors. Kingsway Delaware’s Certificate of Incorporation and by-laws do not provide for cumulative voting or a classified board.

Director Qualifications

At least 25% of the directors of a corporation governed by the OBCA must be resident Canadians, unless the corporation has less than 4 directors (in which case at least one director must be a resident Canadian).

The OBCA also requires that an offering corporation (i.e. a reporting issuer or public company) have at least three directors, at least one-third of whom must not be officers or employees of the corporation or its affiliates.

Delaware law does not have comparable requirements, but a corporation can prescribe qualifications for directors under its certificate of incorporation or by-laws.

Kingsway Delaware does not have qualification for directors under its Certificate of Incorporation or By-Laws.

Cumulative Voting

Under the OBCA, unless a corporation’s articles provide otherwise, there is no cumulative voting for the election of directors. Under Delaware law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. In an election of directors under cumulative voting, each share of stock nominally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares of stock present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares of stock. The Certificate of Incorporation of Kingsway Delaware does not provide for cumulative voting.

Classified Board of Directors

A classified board of directors is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits a corporation to establish a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered three year terms of office, with only one class of directors standing for election each year. Members of a classified board may be removed from office only for cause. A classified board of directors could therefore discourage acquisitions of the corporation not approved by management, since the acquiror could be unable to install its own designees on the board for more than two years after acquiring control. Kingsway Delaware’s Certificate of Incorporation and by-laws do not provide for a classified board.

Fiduciary Duties of Directors

Directors of corporations governed by the OBCA have fiduciary obligations to the corporation. Under the OBCA, directors of an OBCA corporation must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director is not liable for breach of this duty of care under the OBCA if he or she relies in good faith on (i) financial statements of the corporation represented to him or her by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation, (ii) an interim or other financial report of the corporation represented to him or her by an officer of the corporation to present fairly the financial position of the corporation in accordance with generally accepted accounting principles, (iii) a report or advice of an officer or employee of the corporation where it is reasonable in the circumstances to rely on the report or advice or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

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Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the shareholders.

The DGCL also provides that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. Kingsway Delaware’s Certificate of Incorporation eliminates the liability of directors to Kingsway Delaware or its shareholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by Delaware laws, as that law exists currently and as it may be amended in the future.

The OBCA does not permit any such limitation of a director’s liability.

Interested Director Transactions

Under the OBCA, a director or officer is required to disclose any conflict of interest in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. Subject to certain exceptions, a director who has a conflict of interest shall not attend any part of a meeting of directors during which the relevant contract or transaction giving rise to the conflict of interest is discussed and shall not vote on any resolution to approve of the contract or transaction.

Under the DGCL, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable simply because of such interest, provided that certain conditions are met, such as obtaining required disinterested board approval, fulfilling the requirements of good faith and full disclosure, or proving the fairness of the transaction.

Corporate Opportunity

Under Section 122(17) of the Delaware General Corporation Law, every corporation has the ability to renounce in its certificate of incorporation or by board action any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specific business opportunities that are presented to the corporation or to the officers, directors or shareholders. Kingsway Delaware’s certificate of incorporation contains such a waiver of any interest or expectancy of the Corporation in any matter, transaction, interest or business or investment opportunity that is presented to or comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries unless such corporate opportunity is presented to such person solely in their capacity as a director. The Board has the ability to limit the scope of the waiver by subsequent Board action.

Loans to Officers and Employees

Under the DGCL, a Delaware corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

Filling Vacancies on the Board of Directors

Under the OBCA, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the

F-8

number or maximum number of directors or from a failure to elect the appropriate number of directors required by the articles. Each director appointed holds office until his or her successor is elected at the next meeting of shareholders of the corporation unless his or her office is vacated earlier.

Under the DGCL, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Indemnification of Officers and Directors

Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer, or another person acting in similar capacity, of another entity (each an “Indemnifiable Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. A corporation may with the approval of a court, indemnify an Indemnifiable Person or advance monies, in respect of or by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made party because of the individual’s association with the corporation or other entity if the individual fulfils the requirements under (a) and (b), above. An Indemnifiable Person is entitled to indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (a) and (b), above.

The DGCL generally permits the indemnification of expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of a direct, derivative, or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors or a committee of the board, by independent legal counsel, or by the shareholders, that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any action by the corporation, including any derivative action, in which the person was adjudged liable. Kingsway Delaware’s Certificate of Incorporation and By-Laws require it to indemnify its officers and directors and former officers and directors to the fullest extent permitted by Delaware law, as the same may be amended from time to time. Irrespective of the contents of Kingsway Delaware’s charter documents, Delaware law requires indemnification of reasonable defense expenses incurred by a director or officer, in any such proceeding, to the extent the director or officer was successful in the defense of the proceeding.

In a derivative action under the DGCL, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation.

However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The DGCL allows the corporation to advance expenses before the resolution of an action, if the person agrees to repay any such amount advanced if they are later determined not to be entitled to indemnification. In addition,

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Delaware law authorizes a corporation to purchase insurance for the benefit of its officers and directors whether or not the corporation would have the power to indemnify against the liability covered by the policy but subject to limits imposed by insurance law.

Access to Corporate Records

The OBCA provides that shareholders and creditors of a corporation, their agents and legal representatives and the Director (as defined in the OBCA) may examine certain of the corporation’s records during usual business hours and take extracts from those records free of charge, and if the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee. In addition, shareholders and creditors of a corporation, their agents and legal representatives and, if the corporation is an offering corporation, any other person, may obtain a list of registered shareholders upon payment of a reasonable fee and sending the corporation a statutory declaration.

Under the DGCL, any shareholder of a corporation, their agents or legal representatives may make a written demand to examine the records of that corporation. Such a demand to examine the corporation’s records must have a proper purpose, be sworn under oath, and directed to that corporation at its principal place of business or its registered office in Delaware. A proper purpose is one that is reasonably related to that shareholder’s interest in the corporation as a shareholder.

Dividends and Repurchases of Shares

Under the OBCA, the board of directors may declare and a corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of the corporation and a corporation may pay a dividend in money or property. The board of directors, however, shall not declare and/or pay a dividend if there are reasonable grounds for believing that: (a) the corporation is, or after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of (i) its liabilities, and (ii) its stated capital of all classes. In the case of payment by a corporation to purchase or redeem shares, under the OBCA, a corporation may not do so if there are reasonable grounds for believing that (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of, (i) its liabilities, and (ii) the amount that would be required to pay the holders of shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Dissolution

Under the OBCA, the liquidation or dissolution of the corporation requires the approval of, subject to any applicable court order, two-thirds of the votes cast at a meeting of shareholders and of two thirds of the votes cast by holders of shares of each class or series entitled to vote separately thereon.

Under the DGCL, dissolution may be authorized by unanimous approval of all the shareholders entitled to vote thereon, without action of the directors, or by the board of directors followed by approval by a simple majority of the outstanding shares of the corporation’s stock entitled to vote.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer, or another person acting in similar capacity, of another entity (each an “Indemnifiable Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. A corporation may with the approval of a court, indemnify an Indemnifiable Person or advance monies, in respect of or by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made party because of the individual’s association with the corporation or other entity if the individual fulfils the requirements under (a) and (b), above. An Indemnifiable Person is entitled to indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (a) and (b), above.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favour, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Item 21. Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)

the undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

(b)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(c)

That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(d)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(e)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

2.1

Stock Purchase Agreement, dated as of May 17, 2016 by and among CMC Acquisition, LLC, CRIC TRT Acquisition LLC and BNSF-Delpres Investments Ltd. (included as Exhibit 2.1 to the Form 8-K, filed July 20, 2016, and incorporated herein by reference). †

2.2

Amendment to Stock Purchase Agreement, dated as of June 17, 2016, by and among CMC Acquisition, LLC, CRIC TRT Acquisition LLC, and BNSF-Delpres Investments Ltd. (included as Exhibit 2.1 to the Form 8-K, filed June 17, 2016, and incorporated herein by reference). †

2.3

Stock Purchase Agreement By and Among Premier Holdings, LLC, Advantage Auto MGA, LLC, Mendota Insurance Company, Kingsway America Inc. and Kingsway Financial Services Inc., Dated as of July 16, 2018 (included as Exhibit 2.1 to the Form 8-K, filed July 20, 2018, and incorporated herein by reference). †

3.1	Form of Certificate of Domestication of Kingsway Financial Services Inc. †

3.2	Form of Certificate of Incorporation of Kingsway Financial Services Inc. †

3.3	Form of Bylaws of Kingsway Financial Services Inc. †

4.1

Trust Indenture dated July  10, 2007 among Kingsway 2007 General Partnership, Kingsway Financial Services Inc., Kingsway America Inc., and Computershare Trust Company of Canada (included as Exhibit 4.2 to the Form 10-K, filed March  30, 2012, and incorporated herein by reference). †

4.2

Indenture dated December 4, 2002 between Kingsway America Inc. and State Street Bank and Trust Company of Connecticut, National Association (included as Exhibit 4.3 to the Form 10-K, filed March 30, 2012, and incorporated herein by reference). †

4.3	Indenture dated May 15, 2003 between Kingsway America Inc. and U.S. Bank National Association (included as Exhibit 4.4 to the Form 10-K, filed March 30, 2012, and incorporated herein by reference). †

4.4

Indenture dated October 29, 2003 between Kingsway America Inc. and U.S. Bank National Association (included as Exhibit 4.5 to the Form 10-K, filed March 30, 2012, and incorporated herein by reference). †

4.5

Indenture dated May 22, 2003 between Kingsway America Inc., Kingsway Financial Services Inc., and Wilmington Trust Company (included as Exhibit 4.6 to the Form 10-K, filed March 30, 2012, and incorporated herein by reference). †

4.6

Junior Subordinated Indenture dated September 30, 2003 between Kingsway America Inc. and J.P Morgan Chase Bank (included as Exhibit 4.7 to the Form 10-K, filed March 30, 2012, and incorporated herein by reference). †

4.7

Indenture dated December  16, 2003 between Kingsway America Inc., Kingsway Financial Services Inc., and Wilmington Trust Company (included as Exhibit 4.8 to the Form 10-K, filed March  30, 2012, and incorporated herein by reference). †

4. 8	Amended and Restated Common Shares Series B Warrant Agreement, dated July 8, 2014 (included as Exhibit 4.1 to the Form 8-K, filed July 10, 2014, and incorporated herein by reference). †

5.1	Opinion of McDermott Will & Emery LLP.

8.1	Opinion of McDermott Will & Emery LLP.

8.2	Opinion of Norton Rose Fulbright Canada LLP.

10.1

Kingsway Financial Services Inc. 2013 Equity Incentive Plan (included as Schedule B to the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2013, and incorporated herein by reference). †

10.2	Amendment No. 1 to the Kingsway Financial Services Inc. 2013 Equity Incentive Plan (included as Exhibit 10.1 to Form 10-Q on August 8, 2018; and incorporated herein by reference). †

10.3	Form of Subscription Agreement (included as Exhibit 10.1 to the Form 8-K, filed December 27, 2013, and incorporated herein by reference). †

10.4

Registration Rights Agreement, dated February 3, 2014, by and among the Corporation and the other parties signatory thereto (included as Exhibit 10.2 to the Form 8-K, filed February 4, 2014, and incorporated herein by reference). †

10.5

Kingsway America Inc. Employee Share Purchase Plan (included as Schedule B to the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2014 and incorporated herein by reference). †

10.6

Agreement to Buyout and Release dated February 24, 2015 between 1347 Advisors LLC and 1347 Property Insurance Holdings, Inc. (included as Exhibit 10.1 to the Form 8-K, filed February 27, 2015, and incorporated herein by reference). †

10.7

Stockholders’ Agreement, dated as of July 14, 2016, by and between CMC Industries, Inc., CMC Acquisition LLC and CRIC TRT Acquisition LLC (included as Exhibit 10.1 to Form 8-K, filed July 20, 2016, and incorporated herein by reference). †

10.8

Management Services Agreement, dated as of July 14, 2016, by and between TRT LeaseCo, LLC and DGI-BNSF Corp. (included as Exhibit 10.2 to Form 8-K, filed July 20, 2016, and incorporated herein by reference). †

10.9	TRT LeaseCo, LLC 4.07% Senior Secured Note, Due May 15, 2034 (included as Exhibit 10.3 to Form 10-Q, filed August 4, 2016, and incorporated herein by reference). †

10.10

Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement, dated as of March 12, 2015, from TRT LeaseCo, LLC to Malcolm Morris, as Deed of Trust Trustee for the benefit of Wells Fargo Bank Northwest, N.A., as trustee (included as Exhibit 10.4 to Form 10-Q, filed August 4, 2016, and incorporated herein by reference). †

10.11

Lease between TRT LeaseCo, LLC, as Landlord, and BNSF Railway Company (f/k/a The Burlington Northern and Santa Fe Railway Company), as Tenant, dated as of June 1, 2014 (included as Exhibit 10.5 to Form 10-Q, filed August 4, 2016, and incorporated herein by reference). †

10.12

Stock Purchase Agreement, dated as of November 9, 2016 by and between the Corporation and GrizzlyRock Institutional Value Partners, LP. (included as Exhibit 10.1 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.13

Stock Purchase Agreement, dated as of November 9, 2016 by and between the Corporation and W.H.I. Growth Fund Q.P., L.P. (included as Exhibit 10.2 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.14

Stock Purchase Agreement, dated as of November 9, 2016 by and between the Corporation and Yorkmont Capital Partners, LP. (included as Exhibit 10.3 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.15

Registration Rights Agreement, dated as of November 16, 2016 by and among the Corporation, GrizzlyRock Institutional Value Partners, LP and W.H.I. Growth Fund Q.P., L.P. (included as Exhibit 10.4 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.16

Registration Rights Agreement, dated as of November 16, 2016 by and between the Corporation and Yorkmont Capital Partners, LP. (included as Exhibit 10.5 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.17

Right of First Offer Agreement, dated as of November 16, 2016 by and between the Corporation and GrizzlyRock Institutional Value Partners, LP. (included as Exhibit 10.6 to Form 8-K, filed November 16, 2016, and incorporated herein by reference). †

10.18

Right of First Offer Agreement, dated as of November 16, 2016 by and between the Corporation and W.H.I. Growth Fund Q.P., L.P. (included as Exhibit 10.7 to Form 8-K, filed November 16, 2016, and incorporated herein by reference. †

10.19	Offer Letter, dated September 5, 2018, between the Company and John T. Fitzgerald (included as Exhibit 10.2 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.20	Severance Agreement, dated September 5, 2018, between the Company and John T. Fitzgerald (included as Exhibit 10.3 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.21	Restricted Stock Agreement, dated September 5, 2018, between the Company and John T. Fitzgerald (included as Exhibit 10.4 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.22	Form of Indemnification Agreement for Directors and Officers (included as Exhibit 10.5 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.23

Separation Agreement and Release, dated September 5, 2018, between Kingsway America Inc. and Larry G. Swets, Jr. (included as Exhibit 10.6 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.24

Senior Advisor Agreement, dated September 5, 2018, between Kingsway America Inc. and Larry G. Swets, Jr. (included as Exhibit 10.7 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.25

Amended and Restated Restricted Stock Agreement, dated September 5, 2018, between the Company and Larry G. Swets, Jr. (included as Exhibit 10.8 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.26

Membership Interest Purchase Agreement, dated September 5, 2018, between 1347 Capital LLC and IGI Partners, LLC (included as Exhibit 10.9 to Form 8-K, filed September 10, 2018, and incorporated herein by reference).

10.27	Letter Agreement, dated May 30, 2018, between the Company and Larry Swets (included as Exhibit 10.9 to Form 10-Q, filed November 9, 2018, and incorporated herein by reference).

21.1	Subsidiaries of the Corporation †

23.1	Consent of BDO USA LLP

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)

23.4	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 8.2)

99.1	Form of Proxy Card of Kingsway Financial Services Inc. †

†	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kingsway Financial Services Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois on November 15, 2018.

KINGSWAY FINANCIAL SERVICES INC.

By:	/s/ John T. Fitzgerald
Name: John T. Fitzgerald
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

/s/ John T. Fitzgerald John T. Fitzgerald	President, Chief Executive Officer and Director (principal executive officer)	November 15, 2018.

/s/ William A. Hickey, Jr. William A. Hickey, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 15, 2018.

/s/ Terence Kavanagh Terence Kavanagh	Chairman of the Board and Director	November 15, 2018.

/s/ Gregory Hannon Gregory Hannon	Director	November 15, 2018.

/s/ Doug Levine Doug Levine	Director	November 15, 2018.

/s/ Joseph Stilwell Joseph Stilwell	Director	November 15, 2018.

/s/ Larry G. Swets, Jr. Larry G. Swets, Jr.	Director	November 15, 2018.